                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-92010;
                                                              333-92010-01


PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED OCTOBER 18, 2002,
TO THE PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 1, 2002,
TO THE PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 21, 2003
TO THE PROSPECTUS SUPPLEMENT NO. 3 DATED MARCH 28, 2003 AND
TO THE PROSPECTUS SUPPLEMENT NO. 4 DATED MAY 2, 2003)

                       ASSOCIATED MATERIALS INCORPORATED

                               OFFER TO EXCHANGE
              REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                                   FOR UP TO
           $165,000,000 OF 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012

                             ---------------------

     This prospectus supplement no. 5 relates to the offer by Associated Materials Incorporated ("we," "us" or "our company") to exchange up to $165,000,000 in aggregate principal amount of our new 9 3/4% senior subordinated notes due 2012 for a like aggregate principal amount of our issued and outstanding 9 3/4% senior subordinated notes due 2012. The exchange offer expired on November 26, 2002 and is no longer open for participation.

     On May 12, 2003, we filed our quarterly report on Form 10-Q for the quarter ended March 29, 2003 with the United States Securities and Exchange Commission. The attached information, consisting of the quarterly report on Form 10-Q, supplements the information in the prospectus supplement no. 1 dated November 1, 2002 and prospectus supplement no. 3 dated March 28, 2003. The prospectus supplement no. 1 supplemented and superceded the information in the prospectus dated October 18, 2002, the prospectus supplement no. 2 dated February 21, 2003 supplemented the information in the prospectus supplement no. 1, the prospectus supplement no. 3 supplemented and superceded the information in the prospectus supplement no. 2, the prospectus supplement no. 4 supplemented the information in the prospectus supplement no. 1 and prospectus supplement no. 3, and this prospectus supplement no. 5 supplements and supercedes the information in the prospectus supplement no. 4. This prospectus supplement no. 5 should be read in conjunction with the prospectus supplement no. 1 and prospectus supplement no. 3, which are attached.

     Investing in the exchange notes involves risks. SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THE PROSPECTUS SUPPLEMENT NO. 1 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 5. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

         The date of this Prospectus Supplement No. 5 is May 12, 2003.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------

                                    FORM 10-Q

(Mark One)

X        QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
__       EXCHANGE ACT OF 1934

         For the quarterly period ended                 March 29, 2003
                                       -----------------------------------------

                                                              or

__ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the transition period from                    to
                                        ------------------    ------------------

                        Commission file number: 000-24956

                        ASSOCIATED MATERIALS INCORPORATED
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                      75-1872487
--------------------------------------------------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation of Organization)


     3773 State Rd. Cuyahoga Falls, Ohio                   44223
--------------------------------------------------------------------------------
   (Address of Principal Executive Offices)             (Zip Code)


Registrant's Telephone Number, Including Area Code     (330) 929 -1811
                                                   -----------------------------

                        Former Fiscal Year: December 31st
--------------------------------------------------------------------------------
    Former Name, Former Address and Former Fiscal Year, if Changed Since Last
                                     Report


         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 of 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes      X        No
      -------

         Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Yes               No    X
      -------         -----


         As of May 5, 2003, the Registrant had 100 shares of Common Stock outstanding, all of which is held by an affiliate of the Registrant.

                        ASSOCIATED MATERIALS INCORPORATED
                   REPORT FOR THE QUARTER ENDED MARCH 29, 2003


                                                                        Page No.

PART I.  FINANCIAL INFORMATION

  Item 1.  Financial Statements
      Balance Sheets.........................................................  1
       March 29, 2003 (Unaudited) and December 31, 2002 - Successor

      Statements of Operations (Unaudited)...................................  2
       Quarter ended March 29, 2003 - Successor
       Quarter ended March 31, 2002 - Predecessor

      Statements of Cash Flows (Unaudited)...................................  3
       Quarter ended March 29, 2003 - Successor
       Quarter ended March 31, 2002 - Predecessor

      Notes to Financial Statements (Unaudited)..............................  4

   Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations..............  7

   Item 3.  Quantitative and Qualitative Disclosures About Market Risk....... 12

   Item 4.  Controls and Procedures.......................................... 12

PART II.  OTHER INFORMATION

   Item 1.  Legal Proceedings................................................ 13

   Item 6.  Exhibits and Reports on Form 8-K................................. 13




SIGNATURES................................................................... 14

PART I.   FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS

                       ASSOCIATED MATERIALS INCORPORATED
                                 BALANCE SHEETS
                                 (In thousands)

                                                                                (Unaudited)
                                                                                 March 29,              December 31,
                                                                                    2003                    2002
                                                                                -----------             ------------
                                                                                             Successor
                                                                                ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents.........................................           $     2,853              $    13,022
   Accounts receivable, net..........................................                62,252                   67,861
   Inventory.........................................................                65,366                   60,369
   Income taxes receivable...........................................                 8,106                    4,675
   Deferred income taxes.............................................                 3,653                    3,653
   Other current assets..............................................                 4,235                    4,604
                                                                                -----------              -----------
     Total current assets............................................               146,465                  154,184

Property, plant and equipment, net...................................                99,293                   99,113
Goodwill.............................................................               197,461                  197,461
Trademarks and trade names, net......................................                97,108                   97,504
Patents, net.........................................................                 6,020                    6,186
Other assets.........................................................                10,696                   11,089
                                                                                -----------              -----------
         Total assets................................................           $   557,043              $   565,537
                                                                                ===========              ===========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable..................................................           $    27,505              $    31,319
   Accrued liabilities...............................................                28,815                   34,319
                                                                                -----------              -----------
     Total current liabilities.......................................                56,320                   65,638

Deferred income taxes................................................                58,976                   58,976
Other liabilities....................................................                20,898                   20,746
Long-term debt.......................................................               248,100                  242,408
Stockholder's equity.................................................               172,749                  177,769
                                                                                -----------              -----------
         Total liabilities and stockholder's equity..................           $   557,043              $   565,537
                                                                                ===========              ===========


                             See accompanying notes

                        ASSOCIATED MATERIALS INCORPORATED
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)
                                 (In thousands)


                                                                                 Quarter                  Quarter
                                                                                  Ended                    Ended
                                                                                 March 29,                March 31,
                                                                                   2003                     2002
                                                                                ------------------------------------
                                                                                Successor                Predecessor
                                                                                ---------                -----------

Net sales............................................................           $   110,944              $   123,198
Cost of sales........................................................                82,776                   90,778
                                                                                -----------              -----------
Gross profit.........................................................                28,168                   32,420
Selling, general and administrative expense..........................                31,310                   31,219
                                                                                -----------              -----------
Income (loss) from operations........................................                (3,142)                   1,201
Interest expense, net................................................                 5,438                    1,669
Merger transaction costs.............................................                     -                    2,002
                                                                                -----------              -----------
Loss before taxes....................................................                (8,580)                  (2,470)
Income taxes.........................................................                (3,560)                    (951)
                                                                                ------------             ------------
Net loss.............................................................           $    (5,020)             $    (1,519)
                                                                                ============             ============




                             See accompanying notes

                        ASSOCIATED MATERIALS INCORPORATED
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)

                                                                                    Quarter                Quarter
                                                                                     Ended                  Ended
                                                                                   March 29,              March 31,
                                                                                     2003                   2002
                                                                                  ---------------------------------
                                                                                   Successor             Predecessor
                                                                                   ---------             -----------
       OPERATING ACTIVITIES
       Net loss........................................................           $   (5,020)            $   (1,519)
       Adjustments to reconcile net loss to net cash used in operating activities:
            Depreciation and amortization..............................                2,717                  2,979
            Tax benefit from stock option exercise.....................                    -                    113
            Amortization of deferred financing costs...................                  344                      -
            Changes in operating assets and liabilities:
              Accounts receivable, net.................................                5,609                  4,126
              Inventories..............................................               (4,997)                (4,838)
              Income taxes.............................................               (3,431)                (2,533)
              Accounts payable and accrued liabilities.................               (9,318)               (10,844)
              Other....................................................                  570                    523
                                                                                  ----------             ----------
       Net cash used in operating activities...........................              (13,526)               (11,993)

       INVESTING ACTIVITIES
       Additions to property, plant and equipment......................               (2,335)                (3,118)
                                                                                  ----------             -----------
       Net cash used in investing activities...........................               (2,335)                (3,118)

       FINANCING ACTIVITIES
       Net increase in revolving line of credit........................                6,600                      -
       Redemption of 9 1/4% senior subordinated notes..................                 (908)                     -
       Dividends paid..................................................                    -                   (339)
       Stock options...................................................                    -                     94
                                                                                  ----------             ----------
       Net cash provided by (used in) financing activities.............                5,692                   (245)
                                                                                  ----------             -----------
       Net decrease in cash............................................              (10,169)               (15,356)
       Cash at beginning of period.....................................               13,022                 28,869
                                                                                  ----------             ----------
       Cash at end of period...........................................           $    2,853             $   13,513
                                                                                  ==========             ==========

       Supplemental information:
       Cash paid for interest..........................................           $      103             $    3,493
                                                                                  ==========             ==========
       Cash paid (received) for income taxes...........................           $     (129)            $    2,254
                                                                                  ===========            ==========


                             See accompanying notes

                        ASSOCIATED MATERIALS INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDED MARCH 29, 2003
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

         The unaudited financial statements of Associated Materials Incorporated (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting, the instructions to Form 10-Q, and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. These financial statements should be read in conjunction with the Company's financial statements and notes thereto included in its annual report on form 10-K for the year ended December 31, 2002. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included.

         The Company elected to change its fiscal year from a calendar year ending on December 31st to a 52 / 53 week fiscal year that ends on the Saturday closest to December 31st. The first quarter of fiscal 2003 began on January 1, 2003 and ended on March 29, 2003. The Company's 2003 fiscal year end will be January 3, 2004.

         The Company's results of operations prior to the date of the merger transaction (see Note 2) are presented as the results of the Predecessor. The results of operations, including the merger transaction and results thereafter, are presented as the results of the Successor. In addition, the Company completed the sale of its AmerCable division on June 24, 2002. AmerCable's first quarter 2002 results are included in the results of continuing operations of the Predecessor.

         The Company is a manufacturer of exterior residential building products, which are distributed through 90 company-owned Supply Centers across the United States. The Company produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, vinyl decking and vinyl garage doors. Because most of the Company's building products are intended for exterior use, the Company's sales and operating profits tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each year historically result in that quarter producing significantly less sales revenue and profits than in any other period of the year. Therefore, the results of operations for any interim period are not necessarily indicative of the results of operations for a full year. The Company's net loss and comprehensive loss are the same for each period presented.

NOTE 2 - PRO FORMA INFORMATION

         On April 19, 2002, a cash tender offer for the Company's then outstanding common stock for $50 per share and a cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% notes were completed. As a result, the Company became a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc. ("Holdings"), which is controlled by affiliates of Harvest Partners, Inc. The merger was accounted for using the purchase method of accounting. The total consideration of $379.5 million was allocated to tangible and intangible assets acquired and liabilities assumed based on fair values at the date of the acquisition based on valuation estimates and certain assumptions. The purchase consideration of $379.5 million, tender offer of the $74.0 million of 9 1/4% notes and debt extinguishment costs of $7.6 million were financed through: (1) the issuance of $165 million of 9 3/4% senior subordinated notes due 2012 ("9 3/4% notes"), (2) $125 million from a new $165 million credit facility ("credit facility"), (3) $164.8 million cash contribution from Holdings and (4) cash of approximately $6.3 million, representing a portion of the Company's total cash of $6.8 million on hand at the time of the acquisition.

         On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly formed entity controlled by Wingate Partners III, L.P. and members of AmerCable's management for net proceeds of approximately $28.3 million and the assumption of certain liabilities pursuant to an asset purchase agreement. The Company used the net proceeds to repay a portion of its credit facility.

         The following pro forma information for the quarter ended March 31, 2002 was prepared as if the merger transaction and the sale of AmerCable occurred as of the beginning of the period. On a pro forma basis, the Company would have had:


                                                                                      Quarter
                                                                                        Ended
                                                                                      March 31,
                                                                                         2002
                                                                                      ---------

Net sales......................................................................     $   111,062
Net loss.......................................................................     $    (2,586)


NOTE 3 - INVENTORIES

         Inventories are valued at the lower of cost (first in, first out) or market. Inventories consisted of the following (in thousands):

                                                                                          March 29,      December 31,
                                                                                            2003             2002
                                                                                            ----             ----

Raw materials..................................................................          $   12,144       $   13,545
Work-in-process................................................................               5,041            3,928
Finished goods and purchased stock.............................................              48,181           42,896
                                                                                         ----------       ----------
                                                                                         $   65,366       $   60,369
                                                                                         ==========       ==========

NOTE 4 - GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill of $197.5 million consists of the purchase price for the merger transaction in excess of the fair value of the tangible and intangible net assets acquired. Other intangible assets consist of the Company's trademarks and trade name of $98.7 million and patents of approximately $6.8 million. The Company has determined one trademark and the Alside trade name totaling $74.7 million have indefinite useful lives. The remaining $24.0 million of trademarks are being amortized on a straight-line basis over their estimated remaining useful lives of 15 years. Patents are being amortized on a straight-line basis over their estimated remaining useful lives of 10 years. Amortization expense related to trademarks and patents was approximately $0.4 million and $0.2 million, respectively for the quarter ended March 29, 2003. There was no amortization expense for the quarter ended March 31, 2002. Accumulated amortization related to trademarks and patents was approximately $1.6 million and $0.8 million, respectively as of March 29, 2003 and approximately $1.2 million and $0.6 million, respectively as of December 31, 2002.

NOTE 5 - LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

                                                                                      March 29,           December 31,
                                                                                        2003                 2002
                                                                                        ----                 ----
9 3/4% notes...................................................................      $  165,000           $  165,000
Term loan under credit facility................................................          76,500               76,500
Revolving loans under credit facility..........................................           6,600                    -
9 1/4% notes...................................................................               -                  908
                                                                                     ----------           ----------
                                                                                     $  248,100           $  242,408
                                                                                     ==========           ==========

         The Company's $165 million of 9 3/4% notes due in 2012 pay interest semi-annually in April and October. The Company's credit facility includes term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly at the end of each calendar quarter, and up to $40 million of available borrowings provided by revolving loans, which expire in 2007. No interest was paid on the credit facility in the first quarter of 2003 due to the fiscal quarter ending before March 31, 2003.

         The credit facility and the indenture governing the 9 3/4% notes contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under the credit facility the Company is required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense. The Company was in compliance with its covenants as of March 29, 2003. On an annual basis, the Company is required to make principal payments on the term loan under its credit facility based on a percentage of excess cash flows as defined in the credit facility. The payments on the term loan in 2002 were sufficient such that no additional principal payments were required in 2003 under the excess cash flow provision. The Company records as a current liability those principal payments that are estimated to be due within 12 months under the excess cash flow provision of the credit facility when the likelihood of those payments becomes probable.

         The Company has one subsidiary, which is a wholly owned subsidiary having no assets, liabilities or operations. This subsidiary fully and unconditionally guarantees the Company's 9 3/4% notes.

NOTE 6 - STOCK PLANS

         The Company measures stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 - "Accounting for Stock Issued to Employees." The Company follows the disclosure provisions required under Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123 - "Accounting for Stock Based Compensation." Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement using a minimum value approach for companies with private equity. FASB SFAS No. 148 - "Accounting for Stock-Based Compensation" requires this information to be disclosed on a quarterly basis. The pro forma effect on net loss for the quarters ended March 29, 2003 and March 31, 2002 would have been (in thousands):

                                                                        Quarter           Quarter
                                                                         Ended             Ended
                                                                       March 29,         March 31,
                                                                         2003               2002
                                                                         ----               ----
                                                                       Successor        Predecessor
                                                                       ---------        -----------
Net loss as reported .......................................        $      (5,020)     $     (1,519)
Pro forma stock based employee compensation cost, net of tax                  (32)              (57)
                                                                     -------------     -------------
Pro forma net loss..........................................        $      (5,052)     $     (1,576)
                                                                    ==============     =============

NOTE 7 - INCOME TAXES

         As a result of relocating the Company's corporate office from Texas to Ohio, the Successor's state and local income tax rate increased, raising the Company's total effective tax rate to 41.5% from 38.5%. Due to the seasonal nature of the Company's operating results, the Company has recorded an income tax benefit on the loss before taxes for the quarter ended March 29, 2003.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         On April 19, 2002, a cash tender offer for the Company's then outstanding common stock for $50 per share and a cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% notes were completed. As a result, the Company became a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc.

         The Company's results of operations prior to the date of the merger transaction are presented as the results of the Predecessor. The results of operations, including the merger transaction and results thereafter, are presented as the results of the Successor. In addition, the Company completed the sale of its AmerCable division on June 24, 2002. AmerCable's first quarter 2002 results are included in the results of continuing operations of the Predecessor.

         The Company has changed the way it describes its historical financial performance in connection with the adoption by the SEC of rules affecting the use and disclosure of non-GAAP financial measures. Accordingly, EBITDA as used in this report has not been adjusted for items that may impact its comparability to prior periods, including items such as AmerCable's results of operations and merger transaction costs. A reconciliation of EBITDA to net loss is included in the table below.

         The following table sets forth for the periods indicated the results of the Company's operations by segment:

                        ASSOCIATED MATERIALS INCORPORATED
           CONDENSED SUCCESSOR / PREDECESSOR STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                  QUARTER          QUARTER
                                                   ENDED            ENDED
                                                 MARCH 29,        MARCH 31,
                                                    2003             2002
                                                 SUCCESSOR       PREDECESSOR
                                                 ---------       -----------
Net sales
     Alside.............................          $110,944         $ 111,062
     AmerCable..........................                 -            12,136
                                                  --------         ---------
         Total..........................           110,944           123,198

Gross profit
     Alside.............................            28,168            30,691
     AmerCable..........................                 -             1,729
                                                  --------         ---------
         Total..........................            28,168            32,420

Selling, general and administrative expense
     Alside.............................            31,310            29,572
     AmerCable..........................                 -             1,647
                                                  --------         ---------
         Total                         .            31,310            31,219
                                                  --------         ---------

Income (loss) from operations
     Alside.............................            (3,142)            1,119
     AmerCable..........................                 -                82
                                                  --------         ---------
         Total..........................            (3,142)            1,201

Interest expense, net...................             5,438             1,669
                                                  --------         ---------
Loss before other non-operating expenses and
   income taxes.........................            (8,580)             (468)
Merger transaction costs (a)............                 -             2,002
                                                  --------         ---------
Loss before taxes.......................            (8,580)           (2,470)
Income taxes............................            (3,560)             (951)
                                                  ---------        ----------
Net loss ...............................          $ (5,020)        $  (1,519)
                                                  =========        ==========

Reconciliation of net loss to EBITDA (b)(c):
--------------------------------------------
Net loss ...............................          $ (5,020)        $  (1,519)
Interest ...............................             5,438             1,669
Taxes    ...............................            (3,560)             (951)
Depreciation and amortization...........             2,717             2,979
                                                  --------         ---------
EBITDA   ...............................          $   (425)        $   2,178
                                                  =========        =========


(a) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent merger transaction with Harvest Partners.

(b) EBITDA is calculated as net loss plus interest, taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company's net income or loss or to cash flows as well as other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA, as it is defined in the Company's credit facility and indenture governing the 9 3/4% notes, excludes non-recurring items. The credit facility and indenture governing the 9 3/4% notes have certain financial covenants that use ratios utilizing the Company's EBITDA. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

(c) AmerCable's EBITDA for the quarter ended March 31, 2002 is calculated as its net income of $0.1 million, plus depreciation and amortization of $0.5 million. AmerCable's interest and taxes for this period were less than $0.1 million.

Quarter Ended March 29, 2003 Compared to Quarter Ended March 31, 2002
---------------------------------------------------------------------

Alside

         Subsequent to the merger transaction and sale of AmerCable, Alside represents the ongoing operations of the Company.

         Net sales were $110.9 million for the quarter ended March 29, 2003, essentially flat compared to $111.1 million for the same period in 2002. Unit sales of vinyl siding decreased 15% while unit sales of vinyl windows increased 8% for the first quarter of 2003 compared to the same period in 2002. The decrease in unit sales of vinyl siding is primarily a result of the severe winter weather conditions in many of the Company's key geographic areas as well as continued macroeconomic uncertainties, including historically low consumer confidence. According to available industry data, the vinyl siding industry decreased 5% during the first quarter of 2003 compared to the same period in 2002. The Company believes its vinyl siding performance was below the industry in the first quarter due to its competitors' customers building inventory in advance of industry-wide price increases effective April 1, 2003 and as a result of special promotions offered during slower winter months. As the majority of the Company's vinyl siding sales are made directly to contractors through its company-owned supply centers, its revenue would not be significantly impacted by the above mentioned factors. Gross profit for the quarter ended March 29, 2003 was $28.2 million, or 25.4% of net sales, compared to $30.7 million, or 27.6% of net sales, for the quarter ended March 31, 2002. The decrease in gross profit margin percentage was a result of window sales comprising a larger proportion of total sales in the first quarter of 2003 compared to the same period in 2002 along with increased resin costs. Selling, general and administrative expense increased to $31.3 million, or 28.2% of net sales, for the quarter ended March 29, 2003 compared to $29.6 million, or 26.6% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of seven new supply centers added over the past twelve months. The loss from operations was $3.1 million in the first quarter of 2003 compared to income from operations of $1.1 million for the same period in 2002.

Successor and Predecessor Results

         The Successor had net sales and a net loss of $110.9 million and $5.0 million, respectively, for the quarter ended March 29, 2003. Interest expense during this period was $5.4 million and consisted primarily of interest on the 9 3/4% notes, term loan and revolving loans under the credit facility and amortization of deferred financing costs. As a result of relocating the Company's corporate office from Texas to Ohio, the Successor's state and local income tax rate increased, raising the Company's total effective tax rate to 41.5% from 38.5%. Due to the seasonal nature of the Company's operating results, the Company has recorded an income tax benefit on the loss before taxes for the quarter ended March 29, 2003.

         The Predecessor had net sales and a net loss of $123.2 million and $1.5 million for the quarter ended March 31, 2002. Interest expense was $1.7 million and consisted primarily of interest on the Company's then outstanding 9 1/4% notes. The Predecessor's results include $2.0 million of transaction costs consisting of investment banking and legal fees in conjunction with the strategic review process and subsequent merger transaction. Income taxes for this period were recorded at an effective tax rate of 38.5%.

EBITDA

         EBITDA for the first quarter of 2003 was a loss of $0.4 million compared to earnings of $2.2 million for the same period in 2002. EBITDA for the quarter ended March 31, 2002 includes $0.6 million of EBITDA relating to the AmerCable division and merger transaction costs of $2.0 million.

LIQUIDITY AND CAPITAL RESOURCES

         At March 29, 2003, the Company had cash and cash equivalents of $2.9 million and available borrowing capacity of approximately $30.8 million under the revolving portion of its credit facility. Outstanding letters of credit as of March 29, 2003, totaled $2.6 million securing various insurance letters of credit.

         Net cash used in operations was $13.5 million and $12.0 million for the quarters ended March 29, 2003 and March 31, 2002, respectively. The cash used in operations for both periods reflects the operating results for each quarter, the seasonal increase of inventory levels required for the summer selling season, payments of accrued profit sharing and customer sales incentives partially offset by a decrease in accounts receivable.

         Capital expenditures totaled $2.3 million and $3.1 million for the quarters ended March 29, 2003 and March 31, 2002, respectively. Capital expenditures in the 2002 period include expenditures related to the Company's former AmerCable division of $1.6 million. Capital expenditures in the first quarter of 2003 were primarily to replace vinyl siding extrusion and handling equipment at the Company's Ennis, Texas manufacturing location and expenditures related to opening two new supply centers. The Company expects to open two additional supply centers in 2003.

         Cash flows from financing activities for the quarter ended March 29, 2003 include borrowings on the revolving portion of the Company's credit facility of $6.6 million and the redemption of the remaining outstanding 9 1/4% notes of $0.9 million. The $0.9 million of 9 1/4% notes were redeemed at 104.625% of the principal amount of such notes plus accrued and unpaid interest through the date of redemption. For the quarter ended March 31, 2002, cash flows from financing activities include the payment of dividends of $0.3 million partially offset by cash received from stock option exercises of $0.1 million.

         The Company's 9 3/4% notes pay interest semi-annually in April and October. The Company's credit facility includes $76.5 million of outstanding term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly at the end of each calendar quarter, and up to $40 million of available borrowings provided by revolving loans, which expire in 2007. No interest was paid on the credit facility in the first quarter of 2003 due to the fiscal quarter ending before March 31, 2003.

         The credit facility and the indenture governing the 9 3/4% notes contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under the credit facility the Company is required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense. The Company was in compliance with these covenants as of March 29, 2003. On an annual basis, the Company is required to make principal payments on the term loan under its credit facility based on a percentage of excess cash flows as defined in the credit facility. The payments on the term loan in 2002 were sufficient such that no additional principal payments were required in 2003 under the excess cash flow provision. The Company records as a current liability those principal payments that are estimated to be due within 12 months under the excess cash flow provision of the credit facility when the likelihood of those payments becomes probable.

         The Company guaranteed $3.0 million of a secured note in connection with the sale of a portion of its ownership interest in Amercord, Inc. Ivaco, Inc., pursuant to the terms of the note, agreed to indemnify the Company for 50% of any loss under the guarantee. The guarantee was exercised by Amercord's lender, and the Company has settled with this lender for its portion of the liability for approximately $1.2 million, which was fully paid in April 2003. The Company retains a right to any collateral proceeds that secure the note; however, the Company believes that the value of such collateral is not sufficient to cover any significant portion of the Company's liability.

        The Company believes that for the foreseeable future cash flows from operations and its borrowing capacity under its credit facility will be sufficient to satisfy its obligations to pay principal and interest on its outstanding debt, maintain current operations, and provide sufficient capital for presently anticipated capital expenditures. There can be no assurances, however, that the cash generated by the Company will be sufficient for these purposes.

EFFECTS OF INFLATION

         The Company believes that the effects of inflation have not been material to its operating results for each of the past three years, including interim periods. The Company's principal raw material, vinyl resin, has been subject to rapid price changes. Through price increases, the Company has historically been able to pass on significant resin cost increases. The results of operations for individual quarters can and have been negatively impacted by a delay between the time of vinyl resin cost increases and price increases in the Company's products. However, over longer periods of time, the impact of the cost increases in vinyl resin has historically not been material. Resin prices have continued to increase in 2003. The Company has announced price increases for its vinyl siding and vinyl windows beginning in April 2003 to offset the increase in resin costs. Because of the delay of the announced price increases to April 2003, the gross profit margin percentage for the quarter ended March 29, 2003 was negatively impacted. While the Company expects that any additional significant resin cost increases in 2003 will be offset by price increases to its customers, there can be no assurances that the Company will be able to pass on any future price increases including the announced April 2003 price increases.

CERTAIN FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this report regarding the prospects of the industry and the Company's prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or the negatives of these terms or variations of them or similar terminology. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it does not assure that these expectations will prove to be correct. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

         - changes in home building industry, economic, interest rates and other conditions;

         - changes in availability of consumer credit, employment trends, levels of consumer confidence and consumer preferences;

         -     changes in raw material costs and availability;

         -     changes in national and regional trends in new housing starts;

         -     changes in weather conditions;

         - the Company's ability to comply with certain financial covenants in the loan documents;

         - increases in competition from other manufacturers of vinyl building products as well as alternative building products;

         -     increases in the Company's indebtedness;

         -     increases in costs of environmental compliance; and

         - the other factors discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2002 and elsewhere in this report.

         All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this report. These forward-looking statements speak only as of the date of this report. The Company does not intend to update these statements unless the securities laws require it to do so.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

         The Company has outstanding borrowings under the term loan and revolving loan portions of its credit facility. Interest under the credit facility is based on the variable London Interbank Offered Rate (LIBOR). At March 29, 2003, the Company had borrowings of $76.5 million under the term loan and $6.6 million under revolving loans. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense for the quarter ended March 29, 2003 by approximately $0.1 million.

FOREIGN CURRENCY EXCHANGE RISK

         The Company's revenues are primarily from domestic customers and are realized in U.S. dollars. Accordingly, the Company believes its direct foreign currency exchange risk is not material. In the past, the Company has hedged against foreign currency exchange rate fluctuations on specific sales or equipment purchasing contracts. At March 29, 2003, the Company had no currency hedges in place.

COMMODITY PRICE RISK

         See Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Effects of Inflation" for a discussion of the market risk related to the Company's principal raw material, vinyl resin.



ITEM 4.  CONTROLS AND PROCEDURES

(a)      Evaluation of disclosure controls and procedures.

         The Company's Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the Company's disclosure controls and procedures as of a date within 90 days before the filing of this quarterly report (the "Evaluation Date"). Based on their evaluation as of the Evaluation Date, the Chief Executive Officer and Chief Financial Officer have concluded that the Company's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange
         Act) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within required time periods.

(b)      Changes in internal controls.

         The Company maintains a system of internal accounting controls that are designed to provide reasonable assurance that the Company's books and records accurately reflect the Company's transactions and that the Company's established policies and procedures are followed. There were no significant changes to the Company's internal controls or other factors that could significantly affect its internal controls subsequent to their evaluation as of the Evaluation Date, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         The Company is involved from time to time in litigation arising in the ordinary course of business, none of which, after giving effect to the Company's existing insurance coverage, is expected to have a material adverse effect on the Company.

         From time to time, the Company is involved in a number of proceedings and potential proceedings relating to environmental and product liability matters. The Company handles these claims in the ordinary course of business and maintains product liability insurance covering certain types of claims. Although it is difficult to estimate the Company's potential exposure to these matters, the Company believes that the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits
---  --------

Exhibit
Number                              Description
------                              -----------


99.1     Certification of the Chief Executive Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*


99.2     Certification of the Chief Financial Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

* This document is being furnished in accordance with SEC Release Nos. 33-8212 and 34-47551.

(b)  Reports on Form 8-K
------------------------

Report Date                         Description
-----------                         -----------

February 21, 2003      The Company filed a current report on Form 8-K to report
                       its financial results for the fourth quarter and year ended December 31, 2002 (Item 9).

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             ASSOCIATED MATERIALS INCORPORATED
                             ---------------------------------
                                      (Registrant)




Date:  May 12, 2003          By:  /s/ Michael Caporale., Jr.
                                  ---------------------------------------------
                                  Michael Caporale, Jr.
                                  President, Chief Executive Officer and
                                  Director
                                  (Principal Executive Officer)



                             By:  /s/ D. Keith LaVanway
                                  ---------------------------------------------
                                  D. Keith LaVanway
                                  Vice President, Chief Financial Officer
                                  Treasurer and Secretary
                                  (Principal Financial and Accounting Officer)

                                  CERTIFICATION



I, Michael Caporale, Jr., President, Chief Executive Officer and Director, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of Associated Materials Incorporated;

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent function):

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:  May 12, 2003            By: /s/ Michael Caporale, Jr.
                                   ---------------------------------------------
                                   Michael Caporale, Jr.
                                   President, Chief Executive Officer and
                                   Director
                                   (Principal Executive Officer)

                                  CERTIFICATION



I, D. Keith LaVanway, Vice President, Chief Financial Officer, Treasurer and Secretary, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of Associated Materials Incorporated;

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent function):

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date:  May 12, 2003                By: /s/ D. Keith LaVanway
                                       ----------------------------------
                                       D. Keith LaVanway
                                       Vice President, Chief Financial Officer,
                                       Treasurer and Secretary
                                       (Principal Financial Officer and
                                       Principal Accounting Officer)

                                  EXHIBIT INDEX



Exhibit
Number                                       Description
------                                       -----------


99.1     Certification of the Chief Executive Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*


99.2     Certification of the Chief Financial Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

* This document is being furnished in accordance with SEC Release Nos. 33-8212 and 34-47551.

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED OCTOBER 18, 2002,
TO THE PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 1, 2002 AND TO THE PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 21, 2003)

                       ASSOCIATED MATERIALS INCORPORATED

                               OFFER TO EXCHANGE
              REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                                   FOR UP TO
           $165,000,000 OF 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012

                             ---------------------

     This prospectus supplement no. 3 relates to the offer by Associated Materials Incorporated ("we," "us" or "our company") to exchange up to $165,000,000 in aggregate principal amount of our new 9 3/4% senior subordinated notes due 2012 for a like aggregate principal amount of our issued and outstanding 9 3/4% senior subordinated notes due 2012. The exchange offer expired on November 26, 2002 and is no longer open for participation.

     On March 27, 2003, we filed our annual report on Form 10-K for the fiscal year ended December 31, 2002 with the United States Securities and Exchange Commission. The attached information, consisting of the annual report on Form 10-K, supplements the information in the prospectus supplement no. 1 dated November 1, 2002. The prospectus supplement no. 1 supplemented and superceded the information in the prospectus dated October 18, 2002, the prospectus supplement no. 2 dated February 21, 2003 supplemented the information in the prospectus supplement no. 1 and this prospectus supplement no. 3 supplements and supercedes the information in the prospectus supplement no. 2. This prospectus supplement no. 3 should be read in conjunction with the prospectus supplement no. 1, which is attached.

     Investing in the exchange notes involves risks. SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THE PROSPECTUS SUPPLEMENT NO. 1 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

        The date of this Prospectus Supplement No. 3 is March 28, 2003.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K

(Mark one)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002.

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO         .

                        COMMISSION FILE NUMBER 000-24956
                             ---------------------
                       ASSOCIATED MATERIALS INCORPORATED
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                   DELAWARE                                      75-1872487
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                                3773 STATE ROAD
                           CUYAHOGA FALLS, OHIO 44223
                    (Address of principal executive offices)

                                 (330) 929-1811
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Indicate by check mark whether the Registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [ ]     No [X]

     The aggregate market value of the Common Stock held by non-affiliates of the registrant at June 30, 2002: None

     As of March 21, 2003, the Registrant had 100 shares of Common Stock outstanding, all of which is held by an affiliate of the Registrant.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

     Associated Materials Incorporated (the "Company") was incorporated in Delaware in 1983 and is a leading, vertically integrated manufacturer and nationwide distributor of exterior residential building products through its Alside division ("Alside"). The Company's core products are vinyl siding and vinyl windows, which together comprised approximately 72% of the Company's 2002 total building product net sales. These products are marketed on a wholesale basis to more than 35,000 professional contractors engaged in home remodeling and new home construction principally through the Company's nationwide network of 90 Alside Supply Centers. The Company's vinyl product offerings also include vinyl fencing, decking and railing, as well as vinyl garage doors. Approximately two-thirds of the Company's products are sold to contractors engaged in the home repair and remodeling market with one-third sold to the new construction market. The supply centers provide "one-stop" shopping to the Company's contractor customers, carrying products, accessories and tools necessary to complete a vinyl siding or window project. In addition, the supply centers provide high quality product literature, product samples and installation training to these customers. The Company believes that the strength of its products and distribution network has developed strong brand loyalty and long-standing relationships with local contractors and has enabled the Company to consistently gain market share over the last five years. Approximately 75% of the Company's 2002 total building product net sales were generated through the Company's network of supply centers with the remainder sold to independent distributors primarily in markets where the Company currently does not have supply centers. The Company also sells direct to siding and window customers.

     On March 16, 2002, the Company entered into a merger agreement ("Merger Agreement") with Associated Materials Holdings Inc. ("Holdings") and its wholly owned subsidiary, Simon Acquisition Corp. The Merger Agreement provided for the acquisition of all shares of the Company's then outstanding common stock through a cash tender offer of $50.00 per share. The Merger Agreement also required that the Company commence a tender offer to purchase all of its then outstanding
9 1/4% notes. On April 19, 2002, the cash tender offer for the Company's then outstanding common stock and the cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% notes was completed. Simon Acquisition Corp. was then merged with and into the Company with the Company continuing as a privately held, wholly owned subsidiary of Holdings. The completion of the aforementioned transactions constitute the merger transaction ("Merger Transaction"). Holdings is controlled by affiliates of Harvest Partners, Inc. The purchase consideration of $379.5 million, tender offer of $74.0 million of 9 1/4% notes and debt extinguishment costs of $7.6 million were financed through: (1) the issuance of $165 million of 9 3/4% Senior Subordinated Notes due 2012 ("9 3/4% notes"), (2) $125 million from a new $165 million credit facility ("credit facility"), (3) $164.8 million cash contribution from Holdings and (4) cash of approximately $6.3 million, representing a portion of the Company's total cash of $6.8 million on hand at the time of the acquisition.

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable's management and Wingate Partners III, L.P., for cash proceeds of approximately $28.3 million and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. The Company used the net proceeds to repay a portion of its credit facility. AmerCable is a leading manufacturer of specialty electrical cable products primarily used in the mining, marine and offshore drilling industries. In 2001, AmerCable accounted for approximately 12% of the Company's total net sales.

FINANCIAL INFORMATION ABOUT SEGMENTS

     Prior to the Merger Transaction and sale of AmerCable, the Company had two reportable segments: building products and electrical cable products. Subsequent to the Merger Transaction and sale of AmerCable, the Company is in the single business of manufacturing and distributing exterior residential building products. See Note 16 in the Notes To Financial Statements in Item 8. "Financial Statements and Supplementary Data."

INDUSTRY OVERVIEW

     Demand for residential building products is driven by a number of factors, including consumer confidence, availability of credit, new housing starts and general economic cycles. Historically, the demand for repair and remodeling products, where the Company is primarily focused, has been less cyclical than demand for new home construction and is less sensitive to these factors. Drivers of repair and remodeling demand include:

     - Favorable Demographics. The segment of the population age 55 years and above, which favors professionally installed, low maintenance home improvements is estimated to grow by 25% over the next five years and 50% over the next ten years.

     - Aging of the housing stock. The average home age increased from 23 years in 1985 to 29 years in 2000, and over 70% of the current housing stock was built prior to 1980.

     - Increase in average home size. The average home size increased over 25% from 1,785 square feet in 1985 to 2,306 square feet in 2000.

     - Favorable mortgage interest rates. Mortgage interest rates in 2002 reached historically low levels.

     In addition, repair and remodeling projects tend to utilize a greater mix of premium products with higher margins than those used in new construction projects.

     Vinyl comprises the largest share of the residential siding and window markets. Vinyl has greater durability, requires less maintenance and provides greater energy efficiency than many competing siding and window products. According to industry reports, based on unit sales, vinyl accounted for approximately 44% of the exterior siding market and approximately 58% of the residential window market in 2001. More recently, vinyl siding has achieved increasing acceptance in the new construction market, as builders and home buyers have recognized vinyl's low maintenance, durability and price advantages. Vinyl windows also have achieved increased acceptance in the new construction market as a result of builders and home buyers recognizing vinyl's favorable attributes, the enactment of local legal or building code requirements that mandate more energy efficient windows and the increased development and promotion of vinyl window products by national window manufacturers. The Company believes that vinyl siding and vinyl windows will continue to gain market share in the new residential construction market while remaining the preferred product of the remodeling marketplace. Vinyl competes with wood, masonry, fiber cement and metal in the siding market and wood and aluminum in the window market.

     Products. The Company's principal product offerings are vinyl siding and vinyl windows, which together accounted for approximately 72% of its 2002 total building product sales. The Company also manufactures a variety of other products including vinyl fencing, decking and railing, as well as vinyl garage doors.

     The vinyl siding market consists of three segments: economy/new construction, standard and premium. Vinyl siding quality is determined by its rigidity, resistance to fading, thickness and ease of installation, as well as other factors. Since its introduction of Charter Oak in 1995, the Company has established itself as a leader in innovation within the vinyl siding industry. Since 1995, the Company has broadened its product lines to increase its penetration of the premium and economy segments. The Company believes that its innovation in product development was significant to its siding sales growth in the past and will continue to be a key factor in its future sales growth. For example, the introduction of Charter Oak enabled the Company to penetrate the premium segment of the vinyl siding market. The Company believes that Charter Oak continues to set the standard for premium vinyl siding products today. Alside introduced its Conquest siding product in 1997, which has enabled the Company to achieve additional market penetration in the economy/new construction segment of the siding industry. During 1998, the Company introduced CenterLock, a patented product positioned in the premium market segment. In addition to its innovation, the Company has been able to broaden its historically strong position in the standard vinyl siding segment. In 1999, the Company introduced

Odyssey Plus, an improved and updated version of its popular Odyssey siding product. The Company introduced its Seneca and Landscape products in order to broaden its offerings for the standard and economy segments in 2000. In addition to these products, the Company has increased the number of colors and profiles, including acrylics and dark colors, offered within its existing siding products and continues to increase and improve upon the breadth of its vinyl siding product lines. The Company provides limited 50-year to lifetime warranties on its siding products.

     The Company divides its window products into economy, standard and premium categories. Product quality within the vinyl window industry is determined by a number of competitive features including method of construction and materials used. Alside custom manufactures substantially all of its windows to fit existing window openings. Custom fabrication provides Alside's customers with a product that is less expensive to install and more attractive after installation. The Company's custom windows are used primarily in the repair and remodeling market. One of the fastest growing segments of the window market is the new construction segment. The Company acquired substantially all the assets of Alpine Industries, Inc. in October 2000. Alpine primarily manufactures new construction windows, and this acquisition increased the Company's presence in the new construction market. Substantially all of the Company's window products are accompanied by a limited lifetime warranty.

     A summary of the Company's siding and window product offerings is presented in the table below according to the Company's product line classification:

PRODUCT LINE                       SIDING PRODUCTS               WINDOW PRODUCTS
------------                 ---------------------------   ---------------------------
Premium....................  Preservation                  Preservation
                             Charter Oak                   Sheffield
                             CenterLock                    UltraMaxx
                             Board and Batten              Alpine 9000 Series
                             Williamsport
Standard...................  Odyssey Plus                  Geneva
                             Seneca                        Excalibur
                                                           Alpine 8000 Series
Economy....................  Conquest                      Performance Series --
                             Landscape                     New Construction
                                                           Centurion
                                                           Alpine 7000 Series

     The Company produces vinyl fencing, decking and railing under the brand name UltraGuard(R), consisting of both agricultural and residential vinyl fencing. Sales of UltraGuard(R) fencing accounted for less than 5% of the Company's total building product net sales in 2002. Alside introduced a raised panel vinyl garage door in 1997 under the brand name Premium Garage Door(TM). Alside primarily markets its fencing, decking and railing and garage doors through independent dealers.

     To complete its line of exterior residential building products, the Company also distributes building products manufactured by other companies. These products include metal siding, roofing materials, insulation, cabinets and installation equipment and tools.

     Marketing and Distribution. Traditionally, most vinyl siding is sold to the home remodeling marketplace through independent distributors. The Company believes that it is one of only two major vinyl siding manufacturers that markets its products primarily through nationwide company-owned distribution centers. The Company has a nationwide distribution network of 90 Alside Supply Centers through which the Company markets manufactured products and other complementary building products to more than 35,000 professional home improvement and new construction contractors. The Company believes that Alside Supply Centers provide "one-stop shopping" to meet the specialized needs of its contractor customers by distributing more than 2,000 building and remodeling products, including a broad range of Company-manufactured vinyl siding and vinyl windows as well as products manufactured by others. In 2002, approximately 75% of the Company's total building product net sales were made through its supply centers. In addition to sales and promotional support, contractors look to their local Alside Supply Center to provide a broad range of specialty product offerings in order to maximize their ability to attract remodeling and homebuilding customers.

     The Company believes that distributing products through its supply centers provides the Company with certain competitive advantages such as (a) building long-standing customer relationships, (b) developing comprehensive, customized marketing programs to assist the Company's customer contractors (c) closely monitoring developments in local customer preferences and (d) ensuring product availability through integrated logistics between the Company's manufacturing and distribution facilities. Many of the Company's contractor customers have established long-standing relationships with their local supply center based on individualized service and credit terms, quality products, timely delivery, breadth of product offerings, strong sales and promotional programs and competitive prices. The Company supports its contractor customer base with marketing and promotional programs that include product sample cases, sales literature, product videos and other sales and promotional materials. Professional contractors use these materials to sell remodeling construction services to prospective customers. The customer generally relies on the professional contractor to specify the brand of siding or window to be purchased, subject to the customer's price, color and quality requirements. The Company's daily contact with its contractor customers also enables it to closely monitor activity in each of the remodeling and new construction markets in which the Company competes. This direct presence in the marketplace permits the Company to obtain current local market information, providing it with the ability to recognize trends in the marketplace earlier and adapt its product offerings on a location-by-location basis.

     Many of the Company's contractor customers install both vinyl siding and vinyl windows. Because the Company manufactures and distributes both vinyl siding and vinyl windows, its contractor customers can acquire both products from a single source. The Company believes that marketing both vinyl siding and vinyl windows to its target customer base provides it a competitive market advantage. Furthermore, the Company has the ability to achieve economies of scale in sales and marketing by developing integrated programs on either a national or local basis for its vinyl siding and vinyl window products. In 2000, the Company introduced Preservation as the industry's first bundled premium siding and window marketing program. The Company's unique position as a manufacturer and distributor of both vinyl siding and windows has enabled it to offer Preservation to select dealers.

     Each of Alside's Supply Centers is evaluated as a separate profit center, and compensation of supply center personnel is based in part on the supply center's operating results. Decisions to open new supply centers, and to close or relocate existing supply centers, are based on the Company's continuing assessment of market conditions and individual location profitability. During 2002, the Company added seven supply centers to its distribution network. The Company presently expects to open up to five new supply centers in 2003. The Company has developed formal training and recruiting programs for supply center personnel, which it expects will improve its ability to staff new locations.

     Through certain of its supply centers, the Company's Alside Installed Services Division provides full-service product installation of its vinyl siding products, principally to new homebuilders who value the importance of installation services. Alside also provides installation services for vinyl replacement windows through certain of its supply centers.

     The Company sells its manufactured products to large direct dealers and distributors, generally in those areas where no Alside Supply Center currently exists. These sales accounted for approximately 25% of the Company's 2002 net sales. Despite their aggregate lower percentage of total sales, Alside's largest individual customers are its large direct dealers and independent distributors. The Company carefully monitors and evaluates its activity with these customers to ensure the profitability of this higher volume, lower margin business. No single customer accounted for 5% or more of the Company's 2002 net sales. The Company continues to expand its network of independent distributors in strategic areas to improve its penetration into certain markets.

     Alside Window Company Northwest ("Alside Northwest"), which consists of the assets purchased from Alpine in October 2000, has historically sold its window products through a variety of channels including direct to builders and to independent distributors and lumberyards. Alside Northwest has also sold its products into foreign markets, principally the Far East. Since its acquisition, Alside Northwest has continued many of these distribution relationships and expanded its product distribution through certain Alside Supply Centers.

     Manufacturing. The Company manufactures its vinyl siding products at its Ennis and Freeport, Texas facilities. The Company believes that, with planned capital projects in 2003, it will have adequate capacity to meet its sales expectations for the foreseeable future. The Company operates a vinyl extrusion facility in West Salem, Ohio to produce vinyl window extrusions as well as vinyl fencing, decking and railing and garage door panels. The Company operates three window fabrication plants, which each use vinyl extrusions manufactured by Alside for a portion of their production requirements and utilize high speed welding and cleaning equipment for their welded window products. By internally producing a portion of its vinyl extrusions, the Company believes it achieves significant cost savings and higher product quality compared to purchasing these materials from third-party suppliers. The Company's Alside Northwest facility produces its glass inserts, but has a long-term contract to purchase its vinyl extrusions from a third-party supplier.

     The Company's vinyl extrusion plants generally operate on a three-shift basis to optimize equipment productivity and utilize additional equipment to increase capacity to meet higher seasonal needs. The Company's window plants generally operate on a single shift basis utilizing both a second shift and increased numbers of leased production personnel to meet higher seasonal needs.

     Raw Materials. The principal raw materials used by the Company are vinyl resin, resin stabilizers and pigments, packaging materials, window hardware and glass, all of which are available from a number of suppliers. The Company has a contract with its resin supplier to supply substantially all of its contract vinyl resin requirements and believes that other suppliers could also meet its requirements. The price of vinyl resin has been, and will likely continue to be, volatile. The Company generally has been able to pass through price increases in raw materials to its customers. The price of vinyl resin increased significantly during 2002. The Company implemented price increases in late 2002 to partially offset the increases in vinyl resin prices. The Company presently expects vinyl resin prices to increase in 2003. While the Company expects that any future significant resin cost increases will be offset by price increases to its customers, there can be no assurances that the Company will be able to pass on any future price increases.

     Competition. Except for Owens Corning, the Company believes that no company within the residential siding industry competes with Alside on both the manufacturing and distribution levels. There are, however, numerous small and large manufacturers of vinyl siding products, some of which are larger in size and have greater financial resources than the Company. Alside competes with Owens Corning and numerous large and small distributors of building products in its capacity as a distributor of these products. The Company believes that Alside is the fifth largest manufacturer of vinyl siding with approximately 8% of the U.S. market. The market for vinyl replacement windows is highly fragmented, and Alside believes that no single manufacturer accounts for a significant percentage of national sales. Alside believes that the window fabrication industry will continue to experience consolidation due to the increased capital requirements for manufacturing welded vinyl windows. The trend towards welded windows, which require more expensive production equipment as well as more sophisticated information systems, has driven these increased capital requirements. Alside and its competitors generally compete on price, product performance, and sales and service support to professional contractors. Competition varies by region. Alside also faces competition from alternative materials: wood and aluminum in the window market, and wood, masonry, fiber cement and metal in the siding market.

ACQUISITIONS AND DIVESTITURES

     In October 2000, the Company acquired substantially all of the assets of Alpine for $7.6 million in cash and the assumption of certain payroll related and property tax liabilities. Included in the acquired assets was Alpine's leased window fabrication facility located in Bothell, Washington. This facility manufactures vinyl windows primarily for the new construction market. This acquisition significantly increased the Company's presence on the West Coast. The acquisition was accounted for using the purchase method of accounting.

     The Company completed the sale of its UltraCraft operation, a manufacturer of semi-custom frameless cabinets, in June 2000. Pre-tax net proceeds from the sale were $18.9 million after working capital adjustments and transaction costs. The Company recorded a pre-tax gain of $8.0 million on the sale.

EMPLOYEES

     The Company's employment needs vary seasonally with sales and production levels. As of December 31, 2002, the Company had approximately 2,550 full-time employees, including approximately 1,446 hourly workers. The West Salem, Ohio plant is the Company's only unionized manufacturing facility, employing approximately 114 covered workers as of December 31, 2002. The collective bargaining agreement for the West Salem facility was successfully renegotiated in November 2001 for a three-year term. Additionally, approximately 76 hourly workers in certain supply center locations are covered by collective bargaining agreements. The Company considers its labor relations to be good.

     Alside utilizes leased employees to supplement its own workforce at its vinyl window fabrication plants. The Company believes that the employee leasing program provides it with scheduling flexibility for seasonal production requirements. The aggregate number of leased employees in the window plants ranges from approximately 300 to 650 people based on seasonality.

TRADEMARKS AND PATENTS

     The Company has registered and nonregistered trade names and trademarks covering the principal brand names and product lines under which its products are marketed. The allocation of purchase price from the Merger Transaction resulted in $98.7 million in trademarks and trade names of which $24.0 million have remaining useful lives of 15 years and $74.7 million have indefinite lives. The indefinite lived trademark and trade name consist of one trademark and the Alside(R) trade name. The allocation of purchase price also resulted in $6.8 million of patents with estimated useful lives of 10 years. The Company has obtained patents on certain claims associated with its siding, fencing, decking and railing, and garage door products, which the Company believes distinguish Alside's products from those of its competitors.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to numerous federal and state statutes and regulations relating to, among other things, air and water quality, the discharge of materials into the environment and safety and health issues. The Company does not expect compliance with these requirements to have a material impact on the Company's earnings or competitive position in the foreseeable future. Additionally, no significant capital expenditures are presently anticipated related to compliance with these requirements.

     Certain environmental laws, including the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, ("CERCLA"), and comparable state laws, impose strict, and in certain circumstances joint and several, liability upon specified responsible parties, which include certain former owners and operators of waste sites designated for clean up by environmental regulators. A facility initially owned by USX Corporation ("USX") and subsequently owned by the Company, in Lumber City, Georgia, which is now owned by Amercord, is subject to a Consent Order entered into by Amercord with the Georgia Department of Natural Resources in 1994. We are not a party to the Consent Order. We understand that soil and groundwater in certain areas of the site (including in the area of two industrial waste landfills) are being investigated under CERCLA by the United States Environmental Protection Agency to determine whether remediation of those areas may be required and whether the site should be listed on the state of federal list of priority sites requiring remediation. Amercord, the current site owner, does not have adequate financial resources to carry out additional remediation that may be required, and if substantial remediation is required, claims may be made against the Company, which could result in material expenditures. Should it be necessary to incur costs related to the remediation of this site, the Company and USX have agreed to share in those costs.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

     Not applicable.

RISK FACTORS

     The following discussion of risks relating to the Company's business should be read carefully in connection with evaluating the Company's business, prospects and the forward-looking statements contained in this report on Form 10-K and oral statements made by representatives of the Company from time to time. Any of the following risks could materially adversely affect the Company's business, operating results, financial condition and the actual outcome of matters as to which forward-looking statements are made. For additional information regarding forward-looking statements, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Certain Forward-Looking Statements."

     The Company's business is subject to a number of risks and uncertainties, including those described below.

     The Company's substantial level of indebtedness could adversely affect its financial condition and prevent it from fulfilling its obligations on the notes.

     The Company has a substantial amount of indebtedness, which will require significant interest payments. As of December 31, 2002, the Company had approximately $242.4 million of indebtedness and interest expense from continuing operations for the 257 days ended December 31, 2002 of approximately $16.9 million. Approximately $76.5 million of such debt is variable rate debt and the effect of a 1% increase or decrease in interest rates would increase or decrease such total annual interest expense by approximately $0.8 million.

     The Company's substantial level of indebtedness could have important consequences, including the following:

     - the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

     - the Company must use a substantial portion of its cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to the Company for other purposes such as potential acquisitions and capital expenditures;

     - the Company is exposed to fluctuations in interest rates, because the new credit facility has a variable rate of interest;

     - the Company has a higher level of indebtedness than some of its competitors, which may put it at a competitive disadvantage and reduce the Company's flexibility in planning for, or responding to, changing industry conditions, including increased competition;

     - the Company is more vulnerable to general economic downturns and adverse developments in its business; and

     - the Company's failure to comply with financial and other restrictive covenants in the indenture governing the 9 3/4% notes and other debt obligations, some of which require the Company to maintain specified financial ratios and limit the Company's ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm the Company's business or prospects and could result in bankruptcy.

     The Company expects to obtain money to pay its expenses and to pay the principal and interest on the notes, new credit facility and other debt from cash flow from operations. The Company's ability to meet expenses depends on future performance, which will be affected by financial, business, economic and other factors. The Company will not be able to control many of these factors, such as economic conditions in the markets in which it operates and pressure from competitors. The Company cannot be certain that cash flow will be sufficient to allow it to pay principal and interest on its debt, including the 9 3/4% notes, and meet its other obligations. If the Company does not have enough money, it may be required to refinance all or part of its existing debt, including the 9 3/4% notes, sell assets or borrow more money. The Company may not be able to refinance on acceptable terms, if at all. In addition, the terms of existing or future debt agreements, including the credit facility and the indenture governing the 9 3/4% notes, may restrict the Company from pursuing any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternative financing could significantly and adversely affect the value of the 9 3/4% notes.

     The Company will be able to incur more indebtedness and the risks associated with its substantial leverage, including its ability to service its indebtedness, will increase.

     The indenture relating to the 9 3/4% notes and the credit agreement governing the new credit facility will permit the Company, subject to specified conditions, to incur a significant amount of additional indebtedness. In addition, the Company may incur an additional $37.4 million of indebtedness under the revolving portion of its credit facility. If the Company incurs additional debt, the risks associated with its substantial leverage, including its ability to service its debt, would increase.

     The right to receive payments on the 9 3/4% notes and guarantees is subordinated to the Company's senior debt.

     Payment on the notes and guarantees is subordinated in right of payment to all of the Company's and its guarantors' senior debt. As of December 31, 2002, the notes and the related guarantees were subordinated to approximately $76.5 million of senior debt. In addition, $37.4 million of senior debt was available for borrowing under the revolving portion of its credit facility. As a result, upon any distribution to creditors or the creditors of the guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to the Company or its guarantors or its or their property, the holders of the senior debt will be entitled to be paid in full in cash before any payment may be made on the 9 3/4% notes or the guarantees thereof. In these cases, the Company and its guarantors may not have sufficient funds to pay all of its creditors, and holders of the 9 3/4% notes may receive less, ratably, than the holders of senior debt. In addition, all payments on the 9 3/4% notes and the related guarantees will be blocked in the event of a payment default on the designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

     The indenture for the 9 3/4% notes and credit facility impose significant operating and financial restrictions on the Company, which may prevent it from capitalizing on business opportunities and taking some corporate actions.

     The indenture for the 9 3/4% notes and credit facility impose, and the terms of any future debt may impose, significant operating and financial restrictions on the Company. These restrictions, among other things, limit the Company's ability and that of its subsidiaries to:

     - incur or guarantee additional indebtedness;

     - pay dividends or make other distributions;

     - repurchase stock;

     - make investments;

     - sell or otherwise dispose of assets including capital stock of subsidiaries;

     - create liens;

     - enter into agreements restricting the Company's subsidiaries' ability to pay dividends;

     - enter into transactions with affiliates; and

     - consolidate, merge or sell all of its assets.

     These covenants may adversely affect the Company's ability to finance future operations or capital needs to pursue available business opportunities.

     In addition, the credit facility requires the Company to maintain other specified financial ratios. These covenants may adversely affect the Company's ability to finance its future operations or capital needs or to pursue available business opportunities or limit the ability to plan for or react to market conditions or meet capital needs or otherwise restrict activities or business plans. A breach of any of these covenants or inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

     The exterior building products industry is cyclical and downturns in the industry or the economy could negatively affect business, operating results and the value of the 9 3/4% notes.

     The exterior building products industry is cyclical and is significantly affected by changes in national and local economic and other conditions such as employment levels, migration trends, availability of financing, interest rates and consumer confidence. These factors can negatively affect the demand for and pricing of the Company's products. A prolonged recession affecting the residential construction industry could also result in a significant decrease in the Company's financial performance. The occurrence or continuation of any of the above items, many of which are outside the Company's control, and the items described below could have a negative impact on business and adversely affect the value of the 9 3/4% notes.

     Increases in interest rates and the reduced availability of financing for home improvements may cause sales and profitability to decrease.

     In general, demand for home improvement products is adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and consequently, the ability of prospective buyers to finance purchases of home improvement products and invest in new real estate is adversely affected, sales, gross margins and cash flow may also be adversely impacted and the impact may be material.

     The Company has substantial fixed costs and, as a result, operating income is sensitive to changes in net sales.

     The Company operates with significant operating and financial leverage. Significant portions of the Company's manufacturing, selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. As a result, a percentage change in the Company's net sales will have a greater percentage effect on income from operations, assuming the Company continues to offset increases in vinyl resin costs with price increases to its customers. In addition, a significant portion of the Company's interest expense is fixed.

     The company could face potential product liability claims relating to products it manufactures or distributes.

     The Company faces a business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in injury or other adverse effects. The Company currently maintains product liability insurance coverage, but it may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on the Company's business, financial condition, results of operations or business prospects or ability to make payments on the 9 3/4% notes when due.

     The Company has significant goodwill and other intangible assets.

     The Company has accounted for the Merger Transaction using the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. The excess of cost over fair value of the new identifiable assets acquired has been recorded as goodwill. These purchase price allocations have been made based upon valuations and other studies. As a result of the merger, the Company has approximately $105.5 million of other intangible assets and $197.5 million of goodwill. Given the significant amount of goodwill and other intangible assets as a result of the merger, any future impairment of the goodwill and other intangible assets recorded could have an adverse effect on the Company's results of operations and financial position; however, the extent of any such impairment, if any, cannot be predicted at this time.

     The Company is controlled by affiliates of Harvest Partners, Inc., whose interests may be different than other investors.

     By reason of Harvest Partners and its affiliates ownership of the Company and the ability of Harvest Partners and its affiliates, pursuant to a stockholders agreement among stockholders of Associated Materials Holdings Inc., to designate a majority of the members of the board of directors of Holdings, Harvest Partners will control actions to be taken by the Company's stockholder and/or board of directors, including amendments to the Company's certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of the Company's assets. The interest of Harvest Partners and its affiliates interests may be materially different than other investors in the Company. For example, Harvest Partners may cause the Company to pursue a growth strategy, which could impact the Company's ability to make payments under the indenture governing the 9 3/4% notes and the new credit facility or cause a change of control. In addition, to the extent permitted by the indenture and the new credit facility, Harvest Partners may cause the Company to pay dividends rather than make capital expenditures.

ITEM 2.  PROPERTIES

     The Company's operations include both owned and leased facilities as described below:

LOCATION                                     PRINCIPAL USE                    SQUARE FEET
--------                                     -------------                    -----------
Akron, Ohio................  Associated Materials Incorporated and Alside
                             Headquarters                                        70,000
                             Vinyl Windows, Vinyl Fencing, Decking and
                             Railing and Vinyl Garage Doors                     577,000
Ennis, Texas...............  Vinyl Siding Products                              301,000
Freeport, Texas............  Vinyl Siding Products                              120,000
West Salem, Ohio...........  Vinyl Window Extrusions, Fencing, Decking and
                             Railing and Vinyl Garage Door Panels               173,000
Kinston, North Carolina....  Vinyl Windows                                      319,000(1)
Cedar Rapids, Iowa.........  Vinyl Windows                                      128,000(1)
Bothell, Washington........  Vinyl Windows                                      159,000(1)

---------------

(1) Leased facilities.

     Management believes that the Company's facilities are generally in good operating condition and are adequate to meet anticipated requirements in the near future.

     Alside also operates 90 Alside Supply Centers in major metropolitan areas throughout the United States. Except for one owned location in Akron, Ohio, the Company leases its supply centers for terms generally ranging from five to seven years with renewal options. The supply centers range in size from 6,000 square feet to 50,000 square feet depending on sales volume and the breadth and type of products offered at each location.

     The leases for Alside's window plants extend through 2011 for the Bothell location and 2005 for the Cedar Rapids and Kinston locations. Each lease is renewable at the Company's option for an additional five-year period. Following the Merger Transaction, the Company moved its corporate headquarters to the Akron, Ohio location.

ITEM 3.  LEGAL PROCEEDINGS

     The Company is involved from time to time in litigation arising in the ordinary course of its business, none of which, after giving effect to the Company's existing insurance coverage, is expected to have a material adverse effect on the Company.

     From time to time, the Company is involved in a number of proceedings and potential proceedings relating to environmental and product liability matters. The Company handles these claims in the ordinary course of business and maintains product liability insurance covering certain types of claims. Although it is difficult to estimate the Company's potential exposure to these matters, the Company believes that the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

     None.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     There is no established public trading market for the Company's common equity securities.

HOLDERS

     As of February 28, 2003, Holdings was the Company's sole record holder of its common stock.

DIVIDENDS

     Prior to the Merger Transaction, the Company paid dividends of $0.20 per share in 2001 and $0.05 per share in the 108 days ended April 18, 2002. The Company presently does not intend to pay cash dividends. In addition, the Company's credit facility and indenture governing the 9 3/4% notes restrict dividend payments.

EQUITY COMPENSATION PLANS

     The Company has no outstanding equity compensation plans under which equity securities of the Company are authorized for issuance.

ITEM 6.  SELECTED FINANCIAL DATA

     The selected financial data set forth below for the five-year period ended December 31, 2002 was derived from the audited financial statements of the Company. The Company's results of operations prior to the date of the Merger Transaction are presented as the results of the Predecessor. The results of operations, including the Merger Transaction and results thereafter, are presented as the results of the Successor and include 257 days from April 19, 2002 to December 31, 2002. In addition, the Company completed the sale of its AmerCable division on June 24, 2002. AmerCable's results through April 18, 2002 are included in the results of continuing operations of the Predecessor. Subsequent to April 18, 2002, AmerCable's results are presented as discontinued operations of the Successor as it was the Successor's decision to divest this division. The data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, related notes and other financial information included elsewhere in this report.

                                                                            ONE
                                                                          HUNDRED
                                                                           EIGHT      TWO HUNDRED
                                                                            DAYS      FIFTY-SEVEN
                                       YEAR ENDED DECEMBER 31,             ENDED      DAYS ENDED
                              -----------------------------------------   APRIL 18,   DECEMBER 31,
                                1998       1999       2000       2001       2002         2002
                              --------   --------   --------   --------   ---------   ------------
                                                   PREDECESSOR                        SUCCESSOR
                                                         (IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...................  $410,111   $455,268   $499,393   $595,819   $180,230     $ 449,324
Cost of sales...............   285,822    317,596    353,994    425,366    130,351       317,077
                              --------   --------   --------   --------   --------     ---------
Gross profit................   124,289    137,672    145,399    170,453     49,879       132,247
Selling, general and
  administrative expenses...    88,727     96,028    107,255    119,945     43,272        86,097
Other income, net(1)........     2,673         --         --         --         --            --
                              --------   --------   --------   --------   --------     ---------
Income from operations......    38,235     41,644     38,144     50,508      6,607        46,150
Interest expense............     7,565      6,779      6,046      6,795      2,068        16,850
Gain on the sale of
  UltraCraft(2).............        --         --      8,012         --         --            --
Merger transaction
  costs(3)..................        --         --         --         --      9,319            --
Equity in loss of
  Amercord..................     1,881      1,337         --         --         --            --
Write-down of Amercord(4)...     4,351         --         --      2,393         --            --
                              --------   --------   --------   --------   --------     ---------
Income (loss) before income
  tax expense...............    24,438     33,528     40,110     41,320     (4,780)       29,300
Income tax expense..........    11,382     13,038     16,555     15,908        977        12,161
                              --------   --------   --------   --------   --------     ---------
Income (loss) from
  continuing operations
  before extraordinary
  item......................    13,056     20,490     23,555     25,412     (5,757)       17,139
Loss from discontinued
  operations................        --         --         --         --         --          (521)
Extraordinary items,
  net(5)....................    (4,107)        --         --         --         --        (4,434)
                              --------   --------   --------   --------   --------     ---------
Net income (loss)...........  $  8,949   $ 20,490   $ 23,555   $ 25,412   $ (5,757)    $  12,184
                              ========   ========   ========   ========   ========     =========

                                                                             ONE
                                                                           HUNDRED        TWO
                                                                            EIGHT       HUNDRED
                                                                            DAYS      FIFTY-SEVEN
                                       YEAR ENDED DECEMBER 31,              ENDED      DAYS ENDED
                              -----------------------------------------   APRIL 18,   DECEMBER 31,
                                1998       1999       2000       2001       2002          2002
                              --------   --------   --------   --------   ---------   ------------
                                                   PREDECESSOR                        SUCCESSOR
                                                         (IN THOUSANDS)
OTHER DATA:
EBITDA(6)...................  $ 32,235   $ 48,826   $ 55,706   $ 59,034   $  1,257     $  46,380
Adjusted EBITDA(7)..........    38,497     45,941     40,386     53,066      9,356        55,210
Capital expenditures........    14,261     18,915     11,925     15,022      3,817         8,938
Cash provided by (used in)
  operating activities......    26,799     15,244     22,968     43,989    (18,258)       42,577
Cash used in investing
  activities................   (14,712)   (17,619)    (5,538)    (9,861)    (3,597)     (359,984)
Cash provided by (used in)
  financing activities......       942     (9,157)    (4,983)   (21,138)      (245)      324,736

                                                              DECEMBER 31,
                                          ----------------------------------------------------
                                            1998       1999       2000       2001       2002
                                          --------   --------   --------   --------   --------
                                                         PREDECESSOR                  SUCCESSOR
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(8)......................  $ 80,370   $ 87,763   $106,635   $110,632   $ 88,546
Total assets(8).........................   190,464    208,181    235,712    258,660    565,537
Short-term debt, including current
  maturities............................     3,600         --         --         --         --
Long-term debt, less current
  maturities............................    75,000     75,000     75,000     75,000    242,408
Stockholders' equity....................    64,378     79,326     97,990    102,675    177,769

---------------

(1) The Company recorded a $5.9 million curtailment gain due to the freeze of the Alside Retirement Plan at December 31, 1998. The Company also accrued an additional $3.3 million expense for retiree medical benefits related to the 1989 closure of Alside's metal siding plant.

(2) The Company recorded an $8.0 million pre-tax gain on the sale of its UltraCraft operation, a manufacturer of semi-custom cabinets, in June 2000.

(3) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent Merger Transaction with Harvest Partners.

(4) In 1998, the Company recorded a pretax write-down on its investment in Amercord in anticipation of a loss on the sale of Amercord. In 2001, the Company recorded a $2.4 million loss upon the write-off of its remaining investment in Amercord due to the deterioration of Amercord's operations.

(5) In 1998, the extraordinary item represents, net of tax, the loss recognized on the write-off of debt issuance costs and the prepayment premium paid on the purchase of the Company's 11 1/2% senior subordinated notes. In 2002, the extraordinary items include, net of tax, $2.8 million for the extinguishment of substantially all of the Successor's assumed 9 1/4% notes and $1.6 million for the expense of financing fees related to an interim credit facility utilized for the Merger Transaction, which was repaid shortly thereafter.

(6) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. The Company presents EBITDA because it believes that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of a company's operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The reconciliation of net income (loss) to EBITDA is as follows:

                                                                                     ONE
                                                                                   HUNDRED        TWO
                                                                                    EIGHT       HUNDRED
                                                                                    DAYS      FIFTY-SEVEN
                                                 YEAR ENDED DECEMBER 31,            ENDED      DAYS ENDED
                                          -------------------------------------   APRIL 18,   DECEMBER 31,
                                           1998      1999      2000      2001       2002          2002
                                          -------   -------   -------   -------   ---------   ------------
                                                             PREDECESSOR                      SUCCESSOR
                                                                   (IN THOUSANDS)
Net income (loss).......................  $ 8,949   $20,490   $23,555   $25,412    $(5,757)     $12,184
Interest  -- Continuing operations......    7,565     6,779     6,046     6,795      2,068       16,850
          -- Discontinued operations....       --        --        --        --         --        1,213
Taxes     -- Continuing operations......   11,382    13,038    16,555    15,908        977       12,161
          -- Discontinued operations....       --        --        --        --         --         (370)
          -- Extraordinary items........   (2,878)       --        --        --         --       (3,145)
Depreciation and amortization
          -- Continuing operations......    7,217     8,519     9,550    10,919      3,969        7,169
          -- Discontinued operations....       --        --        --        --         --          318
                                          -------   -------   -------   -------    -------      -------
EBITDA..................................  $32,235   $48,826   $55,706   $59,034    $ 1,257      $46,380
                                          =======   =======   =======   =======    =======      =======

(7) Adjusted EBITDA represents EBITDA plus certain non-recurring items less AmerCable's operating results. The Company believes that Adjusted EBITDA presents a more meaningful discussion than EBITDA since Adjusted EBITDA corresponds to EBITDA as it is defined in the Company's credit facility and in the indenture governing the 9 3/4% notes as it excludes non-recurring items. The credit facility and indenture governing the 9 3/4% notes have certain financial covenants that use ratios utilizing the Company's Adjusted EBITDA. The definition of EBITDA under the Company's credit facility does not exclude the results of AmerCable. The Company has, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable will not be included in the Company's ongoing operations. The nonrecurring items and results of AmerCable are expected to have no ongoing cash requirements and no impact on the Company's ongoing operations. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA reconciles to Adjusted EBITDA as follows:

                                                                             ONE
                                                                           HUNDRED        TWO
                                                                            EIGHT       HUNDRED
                                                                            DAYS      FIFTY-SEVEN
                                         YEAR ENDED DECEMBER 31,            ENDED      DAYS ENDED
                                  -------------------------------------   APRIL 18,   DECEMBER 31,
                                   1998      1999      2000      2001       2002          2002
                                  -------   -------   -------   -------   ---------   ------------
                                                     PREDECESSOR                      SUCCESSOR
                                                           (IN THOUSANDS)
EBITDA..........................  $32,235   $48,826   $55,706   $59,034    $ 1,257      $46,380
Extraordinary items,
  pre-tax(a)....................    6,985        --        --        --         --        7,579
AmerCable's EBITDA(b)...........   (6,955)   (4,222)   (7,308)   (8,361)    (1,220)        (640)
Loss on write down of Amercord
  Inc.(c).......................    4,351        --        --     2,393         --           --
Merger transaction costs(d).....       --        --        --        --      9,319           --
Cost of sales adjustment(e).....       --        --        --        --         --        1,891
Equity loss in Amercord,
  Inc.(f).......................    1,881     1,337        --        --         --           --
Gain on sale of Ultracraft(g)...       --        --    (8,012)       --         --           --
                                  -------   -------   -------   -------    -------      -------
Adjusted EBITDA.................  $38,497   $45,941   $40,386   $53,066    $ 9,356      $55,210
                                  =======   =======   =======   =======    =======      =======

---------------

        (a)  See (5) above for a description of the extraordinary items.

        (b) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

        (c) Represents the write down of the Company's investment in Amercord Inc. to its net realizable value.

        (d)  See (3) above for a description of Merger Transaction costs.

        (e) The cost of sales adjustment is the expense related to an inventory fair value adjustment recorded at the time of the merger.

        (f)  Represents the loss on the Company's investment in Amercord Inc.

        (g) Represents the gain the Company realized on the sale of its Ultracraft cabinet division.

(8) Certain prior period amounts have been reclassified to conform with the current period presentation.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Prior to the Merger Transaction and the sale of AmerCable, the Company consisted of two operating divisions, Alside and AmerCable. Subsequent to the Merger Transaction and the sale of AmerCable, Alside and Corporate represent the ongoing operations of the Company. The Company is now in the single business of manufacturing and distributing exterior residential building products.

     On March 16, 2002, the Company entered into a merger agreement ("Merger Agreement") with Associated Materials Holdings Inc. ("Holdings") and its wholly owned subsidiary, Simon Acquisition Corp. The Merger Agreement provided for the acquisition of all shares of the Company's then outstanding common stock through a cash tender offer for $50.00 per share. The Merger Agreement also required that the Company commence a tender offer to purchase all of its then outstanding 9 1/4% notes. On April 19, 2002, the cash tender offer for the Company's then outstanding common stock and the cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% notes was completed. Simon Acquisition Corp. was then merged with and into the Company with the Company continuing as a privately held, wholly owned subsidiary of Holdings (which is controlled by affiliates of Harvest Partners, Inc.).

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable's management and Wingate Partners III, L.P., for cash proceeds of approximately $28.3 million and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. The Company used the net proceeds to repay a portion of its credit facility. AmerCable is a leading manufacturer of specialty electrical cable products primarily used in the mining, marine and offshore drilling industries. AmerCable accounted for approximately 12% and 13% of the Company's net sales in 2001 and 2000, respectively.

     Accounting principles generally accepted in the United States require the Company's results of operations prior to the date of the Merger Transaction to be presented as the results of the Predecessor. The results of operations, including the Merger Transaction and results thereafter, are presented as the results of the Successor and include 257 days from April 19, 2002 to December 31, 2002. AmerCable's results through April 18, 2002 are included in the results of continuing operations of the Predecessor. Subsequent to April 18, 2002, AmerCable's results are presented as discontinued operations of the Successor as it was the Successor's decision to divest this division.

     Alside, which currently represents all of the Company's operations, accounted for more than 87% of the Company's net sales in 2001 and 2000. Because its exterior residential building products are consumer durable goods, the Company's sales are impacted by the availability of consumer credit, consumer interest rates, employment trends, changes in levels of consumer confidence, national and regional trends in new housing starts and general economic conditions. The Company's sales are also affected by changes in consumer preferences with respect to types of building products. The Company's products are used in the repair and remodeling, as well as the new construction, sectors of the building industry. The Company believes that approximately two-thirds of its total building product net sales were made to the repair and remodeling sector in 2002, 2001 and 2000.

     The Company believes that vinyl building products continue to gain market share from metal and wood products due to vinyl's favorable attributes, which include its durability, lower maintenance cost and lower cost. Although no assurances can be given, the Company further believes that these increases in market share, together with increased marketing efforts, will increase the Company's sales of vinyl siding, vinyl windows and other complementary building products.

     The Company operates with significant operating and financial leverage. Significant portions of the Company's manufacturing, selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. As a result, a percentage change in the Company's net sales will have a greater percentage effect on income from operations, assuming the Company continues to offset increases in vinyl resin costs with price increases to its customers. In addition, a significant portion of the Company's interest expense is fixed.

     The following table sets forth for the periods indicated the results of the Company's operations by segment (in thousands):

                                                        ONE           TWO
                                                      HUNDRED       HUNDRED
                                                    EIGHT DAYS    FIFTY-SEVEN                    YEAR ENDED
                                                       ENDED       DAYS ENDED    ------------------------------------------
                                                     APRIL 18,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       2002           2002           2002           2001           2000
                                                    -----------   ------------   ------------   ------------   ------------
                                                    PREDECESSOR    SUCCESSOR       COMBINED     PREDECESSOR    PREDECESSOR
Net sales
  Alside..........................................   $161,959       $449,324       $611,283       $524,528       $434,845
  AmerCable.......................................     18,271             --         18,271         71,291         64,548
                                                     --------       --------       --------       --------       --------
          Total...................................    180,230        449,324        629,554        595,819        499,393
Gross profit
  Alside..........................................     47,102        132,247        179,349        156,626        131,704
  AmerCable.......................................      2,777             --          2,777         13,827         13,695
                                                     --------       --------       --------       --------       --------
          Total...................................     49,879        132,247        182,126        170,453        145,399
Selling, general and administrative expense
  Alside & Corporate..............................     41,080         86,097        127,177        112,771         99,375
  AmerCable.......................................      2,192             --          2,192          7,174          7,880
                                                     --------       --------       --------       --------       --------
          Total...................................     43,272         86,097        129,369        119,945        107,255
                                                     --------       --------       --------       --------       --------
Income from operations
  Alside & Corporate..............................      6,022         46,150         52,172         43,855         32,329
  AmerCable.......................................        585             --            585          6,653          5,815
                                                     --------       --------       --------       --------       --------
          Total...................................      6,607         46,150         52,757         50,508         38,144
Interest, net.....................................      2,068         16,850         18,918          6,795          6,046
                                                     --------       --------       --------       --------       --------
Income from continuing operations before other
  non-operating expenses, income taxes and
  extraordinary items.............................      4,539         29,300         33,839         43,713         32,098
Gain on the sale of Ultracraft....................         --             --             --             --          8,012
Merger transaction costs..........................      9,319             --          9,319             --             --
Loss on writedown of Amercord Inc.................         --             --             --          2,393             --
                                                     --------       --------       --------       --------       --------
Income (loss) from continuing operations before
  income taxes and extraordinary items............
                                                       (4,780)        29,300         24,520         41,320         40,110
Income taxes......................................        977         12,161         13,138         15,908         16,555
                                                     --------       --------       --------       --------       --------
Income (loss) from continuing operations before
  extraordinary items.............................     (5,757)        17,139         11,382         25,412         23,555
Loss from discontinued operations.................         --           (521)          (521)            --             --
Extraordinary items, net of tax...................         --         (4,434)        (4,434)            --             --
                                                     --------       --------       --------       --------       --------
Net income (loss).................................   $ (5,757)      $ 12,184       $  6,427       $ 25,412       $ 23,555
                                                     ========       ========       ========       ========       ========

                                                        ONE           TWO
                                                      HUNDRED       HUNDRED
                                                    EIGHT DAYS    FIFTY-SEVEN                    YEAR ENDED
                                                       ENDED       DAYS ENDED    ------------------------------------------
                                                     APRIL 18,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       2002           2002           2002           2001           2000
                                                    -----------   ------------   ------------   ------------   ------------
                                                    PREDECESSOR    SUCCESSOR       COMBINED     PREDECESSOR    PREDECESSOR
Reconciliation of net income (loss) to EBITDA(1):
  Net income (loss)...............................   $ (5,757)      $ 12,184       $  6,427       $ 25,412       $ 23,555
  Interest     -- Continuing operations...........      2,068         16,850         18,918          6,795          6,046
               -- Discontinued operations.........         --          1,213          1,213             --             --
  Taxes        -- Continuing operations...........        977         12,161         13,138         15,908         16,555
               -- Discontinued operations.........         --           (370)          (370)            --             --
               -- Extraordinary items.............         --         (3,145)        (3,145)            --             --
  Depreciation and amortization
               -- Continuing operations...........      3,969          7,169         11,138         10,919          9,550
               -- Discontinued operations.........         --            318            318             --             --
                                                     --------       --------       --------       --------       --------
  EBITDA..........................................   $  1,257       $ 46,380       $ 47,637       $ 59,034       $ 55,706
                                                     ========       ========       ========       ========       ========
Reconciliation of EBITDA to Adjusted EBITDA(1):
  EBITDA..........................................   $  1,257       $ 46,380       $ 47,637       $ 59,034       $ 55,706
  Extraordinary items, pre-tax....................         --          7,579          7,579             --             --
  AmerCable's EBITDA..............................     (1,220)          (640)        (1,860)        (8,361)        (7,308)
  Loss on writedown of Amercord Inc...............         --             --             --          2,393             --
  Merger transaction costs........................      9,319             --          9,319             --             --
  Cost of sales adjustment........................         --          1,891          1,891             --             --
  Gain on sale of Ultracraft......................         --             --             --             --         (8,012)
                                                     --------       --------       --------       --------       --------
  Adjusted EBITDA.................................   $  9,356       $ 55,210       $ 64,566       $ 53,066       $ 40,386
                                                     ========       ========       ========       ========       ========

                                   TWO HUNDRED
                                FIFTY-SEVEN DAYS           ONE HUNDRED                  YEARS ENDED DECEMBER 31,
                                      ENDED             EIGHT DAYS ENDED      ---------------------------------------------
                                DECEMBER 31, 2002        APRIL 18, 2002               2001                    2000
                              ---------------------   ---------------------   ---------------------   ---------------------
                                         % OF TOTAL              % OF TOTAL              % OF TOTAL              % OF TOTAL
                               AMOUNT    NET SALES     AMOUNT    NET SALES     AMOUNT    NET SALES     AMOUNT    NET SALES
                              --------   ----------   --------   ----------   --------   ----------   --------   ----------
                                    SUCCESSOR              PREDECESSOR             PREDECESSOR             PREDECESSOR
                                                                 (DOLLARS IN THOUSANDS)
ALSIDE/CORPORATE:
Net sales...................  $449,324     100.0%     $161,959     100.0%     $524,528     100.0%     $434,845     100.0%
Gross profit................   132,247      29.4        47,102      29.1       156,626      29.9       131,704      30.3
Selling, general and
  administrative
  expenses(2)...............    86,097      19.2        41,080      25.4       112,771      21.5        99,375      22.9
                              --------     -----      --------     -----      --------     -----      --------     -----
Income from operations......  $ 46,150      10.3%     $  6,022       3.7%     $ 43,855       8.4%     $ 32,329       7.4%
                              ========     =====      ========     =====      ========     =====      ========     =====
Depreciation and
  amortization..............  $  7,169                $  3,334                $  9,211                $  8,057
Capital expenditures........  $  8,938                $  2,036                $ 11,663                $  8,217

                                                       ONE HUNDRED                  YEARS ENDED DECEMBER 31,
                                                    EIGHT DAYS ENDED      ---------------------------------------------
                                                     APRIL 18, 2002               2001                    2000
                                                  ---------------------   ---------------------   ---------------------
                                                             % OF TOTAL              % OF TOTAL              % OF TOTAL
                                                   AMOUNT    NET SALES     AMOUNT    NET SALES     AMOUNT    NET SALES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                       PREDECESSOR             PREDECESSOR             PREDECESSOR
                                                                         (DOLLARS IN THOUSANDS)
AMERCABLE(3):
Net sales.......................................  $ 18,271     100.0%     $ 71,291     100.0%     $ 64,548     100.0%
Gross profit....................................     2,777      15.2        13,827      19.4        13,695      21.2
Selling, general and administrative expenses....     2,192      12.0         7,174      10.1         7,880      12.2
                                                  --------     -----      --------     -----      --------     -----
Income from operations..........................  $    585       3.2%     $  6,653       9.3%     $  5,815       9.0%
                                                  ========     =====      ========     =====      ========     =====
Depreciation and amortization...................  $    635                $  1,708                $  1,493
Capital expenditures............................  $  1,781                $  3,359                $  3,708

---------------

(1) See Item 6. Selected Financial Data for description of EBITDA and Adjusted EBITDA including the purpose and usefulness of these financial measures.

(2) Certain prior period amounts have been reclassified to conform with the current period presentation. Includes corporate expenses of $1.3 million for the 108 days ended April 18, 2002 and $5.0 million and $4.0 million for the years ended December 31, 2001 and 2000, respectively. The Company's corporate office was relocated from Texas to Ohio after the Merger Transaction.

(3) Subsequent to April 18, 2002, AmerCable's results are presented as discontinued operations of the Successor as it was the Successor's decision to divest this division.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2002 (COMBINED SUCCESSOR AND PREDECESSOR RESULTS) COMPARED TO YEAR ENDED DECEMBER 31, 2001

  Alside and Corporate

     Net sales increased 16.5% to $611.3 million for the year ended December 31, 2002 compared to $524.5 million for the same period in 2001 due to increased sales of vinyl windows and vinyl siding. Unit sales of vinyl windows and vinyl siding increased 38% and 6%, respectively, for the year ended December 31, 2002 compared to the same period in 2001. The increase in sales volume is the result of the Company's marketing investments and continued expansion of its nationwide distribution network of supply centers. The Company also believes that the increased sales volume can be attributed to consumers' demand for professional remodeling services including vinyl replacement windows and vinyl siding as a means to enhance home values during a time of historically low interest rates. While vinyl siding unit sales increased for the full year, unit sales of vinyl siding decreased 3% during the fourth quarter of 2002 compared to the same period in 2001. The decrease in unit sales of vinyl siding in the fourth quarter is primarily a result of the continuing macroeconomic uncertainties, which are impacting the entire vinyl siding industry. The Company believes the vinyl siding industry decreased 5% during the fourth quarter of 2002. Gross profit increased to $179.3 million, or 29.3% of net sales, for the year ended December 31, 2002 compared to $156.6 million, or 29.9% of net sales, for the same period in 2001. The decrease in gross profit margin percentage was a result of window sales, which have a lower gross margin percentage, comprising a larger proportion of total sales in 2002 compared to 2001. More recently, gross profit in the fourth quarter of 2002 was $43.7 million, or 27.5% of net sales. This compares to $43.5 million, or 30.1% of net sales, in the fourth quarter of 2001. In addition to being impacted by the mix of window sales versus siding sales, this decrease in gross margin percentage was due to increased resin costs and short-term manufacturing inefficiencies resulting from process and product changes implemented at the Company's vinyl siding manufacturing facilities in the fourth quarter. SG&A expense increased to $127.2 million, or 20.8% of net sales, for the year ended December 31, 2002 versus $112.8 million, or 21.5% of net sales, in the same period in 2001. SG&A expense increased as a result of seven new supply centers added during 2002, personnel added to support sales growth at existing supply centers, additional marketing investments to drive higher sales and increased commission expense resulting from the higher sales. Income from operations increased to $52.2 million, or 8.5% of net sales, for the year ended December 31, 2002 compared to $43.9 million, or 8.4% of net sales, for the same period in 2001.

 EBITDA and Adjusted EBITDA

     EBITDA for the year ended December 31, 2002 was $47.6 million compared to $59.0 million for the same period in 2001. EBITDA for the year ended December 31, 2002 includes $1.9 million of EBITDA relating to the Company's AmerCable division, Merger Transaction costs of $9.3 million, pre-tax extraordinary expenses of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the Merger Transaction. Adjusted EBITDA, excluding the amounts discussed above, was $64.6 million for the year ended December 31, 2002. EBITDA for the year ended December 31, 2001 includes EBITDA of $8.4 million relating to the Company's AmerCable division and a charge of $2.4 million for the write-down of the Company's investment in Amercord Inc. Adjusted EBITDA for the year ended December 31, 2001, excluding the amounts discussed above, was $53.1 million. Adjusted EBITDA increased $11.5 million or 21.7% for the year ended December 31, 2002 compared to the prior year. The increase in Adjusted EBITDA is primarily a result of the Company's increased sales volume.

 Successor and Predecessor Results

     The Successor had net sales and net income of $449.3 million and $12.2 million, respectively, for the period from April 19, 2002 to December 31, 2002. Interest expense during this period was $16.9 million and consisted primarily of interest on the 9 3/4% notes, term loan and revolving loans under the credit facility, an interim credit facility temporarily utilized for the Merger Transaction and amortization of deferred financing costs. As a result of relocating the Company's corporate office from Texas to Ohio, the Successor's state and local income tax rate increased, raising the Company's total effective tax rate to 41.5% from 38.5%. The Successor's results include extraordinary items of $4.4 million, net of tax, for a portion of the premium paid to extinguish $74.0 million of the Successor's assumed 9 1/4% notes and financing fees related to an interim credit facility utilized for the Merger Transaction which was repaid shortly thereafter and a loss from discontinued operations of $0.5 million, net of tax, from the Company's AmerCable division.

     The Predecessor had net sales and a net loss of $180.2 million and $5.8 million for the period from January 1, 2002 to April 18, 2002. Interest expense was $2.1 million and consisted primarily of interest on the Company's then outstanding 9 1/4% notes for the time period from January 1, 2002 to April 18, 2002. The Predecessor's results include $9.3 million of transaction costs consisting of investment banking and legal fees in conjunction with the strategic review process and subsequent Merger Transaction. The Predecessor's results of operations for the year ended December 31, 2001 include the $2.4 million charge for the write-down of its investment in Amercord Inc. In addition to recording income taxes at an effective rate of 38.5%, the Predecessor's tax provision for 2002 includes an estimate for $7.3 million of Merger Transaction costs that the Company considers to be non-deductible for income tax purposes.

 YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000 -- PREDECESSOR

     The Company's net sales increased $96.4 million or 19.3% to $595.8 million for the year ended 2001 as compared to the 2000 period due primarily to strong sales at the Company's Alside division. Income from operations increased $12.4 million or 32.4% to $50.5 million for the 2001 period compared to $38.1 million for the 2000 period due primarily to higher operating profits at Alside. Net income increased 7.9% to $25.4 million in 2001 compared to $23.6 million in 2000. The 2001 results include the $2.4 million write-down of the Company's Amercord investment while the 2000 period results included the $8.0 million pre-tax gain on the sale of the Company's UltraCraft cabinet operations and an additional $1.1 million in income tax expense recorded due to an adjustment to a deferred tax asset. Excluding these items, the Company's net income was $26.9 million in 2001 and $19.7 million in 2000.

 Alside and Corporate

     Alside's net sales increased 20.6% to $524.5 million in 2001 compared to $434.8 million in the 2000 period due to higher sales volume of vinyl windows, vinyl siding and complementary building products, such as roofing, foam insulation, tools and other materials manufactured by third parties and sold through Alside's Supply Centers. Unit sales of vinyl windows increased 48% for the 2001 period compared to the 2000 period, exclusive of the operations of Alpine, which were acquired in October 2000. Vinyl window unit sales increased 84% including the Alpine operations. Unit sales of vinyl siding increased 11% for the 2001 period while the Company believes that the vinyl siding industry as a whole decreased slightly. Gross profit increased to $156.6 million in 2001 compared to $131.7 million in 2000, but decreased as a percentage of sales to 29.8% in 2001 from 30.3% in 2000 due to window sales comprising a larger proportion of total sales in 2001. This was partially offset by lower raw material costs and improved manufacturing efficiencies. Selling, general and administrative expense increased to $112.8 million, or 21.4% of net sales in 2001 compared to $99.4 million, or 22.9% of net sales in 2000. The increase was a result of the new supply centers added in 2001, personnel added to support sales growth at existing supply centers, a full year of expenses from the Alpine acquisition, higher incentive compensation, costs associated with obtaining a fairness opinion in connection with the repurchase of the Company's class B common stock and additional compensation expense recorded due to a modification of certain outstanding stock options. Income from operations increased 35.7% to $43.9 million as higher gross profits were partially offset by higher selling, general and administrative expenses.

 AmerCable

     Net sales increased 10.4% to $71.3 million for the 2001 period compared to $64.5 million for the same period in 2000 due to higher sales of marine and mining cable products which were partially offset by lower sales of industrial cable products, including telecommunications cable products. Gross profit increased to $13.8 million in 2001 compared to $13.7 million in 2000 but decreased as a percentage of sales due to higher labor and overhead costs and unfavorable fixed cost absorption. Selling, general and administrative expense was $7.2 million for the period ended 2001 compared to $7.9 million for the same period in 2000 as lower bad debt expense was partially offset by higher personnel costs. In 2000, AmerCable recorded $1.4 million in additional bad debt expense as the result of a customer bankruptcy. Income from operations increased 14.4% to $6.7 million in 2001 compared to $5.8 million for the same period in 2000 due to slightly higher gross profit and lower selling, general and administrative expense due to the additional $1.4 million in bad debt expense recorded in 2000.

 Other

     Net interest expense increased $0.7 million or 12.4% in 2001 compared to 2000 due primarily to a decrease in the Company's investment income. The Company's average investment balance decreased during 2001 as compared to 2000 due to the Company's repurchase of 1.0 million shares of its Class B common stock at an aggregate cost of $19.5 million in April 2001. The overall decrease in interest rates during 2001 also contributed to lower investment income. The Company recorded interest income of $0.4 million in 2001 as compared to $1.1 million in 2000.

QUARTERLY FINANCIAL DATA

     Because most of the Company's building products are intended for exterior use, sales and operating profits tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year historically result in that quarter producing significantly less sales revenue and operating results than in any other period of the year. As a result, the Company has historically had small profits or losses in the first quarter and reduced profits in the fourth quarter of each calendar year.

     Quarterly sales and operating profit data for the Company in 2002 and 2001 are shown in the table below:

                                       THREE     EIGHTEEN                                    THREE
                                       MONTHS     DAYS      SEVENTY-THREE   THREE MONTHS    MONTHS
                                       ENDED      ENDED     DAYS ENDED        ENDED          ENDED
                                      MARCH 31   APRIL 18    JUNE 30        SEPTEMBER 30   DECEMBER 31
                                      --------   -------      --------        --------      --------
                                          PREDECESSOR                       SUCCESSOR
                                                               (IN THOUSANDS)
2002
Net sales -- Alside.................  $111,062   $50,897      $113,960        $176,673      $158,691
Net sales -- AmerCable..............    12,136     6,135            --              --            --
                                      --------   -------      --------        --------      --------
     Total net sales................   123,198    57,032       113,960         176,673       158,691
Gross profit........................    32,420    17,459        34,669          53,893        43,685
Income from operations..............     1,201     5,406        13,002          19,336        13,812
Income (loss) before extraordinary
  items.............................    (1,519)   (4,238)        4,172           7,799         4,647
Net income (loss)...................    (1,519)   (4,238)         (262)          7,799         4,647

                                                                 THREE MONTHS ENDED
                                                  ------------------------------------------------
                                                  MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                  --------   --------   ------------   -----------
                                                                    PREDECESSOR
                                                                   (IN THOUSANDS)
2001
Net sales -- Alside.............................  $89,939    $139,206     $150,942      $144,441
Net sales -- AmerCable..........................   18,672      19,539       17,722        15,358
                                                  -------    --------     --------      --------
     Total net sales............................  108,611     158,745      168,664       159,799
Gross profit....................................   27,197      47,266       49,592        46,398
Income (loss) from operations...................     (930)     16,994       19,142        15,302
Net income (loss)...............................   (3,015)      9,311       10,714         8,402

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2002, the Company had cash and cash equivalents of $13.0 million and available borrowing capacity of approximately $37.4 million under the revolving portion of its credit facility. Outstanding letters of credit as of December 31, 2002, totaled $2.6 million securing various insurance letters of credit.

     For the 257 days ended December 31, 2002, cash provided by operations was $42.6 million, reflecting the improved results of the ongoing operations of the Company. This time period includes the majority of the second quarter and the entire third quarter, the periods during which the Company historically produces the strongest operating results due to the favorable weather conditions. Offsetting the favorable operations are the increased interest payments the Company has made under the new capital structure since the Merger Transaction.

     For the 108 days ended April 18, 2002 net cash used in operations was $18.3 million. Cash used in this period reflects an increase in inventory due to the new supply centers opened in 2002 and payments of certain customer incentives and employee commissions accrued during the previous year. In addition, cash used in this period includes merger transaction costs incurred by the Predecessor of $9.3 million. These were partially offset by the improved operating results of the ongoing operations of the Company. This time period primarily includes the first quarter, the period during which the Company historically produces lower operating results due to the unfavorable weather conditions. Cash flows from operations of the Predecessor include the working capital needs of AmerCable for the period from January 1, 2002 to April 18, 2002.

     Cash provided by operations was $44.0 million and $23.0 million in 2001 and 2000, respectively. Cash flows from operations increased $21.0 million in 2001 compared to 2000 due to higher operating profits and higher accounts payable and accrued liabilities, which were partially offset by higher accounts receivable. The increase in accounts payable was due to higher fourth quarter sales and the timing of vendor payments while the increase in accrued liabilities was due to higher commission and profit sharing accruals at the Company's Alside division. Sales for the fourth quarter of 2001 were 26% higher than the same period in 2000 resulting in an increase in accounts receivable for 2001 compared to the 2000 period. Inventory levels have not increased proportionately with sales due to improved inventory management and the significant increase in vinyl window sales, which have relatively small amounts of finished goods inventory due to the fact that the Company's window products are custom fabricated to the customer's specifications.

     For the 257 days ended December 31, 2002, capital expenditures of the Successor totaled $8.9 million. The combined capital expenditures of the Predecessor, excluding AmerCable, and the Successor totaled $11.0 million for the year ended December 31, 2002. This compares to capital expenditures of $11.7 million ($15.0 million less $3.3 million of AmerCable's capital expenditures) for the same period in 2001. For the 108 days ended April 18, 2002, capital expenditures of the Predecessor totaled $3.8 million, which includes AmerCable's capital expenditures of $1.8 million. Capital expenditures in the 2002 period were primarily for production equipment to enhance capacity and reduce costs.

     Capital expenditures totaled $15.0 million and $11.9 million in 2001 and 2000, respectively. Alside's 2001 expenditures were used primarily to increase window and fencing capacity and for a new company wide information system. Capital expenditures associated with the system implementation totaled $3.1 million in 2001. Expenditures at AmerCable were used to expand manufacturing capacity. Capital expenditures in 2000 were used primarily to increase extrusion capacity for window profiles, fencing and siding products, improve window efficiency and upgrade window information systems at Alside and increase capacity and processing efficiency at AmerCable.

     The Company believes that capital expenditures ranging from $8.0 million to $10.0 million represent a base level of spending needed to maintain its manufacturing facilities as well as provide for modest increases in capacity and further automation. Estimated capital expenditures for 2003 are $12.0 million. The budget includes expenditures to replace existing vinyl siding extrusion and handling equipment to increase capacity at our Ennis, Texas manufacturing location, expand the existing supply center network and to further implement the company wide information system.

     Cash flows from the Successor's investing activities also include the Merger Transaction for $379.5 million and net proceeds from the sale of AmerCable totaling $28.3 million.

     Cash flows from the Successor's financing activities include: (1) the issuance of $165 million of 9 3/4% notes due 2012, (2) $125 million from a new $165 million credit facility, (3) $164.8 million cash contribution from Holdings and (4) cash of approximately $6.3 million, representing a portion of the Company's total cash of $6.8 million on hand to finance the Merger Transaction of $379.5 million, tender offer of the 9 1/4% notes of $74.0 million and debt extinguishment costs of $7.6 million. The tender offer premium paid for the 9 1/4% notes was approximately $7.3 million, of which $4.9 million is included as an extraordinary item representing the portion of the premium in excess of the fair market value of the 9 1/4% notes. Upon completion of the Merger Transaction, the Company was then obligated to make a change of control offer for the approximate $1.0 million of remaining outstanding 9 1/4% notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. The change of control offer was completed on June 21, 2002 with an additional approximate $0.1 million of the 9 1/4% notes being tendered. Pursuant to the indenture governing the 9 1/4% notes, in March 2003 the Company redeemed all the remaining approximate $0.9 million of 9 1/4% notes. The remaining 9 1/4% notes were redeemed at 104.625% of the principal amount of such notes plus accrued and unpaid interest through the date of redemption. The Company permanently reduced borrowings under the term loan by $48.5 million using net proceeds from the sale of AmerCable of approximately $28.3 million and 2002 operating cash flows of approximately $20.2 million.

     The Company's 9 3/4% notes pay interest semi-annually. The Company's credit facility includes $76.5 million of outstanding term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly, and up to $40 million of available borrowings provided by revolving loans, which expire in 2007. The Company has one subsidiary, which is a wholly owned subsidiary having no assets, liabilities or operations. This subsidiary fully and unconditionally guarantees the 9 3/4% notes.

     The credit facility and the indenture governing the 9 3/4% notes contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under the credit facility the Company is required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense. The Company was in compliance with these covenants as of December 31, 2002.

     The Company guaranteed $3.0 million of a secured note in connection with the sale of a portion of its ownership interest in Amercord. Ivaco, Inc., pursuant to the terms of the note, agreed to indemnify the Company for 50% of any loss under the guarantee. The guarantee was exercised by Amercord's lender and the Company has accrued approximately $1.3 million as of December 31, 2002 for its anticipated portion of the liability related to this guarantee. The Company retains a right to any collateral proceeds that secure the note; however, the Company believes that the value of such collateral is not sufficient to cover any significant portion of the Company's liability.

     Because most of the Company's building products are intended for exterior use, sales tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year usually result in that quarter producing significantly less net sales and net cash flow from operations than in any other period of the year. Consequently, the Company has historically had small profits or losses in the first quarter and reduced profits from operations in the fourth quarter of each calendar year. To meet seasonal cash flow needs during the periods of reduced sales and net cash flows from operations, the Company anticipates borrowing under the revolving loan portion of its credit facility. The Company believes that for the foreseeable future cash flows from operations and its borrowing capacity under its credit facility will be sufficient to satisfy its obligations to pay principal and interest on its outstanding debt, maintain current operations and provide sufficient capital for presently anticipated capital expenditures. There can be no assurances, however, that the cash generated by the Company and available under the credit facility will be sufficient for these purposes.

CONTRACTUAL OBLIGATIONS

     The Company has commitments for maturities of long-term debt and future minimum lease payments under noncancelable operating leases, principally for manufacturing and distribution facilities and certain equipment. The following summarizes certain of the Company's scheduled maturities of long-term debt and obligations for future minimum lease payments under non-cancelable operating leases at December 31, 2002 and the effect such items are expected to have on the Company's liquidity and cash flow in future periods (in thousands):

                                                     PAYMENTS DUE BY PERIOD
                                     -------------------------------------------------------
                                                LESS THAN      2-3         4-5       AFTER
                                      TOTAL      1 YEAR       YEARS       YEARS     5 YEARS
                                     --------   ---------   ---------   ---------   --------
Long-Term Debt.....................  $242,408         --          --         --     $242,408
Operating Leases...................  $ 49,401    $14,825     $20,831     $9,310     $  4,435

RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Harvest Partners, Inc. Under the management agreement, Harvest Partners received a one-time fee of $5.0 million in connection with structuring and implementing the acquisition of the Company. In addition, Harvest Partners provides the Company with financial advisory and strategic planning services. For these services, Harvest Partners receives an annual fee of approximately $0.8 million, payable on a quarterly basis in advance. The fee will be adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. In 2002, the Company incurred approximately $0.6 million of management fees paid to Harvest Partners for the period from the acquisition date to December 31, 2002. The agreement also provides that Harvest Partners will receive transaction fees in connection with financings, acquisitions and divestitures of the Company. Such fees will be a percentage of the applicable transaction. The Company reimburses Harvest Partners for all out-of-pocket expenses. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for net proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. Robert F. Hogan, Jr., president and chief executive officer of the AmerCable division and vice president of the Company prior to the sale, is the president, chief executive officer and chairman of the board of AmerCable Incorporated.

RETIREMENT PLANS

     Defined benefit pension plans are subject to additional minimum pension liability requirements under Statement of Financial Accounting Standards ("SFAS") No. 87 -- "Employers' Accounting for Pensions". At December 31, 2002 the Company recorded an additional minimum pension liability totaling approximately $4.3 million, net of tax, for its defined benefit pension plans. The additional minimum pension liability was recorded as a charge to stockholder's equity as a component of accumulated other comprehensive income.

EFFECTS OF INFLATION

     The Company believes that the effects of inflation have not been material to its operating results for each of the past three years, including interim periods. The Company's principal raw material, vinyl resin, has been subject to rapid price changes. Through price increases, the Company has historically been able to pass on significant resin cost increases. The results of operations for individual quarters can and have been negatively impacted by a delay between the time of vinyl resin cost increases and price increases in the Company's products. However, over longer periods of time, the impact of the cost increases in vinyl resin has historically not been material. Resin prices significantly increased throughout 2002. For the year ended December 31, 2002, the Company was able to substantially offset the impact of the resin cost increase with price increases to its customers. The Company presently expects vinyl resin prices to increase in 2003. While the Company expects that any future significant resin cost increases will be offset by price increases to its customers, there can be no assurances that the Company will be able to pass on any future price increases.

FINANCIAL ACCOUNTING STANDARDS

     In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145 -- "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified as a component of income before income taxes. The Successor recorded extraordinary items of $4.4 million, net of tax, related to debt extinguishment. The Company is required to adopt the provisions of this standard in its fiscal year beginning on January 1, 2003 and will make the required reclassifications during 2003.

     In July 2002, the FASB issued SFAS No. 146 -- "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS No. 146 require companies to recognize costs associated with exit or disposal activities as they are incurred rather than at the date of a commitment to an exit or disposal plan. The statement replaces guidance previously provided by Emerging Issues Task Force Number 94-3 - "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Company is required to adopt the provisions of this standard in its fiscal year beginning on January 1, 2003. The Company believes the adoption of this standard will not impact the Company's financial position, results of operations or cash flows.

     In November 2002, the FASB issued Interpretation No. 45 -- "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The provisions of Interpretation No. 45 requires certain guarantees to be recorded at fair value and increases the disclosure requirements related to guarantees. The Company is required to adopt the accounting provisions of this interpretation in its fiscal year beginning on January 1, 2003. The Company believes the adoption of this interpretation will not have a material effect on the Company's financial position, results of operations or cash flows.

     In December 2002, the FASB issued SFAS No. 148 -- "Accounting for Stock-Based Compensation -- Transition and Disclosure." The provisions of SFAS No. 148 amend SFAS No. 123 -- "Accounting for Stock-Based Compensation" by providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The Company has adopted the disclosure provisions of SFAS No. 148.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     General. The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, bad debts, inventories, income taxes and pensions and benefits. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.

     Revenue Recognition. The Company primarily sells and distributes its products through two channels: direct sales from its manufacturing facilities to independent distributors and dealers and sales to contractors through its Company owned supply centers. Direct sales revenue is recognized when the Company's manufacturing facility ships the product. Sales to contractors are recognized either when the contractor receives product directly from the supply centers or when the supply centers deliver the product to the contractor's job site. A substantial portion of the Company's sales is in the repair and replacement segment of the building products industry. Therefore, vinyl windows are manufactured to specific measurement requirements received from the Company's customers. Revenues are recorded net of estimated returns, customer incentive programs and other incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known.

     Bad Debt. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on review of the overall condition of accounts receivable balances and review of significant past due accounts. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Inventories. The Company values its inventories at the lower of cost (first-in, first-out) or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

     Goodwill and Other Intangible Assets. The Company has accounted for the Merger Transaction using the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. The excess of cost over fair value of the new identifiable assets has been recorded as goodwill. These allocations have been made based upon valuations and other studies.

     Under the provisions of SFAS No. 142 -- "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite useful lives must be reviewed annually for impairment using a fair-value based approach. As the Company does not have a market for its equity, management performs the annual impairment analysis utilizing a discounted cash flow model, which considers forecasted operating results discounted at an estimated weighted average cost of capital. Given the significant amount of goodwill and other intangible assets as a result of the merger, any future impairment of the goodwill and other intangible assets could have an adverse effect on the Company's results of operations and financial position. Although management does not anticipate any significant impairment of these assets, the extent of any such future impairment cannot be predicted at this time and is dependent on future operating results.

     Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109 -- "Accounting for Income Taxes" which requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company reviews the recoverability of any tax assets recorded on the balance sheet and provides any necessary allowances as required.

     Pension. The Company's pension costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. In selecting these assumptions, management considers current market conditions, including changes in interest rates and market returns on plan assets. Changes in the related pension benefit costs may occur in the future due to changes in assumptions.

CERTAIN FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this report regarding the prospects of the industry and the Company's prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or the negatives of these terms or variations of them or similar terminology. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it does not assure that these expectations will prove to be correct. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

     - changes in home building industry, economic, interest rates and other conditions;

     - changes in availability of consumer credit, employment trends, levels of consumer confidence and consumer preferences;

     - changes in raw material costs and availability;

     - changes in national and regional trends in new housing starts;

     - changes in weather conditions;

     - the Company's ability to comply with certain financial covenants in the loan documents;

     - increases in competition from other manufacturers of vinyl building products as well as alternative building products;

     - increases in the Company's indebtedness;

     - increases in costs of environmental compliance; and

     - the other factors discussed under the heading "Risk Factors" and elsewhere in this report.

     All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this report. These forward-looking statements speak only as of the date of this report. The Company does not intend to update these statements unless the securities laws require it to do so.

WEB SITE ADDRESS

     As a matter of Company policy, the Company makes available its quarterly and annual financial reports filed with the Securities and Exchange Commission on its web site. The filings are available, free of charge, at www.associatedmaterials.com.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     The Company has outstanding borrowings under the term loan of its credit facility and may borrow under the revolving credit facility from time to time for general corporate purposes, including working capital and capital expenditures. Interest under the credit facility is based on the variable London Interbank Offered Rate (LIBOR). At December 31, 2002, the Company had borrowings of $76.5 million under the term loan. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense for the year ended December 31, 2002 by approximately $0.1 million.

     The Company has $165.0 million of senior subordinated notes due 2012 that bear a fixed interest rate of 9 3/4%. The fair value of the Company's 9 3/4% notes is sensitive to changes in interest rates. In addition, the fair value is affected by the Company's overall credit rating, which could be impacted by changes in the Company's future operating results.

FOREIGN CURRENCY EXCHANGE RATE RISK

     The Company's revenues are primarily from domestic customers and are realized in U.S. dollars. Accordingly, the Company believes its direct foreign currency exchange rate risk is not material. In the past, the Company has hedged against foreign currency exchange rate fluctuations on specific sales or equipment purchasing contracts. At December 31, 2002 the Company had no currency hedges in place.

COMMODITY PRICE RISK

     See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effects of Inflation" for a discussion of the market risk related to the Company's principal raw material, vinyl resin.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       ASSOCIATED MATERIALS INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
Report of Independent Auditors..............................   30
Balance Sheets as of December 31, 2002 -- Successor and
  December 31, 2001 -- Predecessor..........................   31
Statements of Operations....................................   32
  Two hundred fifty-seven days ended December 31,
     2002 -- Successor
  One hundred eight days ended April 18, 2002 -- Predecessor
  Years ended December 31, 2001 and 2000 -- Predecessor
Statements of Stockholders' Equity and Comprehensive
  Income....................................................  33-34
  Two hundred fifty-seven days ended December 31,
     2002 -- Successor
  One hundred eight days ended April 18, 2002 -- Predecessor
  Years ended December 31, 2001 and 2000 -- Predecessor
Statements of Cash Flows....................................   35
  Two hundred fifty-seven days ended December 31,
     2002 -- Successor
  One hundred eight days ended April 18, 2002 -- Predecessor
  Years ended December 31, 2001 and 2000 -- Predecessor
Notes to Financial Statements...............................   36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Associated Materials Incorporated

     We have audited the accompanying balance sheets of Associated Materials Incorporated as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the two hundred fifty-seven day period ended December 31, 2002, the one hundred eight day period ended April 18, 2002 and each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Materials Incorporated at December 31, 2002 and 2001, and the results of its operations and its cash flows for the two hundred fifty-seven day period ended December 31, 2002, the one hundred eight day period ended April 18, 2002 and each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 14, 2003

                       ASSOCIATED MATERIALS INCORPORATED

                                 BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
                                                               SUCCESSOR     PREDECESSOR
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 13,022       $ 28,869
  Accounts receivable, net of allowance for doubtful
     accounts of $5,552 and $5,117 at December 31, 2002 and
     2001, respectively.....................................      67,861         65,784
  Inventories...............................................      60,369         74,574
  Income taxes receivable...................................       4,675             --
  Deferred income taxes.....................................       3,653          4,353
  Other current assets......................................       4,604          3,394
                                                                --------       --------
Total current assets........................................     154,184        176,974
Property, plant and equipment, net..........................      99,113         77,733
Goodwill....................................................     197,461             --
Trademarks and trade names, net.............................      97,504             --
Patents, net................................................       6,186             --
Other assets................................................      11,089          3,953
                                                                --------       --------
Total assets................................................    $565,537       $258,660
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 31,319       $ 29,579
  Accrued liabilities.......................................      34,319         35,265
  Income taxes payable......................................          --          1,498
                                                                --------       --------
Total current liabilities...................................      65,638         66,342
Deferred income taxes.......................................      58,976          9,444
Other liabilities...........................................      20,746          5,199
Long-term debt..............................................     242,408         75,000
Commitments and Contingencies
Stockholders' equity:
  Predecessor --
     Preferred stock, $0.01 par value:
       Authorized shares -- 100,000 shares at December 31,
        2001
       Issued shares -- 0 at December 31, 2001..............          --             --
     Common stock, $0.0025 par value:
       Authorized shares -- 15,000,000 at December 31, 2001
       Issued shares -- 7,842,003 at December 31, 2001......          --             19
     Common stock Class B, $0.0025 par value:
       Authorized and issued shares -- 0 at December 31,
        2001................................................          --             --
     Less: Treasury stock, at cost -- 1,078,476 shares at
      December 31, 2001.....................................          --        (14,476)
     Capital in excess of par...............................          --         17,124
     Retained earnings......................................          --        100,008
  Successor --
     Common stock, $0.01 par value:
       Authorized shares -- 1,000 at December 31, 2002
       Issued shares -- 100 at December 31, 2002............          --             --
     Capital in excess of par...............................     169,932             --
     Accumulated other comprehensive loss...................      (4,347)            --
     Retained earnings......................................      12,184             --
                                                                --------       --------
Total stockholders' equity..................................     177,769        102,675
                                                                --------       --------
Total liabilities and stockholders' equity..................    $565,537       $258,660
                                                                ========       ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                            STATEMENTS OF OPERATIONS

                                        TWO HUNDRED FIFTY-   ONE HUNDRED EIGHT       YEAR ENDED
                                         SEVEN DAYS ENDED       DAYS ENDED          DECEMBER 31,
                                           DECEMBER 31,          APRIL 18,       -------------------
                                               2002                2002            2001       2000
                                        ------------------   -----------------   --------   --------
                                            SUCCESSOR                      PREDECESSOR
                                                               (IN THOUSANDS)
Net sales.............................       $449,324            $180,230        $595,819   $499,393
Cost of sales.........................        317,077             130,351         425,366    353,994
                                             --------            --------        --------   --------
Gross profit..........................        132,247              49,879         170,453    145,399
Selling, general and administrative
  expenses............................         86,097              43,272         119,945    107,255
                                             --------            --------        --------   --------
Income from operations................         46,150               6,607          50,508     38,144
Interest expense, net.................         16,850               2,068           6,795      6,046
                                             --------            --------        --------   --------
                                               29,300               4,539          43,713     32,098
Merger transaction costs..............             --               9,319              --         --
Gain on the sale of UltraCraft........             --                  --              --      8,012
Write-down of investment in Amercord
  Inc. ...............................             --                  --           2,393         --
                                             --------            --------        --------   --------
Income (loss) before income taxes.....         29,300              (4,780)         41,320     40,110
Income tax expense....................         12,161                 977          15,908     16,555
                                             --------            --------        --------   --------
Income (loss) from continuing
  operations before extraordinary
  items...............................         17,139              (5,757)         25,412     23,555
Loss from discontinued operations,
  net.................................           (521)                 --              --         --
Extraordinary items, net..............         (4,434)                 --              --         --
                                             --------            --------        --------   --------
Net income (loss).....................       $ 12,184            $ (5,757)       $ 25,412   $ 23,555
                                             ========            ========        ========   ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                                                  CLASS B
                             COMMON STOCK      COMMON STOCK      TREASURY STOCK     CAPITAL IN                  TOTAL
                            ---------------   ---------------   -----------------     EXCESS     RETAINED   STOCKHOLDERS'
PREDECESSOR                 SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT      OF PAR     EARNINGS      EQUITY
-----------                 ------   ------   ------   ------   ------   --------   ----------   --------   -------------
                                                                   (IN THOUSANDS)
Balance at December 31,
  1999....................   7,025    $ 17     1,550   $   4       555   $ (6,626)   $13,154     $ 72,777     $  79,326
  Net income and total
    comprehensive
    income................      --      --        --      --        --         --         --       23,555        23,555
  Cash dividends ($0.10
    per share)............      --      --        --      --        --         --         --         (801)         (801)
  Exercise of common stock
    options and related
    tax benefits..........      73      --        --      --        --         --        860           --           860
  Purchase of treasury
    shares................      --      --        --      --       400     (5,799)        --           --        (5,799)
  Common stock issued
    under Employee Stock
    Purchase Plan.........      66       1        --      --        --         --        848           --           849
                            ------    ----    ------   -----    ------   --------    -------     --------     ---------
Balance at December 31,
  2000....................   7,164      18     1,550       4       955    (12,425)    14,862       95,531        97,990
  Net income and total
    comprehensive
    income................      --      --        --      --        --         --         --       25,412        25,412
  Cash dividends ($0.20
    per share)............      --      --        --      --        --         --         --       (1,438)       (1,438)
  Exercise of common stock
    options and related
    tax benefits..........      67      --        --      --        --         --      1,387           --         1,387
  Purchase of treasury
    shares................      --      --        --      --       123     (2,051)        --           --        (2,051)
  Common stock issued
    under Employee Stock
    Purchase Plan.........      61      --        --      --        --         --        875           --           875
  Retirement of Class B
    common stock..........      --      --    (1,000)     (3)       --         --         --      (19,497)      (19,500)
  Conversion of Class B
    common stock to common
    stock.................     550       1      (550)     (1)       --         --         --           --            --
                            ------    ----    ------   -----    ------   --------    -------     --------     ---------
Balance at December 31,
  2001....................   7,842      19        --      --     1,078    (14,476)    17,124      100,008       102,675
  Net income and total
    comprehensive
    income................      --      --        --      --        --         --         --       (5,757)       (5,757)
  Exercise of common stock
    options and related
    tax benefits..........     404       1        --      --        --         --     10,325           --        10,326
  Merger transaction with
    AMI Holdings..........  (8,246)    (20)       --      --    (1,078)    14,476    (27,449)     (94,251)     (107,244)
                            ------    ----    ------   -----    ------   --------    -------     --------     ---------
Balance at April 18,
  2002....................      --    $ --        --   $  --        --   $     --    $    --     $     --     $      --
                            ======    ====    ======   =====    ======   ========    =======     ========     =========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    AND COMPREHENSIVE INCOME -- (CONTINUED)

                                                                          ACCUMULATED
                                COMMON STOCK     CAPITAL IN                  OTHER           TOTAL
                               ---------------     EXCESS     RETAINED   COMPREHENSIVE   STOCKHOLDER'S   COMPREHENSIVE
SUCCESSOR                      SHARES   AMOUNT     OF PAR     EARNINGS       LOSS           EQUITY          INCOME
---------                      ------   ------   ----------   --------   -------------   -------------   -------------
Equity contribution by AMI
    Holdings.................     --    $  --     $169,932    $    --       $    --        $169,932         $    --
  Net income.................     --       --           --     12,184            --          12,184          12,184
  Minimum pension liability
    adjustment...............     --       --           --         --        (4,347)         (4,347)         (4,347)
                                ----    ------    --------    -------       -------        --------         -------
Balance at December 31,
  2002.......................     --    $  --     $169,932    $12,184       $(4,347)       $177,769         $ 7,837
                                ====    ======    ========    =======       =======        ========         =======

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                         TWO HUNDRED FIFTY-   ONE HUNDRED EIGHT       YEAR ENDED
                                                          SEVEN DAYS ENDED       DAYS ENDED          DECEMBER 31,
                                                            DECEMBER 31,          APRIL 18,       -------------------
                                                                2002                2002            2001       2000
                                                         ------------------   -----------------   --------   --------
                                                             SUCCESSOR                      PREDECESSOR
                                                         ------------------   ---------------------------------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss) from continuing operations...........      $  17,139            $ (5,757)       $ 25,412   $ 23,555
Adjustments to reconcile net income (loss) from
  continuing operations to net cash provided by (used
  in) operating activities:
  Depreciation and amortization........................          7,169               3,969          10,919      9,550
  Deferred income taxes................................          1,738                 783           1,164      1,691
  Provision for losses on accounts receivable..........          1,240                 649           1,468      2,884
  Write-down of investment in Amercord Inc.............             --                  --           2,393         --
  Loss on sale of assets...............................             (3)                 38              43        558
  Gain on the sale of UltraCraft.......................             --                  --              --     (8,012)
  Tax benefit from stock option exercises..............             --                 113             411         92
  Cost of sales expense related to an inventory fair
    value purchase accounting adjustment...............          1,891                  --              --         --
  Amortization of deferred financing costs.............          1,565                  --              --         --
  Changes in operating assets and liabilities:
    Accounts receivable................................         (6,028)             (6,895)        (16,022)    (3,492)
    Inventories........................................          1,712              (5,170)           (145)    (5,180)
    Other current assets...............................           (574)               (739)            818       (677)
    Accounts payable...................................          3,220               3,816          10,306      1,882
    Accrued liabilities................................          5,575              (8,142)          5,847      2,556
    Income taxes receivable/payable....................          7,709              (1,399)          1,951       (227)
    Other assets.......................................             41                (442)           (242)    (1,804)
    Other liabilities..................................            183                 918            (334)      (408)
                                                             ---------            --------        --------   --------
Net cash provided by (used in) operating activities....         42,577             (18,258)         43,989     22,968
INVESTING ACTIVITIES
Additions to property, plant and equipment.............         (8,938)             (3,817)        (15,022)   (11,925)
Proceeds from sale of assets...........................            110                 220             142         86
Acquisition of predecessor's equity....................       (379,488)                 --              --         --
Purchase of Alpine Industries, Inc. assets.............             --                  --              --     (7,565)
Proceeds from sale of AmerCable........................         28,332                  --              --         --
Proceeds from the sale of UltraCraft...................             --                  --              --     18,885
(Purchase)/sale of short-term investment...............             --                  --           5,019     (5,019)
                                                             ---------            --------        --------   --------
Net cash used in investing activities..................       (359,984)             (3,597)         (9,861)    (5,538)
FINANCING ACTIVITIES
Equity contribution from Holdings......................        164,807                  --              --         --
Proceeds from issuance of 9 3/4% Senior Subordinated
  Notes................................................        165,000                  --              --         --
Proceeds from borrowings under term loan...............        125,000                  --              --         --
Repayments of term loan................................        (48,500)                 --              --         --
Net proceeds from issuance of common stock.............            100                  --             875        849
Repayment of 9 1/4% Senior Subordinated Notes..........        (74,092)                 --              --         --
Debt extinguishments costs.............................         (7,579)                 --              --         --
Repurchase of Class B common stock.....................             --                  --         (19,500)        --
Options exercised......................................             --                  94             976        768
Dividends paid.........................................             --                (339)         (1,438)      (801)
Treasury stock acquired................................             --                  --          (2,051)    (5,799)
                                                             ---------            --------        --------   --------
Net cash provided by (used in) financing activities....        324,736                (245)        (21,138)    (4,983)
                                                             ---------            --------        --------   --------
Net increase (decrease) in cash from continuing
  operations...........................................          7,329             (22,100)         12,990     12,447
Net cash used in discontinued operations...............         (1,076)                 --              --         --
                                                             ---------            --------        --------   --------
Cash at beginning of period............................          6,769              28,869          15,879      3,432
                                                             ---------            --------        --------   --------
Cash at end of period..................................      $  13,022            $  6,769        $ 28,869   $ 15,879
                                                             =========            ========        ========   ========
Supplemental Information:
    Cash paid for interest.............................      $  12,226            $  4,479        $  7,176   $  7,177
                                                             =========            ========        ========   ========
    Cash paid for income taxes.........................      $   1,532            $  2,254        $ 12,633   $ 15,292
                                                             =========            ========        ========   ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     Associated Materials Incorporated (the "Company") was incorporated in Delaware in 1983 and is a leading, vertically integrated manufacturer and nationwide distributor of exterior residential building products through its Alside division ("Alside"). The Company's core products are vinyl siding and vinyl windows.

  BASIS OF PRESENTATION

     The Company's results of operations prior to the date of the Merger Transaction (see Note 2) are presented as the results of the Predecessor. The results of operations, including the Merger Transaction and results thereafter, are presented as the results of the Successor and include 257 days from April 19, 2002 to December 31, 2002. The Company is a wholly owned subsidiary of Associated Materials Holdings Inc. In addition, as discussed in Note 2, the Company completed the sale of its AmerCable division on June 24, 2002. AmerCable's results through April 18, 2002 are included in the results of continuing operations of the Predecessor. Subsequent to April 18, 2002, AmerCable's results are presented as discontinued operations of the Successor as it was the Successor's decision to divest this division.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions regarding the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     The Company primarily sells and distributes its products through two channels: direct sales from its manufacturing facilities to independent distributors and dealers and sales to contractors through its Company owned supply centers. Direct sales revenue is recognized when the Company's manufacturing facility ships the product. Sales to contractors are recognized either when the contractor receives product directly from the supply centers or when the supply centers deliver the product to the contractor's job site. A substantial portion of the Company's sales is in the repair and replacement segment of the building products industry. Therefore, vinyl windows are manufactured to specific measurement requirements received from the Company's customers. Revenues are recorded net of estimated returns, customer incentive programs and other incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

                       ASSOCIATED MATERIALS INCORPORATED

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The cost of maintenance and repairs of property, plant and equipment is charged to operations in the period incurred. Depreciation is provided by the straight-line method over the estimated useful lives of the assets, which are as follows:

Building and improvements...................................  7 to 30 years
Computer equipment..........................................  3 years
Machinery and equipment.....................................  3 to 15 years

  LONG-LIVED ASSETS WITH DEPRECIABLE OR AMORTIZABLE LIVES

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Depreciation on assets held for sale is discontinued and such assets are reported at the lower of the carrying amount or fair value less costs to sell.

  GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE LIVES

     The Company reviews goodwill and other intangible assets with indefinite lives for impairment on an annual basis or more frequently if events or circumstances change that would impact the value of these assets. The impairment test is conducted using a fair-value based approach. As the Company did not record any goodwill and other indefinite lived intangible assets until the Merger Transaction in the second quarter, an impairment test was not conducted in 2002 in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142 -- "Goodwill and Other Intangible Assets."

  PENSIONS

     The Company's pension costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. In selecting these assumptions, management considers current market conditions, including changes in interest rates and market returns on plan assets. Changes in the related pension benefit costs may occur in the future due to changes in assumptions.

  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No.
109 -- "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company reviews the recoverability of any tax assets recorded on the balance sheet and provides any necessary allowances as required.

  STOCK PLANS

     The Company measures stock-based compensation using the intrinsic value in accordance with Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees." The Company follows the disclosure provisions required under SFAS No. 123 -- "Accounting for Stock Based Compensation." Pro

                       ASSOCIATED MATERIALS INCORPORATED
forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement using a minimum value approach for companies with private equity. The pro forma effect on net income for the years ended December 31 would have been (in thousands):

                                                257 DAYS     108 DAYS       YEAR ENDED
                                                 ENDED         ENDED       DECEMBER 31,
                                              DECEMBER 31,   APRIL 18,   -----------------
                                                  2002         2002       2001      2002
                                              ------------   ---------   -------   -------
                                               SUCCESSOR                    PREDECESSOR
Net income as reported......................    $12,184       $(5,757)   $25,412   $23,555
Pro forma stock based employee compensation
  cost, net of tax..........................       (212)          (65)      (344)     (977)
                                                -------       -------    -------   -------
Pro forma net income........................    $11,972       $(5,822)   $25,068   $22,578
                                                =======       =======    =======   =======

  MARKETING AND ADVERTISING

     The Company expenses marketing and advertising costs as incurred. Marketing and advertising expense was $7.2 million for the 257 days ended December 31, 2002, $3.8 million for the 108 days ended April 18, 2002, $9.9 million in 2001 and $9.2 million in 2000.

  INTEREST INCOME

     Interest income was approximately $0.1 million for the 257 days ended December 31, 2002, $0.1 million for the 108 days ended April 18, 2002, $0.4 million in 2001 and $1.1 million in 2000 and is included in interest expense, net.

  RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current period presentation.

  NEW ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145, -- "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified as a component of income before income taxes. The Successor recorded extraordinary items of $4.4 million, net of tax, related to debt extinguishment. The Company is required to adopt the provisions of this standard in its fiscal year beginning on January 1, 2003 and will make the required reclassifications during 2003.

     In July 2002, the FASB issued SFAS No. 146 -- "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS No. 146 require companies to recognize costs associated with exit or disposal activities as they are incurred rather than at the date of a commitment to an exit or disposal plan. The statement replaces guidance previously provided by Emerging Issues Task Force Number 94-3 -- "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Company is required to adopt the provisions of this standard in its fiscal year beginning on January 1, 2003. The adoption of this standard will not have a material impact on the Company's financial position, results of operations or cash flows.

     In November 2002, the FASB issued Interpretation No. 45 -- "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The provisions of Interpretation No. 45 requires certain guarantees to be recorded at fair value and increases the disclosure

                       ASSOCIATED MATERIALS INCORPORATED
requirements related to guarantees. The Company is required to adopt the accounting provisions of this interpretation in its fiscal year beginning on January 1, 2003. The adoption of this interpretation will not have a material effect on the Company's financial position, results of operations or cash flows.

     In December 2002, the FASB issued SFAS no. 148 -- "Accounting for Stock-Based Compensation -- Transition and Disclosure." The provisions of SFAS No. 148 amend SFAS No. 123 -- "Accounting for Stock-Based Compensation" by providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The Company has adopted the disclosure provisions of SFAS No. 148.

2.  ACQUISITIONS AND DIVESTITURES

     On March 16, 2002, the Company entered into a merger agreement ("Merger Agreement") with Associated Materials Holdings, Inc. ("Holdings") and its wholly owned subsidiary, Simon Acquisition Corp. The Merger Agreement provided for the acquisition of all shares of the Company's then outstanding common stock through a cash tender offer for $50.00 per share. The Merger Agreement also required that the Company commence a tender offer to purchase all of its then outstanding 9 1/4% senior subordinated notes due March 1, 2008 ("9 1/4% notes").

     On April 19, 2002, the cash tender offer for the Company's then outstanding common stock and the cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% notes was completed. Simon Acquisition Corp. was then merged with and into the Company with the Company continuing as a privately held, wholly owned subsidiary of Holdings (which is controlled by affiliates of Harvest Partners, Inc.). The completion of the aforementioned transactions constitute the merger transaction ("Merger Transaction"). Following the completion of the Merger Transaction, the Company's then outstanding shares of common stock were delisted from NASDAQ.

     The merger has been accounted for using the purchase method of accounting. The total purchase consideration of $379.5 million has been allocated to tangible and intangible assets acquired and liabilities assumed based on respective fair values at the date of acquisition based on valuation estimates and certain assumptions. The allocation of purchase price has resulted in $197.5 million in goodwill and $105.5 million in other intangibles, including $6.8 million of patents with estimated useful lives of 10 years and $98.7 million assigned to trademarks of which $24.0 million have remaining useful lives of 15 years and $74.7 million have indefinite lives (See Note 4). The allocation of purchase price is reflected in the December 31, 2002 balance sheet. The purchase consideration of $379.5 million, tender offer of the $74.0 million of 9 1/4% notes and debt extinguishment costs of $7.6 million were financed through: (1) the issuance of $165 million of 9 3/4% senior subordinated notes due 2012
("9 3/4% notes"), (2) $125 million from a new $165 million credit facility ("credit facility"), (3) $164.8 million cash contribution from Holdings and (4) cash of approximately $6.3 million, representing a portion of the Company's total cash of $6.8 million on hand at the time of the acquisition.

     In connection with the merger, the Predecessor incurred merger related costs, including legal and investment banking fees, which have been classified as Merger Transaction costs in the Predecessor's accompanying statements of operations.

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly formed entity controlled by Wingate Partners III, L.P. and members of AmerCable's management for net proceeds of approximately $28.3 million and the assumption of certain liabilities pursuant to an asset purchase agreement. The Company used the net proceeds to repay a portion of its credit facility. No gain or loss on the sale of AmerCable was recorded in the statements of operations, as the fair value assigned to AmerCable's net assets acquired in the Merger Transaction approximated the net proceeds

                       ASSOCIATED MATERIALS INCORPORATED
received from the subsequent sale of AmerCable. Operating results of discontinued operations for the period from April 19, 2002 to June 24, 2002 were as follows (in thousands):

                                                               257 DAYS ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Net sales...................................................       $8,197
Income from operations......................................          322
Interest allocated to discontinued operations...............        1,213
Net loss from discontinued operations.......................       $ (521)

     Interest allocated to discontinued operations includes the interest on $28.3 million of borrowings under the term loan for the period from April 19, 2002 to June 24, 2002 plus interest expense related to the accelerated amortization of deferred financing fees of the Company's credit facility related to the proceeds from the sale of AmerCable used to reduce the term loan.

     On October 6, 2000, the Company acquired substantially all of the assets of Alpine Industries, Inc. for $7.6 million in cash and the assumption of certain payroll related and property tax liabilities. Included in the acquired assets is Alpine's leased window fabrication facility located in Bothell, Washington. This facility manufactures vinyl windows for the new construction and remodeling markets. The Company accounted for the acquisition using the purchase method of accounting and the results of operations have been included in the Company's income statement from the date of acquisition.

     The Company completed the sale of its UltraCraft operation, a manufacturer of semi-custom frameless cabinets, in June 2000. Pre-tax net proceeds from the sale were $18.9 million after working capital adjustments and transaction costs. The Company recorded a pre-tax gain on the sale of $8.0 million.

3.  RELATED PARTIES

     The Company entered into a management agreement with Harvest Partners, Inc. Under the management agreement, Harvest Partners received a one-time fee of $5.0 million in connection with structuring and implementing the acquisition of the Company. In addition, Harvest Partners provides the Company with financial advisory and strategic planning services. For these services, Harvest Partners, Inc. receives an annual fee of approximately $0.8 million, payable on a quarterly basis in advance, beginning on the date of execution of this agreement. The fee will be adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. In 2002, the Company incurred approximately $0.6 million of management fees paid to Harvest Partners for the period from the acquisition date to December 31, 2002, which are included in selling, general and administrative expenses in the statement of operations. The agreement also provides that Harvest Partners will receive transaction fees in connection with financings, acquisitions and divestitures of the Company. Such fees will be a percentage of the applicable transaction. The Company reimburses Harvest Partners for all out-of-pocket expenses. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

     As discussed in Note 2, the Company sold its AmerCable division to a newly-formed entity that is controlled in part by former members of the Company's management.

4.  GOODWILL, TRADEMARKS, TRADE NAMES AND PATENTS

     Goodwill of $197.5 million consists of the purchase price for the Merger Transaction in excess of the fair value of the tangible and intangible net assets acquired. The Company's trademarks and trade names total $98.7 million and patents total approximately $6.8 million. The Company has determined that one trademark and the Alside trade name totaling $74.7 million have an indefinite useful life. The remaining $24.0 million of trademarks are being amortized on a straight-line basis over their estimated remaining useful lives of 15 years.

                       ASSOCIATED MATERIALS INCORPORATED

Patents are being amortized on a straight-line basis over their estimated remaining useful lives of 10 years. Accumulated amortization and amortization expense related to trademarks and patents were approximately $1.2 and $0.6 million, respectively as of and for the 257 days ended December 31, 2002. Estimated annual amortization expense for trademarks and patents combined is approximately $2.3 million.

5.  PRO FORMA INFORMATION

     The following pro forma information for the years ended December 31, 2002 and 2001 was prepared as if the Merger Transaction and sale of AmerCable occurred as of the beginning of each period presented. On a pro forma basis, the Company would have reported (in thousands):

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Net sales...................................................    $611,283       $524,528
Income before extraordinary items...........................    $ 16,345       $  8,929
Net income..................................................    $ 11,911       $  8,929

     The pro forma information is not necessarily indicative of the results that would have occurred had the Merger Transaction and sale of AmerCable occurred at the beginning of the periods presented, nor is it necessarily indicative of future results. The pro forma results of operations for all periods presented include a $1.9 million expense related to an inventory fair value adjustment recorded at the time of the Merger Transaction. In addition, the pro forma results of operations for the year ended December 31, 2001 includes a $2.4 million loss on the writedown of Amercord Inc.

6.  INVESTMENT IN AMERCORD

     The Company owns a 9.9% interest in Amercord Inc. ("Amercord"), which manufactured and marketed steel cord and bead wire to the tire manufacturing industry. During 2001, Amercord ceased operations, and the Company wrote-off its remaining $2.4 million investment.

     The Company guaranteed $3.0 million of a secured note in connection with the sale of a portion of the ownership interest in Amercord. Ivaco, Inc., pursuant to the terms of the note, agreed to indemnify the Company for 50% of any loss under the guarantee. The guarantee was exercised by Amercord's lender and the Company has accrued approximately $1.3 million as of December 31, 2002 for its anticipated portion of the liability related to this guarantee. The Company retains a right to any collateral proceeds that secure the note; however, the Company has determined that the value of such collateral is not sufficient to cover any significant portion of the Company's liability.

                       ASSOCIATED MATERIALS INCORPORATED

7.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the allowance for doubtful accounts on accounts receivable for the years ended December 31 consist of (in thousands):

                                                  257 DAYS     108 DAYS      YEAR ENDED
                                                   ENDED         ENDED      DECEMBER 31,
                                                DECEMBER 31,   APRIL 18,   ---------------
                                                    2002         2002       2001     2000
                                                ------------   ---------   ------   ------
                                                 SUCCESSOR             PREDECESSOR
Balance at beginning of period................     $5,486       $5,117     $6,168   $4,864
Provision for losses..........................      1,240          649      1,468    2,884
Losses sustained (net of recoveries)..........       (653)        (280)    (2,519)  (1,358)
Allowance for AmerCable receivables sold......       (521)          --         --       --
Allowance for UltraCraft receivables sold.....         --           --         --     (222)
                                                   ------       ------     ------   ------
Balance at end of period......................     $5,552       $5,486     $5,117   $6,168
                                                   ======       ======     ======   ======

     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on a review of the overall condition of accounts receivable balances and a review of significant past due accounts. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

8.  INVENTORIES

     Inventories at December 31 consist of (in thousands):

                                                                2002         2001
                                                              SUCCESSOR   PREDECESSOR
                                                              ---------   -----------
Raw materials...............................................   $13,545      $21,102
Work-in-progress............................................     3,928        4,597
Finished goods and purchased stock..........................    42,896       48,875
                                                               -------      -------
                                                               $60,369      $74,574
                                                               =======      =======

9.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 consist of (in thousands):

                                                                2002        2001
                                                              SUCCESSOR   PREDECESSOR
                                                              --------     --------
Land........................................................  $  1,550     $  1,878
Buildings...................................................    29,817       30,231
Construction in process.....................................     2,451        2,970
Machinery and equipment.....................................    70,672      119,151
                                                              --------     --------
                                                               104,490      154,230
Less accumulated depreciation...............................     5,377       76,497
                                                              --------     --------
                                                              $ 99,113     $ 77,733
                                                              ========     ========

     Depreciation expense was approximately $5.4 million for the 257 days ended December 31, 2002, $3.9 million for the 108 days ended April 18, 2002, $10.6 million in 2001 and $9.3 million in 2000.

                       ASSOCIATED MATERIALS INCORPORATED

10.  ACCRUED AND OTHER LIABILITIES

     Accrued liabilities at December 31 consist of (in thousands):

                                                                2002        2001
                                                              SUCCESSOR   PREDECESSOR
                                                               -------      -------
Employee compensation.......................................   $11,394      $15,648
Sales promotions and incentives.............................     8,597        8,929
Employee benefits...........................................     4,592        3,656
Interest....................................................     3,435        2,322
Taxes other than income.....................................     2,559        2,610
Other.......................................................     3,742        2,100
                                                               -------      -------
                                                               $34,319      $35,265
                                                               =======      =======

     Other liabilities of approximately $20.7 million and $5.2 million at December 31, 2002 and 2001, respectively, consist primarily of accruals for pension liabilities and retiree medical benefits.

11.  LONG-TERM DEBT

     Long-term debt at December 31 consists of (in thousands):

                                                                2002        2001
                                                              SUCCESSOR   PREDECESSOR
                                                              --------      -------
9 3/4% notes................................................  $165,000
Term loan under credit facility.............................    76,500
9 1/4% notes................................................       908      $75,000
                                                              --------      -------
                                                              $242,408      $75,000
                                                              ========      =======

     In connection with the Merger Transaction, on April 23, 2002 the Company issued $165 million of 9 3/4% notes due in 2012 that pay interest semi-annually on April 15 and October 15. The 9 3/4% notes are general unsecured obligations of the Company subordinated in right of payment to senior indebtedness and senior in right of payment to any current or future subordinated indebtedness of the Company. The Company has one subsidiary, which is a wholly owned subsidiary having no assets, liabilities or operations, that fully and unconditionally guarantees the Company's 9 3/4% notes.

     In conjunction with the merger, the Company entered into a new $165 million credit facility, which included $125 million of term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly, and up to $40 million of available borrowings provided by revolving loans, which expire in 2007. The credit facility is secured by a pledge of the capital stock of the Company and a perfected lien and security interest in all of the tangible and intangible assets of the Company. The term loan has been permanently reduced by $48.5 million, which resulted in approximately $1.4 million of accelerated amortization of deferred financing costs. At December 31, 2002, the Company had available borrowing capacity of approximately $37.4 million under the revolving portion of its credit facility. The facility requires the Company to pay a commitment fee of 0.5% per annum on any unused amounts under the revolving portion of the facility. Outstanding letters of credit at December 31, 2002 totaled approximately $2.6 million securing various insurance letters of credit.

     None of the Company's long-term debt matures within five years; however, on an annual basis the Company is required to make principal payments on the term loan under its credit facility based on a

                       ASSOCIATED MATERIALS INCORPORATED
percentage of excess cash flows as defined in the credit facility. The payments under the term loan in 2002 were sufficient such that no additional principal payments were required under the excess cash flow provision.

     The credit facility and the indenture governing the 9 3/4% notes contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under the credit facility the Company is required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense. The Company was in compliance with its covenants as of December 31, 2002.

     In connection with the Merger Transaction, on April 19, 2002 the Company completed a cash tender offer for approximately $74.0 million of the Company's
9 1/4% notes. The tender offer premium paid for the 9 1/4% notes was approximately $7.3 million, of which $4.9 million is included as an extraordinary item representing the portion of the premium in excess of the fair market value of the 9 1/4% notes. The Company was then obligated to make a change of control offer for the approximate $1.0 million of remaining outstanding 9 1/4% notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. The change of control offer was completed on June 21, 2002 with approximately $0.1 million of 9 1/4% notes being tendered. The remaining 9 1/4% notes mature in 2008.

     The weighted average interest rate for borrowings under the credit facility was 5.9% for the 257 days ended December 31, 2002 and 5.9% for the former credit facility for the year ended December 31, 2001. For the 108 days ended April 18, 2002, there were no borrowings under the former credit facility.

     The fair value of the 9 3/4% notes at December 31, 2002 was $173.3 million based upon quoted market prices.

12.  COMMITMENTS

     Commitments for future minimum lease payments under noncancelable operating leases, principally for manufacturing and distribution facilities and certain equipment, are as follows (in thousands):

2003........................................................  $14,825
2004........................................................   12,174
2005........................................................    8,657
2006........................................................    5,563
2007........................................................    3,747
Thereafter..................................................    4,435

     Lease expense was approximately $12.4 million for the 257 days ended December 31, 2002, $6.0 million for the 108 days ended April 18, 2002, $17.9 million in 2001 and $14.7 million in 2000. The Company's lease agreements typically contain renewal options.

                       ASSOCIATED MATERIALS INCORPORATED

13.  INCOME TAXES

     Income tax expense for the years ended December 31 consists of (in thousands):

                                                                                YEAR ENDED DECEMBER 31,
                                257 DAYS ENDED       108 DAYS ENDED     ---------------------------------------
                              DECEMBER 31, 2002      APRIL 18, 2002            2001                 2000
                              ------------------   ------------------   ------------------   ------------------
                                  SUCCESSOR                                PREDECESSOR
                              CURRENT   DEFERRED   CURRENT   DEFERRED   CURRENT   DEFERRED   CURRENT   DEFERRED
                              -------   --------   -------   --------   -------   --------   -------   --------
Federal income taxes........  $6,127     $1,151     $177       $711     $13,835    $  948    $13,800    $1,510
State income taxes..........     781        587       17         72         909       216      1,064       181
                              ------     ------     ----       ----     -------    ------    -------    ------
                              $6,908     $1,738     $194       $783     $14,744    $1,164    $14,864    $1,691
                              ======     ======     ====       ====     =======    ======    =======    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes as of December 31 are as follows (in thousands):

                                                                2002         2001
                                                              SUCCESSOR   PREDECESSOR
                                                              ---------   -----------
Deferred tax assets:
  Medical benefits..........................................  $  2,548      $ 1,966
  Bad debt expense..........................................     2,551        1,914
  Pension...................................................     2,746           --
  Inventory costs...........................................       583          763
  Capital loss on Amercord Inc. ............................        --          472
  Accrued expenses and other................................     3,164        1,222
                                                              --------      -------
Total deferred tax assets...................................    11,592        6,337
Deferred tax liabilities:
  Depreciation..............................................    22,765        9,889
  Intangible assets.........................................    43,032           --
  Pension expense...........................................        --          779
  Other.....................................................     1,118          760
                                                              --------      -------
Total deferred tax liabilities..............................    66,915       11,428
                                                              --------      -------
Net deferred tax liabilities................................  $(55,323)     $(5,091)
                                                              ========      =======

     The reconciliation of the statutory rate to the Company's effective income tax rate for the years ended December 31 follows:

                                                      257 DAYS     108 DAYS     YEAR ENDED
                                                       ENDED         ENDED     DECEMBER 31,
                                                    DECEMBER 31,   APRIL 18,   -------------
                                                        2002         2002      2001    2000
                                                    ------------   ---------   -----   -----
                                                     SUCCESSOR            PREDECESSOR
Statutory rate....................................      35.0%        (35.0)%   35.0%   35.0%
State income tax, net of federal income tax
  benefit.........................................       2.2          (2.2)     1.8     2.0
Non-deductible merger transaction costs...........        --          58.9       --      --
Other.............................................       4.3          (1.3)     1.7     4.3
                                                        ----         -----     ----    ----
Effective rate....................................      41.5%         20.4%    38.5%   41.3%
                                                        ====         =====     ====    ====

                       ASSOCIATED MATERIALS INCORPORATED

     As a result of relocating the Company's corporate office from Texas to Ohio, the Successor's state and local income tax rate increased, raising the Company's total effective tax rate to 41.5% from 38.5%. In addition, the Predecessor's tax provision includes an estimate for $7.3 million of Merger Transaction costs that the Company considers to be non-deductible for income tax purposes. Income tax expense for the 257 days ended December 31, 2002 consists of a $12.1 million provision for continuing operations, net of a $0.3 million benefit from discontinued operations and a $3.2 million benefit from extraordinary items.

     In 2000, the Company recorded $1.1 million in additional income tax expense due to an adjustment to a deferred tax asset, which was recorded in 1986 pursuant to the spin-off of the Company's tire cord operation into Amercord. The effect of this adjustment is included in the other category in the rate reconciliation. Exclusive of this adjustment, the Company's effective tax rate would have been 38.5%.

14.  STOCKHOLDERS' EQUITY

  SUCCESSOR

     As discussed in Note 2, the Company is a wholly owned subsidiary of Holdings. The Company has the authority to issue 1,000 shares of $0.01 par value common stock, of which 100 shares are issued and outstanding at December 31, 2002. The Company's contributed capital consists of $164.9 million of cash contributions and non-cash financing of approximately $5.0 million representing the fair value of stock options of the Predecessor held by certain employees that were converted into options of Holdings.

     The Company reports comprehensive income in its consolidated statement of stockholders' equity. Comprehensive income includes net income and all other non-owner changes in equity during the period. Comprehensive income for the 257 days ended December 31, 2002 includes a minimum pension liability adjustment of approximately $7.4 million, net of a related tax benefit of approximately $3.1 million. The Company had no non-owner changes impacting equity for the 108 days ended April 18, 2002 or the years ended December 31, 2001 or 2000.

  PREDECESSOR

     In October 1998 the Company's Board of Directors approved a stock repurchase program that authorized the Company to purchase up to 800,000 shares of common stock in open market transactions depending on market, economic and other factors. In November 2000, the Board authorized the repurchase of an additional 800,000 shares of common stock under the Company's stock repurchase program, bringing the total number of shares under the plan to 1,600,000 shares. During 2001 and 2000, the Company repurchased 123,306 and 399,774 shares of its common stock under the stock repurchase program at a cost of approximately $2.0 million and $5.8 million. The repurchase of the Company's Class B common stock described below was not part of this stock repurchase program.

     On April 29, 2001, the Company repurchased 1,000,000 shares of its Class B common stock from The Prudential Insurance Company of America ("Prudential") and its wholly owned subsidiary, PCG Finance Company II, LLC ("PCG") at $19.50 per share, or $19.5 million in the aggregate, which has been reflected primarily as a reduction to retained earnings. The share purchase was financed through available cash and borrowings under the Company's then available $50 million credit facility. Following the purchase, Prudential and PCG converted the remaining 550,000 shares of Class B common stock held by these entities into 550,000 shares of common stock pursuant to the terms of the Company's Certificate of Incorporation. The Company subsequently retired all 1,550,000 previously authorized shares of Class B common stock.

                       ASSOCIATED MATERIALS INCORPORATED

15.  STOCK PLANS

  SUCCESSOR

     In June 2002, Holdings adopted the Associated Materials Holdings Inc. 2002 Stock Option Plan (the "Plan"). The board of directors of Holdings administers the Plan and selects eligible executives, directors, employees and consultants of Holdings and its affiliates, including the Company, to receive options. The board of directors of Holdings also will determine the number and type of shares of stock covered by options granted under the Plan, the terms under which options may be exercised, the exercise price of the options and other terms and conditions of the options in accordance with the provisions of the Plan. In 2002, the board of directors authorized 467,519 shares of Holdings' common stock and 55,758 shares of Holdings' preferred stock under this Plan. An option holder may pay the exercise price of an option by any legal manner that the board of directors of Holdings permits. Option holders generally may not transfer their options except in the event of death. If Holdings undergoes a change in control, as defined in the Plan, all outstanding time-vesting options become immediately fully exercisable, while the performance-based options may become immediately exercisable upon achievement of certain specified criteria. The board of directors of Holdings may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the Plan, the board of directors may amend or terminate the Plan. The Plan will terminate no later than 10 years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.

     Options were granted at fair market value on the grant date and are exercisable under varying terms for up to ten years. The options granted in 2002 include the following:

     - Options to purchase shares of Holdings' common stock at the fair market value on the date of grant, which will vest over time;

     - Options to purchase shares of Holdings' common stock at the fair market value on the date of grant, which will vest 100% on the eighth anniversary from the date of grant provided that the option vesting may be accelerated upon the occurrence of a liquidity event, as defined in the Plan, and the achievement of a specified internal rate of return on the funds invested by Harvest Partners, Inc. and minimum aggregate proceeds for the investment by Harvest Partners (performance-based options) and;

     - Options to purchase shares of Holdings' common stock and preferred stock as a unit, comprised of one share of preferred stock and a specified fraction of a share of common stock granted in exchange for a portion of the outstanding options to purchase shares of the Predecessor's common stock, which became fully vested upon the change in control ("Roll-Over Options").

     Transactions during the 257 days ended December 31, 2002 under this plan are summarized below:

                                                                          WEIGHTED AVERAGE
                                             SHARES         PRICE          EXERCISE PRICE
                                             -------   ----------------   ----------------
Granted....................................  506,450   $ 5.85 to $22.65        $11.75
Expired or canceled........................  (22,500)  $ 5.85 to $18.00         14.78
                                             -------   ----------------        ------
Options outstanding December 31, 2002......  483,950   $10.00 to $22.65        $11.61
                                             =======   ================        ======

     Options to purchase 95,712 shares of Holdings' common stock and 55,758 shares of Holdings' preferred stock were exercisable at December 31, 2002. As the Roll-Over Options are required to be exercised as a unit (as described above), the weighted average exercise price of the Roll-Over Options has been allocated among the options for preferred and common stock.

                       ASSOCIATED MATERIALS INCORPORATED

     The weighted average fair value at date of grant for options granted during 2002 using the minimum value method was $3.57 per option. The fair value of the options was estimated at the date of the grant using the minimum value method with the following assumptions for 2002: dividend yield of 0.0% for options for common shares and 8.0% for options for preferred shares, a weighted-average risk free interest rate of 5.02% and an expected life of the option of 8 years. Stock based compensation would have reduced net income by approximately $0.2 million for the 257 days ended December 31, 2002 if the fair values of the options granted had been recognized as compensation expense on a straight-line basis over the vesting period of the grants.

  PREDECESSOR

     The Company had a stock option plan, whereby it granted stock options to certain directors, officers and key employees. The Company authorized 1,200,000 shares of common stock to be issued under the plan. Options were granted at fair market value on the grant date and were exercisable for ten years. Options vested by either of the following methods: 50% vesting upon the grant date with the other 50% vesting after two years or 20% vesting upon the grant date with an additional 20% vesting each year commencing on the first anniversary of the grant date. All outstanding options granted under the stock option plan were non-statutory stock options. As of April 18, 2002, all options were either exercised or converted to options of Holdings.

     Transactions during 2000, 2001 and the 108 days ended April 18, 2002 under this plan are summarized below:

                                                                          WEIGHTED AVERAGE
                                             SHARES         PRICE          EXERCISE PRICE
                                            --------   ----------------   ----------------
Options outstanding at December 31,
  1999....................................   567,300   $2.93 to $16.00         $ 8.50
Exercised.................................   (73,486)  $5.00 to $11.88         $ 9.57
Granted...................................   167,500   $11.88 to $16.56        $13.50
Expired or canceled.......................   (26,514)  $9.00 to $11.88         $ 9.72
                                            --------   ----------------        ------
Options outstanding at December 31,
  2000....................................   634,800   $2.93 to $16.56         $ 9.65
Exercised.................................   (67,300)  $2.93 to $11.88         $ 5.76
Granted...................................    20,000        $17.88             $17.88
Expired or canceled.......................   (19,000)  $9.00 to $11.88         $ 9.45
                                            --------   ----------------        ------
Options outstanding at December 31,
  2001....................................   568,500   $2.925 to $17.88        $10.41
Exercised.................................  (403,500)  $2.925 to $17.88        $ 9.48
Converted to options of Holdings..........  (165,000)  $2.925 to $17.88        $12.68
                                            --------   ----------------        ------
Options outstanding April 18, 2002........        --          --                   --
                                            ========   ================        ======

     The weighted average fair value at date of grant for options granted during 2001 using the Black Scholes method was $8.39 per option. The fair value of the options was estimated at the date of the grant using the Black Scholes option pricing model with the following assumptions for 2001: dividend yield of .95%, volatility factor of the expected market price of the stock of .330, a weighted-average risk free interest rate of 5.10% and an expected life of the option of 10 years. Stock based compensation would have reduced net income (or increased net loss) by approximately $0.1 million for the 108 days ended April 18, 2002 and $0.3 million and $1.0 million for the years ended December 31, 2001 and 2000, respectively.

     Effective October 1, 1998 the Company established an Employee Stock Purchase Plan ("ESPP"). The ESPP allowed employees to purchase the Company's common stock at 85% of the lower of the fair market value on the first day of the purchase period or the last day of the purchase period. The Company had registered 500,000 shares of common stock for issuance under the ESPP. Employees purchased 60,679 and 65,873 shares under the ESPP at average prices of $14.42 and $12.87 per share during 2001 and 2000,

                       ASSOCIATED MATERIALS INCORPORATED
respectively. The Company's Board of Directors approved the suspension of the ESPP effective December 31, 2001.

16.  BUSINESS SEGMENTS

  SUCCESSOR

     Subsequent to the Merger Transaction and sale of AmerCable, the Company is in the single business of manufacturing and distributing exterior residential building products.

  PREDECESSOR

     Prior to the Merger Transaction and sale of AmerCable, the Company had two reportable segments: building products and electrical cable products. The principal business activities of the building products segment are the manufacture of vinyl siding, vinyl windows and the wholesale distribution of these and other complementary building products principally to professional home remodeling and new construction contractors. The principal business activity of the electrical cable segment was the manufacture and sale of jacketed electrical cable.

     The Company had evaluated performance and allocated resources based on operating profit, which is comprised of net sales less operating costs and expenses.

     Comparative financial data by reportable segment for the 108 days ended April 18, 2002 and the years ended December 31, 2001 and 2000 are as follows (in thousands):

                                                       108 DAYS        YEAR ENDED
                                                         ENDED        DECEMBER 31,
                                                       APRIL 18,   -------------------
                                                         2002        2001       2000
                                                       ---------   --------   --------
Net sales:
  Building products..................................  $161,959    $524,528   $434,845
  Electrical cable products..........................    18,271      71,291     64,548
                                                       --------    --------   --------
                                                       $180,230    $595,819   $499,393
                                                       ========    ========   ========
Operating profits (losses):
  Building products..................................  $  7,328    $ 48,889   $ 36,300
  Electrical cable products..........................       585       6,653      5,815
  Corporate expense..................................    (1,306)     (5,034)    (3,971)
                                                       --------    --------   --------
                                                       $  6,607    $ 50,508   $ 38,144
                                                       ========    ========   ========


Identifiable assets:
  Building products....................................           $189,142   $165,990
  Electrical cable products............................             34,054     34,255
  Corporate............................................             35,464     35,467
                                                                  --------   --------
                                                                  $258,660   $235,712
                                                                  ========   ========
Depreciation and amortization:
  Building products....................................  $3,253   $  8,901   $  7,767
  Electrical cable products............................     635      1,708      1,493
  Corporate............................................      81        310        290
                                                         ------   --------   --------
                                                         $3,969   $ 10,919   $  9,550
                                                         ======   ========   ========

                       ASSOCIATED MATERIALS INCORPORATED


Additions to property, plant and equipment:
  Building products....................................  $2,036   $ 11,652   $  7,936
  Electrical cable products............................   1,781      3,359      3,708
  Corporate............................................      --         11        281
                                                         ------   --------   --------
                                                         $3,817   $ 15,022   $ 11,925
                                                         ======   ========   ========

     Identifiable assets by segment are those used in the Company's operations in each segment. Corporate assets are principally the Company's cash and cash equivalents and short-term investments. The Company operates principally in the United States. Neither aggregate export sales nor sales to a single customer have accounted for 10% or more of consolidated net sales in any of the years presented.

17.  RETIREMENT PLANS

     The Company sponsors a defined benefit pension plan, The Premium Building Products Company Hourly Employees Pension Plan ("Premium Plan"), which covers approximately 250 participants. The Company froze the Alside defined benefit retirement plan ("Alside Plan") in 1998 and replaced it with a defined contribution plan. Prepaid pension and accrued pension liabilities are included in other assets and other liabilities in the accompanying balance sheets.

     Information regarding the Company's defined benefit plans is as follows (in thousands):

                                                       2002                2001
                                                 -----------------   -----------------
                                                 ALSIDE    PREMIUM   ALSIDE    PREMIUM
                                                  PLAN      PLAN      PLAN      PLAN
                                                 -------   -------   -------   -------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at beginning of
  year.........................................  $27,624   $1,234    $25,733   $1,100
Service cost...................................      185       48        209       37
Interest cost..................................    1,919       92      1,887       77
Plan amendments................................       --       --         --       43
Actuarial (gain) loss..........................    1,326      182      1,102       (2)
Benefits paid..................................   (1,449)     (23)    (1,307)     (21)
                                                 -------   ------    -------   ------
Projected benefit obligation at end of year....  $29,605   $1,533    $27,624   $1,234
                                                 =======   ======    =======   ======
CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year......  $28,732   $1,007    $32,414   $  880
Actual return on plan assets...................   (3,740)    (138)    (2,375)     (57)
Employer contributions.........................       --      132         --      205
Benefits paid..................................   (1,449)     (23)    (1,307)     (21)
                                                 -------   ------    -------   ------
Fair value of assets at end of year............   23,543      978     28,732    1,007
Funded status..................................   (6,062)    (555)     1,108     (227)
Unrecognized:
  Transition obligation........................       --       --         --       14
  Prior service costs..........................       --       --         --       80
  Cumulative net loss..........................       --       --        876       43
                                                 -------   ------    -------   ------
Accrued pension asset (liability)..............  $(6,062)  $ (555)   $ 1,984   $  (90)
                                                 =======   ======    =======   ======

                       ASSOCIATED MATERIALS INCORPORATED

                                                       2002                2001
                                                 -----------------   -----------------
                                                 ALSIDE    PREMIUM   ALSIDE    PREMIUM
                                                  PLAN      PLAN      PLAN      PLAN
                                                 -------   -------   -------   -------
KEY ASSUMPTIONS AS OF DECEMBER 31
Discount rate..................................     6.75%    6.75%      7.25%    7.25%
Long-term rate of return on assets.............     9.00%    9.00%      9.00%    9.00%
Salary increases...............................      N/A      N/A        N/A      N/A
NET PERIODIC PENSION (BENEFIT) COST
Service cost...................................  $   185   $   48    $   209   $   37
Interest cost..................................    1,919       92      1,887       77
Expected return on assets......................   (2,467)     (93)    (2,864)     (83)
Amortization of unrecognized:
  Transition obligation........................       --        2         --        7
  Prior service costs..........................       --        3         --        6
  Cumulative net gain..........................       --       --       (217)      (5)
                                                 -------   ------    -------   ------
Net periodic pension (benefit) cost............  $  (363)  $   52    $  (985)  $   39
                                                 =======   ======    =======   ======

     In 2002, the Company recognized in the statement of comprehensive income an additional minimum pension liability adjustment of approximately $7.4 million, ($4.3 million net of tax). The additional liability is included in other liabilities in the balance sheet as of December 31, 2002.

     The Company sponsors a defined contribution plan (the "401(k) Plan") intended to provide assistance in accumulating personal savings for retirement. The 401(k) Plan is qualified as a tax-exempt plan under Sections 401(a) and 401(k) of the Internal Revenue Code. The 401(k) Plan covers all full-time, non-union employees and matches up to 4.0% of eligible compensation. The Company's pre-tax contributions to this plan were approximately $1.8 million for the 257 days ended December 31, 2002, $1.0 million for the 108 days ended April 18, 2002, $2.1 million in 2001 and $2.0 million in 2000.

     Previously, the Company sponsored the AmerCable 401(k) Plan, which covered all full-time employees of AmerCable and matched up to 4.0% of eligible compensation (3.5% of eligible compensation prior to 2001). The Company's pre-tax contributions to this plan were approximately $50 thousand for the period from the date of the Merger Transaction to the date AmerCable was sold, $0.1 million for the 108 days ended April 18, 2002, $0.3 million in 2001 and $0.2 million in 2000.

18.  EXTRAORDINARY ITEMS

     Extraordinary items include $4.9 million ($2.8 million net of tax) for a portion of the premium paid to extinguish substantially all of the Successor's assumed 9 1/4% notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the Merger Transaction, which was repaid shortly thereafter.

19.  CONTINGENCIES

     In the ordinary course of business, the Company is involved in various legal proceedings. The Company is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the results of operations or the financial position of the Company.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth information about the board of directors and executive officers for the Company.

NAME                                   AGE                     POSITION(S)
----                                   ---                     -----------
Ira D. Kleinman......................  46    Director
Michael Caporale, Jr. ...............  51    President, Chief Executive Officer and Director
D. Keith LaVanway....................  38    Vice President, Chief Financial Officer,
                                             Treasurer and Secretary
Kenneth L. Bloom.....................  40    President of Alside Siding & Window Company
Robert M. Franco.....................  49    President of Alside Supply Centers
Thomas W. Arenz......................  45    Director
Jonathan C. Angrist..................  31    Director

     Set forth below is a brief description of the business experience of each of our directors and executive officers as of March 21, 2003.

     IRA D. KLEINMAN, AGE 46. Mr. Kleinman has been a director since the Merger Transaction. Mr. Kleinman is chairman of the Board and a director of Associated Materials Holdings Inc. Mr. Kleinman has been a General Partner of Harvest Partners for more than five years and is currently a member of Harvest Associates III, LLC and Harvest Associates IV, LLC. Mr. Kleinman is also a director for Global Power Equipment Inc.

     MICHAEL CAPORALE, JR., AGE 51. Mr. Caporale has been the President and Chief Executive Officer of the Company and a director since the Merger Transaction. Mr. Caporale was named Chief Executive Officer of the Alside division and became a director in February 2001. Mr. Caporale joined the Company in January 2000 as President of the Alside Window Company, became President and Chief Operating Officer of the Alside division in April 2000 and was named a Vice President of the Company in August 2000. Mr. Caporale is President and Chief Executive Officer and a director of Associated Materials Holdings Inc. Prior to joining the Company, Mr. Caporale was the President of Great Lakes Window, Inc., a subsidiary of Nortek, Inc., where he had been employed since 1995.

     D. KEITH LAVANWAY, AGE 38. Mr. LaVanway has been Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since the Merger Transaction. Mr. LaVanway joined the Company in February 2001 as Vice President -- Chief Financial Officer of Alside and was also named a Vice President of the Company. Mr. LaVanway is Vice President -- Finance of Associated Materials Holdings Inc. Prior to joining the Company, Mr. LaVanway was employed by Nortek, Inc. from 1995 to 2001, most recently as Vice President -- Chief Financial Officer of Peachtree Doors and Windows Company.

     KENNETH L. BLOOM, AGE 40. Mr. Bloom joined the Company in July 2000 as Alside's Vice President of Window Manufacturing. In March 2001, Mr. Bloom was named President of Alside Window Company. Mr. Bloom was named President of Alside Siding & Window Company in August 2002. Prior to joining the Company, Mr. Bloom was Corporate Vice President of Field Container Co., L.P., where he had been employed since 1996.

     ROBERT M. FRANCO, AGE 49. Mr. Franco joined the Company in August 2002 as President of Alside Supply Centers. Prior to joining the Company, Mr. Franco was most recently Vice President of the Exterior Systems Business of Owens-Corning, Inc., where he had worked in a variety of key management positions for over twenty years.

     THOMAS W. ARENZ, AGE 45. Mr. Arenz has been a director since shortly after the Merger Transaction. Mr. Arenz is Treasurer, Assistant Secretary and a director of Associated Materials Holdings Inc. Mr. Arenz joined Harvest Partners, Inc. in November 1996 and became a Principal in October 1997. Mr. Arenz has over 16 years of private equity investment and corporate finance experience. From 1995 to 1996, Mr. Arenz was with the North American subsidiary of Preussag AG, a German multinational corporation, most recently as President. From 1991 to 1995, Mr. Arenz was a Principal at Joseph Littlejohn & Levy, a management buyout firm. Mr. Arenz was also in the corporate finance departments at Kidder, Peabody & Co. from 1990 to 1991 and Drexel Burnham Lambert from 1986 to 1990.

     JONATHAN C. ANGRIST, AGE 31. Mr. Angrist has been a director since the Merger Transaction. Mr. Angrist is Secretary, Assistant Treasurer and a director of Associated Materials Holdings Inc. Mr. Angrist is also currently Vice President of Harvest Partners. From 1993 to 1997, Mr. Angrist was a consultant with Sibson & Company. Mr. Angrist is also a director for IRMC Holdings, Inc.

     All of the Company's directors are elected on an annual basis with terms expiring as of the annual meeting of stockholders. All of the officers serve at the discretion of the board of directors. The Company may expand the size of the board of directors so that it is the same as the board of Holdings.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Not applicable

ITEM 11.  EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation paid by the Company for services rendered in 2002, 2001 and 2000 by the chief executive officer and each of the other executive officers of the Company.

                                                                                      LONG-TERM
                                           ANNUAL COMPENSATION                   COMPENSATION AWARDS
                             ------------------------------------------------   ---------------------
                             FISCAL                            OTHER ANNUAL     SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS      COMPENSATION(1)    OPTIONS/SARS (#)(2)    COMPENSATION
---------------------------  ------   --------   ----------   ---------------   ---------------------   ------------
Michael Caporale, Jr.(3)...   2002    $488,308   $  284,000         --                 205,892(10)        $ 21,446(16)
  President and Chief                                                                   46,415(10)
  Executive Officer           2001    $412,504   $  354,409         --                       0            $281,002(17)
                              2000    $335,417   $  140,000         --                 100,000(11)        $127,439(17)

D. Keith LaVanway(4).......   2002    $265,958   $   92,950         --                  66,981(12)        $  9,341(18)
  Vice President and Chief                                                               4,678(12)
  Financial Officer           2001    $195,844   $   92,868         --                  10,000(11)        $135,689(19)

Kenneth L. Bloom(5)........   2002    $220,008   $   56,800         --                  56,483(13)        $  8,000(20)
  President of Alside         2001    $210,000   $   60,694         --                   4,665(13)        $  3,500(20)
  Siding
  And Windows                 2000    $ 87,950   $   80,000         --                       0            $110,181(21)
                                                                                        10,000(11)

Robert M. Franco(6)........   2002    $102,407   $  165,000         --                  21,256(14)        $ 25,247(22)
  President of Alside
  Supply Centers

William W. Winspear(7).....   2002    $178,333   $1,000,000         --                       0            $ 16,467(23)
  Former Chairman of the      2001    $530,833   $  667,185         --                       0            $ 44,800
  Board, President and        2000    $507,500   $  612,870         --                       0            $ 39,450
  Chief Executive Officer

                                                                                      LONG-TERM
                                           ANNUAL COMPENSATION                   COMPENSATION AWARDS
                             ------------------------------------------------   ---------------------
                             FISCAL                            OTHER ANNUAL     SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS      COMPENSATION(1)    OPTIONS/SARS (#)(2)    COMPENSATION
---------------------------  ------   --------   ----------   ---------------   ---------------------   ------------
Robert F. Hogan, Jr.(8)....   2002    $129,290   $       --         --                  15,000(15)        $  5,172(20)
  Former President and        2001    $262,500   $  177,930         --                       0            $  6,800
  Chief Executive Officer     2000    $249,167   $  158,435         --                       0            $  5,950
  of the Company's
  AmerCable division

Robert L. Winspear(9)......   2002    $ 73,375   $       --         --                       0            $625,167(24)
  Former Vice President       2001    $208,333   $   66,719         --                       0            $  6,800
  and Chief Financial         2000    $197,500   $   61,287         --                       0            $  5,950
  Officer

---------------

 (1) Perquisites and other personal benefits received by the Company's other executive officers are not included in the Summary Compensation Table because the aggregate amount of this compensation, if any, did not meet disclosure thresholds established under current SEC regulations.

 (2) Options granted in 2002 were granted in accordance with the Associated Materials Holdings Inc. 2002 Stock Option Plan. The option grants include the following:

        - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest over time ("Time-Based Options"). All Time-Based Options granted to executives during September 2002 were immediately vested 16% on the date of grant, representing 10% vesting upon grant plus four months of vesting from May 2002 through August 2002, with remaining vesting of 1.5% per month over 56 months;

        - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest 100% on the eighth anniversary from the date of grant, provided that the option vesting may be accelerated upon the occurrence of a liquidity event and the achievement of a specified internal rate of return ("IRR") on the investment by Harvest Partners, Inc. in Holdings ("IRR Options"). A liquidity event is defined as the occurrence of (a) a transaction or series of transactions which results in the sale or transfer of (i) more than a majority of the assets of Holdings and its subsidiaries or
          (ii) a majority of the capital stock of Holdings or a widely distributed sale of the common stock of Holdings in an underwritten public offering which yields a minimum required amount of net proceeds to Holdings and (b) the funds of Harvest Partners, Inc. receive a minimum required aggregate net cash proceeds for its investment in Holdings ("Liquidity Event");

        - Options to purchase shares of Holdings common stock and preferred stock as a unit, comprised of one share of preferred stock and a specified fraction of a share of common stock ("Roll-Over Options"). These options were granted in exchange for the outstanding options to purchase Associated Materials Incorporated common stock ("Predecessor Company Options"). Roll-Over Options were granted at an exercise price, which preserves the intrinsic value of the Predecessor Company Options. Each Roll-Over Option grant was 100% vested as of the date of grant.

 (3) Mr. Caporale joined the Company in January 2000.

 (4) Mr. LaVanway joined the Company in February 2001.

 (5) Mr. Bloom joined the Company in July 2000.

 (6) Mr. Franco joined the Company in August 2002.

 (7) Mr. W. Winspear retired from the Company upon consummation of the Merger Transaction.

 (8) Immediately following the sale of AmerCable in June 2002, Mr. Hogan ceased to be an officer of the Company and became the president, chief executive officer and chairman of the board of the newly-formed entity that acquired the Company's AmerCable division. Mr. Hogan has relinquished his rights to severance from the Company.

 (9) Mr. R. Winspear ceased to be the vice president and chief financial officer of the Company after consummation of the Merger Transaction.

(10) In September 2002, Mr. Caporale was granted an option to purchase 205,892 shares of Holdings common stock and 46,415 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 106,280 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 63,768 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 23,221 shares of preferred stock and 17,781 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7657 shares of common stock, at a unit exercise price of $31.09;

        - Roll-Over Options granted with an option to purchase 23,194 shares of preferred stock and 18,063 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7788 shares of common stock, at a unit exercise price of $29.91.

        In January 2000, Mr. Caporale was granted Predecessor Company Options to purchase 50,000 shares of Company common stock at $14.4375 per share, the fair market value on the grant date. In March 2000, Mr. Caporale was granted Predecessor Company Options to purchase an additional 50,000 shares of Company common stock at $13.875 per share, the fair market value on the grant date. The Predecessor Company Options granted for Company common stock vested 50% on the date of grant and 50% on the second anniversary of the grant date. Both option grants became 100% vested upon consummation of the Merger Transaction and were converted into the Roll-Over Options described herein.

(11) The options shown, which are Predecessor Company Options, were issued pursuant to a plan that is no longer in existence and have been rolled over into new options of Holdings. These options were the basis for the Roll-Over Options, described herein.

(12) In September 2002, Mr. LaVanway was granted an option to purchase 66,981 shares of Holdings common stock and 4,678 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 39,855 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 23,913 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 4,678 shares of preferred stock and 3,213 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.686832 shares of common stock, at a unit exercise price of $38.21.

        In February 2001, Mr. LaVanway was granted Predecessor Company Options to purchase 10,000 shares of Associated Materials Incorporated common stock at $17.875 per share, the fair market value on the grant date. The Predecessor Company Options granted for Company common stock vested 20% on the date of grant and 20% on each anniversary of the grant date thereafter. This option grant became 100% vested upon consummation of the Merger Transaction and was converted into the Roll-Over Options described herein.

(13) In September 2002, Mr. Bloom was granted an option to purchase 56,483 shares of Holdings common stock and 4,665 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 33,212 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 19,927 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 4,665 shares of preferred stock and 3,344 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.716827 shares of common stock, at a unit exercise price of $35.50.

        In August 2000, Mr. Bloom was granted Predecessor Company Options to purchase 10,000 shares of Associated Materials Incorporated common stock at $16.5625 per share, the fair market value on the grant date. The Predecessor Company Options granted for Company common stock vested 20% on the date of grant and 20% on each anniversary of the grant date thereafter. This option grant became 100% vested upon consummation of the Merger Transaction and was converted into the Roll-Over Options described herein.

(14) In September 2002, Mr. Franco was granted an option to purchase 21,256 shares of Holdings common stock as follows:

        - Time-Based Options granted with the option to purchase 13,285 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 7,971 shares of common stock at $10 per share.

(15) On June 24, 2002, Mr. Hogan was granted Roll-Over Options, which consisted entirely of options to purchase 15,000 shares of Holdings' preferred stock, in exchange for his existing Predecessor Company Options. These options were surrendered upon the sale of the AmerCable division.

(16) Includes director fees of $12,000, amounts accrued or allocated under a defined contribution plan of $8,000 and the payment of income taxes of $1,446 related to certain expenses included in 2001.

(17) Amounts shown for 2001 and 2000 were changed to reflect the reclassification of payment of income taxes relating to relocation expenses paid by the Company to All Other Compensation.

(18) Includes amounts accrued or allocated under a defined contribution plan of $8,000 and the payment of income taxes of $1,341 related to certain expenses included in 2001.

(19) Includes relocation expenses of $77,641 and the income taxes related to relocation expenses of $58,048, both incurred by Mr. LaVanway and paid by the Company under the terms of his employment agreement.

(20) Includes amounts accrued or allocated under a defined contribution plan.

(21) Includes relocation expenses of $64,317 and the income taxes related to relocation expenses of $45,864, both incurred by Mr. Bloom and paid by the Company under the terms of his employment agreement.

(22) Includes relocation expenses of $13,000 and the income taxes related to relocation expenses of $12,247, both incurred by Mr. Franco and paid by the Company under the terms of his employment agreement.

(23) Includes directors fees of $14,000 and amounts accrued or allocated under a defined contribution plan of $2,467.

(24) Includes a severance payment of $622,000 and amounts accrued or allocated under a defined contribution plan of $3,167.

COMPENSATION AND INCENTIVE PROGRAMS

  INCENTIVE BONUS PLAN

     The Company maintains an Incentive Bonus Plan providing for annual bonus awards to certain key employees, including each of the executive officers of the Company. Bonus amounts are based on growth in the estimated equity value of Holdings. This plan is administered by the Company's board of directors. Mr. Caporale, a member of the board of directors for the Company, is eligible for a bonus award under this plan. Bonus payments under the Incentive Bonus Plan are not guaranteed. Cash bonuses accrued in 2002, 2001 and 2000 to each of the Company's executive officers are set forth in the Summary Compensation Table.

  EMPLOYMENT AGREEMENTS

     Mr. Caporale entered into an employment agreement with the Company effective as of April 19, 2002. Under the terms of his employment agreement, Mr. Caporale serves as the Company's President, Chief Executive Officer and a member of the board of directors. Mr. Caporale's employment agreement provides for an initial base salary of $500,000, an annual incentive bonus based on growth in the estimated equity value of Holdings, certain perquisites and participation in employee benefit programs made available to other senior executives. The initial term of the employment agreement is three years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless the Company delivers to Mr. Caporale a notice not to extend the employment term. The terms of the employment agreement provide that if Mr. Caporale's employment is involuntarily terminated by the Company without cause or if Mr. Caporale resigns for good reason, he will be entitled to severance equal to $1,000,000 per year, together with continued health and dental benefits, for two years, plus a pro rata incentive bonus for the year of termination.

     Mr. LaVanway entered into an employment agreement with the Company effective as of April 19, 2002. Under the terms of his employment agreement, Mr. LaVanway serves as the Company's Vice President -- Chief Financial Officer. Mr. LaVanway's employment agreement provides for an initial base salary of $275,000 and an annual incentive bonus based on growth in the estimated equity value of Holdings. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless the Company gives to Mr. LaVanway a notice not to extend the employment term. The employment agreement provides that if Mr. LaVanway's employment is involuntarily terminated by the Company without cause within two years following the equity tender offer completion date, Mr. LaVanway is entitled to the following severance compensation and benefits: (1) two times Mr. Lavanway's base pay at the highest rate in effect for any period prior to his termination, (2) two times his cash bonus (equal to the highest applicable cash bonus earned during the three years immediately preceding the calendar year 2002, when the change in control occurred), (3) if the termination of employment occurs after June 30 in any year, a prorated bonus for that calendar year, (4) health, life insurance and other employee welfare benefits substantially similar to those provided prior to his termination, subject to reduction to the extent comparable benefits are actually received by Mr. LaVanway from another employer during this period, and (5) certain outplacement services. If Mr. LaVanway's employment is involuntarily terminated by the Company without cause after the two-year period following the equity tender offer completion date, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Mr. Bloom entered into an employment agreement with the Company effective as of April 19, 2002. Under the terms of his employment agreement, Mr. Bloom serves as the President of Alside Siding and Window Company. Mr. Bloom's employment agreement provides for an initial base salary of $220,000 and an annual incentive bonus pursuant to a plan established by the Company. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless the Company gives Mr. Bloom a notice not to extend the employment term. The employment agreement provides that if Mr. Bloom's employment is involuntarily terminated by the Company without cause, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Mr. Franco entered into an employment agreement with the Company effective as of August 21, 2002. Under the terms of his employment agreement, Mr. Franco serves as the President of Alside Supply Centers. Mr. Franco's employment agreement provides for an initial base salary of $250,000 and an annual incentive bonus based on growth in the estimated equity value of Holdings. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless the Company gives Mr. Franco a notice not to extend the employment term. The employment agreement provides that if Mr. Franco's employment is involuntarily terminated by the Company without cause, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Each of the executive officers' employment agreements include non-competition, non-solicitation, confidentiality and other restrictive covenants.

  SEVERANCE AGREEMENTS

     On December 27, 2001, the Company had entered into severance agreements with two of its executive officers, Robert F. Hogan, Jr. and Robert L. Winspear. These severance agreements were only to become operative upon a "change in control" of the Company. The severance agreements generally provided that if, within a two-year period following a change in control, the Company terminated the employment of the executive other than as a result of his death or disability, or for cause, or if the executive terminated employment with the Company under certain circumstances, the executive was entitled to receive severance compensation. For Mr. Hogan and Mr. Winspear, this severance compensation would be: (i) two times the executive's base pay at the highest rate in effect for any period prior to his termination, (ii) two times the executive's cash bonus (equal to the highest applicable cash bonus earned during the three years immediately preceding the year in which the change in control occurred) and (iii) if the termination of employment occurs after June 30 in any year, a prorated bonus for that calendar year. In addition, health and life insurance benefits substantially similar to those provided prior to termination would continue for a two-year period, subject to reduction to the extent comparable benefits were actually received by the executive from another employer during this period. The Company's severance agreements with Mr. Hogan and Mr. R. Winspear also provided that if any amount to be paid to the executive under the severance agreement was determined to be non-deductible by reason of
Section 280G of the Internal Revenue Code, the severance benefits would be reduced to the extent necessary so that Section 280G did not cause any amount to be non-deductible to the Company. Upon the sale of the AmerCable division to Wingate Partners III, L.P., Mr. Hogan relinquished his rights to severance from the Company. Upon the consummation of the Merger Transaction, Mr. R. Winspear was terminated from the employment of the Company and collected severance in accordance with his severance agreement.

  NON-COMPETITION AGREEMENT

     In connection with the execution of the Merger Agreement, Mr. William W. Winspear, who was the Company's Chairman, President and Chief Executive Officer prior to the completion of the equity tender offer, entered into a non-competition agreement with the Company. Mr. Winspear has agreed that he will not directly or indirectly own, operate, manage, control, consult with, provide services for, or in any manner engage in the building products/siding and windows business or the electrical cable manufacturing business in competition with the Company within the United States for a period of three years beginning on the offer completion date ("Restricted Period"). Mr. Winspear has also agreed that during the Restricted Period he will not directly or indirectly (1) induce any of the Company's employees to leave its employ, (2) hire any person who is the Company's employee, or (3) induce any customer, supplier, distributor or other person having a significant business relationship with the Company to cease doing business with the Company, or otherwise intentionally adversely interfere with such a relationship. Mr. Winspear retired from the Company upon completion of the equity tender offer.

  NON-SOLICITATION AGREEMENT

     In connection with the execution of the merger agreement, Mr. Robert L. Winspear, who was the Company's Vice President and Chief Financial Officer prior to the merger, entered into a non-solicitation agreement with the Company. Mr. Robert Winspear has agreed that he will not, directly or indirectly, for a period of two years following the completion of the equity tender offer: (1) induce any of the Company's employees that was party to an employment or severance agreement with the Company on March 16, 2002 to leave its employ, (2) hire any such person, or (3) induce any customer, supplier, distributor or other person having a significant business relationship with the Company to cease doing business with the Company or otherwise intentionally adversely interfere with such a relationship.

  COMMITTEES OF THE BOARD OF DIRECTORS

     There are currently no committees of the Company's board of directors. The Company may elect to expand the size of its board of directors, create committees for its board of directors and may elect the same board members and committee members as that of Holdings.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors for for the Company did not have a compensation committee in the year ended December 31, 2002. Mr. Caporale, who also serves as President and Chief Executive Officer of the Company, participates in deliberations with the board of directors of the Company concerning executive officer compensation from time to time. In addition, Mr. Caporale is a director of Holdings. The board of directors for Holdings did not have a compensation committee during the year ended December 31, 2002. During 2002, no other executive officer of the Company served as a member of the compensation committee of another entity. For a more detailed discussion of relationships between Holdings and the Company see "Certain Relationships and Related Transactions."

  DIRECTOR COMPENSATION

     Prior to the Merger Transaction, directors, including directors who were employees of the Company, received an annual retainer of $16,000 plus $3,500 for each board of directors meeting and $1,000 for each committee meeting attended in person or $1,000 for each such meeting in which participation was by telephone. Directors were also reimbursed for reasonable travel expenses incurred in attending board meetings and committee meetings. Subsequent to the Merger Transaction, the Company currently reimburses its non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors.

  ASSOCIATED MATERIALS HOLDINGS INC. 2002 STOCK OPTION PLAN

     In June 2002, Holdings adopted the Associated Materials Holdings Inc. 2002 Stock Option Plan (the "Plan"). The board of directors of Holdings administers the Plan and selects eligible executives, directors, employees and consultants of Holdings and its affiliates, including the Company, to receive options. The board of directors of Holdings also will determine the number and type of shares of stock covered by options granted under the Plan, the terms under which options may be exercised, the exercise price of the options and other terms and conditions of the options in accordance with the provisions of the Plan. An option holder may pay the exercise price of an option by any legal manner that the board of directors of Holdings permits. Option holders generally may not transfer their options except in the event of death. If Holdings undergoes a change in control, as defined in the Plan, all outstanding Time-Based Options become immediately fully exercisable, while the IRR Options may become immediately exercisable upon achievement of certain specified criteria. The board of directors of Holdings may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the Plan, the board of directors may amend or terminate the Plan. The Plan will terminate no later than 10 years following its effective date; however, any options outstanding under the option plan will remain outstanding in accordance with their terms.

     Certain employees of the Company who held options immediately prior to the Merger Transaction to purchase shares of the Predecessor's common stock have converted such options into options to purchase shares of Holdings' common stock, preferred stock or both. Certain employees of the Company may also receive new options to purchase shares of common stock of Holdings. Mr. Caporale may require Holdings to repurchase shares of stock of Holdings that have been purchased through the exercise of certain options granted to him upon the occurrence of specified events.

                           OPTION/SAR GRANTS IN 2002

     The following table provides information regarding the grant of Holdings' stock options to each of the Company's executive officers in 2002.

                                                      INDIVIDUAL GRANTS(1)                               POTENTIAL REALIZABLE
                           --------------------------------------------------------------------------      VALUE AT ASSUMED
                                                PERCENT OF TOTAL                                            ANNUAL RATES OF
                                NUMBER OF         OPTIONS/SARS                                         STOCK PRICE APPRECIATION
                               SECURITIES          GRANTED TO                                             FOR OPTION TERM(2)
                           UNDERLYING OPTIONS/    EMPLOYEES IN     EXERCISE PRICE                      -------------------------
NAME                          SARS GRANTED            2002           PER SHARE       EXPIRATION DATE       5%            10%
----                       -------------------  ----------------   --------------   -----------------  -----------   -----------
Michael Caporale,
  Jr.(3).................  106,280 common            22.0%             $10.00       September 4, 2012  $  668,389    $1,693,829
                            63,768 common            13.2%             $10.00       September 4, 2012  $  401,034    $1,016,298
                            23,221 preferred/         8.5%             $31.09       January 17, 2010   $3,754,875    $3,867,609
                            17,781 common
                            23,194 preferred/         8.5%             $29.91       March 1, 2010      $3,822,182    $3,939,454
                            18,063 common
D. Keith LaVanway(4).....   39,855 common             8.2%             $10.00       September 4, 2012  $  250,646    $  635,186
                            23,913 common             4.9%             $10.00       September 4, 2012  $  150,388    $  381,112
                             4,678 preferred/         1.7%             $38.21       February 22, 2011  $  795,287    $  820,501
                             3,213 common
Kenneth L. Bloom(5)......   33,212 common             6.9%             $10.00       September 4, 2012  $  208,868    $  529,314
                            19,927 common             4.1%             $10.00       September 4, 2012  $  125,320    $  317,585
                             4,665 preferred/         1.7%             $35.50       August 25, 2010    $  772,119    $  796,004
                             3,344 common
Robert M. Franco(6)......   13,285 common             2.7%             $10.00       September 4, 2012  $   83,549    $  211,729
                             7,971 common             1.6%             $10.00       September 4, 2012  $   50,129    $  127,037
William W. Winspear......         --                   --%             $   --       --                 $       --    $       --
Robert F. Hogan, Jr......         --                   --%             $   --       --                 $       --    $       --
Robert L. Winspear.......         --                   --%             $   --       --                 $       --    $       --

---------------

(1) Options granted in 2002 were granted in accordance with the Associated Materials Holdings Inc. 2002 Stock Option Plan. The option grants include the following:

     - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest over time ("Time-Based Options"). All Time-Based Options granted to executives during September 2002 were immediately vested 16% on the date of grant, representing 10% vesting upon grant plus four months of vesting from May 2002 through August 2002, with remaining vesting of 1.5% per month over 56 months;

     - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest 100% on the eighth anniversary from the date of grant, provided that the option vesting may be accelerated upon the occurrence of a liquidity event and the achievement of a specified internal rate of return ("IRR") on the investment by Harvest Partners, Inc. in Holdings ("IRR Options"). A liquidity event is defined as the occurrence of (a) a transaction or series of transactions which results in the sale or transfer of (i) more than a majority of the assets of Holdings and its subsidiaries or (ii) a majority of the capital stock of Holdings or a widely distributed sale of the common stock of Holdings in an underwritten public offering which yields a minimum required amount of net proceeds to Holdings and (b) the funds of Harvest Partners, Inc. receive a minimum required aggregate net cash proceeds for its investment in Holdings ("Liquidity Event");

     - Options to purchase shares of Holdings common stock and preferred stock as a unit, comprised of one share of preferred stock and a specified fraction of a share of common stock ("Roll-Over Options"). These options were granted in exchange for the outstanding options to purchase Associated Materials common stock ("Predecessor Company Options"). Roll-Over Options were granted at an exercise price, which preserves the intrinsic value of the Predecessor Company Options. Each Roll-Over Option grant was 100% vested as of the date of grant.

(2) The potential realizable value set forth for common stock in the table above illustrates the value that would be realized upon exercise of the option immediately prior to the expiration of its term, assuming the specified compounded rates of appreciation on the common stock over the term of the option. The use of the assumed 5% and 10% annual rates of stock price appreciation are established by the Securities and Exchange Commission and is not intended by the Company to forecast possible appreciation of the price of its common stock. The potential realizable value for preferred shares is $100 per share plus accumulated dividends of 8% per year for the remaining life of the option. Preferred stock is not convertible into common stock.

(3) In September 2002, Mr. Caporale was granted an option to purchase 205,892 shares of Holdings common stock and 46,415 shares of Holdings' preferred stock as follows:

     - Time-Based Options granted with the option to purchase 106,280 shares of common stock at $10 per share;

     - IRR Options granted with the option to purchase 63,768 shares of common stock at $10 per share;

     - Roll-Over Options granted with an option to purchase 23,221 shares of preferred stock and 17,781 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7657 shares of common stock, at a unit exercise price of $31.09.

     - Roll-Over Options granted with an option to purchase 23,194 shares of preferred stock and 18,063 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7788 shares of common stock, at a unit exercise price of $29.91.

(4) In September 2002, Mr. LaVanway was granted an option to purchase 66,981 shares of Holdings common stock and 4,678 shares of Holdings' preferred stock as follows:

     - Time-Based Options granted with the option to purchase 39,855 shares of common stock at $10 per share;

     - IRR Options granted with the option to purchase 23,913 shares of common stock at $10 per share;

     - Roll-Over Options granted with an option to purchase 4,678 shares of preferred stock and 3,213 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.686832 shares of common stock, at a unit exercise price of $38.21.

(5) In September 2002, Mr. Bloom was granted an option to purchase 56,483 shares of Holdings common stock and 4,665 shares of Holdings' preferred stock as follows:

     - Time-Based Options granted with the option to purchase 33,212 shares of common stock at $10 per share;

     - IRR Options granted with the option to purchase 19,927 shares of common stock at $10 per share;

     - Roll-Over Options granted with an option to purchase 4,665 shares of preferred stock and 3,344 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.716827 shares of common stock, at a unit exercise price of $35.50.

(6) In September 2002, Mr. Franco was granted an option to purchase 21,256 shares of Holdings common stock as follows:

     - Time-Based Options granted with the option to purchase 13,285 shares of common stock at $10 per share;

     - IRR Options granted with the option to purchase 7,971 shares of common stock at $10 per share.

                    AGGREGATED OPTION/SAR EXERCISES IN 2002
                    AND DECEMBER 31, 2002 OPTION/SAR VALUES

     The following table provides information regarding the exercise of Holdings' or the predecessor Company's options during 2002 and unexercised options held as of December 31, 2002 for each of the Company's executive officers.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                  OPTIONS/SARS AT                  OPTIONS/SARS AT
                              SECURITIES                      DECEMBER 31, 2002(1)(3)           DECEMBER 31, 2002(2)
                             ACQUIRED ON      VALUE      ---------------------------------   ---------------------------
NAME                         EXERCISE (#)    REALIZED       EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ----------   -----------------   -------------   -----------   -------------
Michael Caporale, Jr.(4)...         --      $       --       23,382 common   82,898 common   $  193,837      $687,224

                                                                --           63,768 common   $       --      $528,637

                                                         23,221 preferred/        --         $2,049,141      $     --
                                                             17,781 common

                                                         23,194 preferred/        --         $2,079,663      $     --
                                                             18,063 common

D. Keith LaVanway(5).......         --      $       --        8,768 common   31,087 common   $   72,687      $257,711

                                                                --           23,913 common   $       --      $198,239

                                                          4,678 preferred/        --         $  372,753      $     --
                                                              3,213 common

Kenneth L. Bloom(6)........         --      $       --        7,307 common   25,905 common   $   60,575      $214,752

                                                                --           19,927 common   $       --      $165,195

                                                          4,665 preferred/        --         $  386,919      $     --
                                                              3,344 common

Robert M. Franco(7)........         --      $       --        2,923 common   10,362 common   $   24,232      $ 85,901

                                                                --            7,971 common   $       --      $ 66,080

William W. Winspear........         --      $       --          --                --         $       --      $     --
Robert F. Hogan, Jr. ......         --      $       --          --                --         $       --      $     --
Robert L. Winspear.........     40,000      $1,761,500          --                --         $       --      $     --

---------------

(1) The Company has not granted stock appreciation rights.

(2) The per share common equity value on December 31, 2002 was $18.29 per share, which was based on a calculation of common equity value which includes Adjusted EBITDA, an estimated EBITDA multiple and December 31, 2002 cash and debt of the Company. The value of unexercised common options was calculated by multiplying the per share common stock value by the number of shares of common stock issuable upon exercise of these options, less exercise price. Preferred share value was based on a $100 per share value, plus accumulated preferred stock dividends of 8% since the closing of the Merger Transaction, less the exercise price of these options.

(3) Options granted in 2002 were granted in accordance with the Associated Materials Holdings, Inc. 2002 Stock Option Plan. The option grants include the following:

        - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest over time ("Time-Based Options"). All Time-Based Options granted to executives during September 2002 were immediately vested 16% on the date of grant, representing 10% vesting upon grant plus four months of vesting from May 2002 through August 2002, with remaining vesting of 1.5% per month over 56 months;

        - Options to purchase shares of Holdings common stock at the fair market value on the date of grant, which will vest 100% on the eighth anniversary from the date of grant, provided that the option vesting may be accelerated upon the occurrence of a liquidity event and the achievement of a specified internal rate of return ("IRR") on the investment by Harvest Partners, Inc. in

          Holdings ("IRR Options"). A liquidity event is defined as the occurrence of (a) a transaction or series of transactions which results in the sale or transfer of (i) more than a majority of the assets of Holdings and its subsidiaries or (ii) a majority of the capital stock of Holdings or a widely distributed sale of the common stock of Holdings in an underwritten public offering which yields a minimum required amount of net proceeds to Holdings and (b) the funds of Harvest Partners, Inc. receive a minimum required aggregate net cash proceeds for its investment in Holdings ("Liquidity Event");

        - Options to purchase shares of Holdings common stock and preferred stock as a unit, comprised of one share of preferred stock and a specified fraction of a share of common stock ("Roll-Over Options"). These options were granted in exchange for the outstanding options to purchase Associated Materials Incorporated common stock ("Predecessor Company Options"). Roll-Over Options were granted at an exercise price, which preserves the intrinsic value of the Predecessor Company Options. Each Roll-Over Option grant was 100% vested as of the date of grant.

(4) In September 2002, Mr. Caporale was granted an option to purchase 205,892 shares of Holdings common stock and 55,758 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 106,280 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 63,768 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 23,221 shares of preferred stock and 17,781 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7657 shares of common stock, at a unit exercise price of $31.09.

        - Roll-Over Options granted with an option to purchase 23,194 shares of preferred stock and 18,063 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.7788 shares of common stock, at a unit exercise price of $29.91.

(5) In September 2002, Mr. LaVanway was granted an option to purchase 66,981 shares of Holdings common stock and 4,678 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 39,855 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 23,913 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 4,678 shares of preferred stock and 3,213 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.686832 shares of common stock, at a unit exercise price of $38.21.

(6) In September 2002, Mr. Bloom was granted an option to purchase 56,483 shares of Holdings common stock and 4,665 shares of Holdings' preferred stock as follows:

        - Time-Based Options granted with the option to purchase 33,212 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 19,927 shares of common stock at $10 per share;

        - Roll-Over Options granted with an option to purchase 4,665 shares of preferred stock and 3,344 shares of common stock. Each option must be exercised as a unit, with each unit comprising one share of preferred stock and 0.716827 shares of common stock, at a unit exercise price of $35.50.

(7) In September 2002, Mr. Franco was granted an option to purchase 21,256 shares of Holdings common stock as follows:

        - Time-Based Options granted with the option to purchase 13,285 shares of common stock at $10 per share;

        - IRR Options granted with the option to purchase 7,971 shares of common stock at $10 per share.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is a wholly owned subsidiary of Holdings. The capital stock of Holdings consists of preferred stock, par value $0.01 per share (the "preferred stock"), class A common stock, par value $0.01 per share (the "class A common stock") and class B non-voting common stock, par value $0.01 per share ("class B common stock" and collectively with the class A common stock, the "common stock"). The preferred stock is senior in right of payment to the common stock. Holders of preferred stock have no voting rights except as required by law. Harvest Funds (as defined by footnote 3 below) owns approximately 30.7% of the voting stock of Holdings and is party to an amended and restated stockholders agreement dated as of April 19, 2002, regarding the ownership and voting of the common stock of Holdings. By virtue of such stock ownership and stockholders agreement, Harvest Funds will have the ability to designate a majority of the board of directors of Holdings and to control actions to be taken by the Company's stockholder and/or board of directors, including amendments to the Company's certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of the Company's assets.

     The following table sets forth certain information as of February 28, 2003 regarding the beneficial ownership of:

     - Harvest Funds in Holdings;

     - the directors of Holdings

     - the directors and named executive officers of the Company; and

     - all directors and executive officers of the Company and directors of Holdings as a group.

     The Company determined beneficial ownership in accordance with the rules of the Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within sixty days through the exercise of any options. Except as otherwise indicated, the address for each of the named individuals is c/o Associated Materials Incorporated, 280 Park Avenue, New York, New York 10017.

                                       CLASS A
                                     COMMON STOCK           PREFERRED STOCK         VOTING SECURITIES
                                ----------------------   ----------------------   ----------------------
                                NUMBER OF                NUMBER OF                NUMBER OF
                                 SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE
                                ---------   ----------   ---------   ----------   ---------   ----------
Harvest Funds(1)(2)(3)........   500,000       30.7%      450,000       30.3%      500,000       30.7%
Ira D. Kleinman(4)............   500,000       30.7%      450,000       30.3%      500,000       30.7%
Michael Caporale, Jr.(5)......    65,602        3.9%       46,415        3.0%       65,602        3.9%
D. Keith LaVanway(6)..........    14,372          *         4,678          *        14,372          *
Thomas W. Arenz(7)............   500,000       30.7%      450,000       30.3%      500,000       30.7%
Jonathan C. Angrist(8)........        --         --            --         --            --         --
Kenneth L. Bloom(9)...........    12,643          *         4,665          *        12,643          *
Robert M. Franco(10)..........     3,720          *            --         --         3,720          *
Dennis Vollmershausen(11).....     1,893          *           900          *         1,893          *
Kevin Hayes(12)...............   228,719       14.0%      205,847       13.9%      228,719       14.0%
All directors and executive
  officers as a group (9
  persons)....................   826,949       47.9%      712,505       46.3%      826,949       47.9%

---------------

  *  Less than 1%.

 (1) Holdings is controlled by Harvest Funds, by reason of their collective right to designate a majority of the members of the board of directors of Holdings. Harvest Funds are Harvest Partners III, L.P., Harvest Partners III Beteilingungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) ("Harvest Partners III, GbR"), Harvest Partners IV, L.P. and Harvest Partners IV GmbH & Co. KG ("Harvest Partners IV KG"). Harvest Associates III, L.L.C., which has six members, is the general partner of Harvest Partners III, L.P. and Harvest Partners III, GbR. Harvest Associates IV, L.L.C., which has six members, is the general partner of Harvest Partners IV, L.P. and Harvest Partners IV KG. Harvest Partners, Inc. provides management services for Harvest Associates III, L.L.C. in connection with Harvest Partners III, L.P. and Harvest Partners III, GbR and for Harvest Associates IV, L.L.C. in connection with Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (2) Includes 131,978 shares of common stock and 118,780 shares of preferred stock owned by Harvest Partners III, L.P. and 18,022 shares of common stock and 16,220 shares of preferred stock owned by Harvest Partners III, GbR for each of which Harvest Associates III, L.L.C. is the general partner. Harvest Funds may hold two classes of preferred stock or notes convertible into preferred stock. Harvest Associates III, L.L.C. has six members, each of whom has equal voting rights and who may be deemed to share beneficial ownership of the shares of common stock of Holdings. The six members are Ira Kleinman, Harvey Mallement, Stephen Eisenstein, Harvey Wertheim, William Kane and Thomas Arenz. Mr. Kleinman and Mr. Arenz are on the Company's board of directors. Each of Messrs. Kleinman, Mallement, Eisenstein, Wertheim, Kane and Arenz disclaims beneficial ownership of the shares of common stock owned by Harvest Partners III, L.P. and Harvest Partners III GbR.

 (3) Includes 273,000 shares of common stock and 245,700 shares of common stock owned by Harvest Partners IV, L.P. and 77,000 shares of common stock and 69,300 shares of preferred stock owned by Harvest Partners IV GmbH & Co. KG or Harvest Partners IV KG, for each of which Harvest Associates IV, L.L.C. is the general partner. Harvest Associates IV, L.L.C. has six members, each of whom has equal voting rights and who may be deemed to share beneficial ownership of the shares of common stock of Holdings beneficially owned by it. The six members are Ira Kleinman, Harvey Mallement, Stephen Eisenstein, Harvey Wertheim, William Kane and Thomas Arenz. Mr. Kleinman and Mr. Arenz are on the Company's board of directors. Each of Messrs. Kleinman, Mallement, Eisenstein, Wertheim, Kane and Arenz disclaims beneficial ownership of the shares of common stock owned by Harvest Partners IV, L.P., Harvest Partners IV KG. Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG are collectively referred to as the "Harvest Funds." The address of the named entities is 280 Park Avenue, 33rd Floor, New York, New York 10017.

 (4) Includes shares of class A common stock and preferred stock owned by Harvest Partners III, L.P. and shares of class A common stock and preferred stock owned by Harvest Partners III GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Also includes shares of class A common stock and preferred stock owned by Harvest Partners IV, L.P. and Harvest Partners IV KG, for each of which Harvest Partners IV, L.L.C. is the general partner. Mr. Kleinman is a member of Harvest Associates, III, L.L.C. and Harvest Partners IV, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock of Holdings beneficially owned by them. Mr. Kleinman disclaims beneficial ownership of common shares owned by Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (5) Includes options to purchase 65,602 shares of class A common stock and 46,415 shares of preferred stock. This reflects the conversion of options held by Mr. Caporale to purchase shares of common stock of the Predecessor prior to the merger into options to purchase shares of common and preferred stock of Holdings.

 (6) Includes options to purchase 14,372 shares of class A common stock and 4,678 shares of preferred stock. This reflects the conversion of options held by Mr. LaVanway to purchase shares of common stock of the Predecessor prior to the merger into options to purchase shares of common and preferred stock of Holdings.

 (7) Includes shares of class A common stock and preferred stock owned by Harvest Partners III, L.P. and shares of class A common stock and preferred stock owned by Harvest Partners III GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Also includes shares of class A common stock and preferred stock owned by Harvest Partners IV, L.P. and Harvest Partners IV KG, for each of which Harvest Partners IV, L.L.C. is the general partner. Mr. Arenz is a member of Harvest Associates, III, L.L.C. and Harvest Partners IV, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock of Holdings beneficially owned by them. Mr. Arenz disclaims beneficial ownership of common shares owned by Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (8) Mr. Angrist is a director of Holdings and the Company.

 (9) Includes options to purchase 12,643 shares of class A common stock and 4,665 shares of preferred stock. This reflects the conversion of options held by Mr. Bloom to purchase shares of common stock of the Predecessor prior to the merger into options to purchase shares of common and preferred stock of Holdings.

(10) Includes options to purchase 3,720 shares of class A common stock.

(11) Includes 1,000 shares of common stock and 900 shares of preferred stock owned through a personal holding company in the name of 3755428 Canada Inc, a Canadian corporation. Mr. Vollmershausen is the sole shareholder of this corporation. Mr. Vollmershausen was also granted options to purchase 893 shares of class A common stock.

(12) Mr. Hayes is a director for Holdings, representing four of Holdings stockholders, Weston Presidio Capital IV, L.P. ("Fund IV"), Weston Presidio Capital III, L.P. ("Fund III"), WPC Entrepreneur Fund, L.P. ("WP EF") and WPC Entrepreneur Fund II, L.P. ("WP EF II"). Fund IV, Fund III, WP EF and WPEF II are collectively referred to as the "Weston Funds." Mr. Hayes' election as a director is prescribed by the Holdings stockholders' agreement. The shares included in the table above includes shares held by the Weston Funds as follows: Fund III holds 65,992 shares of Class A common stock and 59,393 shares of preferred stock; Fund IV holds 156,986 shares of Class A Common Stock and 141,288 shares of preferred stock; WP EF holds 3,256 shares of class A common stock and 2,930 shares of preferred stock; and WP EF II holds 2,485 shares of class A common stock and 2,236 shares of preferred stock.

     Mr. Hayes is a member or partner, as the case may be, of the general partner of the Weston Funds. Mr. Hayes disclaims beneficial ownership of the shares held by the Weston Funds, except to the extent of his pecuniary interest therein.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE MERGER

  THE MERGER AGREEMENT

     On March 16, 2002, the Company, Simon Acquisition Corp. and Holdings (formerly known as Harvest/ AMI Holdings Inc.) entered into an agreement and plan of merger pursuant to which Simon Acquisition Corp. commenced a tender offer to purchase all of the issued and outstanding shares of common stock of the Predecessor, at a price of $50.00 per share, net to the seller in cash. Following the completion of the merger, Simon Acquisition Corp. merged into the Company and the Company continued as the surviving corporation.

     The Merger Agreement contained customary representations and warranties by the Company to Simon Acquisition Corp. and Holdings, as well as customary representations and warranties by Simon Acquisition Corp. and Holdings to the Company.

     The Merger Agreement provides that the Company will indemnify and hold harmless each person who is now or at any time has been a director or officer of the Company, and their heirs and personal representatives, against liabilities and expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to the effective time of the merger.

     Pursuant to the merger agreement, promptly following the commencement of the equity tender offer, the Company commenced a tender offer for its then outstanding 9 1/4% notes and a solicitation of consents from holders of the existing notes to amend certain terms of the related indenture to facilitate the financings contemplated by the merger agreement.

     Following the merger of Simon Acquisition Corp. with the Company on April 19, 2002, the Company became a wholly owned subsidiary of Holdings. As a result, Holdings has the right to appoint all of the Company's directors.

  TENDER AND VOTING AGREEMENT

     In connection with the execution of the merger agreement, Mr. William W. Winspear, who, at the time, was the Chairman of the Board, President and Chief Executive Officer of the Company and who beneficially owned at the time of the merger agreement 3,097,242 shares of common stock of the Predecessor, representing approximately 42% of the outstanding shares of common stock of the Company on a fully diluted basis, entered into a tender and voting agreement with Simon Acquisition Corp. and Holdings. Mr. Winspear agreed to validly tender all of his shares and, until the termination of the tender and voting agreement, to vote or cause to be voted all of the shares which Mr. Winspear has the right to vote in favor of the merger and the approval of the terms of the merger agreement and in favor of each of the other transactions contemplated by the merger agreement, and against any other action that could adversely affect the transactions contemplated by the merger agreement. Mr. Winspear made customary representations and warranties relating to ownership of shares of the Company, power and authority, execution and delivery, no conflicts, no finder's fees, and reliance by Holdings.

THE STOCKHOLDERS AGREEMENT

     The stockholders of Holdings have entered into a stockholders agreement, which governs certain relationships among, and contains certain rights and obligations of, such stockholders. The stockholders agreement, among other things, (1) limits the ability of the stockholders to transfer their shares in Holdings except in certain permitted transfers as defined therein; (2) provides for certain tag-along obligations and certain bring-along rights; (3) provides for certain registration rights; and (4) provides for certain preemptive rights.

     The stockholders agreement provides that the parties thereto must vote their shares to elect a board of directors consisting of at least four persons designated by the stockholders who are affiliates of Harvest Partners, Inc., our chief executive officer, a person designated by PPM America Private Equity Fund, LP and a person designated by Weston Presidio Service Company, LLC. Pursuant to the stockholders agreement, Harvest Partners, Inc. will have the power to control the amendment of the certificate of incorporation of Holdings, excluding changes that would disproportionately and adversely affect the rights of any stockholder (other than stockholders who are affiliates of Harvest Partners, Inc.). In addition, all stockholders of Holdings have granted the Harvest funds the right, in certain circumstances, to require such stockholders to sell their shares in Holdings in a sale of substantially all of the assets of Holdings or a majority of the common stock of Holdings or the Company, to any party other than an affiliate of Harvest Partners, Inc.

     Pursuant to the stockholders agreement, the stockholders (other than stockholders that are affiliates of Harvest Partners, Inc.) are granted "tag-along" rights under which such stockholders have the option of participating in certain sales of capital stock of Holdings by the stockholders who are affiliates of Harvest Partners, Inc. at the same price and other terms as such affiliates.

     Pursuant to the stockholders agreement, the stockholders are entitled to certain rights with respect to registration under the Securities Act of certain shares held by them including, in the case of affiliates of Harvest Partners, Inc., certain demand registration rights. The stockholders agreement also provides for certain preemptive rights. Subject to certain conditions, the preemptive rights grant the right to purchase shares in a share issuance of Holdings.

     The stockholders agreement provides that it shall terminate, except with respect to the registration rights of the stockholders, upon the closing of an underwritten registered public offering of common stock of Holdings.

MANAGEMENT AGREEMENT

     The Company entered into a management agreement with Harvest Partners. Under the management agreement, Harvest Partners received a one-time fee of $5.0 million in connection with structuring and implementing the acquisition of the Company. In addition, Harvest Partners provides the Company with financial advisory and strategic planning services. For these services, Harvest Partners receives an annual fee of $0.8 million, payable on a quarterly basis in advance, which began on the date of execution of this agreement. The fee will be adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. The agreement also provides that Harvest Partners will receive transaction fees in connection with financings, acquisitions and divestitures of the Company. Such fees will be a percentage of the applicable transaction. The Company will reimburse Harvest Partners for all out-of-pocket expenses. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners.

AMERCABLE

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for net proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. Robert F. Hogan, Jr., president and chief executive officer of the AmerCable division and vice president of the Company prior to the sale, is the president, chief executive officer and chairman of the board of AmerCable Incorporated.

ITEM 14.  CONTROLS AND PROCEDURES

     (a) Evaluation of disclosure controls and procedures.

          The Company's Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the Company's disclosure controls and procedures as of a date within 90 days before the filing of this annual report (the "Evaluation Date"). Based on their evaluation as of the Evaluation Date, the Chief Executive Officer and Chief Financial Officer have concluded that the Company's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within required time periods.

     (b) Changes in internal controls.

          The Company maintains a system of internal accounting controls that are designed to provide reasonable assurance that the Company's books and records accurately reflect the Company's transactions and that the Company's established policies and procedures are followed. There were no significant changes to the Company's internal controls or other factors that could significantly affect its internal controls subsequent to their evaluation as of the Evaluation Date, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     The following documents are included in this report.

(A)(1) FINANCIAL STATEMENTS

     See Index to Financial Statements at Item 8 on Page 29 of this report.

(A)(2) FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules have been omitted due to the absence of conditions under which they are required or because the information required is included in the financial statements or the notes thereto.

(B) REPORTS ON FORM 8-K

     The Company did not file any Current Reports on Form 8-K during the quarter ended December 31, 2002.

(C) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of March 16, 2002, by and among Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.), Simon Acquisition Corp. and
          the Company (incorporated by reference to Exhibit 99(d)(1)
          of Schedule TO filed by Associated Materials Holdings, Inc.
          and certain affiliates, Commission File No. 005-53705, filed on March 22, 2002).
  3.1     Amended and Restated Certificate of Incorporation of the
          Company (incorporated by reference to Exhibit 3.1 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
  3.2     Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
  3.3     Certificate of Incorporation of Alside, Inc. (incorporated by reference to Exhibit 3.3 to the Company's Registration
          Statement on Form S-4/A, Commission File No. 333-92010,
          filed on September 12, 2002).
  3.4     Amended and Restated Bylaws of Alside, Inc. (incorporated by reference to Exhibit 3.4 to the Company's Registration
          Statement on Form S-4/A, Commission File No. 333-92010,
          filed on September 12, 2002).
  4.1     Registration Rights Agreement, dated as of April 23, 2002, by and among the Company, AMI Management Company, Credit
          Suisse First Boston Corporation, UBS Warburg LLC and CIBC
          World Markets Corp. (incorporated by reference to Exhibit
          4.1 to the Company's Registration Statement on Form S-4,
          Commission File No. 333-92010, filed on July 3, 2002).
  4.2     Indenture governing the Company's 9 3/4% Senior Subordinated
          Notes Due 2012, dated as of April 23, 2002, by and among the
          Company, AMI Management Company and Wilmington Trust Company
          (incorporated by reference to Exhibit 4.2 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
  4.3     Supplemental Indenture governing the Company's 9 3/4% Senior
          Subordinated Notes Due 2012, dated as of May 10, 2002 by and among the Company, AMI Management Company, Alside, Inc. and
          Wilmington Trust Company (incorporated by reference to
          Exhibit 4.3 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
  4.4     Form of the Company's 9 3/4% Senior Subordinated Note Due
          2012 (incorporated by reference to Exhibit 4.4 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
  4.5     Form of Indenture governing the Company's 9 1/4% Senior
          Subordinated Notes due 2008, between the Company and The
          Bank of New York Trust Company of Florida, N.A. (as
          successor to U.S. Trust Company of Texas, N.A.)
          (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-1/A, File No. 333-42067,
          filed on January 30, 1998).
  4.6     First Supplemental Indenture governing the Company's 9 1/4%
          Senior Subordinated Notes due 2008, dated as of April 4,
          2002, by and among the Company and The Bank of New York
          Trust Company of Florida, N.A (as successor to U.S. Trust
          Company of Texas, N.A.) (incorporated by reference to
          Exhibit 4.6 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
  4.7     Form of 9 1/4% Senior Subordinated Note due 2008
          (incorporated by reference to Exhibit A of 4.1 to the
          Company's Registration Statement on Form S-1/A, Commission
          File No. 333-42067, filed on January 30, 1998).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.1     Credit Agreement, dated as of April 19, 2002, by and among the Company, Associated Materials Holdings Inc., the various financial institutions and other Persons from time to time parties thereto, UBS AG, Stamford Branch, as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, CIBC World Markets Corp., as
          documentation agent, and UBS Warburg LLC and Credit Suisse
          First Boston Corporation, as joint lead arrangers (the
          "Credit Agreement") (incorporated by reference to Exhibit
          10.1 to the Company's Registration Statement on Form S-4,
          Commission File No. 333-92010, filed on July 3, 2002).
 10.2     Borrower Security and Pledge Agreement of the Company, dated as of April 19, 2002, by the Company, in favor of UBS AG,
          Stamford Branch, as administrative agent (incorporated by
          reference to Exhibit 10.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.3     Form of Subsidiary Security and Pledge Agreement, by each
          subsidiary of the Company from time to time party thereto in favor of UBS AG, Stamford Branch, as administrative agent, on behalf of the Secured Parties (as defined in the Credit
          Agreement) (incorporated by reference to Exhibit 10.3 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
 10.4     Form of Subsidiary Guaranty, by each subsidiary of the
          Company from time to time party thereto in favor of UBS AG,
          Stamford Branch, as administrative agent, on behalf of the
          Secured Parties (as defined in the Credit Agreement)
          (incorporated by reference to Exhibit 10.4 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.5     Assumption Agreement, dated as of April 19, 2002, by and
          among the Company and AMI Management Company, as guarantors
          (incorporated by reference to Exhibit 10.5 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.6     Agreement of Sale, dated as of January 30, 1984, between USX
          Corporation (formerly United States Steel Corporation)
          ("USX") and the Company (incorporated by reference to
          Exhibit 10.1 to the Company's Registration Statement on Form
          S-1, Commission File No. 33-64788).
 10.7     Amendment Agreement, dated as of February 29, 1984, between
          USX and the Company (incorporated by reference to Exhibit
          10.2 to the Company's Registration Statement on Form S-1,
          File No. 33-64788).
 10.8     Form of Indemnification Agreement between the Company and
          each of the directors and executive officers of the Company
          (incorporated by reference to Exhibit 10.14 to the Company's
          Registration Statement on Form S-1, File No. 33-84110).
 10.9     Incentive Bonus Plan of the Company (incorporated by
          reference to Exhibit 10.10 to the Company's Annual Report on
          Form 10-K filed for December 31, 2000).
 10.10    Severance Agreement, dated December 27, 2001, between the
          Company and Robert F. Hogan, Jr. (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K
          filed for December 31, 2001).
 10.11    Management Agreement, dated as of April 19, 2002, by and
          between Harvest Partners, Inc. and the Company (incorporated by reference to Exhibit 10.11 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.12    Asset Purchase Agreement, dated as of June 24, 2002, between the Company and AmerCable Incorporated (incorporated by
          reference to Exhibit 10.12 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.13    Associated Materials Holdings Inc. 2002 Stock Option Plan
          (incorporated by reference to Exhibit 10.13 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.14    Employment Agreement, dated as of July 1, 2002, between the
          Company and Michael Caporale, Jr. (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on
          Form S-4/ A, Commission File No. 333-92010, filed on
          September 12, 2002).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.15    Employment Agreement, dated as of August 21, 2002, between the Company and D. Keith LaVanway (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on
          Form S-4/A, Commission File No. 333-92010, filed on
          September 12, 2002).
 10.16    Agreement, dated as of January 1, 1998, between Shintech
          Incorporated and the Alside division of the Company
          (incorporated by reference to Exhibit 10.16 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on October 16, 2002).*
 10.17    Associated Materials Holding Inc. Stock Option Award
          Agreement, dated September 4, 2002, between Associated
          Materials Holdings Inc. and Michael Caporale, Jr.
          (incorporated by reference to Exhibit 10.17 to the Company's
          Registration Statement on Form S-4/A, Commission File No.
          333-92010, filed on October 10, 2002).
 10.18    Associated Materials Holding Inc. Stock Option Award
          Agreement, dated September 4, 2002, between Associated
          Materials Holdings Inc. and Michael Caporale, Jr.
          (incorporated by reference to Exhibit 10.18 to the Company's
          Registration Statement on Form S-4/A, Commission File No.
          333-92010, filed on September 12, 2002).
 10.19    Employment Agreement, dated as of August 21, 2002, between the Company and Kenneth L. Bloom (incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on
          Form S-4/A, Commission File No. 333-92010, filed on October
          10, 2002).
 10.20    Employment Agreement, dated as of August 21, 2002, between the Company and Robert M. Franco (incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on
          Form S-4/ A, Commission File No. 333-92010, filed on October
          10, 2002).
 10.21    Severance Agreement, dated as of December 27, 2001, between the Company and Robert L. Winspear (incorporated by
          reference to Exhibit 10.14 to the Company's Annual Report on
          Form 10-K filed for December 31, 2001).
 21.1     Subsidiaries of the Company (incorporated by reference to
          Exhibit 21.1 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.1     Form of Letter of Transmittal (incorporated by reference to
          Exhibit 99.1 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.2     Form of Notice of Guaranteed Delivery (incorporated by
          reference to Exhibit 99.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.3     Certification of the Chief Executive Officer pursuant to 18
          U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**
 99.4     Certification of the Chief Financial Officer pursuant to 18
          U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

---------------

* Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment of information in accordance with Rule 406 of the Securities Act.

** This document is being furnished in accordance with SEC Release Nos. 33-8212 and 34-47551.

                                    SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ASSOCIATED MATERIALS INCORPORATED

                                          By:   /s/ MICHAEL CAPORALE, JR.
                                            ------------------------------------
                                                   Michael Caporale, Jr.
                                             President, Chief Executive Officer
                                                         and Director
                                               (Principal Executive Officer)

                                          By:     /s/ D. KEITH LAVANWAY
                                            ------------------------------------
                                                     D. Keith LaVanway
                                              Vice President, Chief Financial
                                               Officer, Treasurer and Secretary
                                              (Principal Financial Officer and
                                                          Principal
                                                    Accounting Officer)

Date: March 27, 2003

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----



           /s/ MICHAEL CAPORALE, JR.               President, Chief Executive Officer   March 27, 2003
------------------------------------------------              and Director
             Michael Caporale, Jr.                   (Principal Executive Officer)




             /s/ D. KEITH LAVANWAY                  Vice President, Chief Financial     March 27, 2003
------------------------------------------------    Officer, Treasurer and Secretary
               D. Keith LaVanway                    (Principal Financial Officer and
                                                     Principal Accounting Officer)




              /s/ IRA D. KLEINMAN                        Chairman of the Board          March 27, 2003
------------------------------------------------
                Ira D. Kleinman




              /s/ THOMAS W. ARENZ                               Director                March 27, 2003
------------------------------------------------
                Thomas W. Arenz




            /s/ JONATHAN C. ANGRIST                             Director                March 27, 2003
------------------------------------------------
              Jonathan C. Angrist

                                 CERTIFICATION

     I, Michael Caporale, Jr., President, Chief Executive Officer and Director, certify that:

          1. I have reviewed this annual report on Form 10-K of Associated Materials Incorporated;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By:   /s/ MICHAEL CAPORALE, JR.
                                            ------------------------------------
                                                   Michael Caporale, Jr.
                                             President, Chief Executive Officer
                                                         and Director
                                               (Principal Executive Officer)

                                 CERTIFICATION

     I, D. Keith LaVanway, Vice President, Chief Financial Officer, Treasurer and Secretary, certify that:

          1. I have reviewed this annual report on Form 10-K of Associated Materials Incorporated;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By:     /s/ D. KEITH LAVANWAY
                                            ------------------------------------
                                                     D. Keith LaVanway
                                              Vice President, Chief Financial
                                                           Officer,
                                                  Treasurer and Secretary
                                              (Principal Financial Officer and
                                               Principal Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of March 16, 2002, by and among Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.), Simon Acquisition Corp. and
          the Company (incorporated by reference to Exhibit 99(d)(1)
          of Schedule TO filed by Associated Materials Holdings, Inc.
          and certain affiliates, Commission File No. 005-53705, filed on March 22, 2002).
  3.1     Amended and Restated Certificate of Incorporation of the
          Company (incorporated by reference to Exhibit 3.1 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
  3.2     Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
  3.3     Certificate of Incorporation of Alside, Inc. (incorporated by reference to Exhibit 3.3 to the Company's Registration
          Statement on Form S-4/A, Commission File No. 333-92010,
          filed on September 12, 2002).
  3.4     Amended and Restated Bylaws of Alside, Inc. (incorporated by reference to Exhibit 3.4 to the Company's Registration
          Statement on Form S-4/A, Commission File No. 333-92010,
          filed on September 12, 2002).
  4.1     Registration Rights Agreement, dated as of April 23, 2002, by and among the Company, AMI Management Company, Credit
          Suisse First Boston Corporation, UBS Warburg LLC and CIBC
          World Markets Corp. (incorporated by reference to Exhibit
          4.1 to the Company's Registration Statement on Form S-4,
          Commission File No. 333-92010, filed on July 3, 2002).
  4.2     Indenture governing the Company's 9 3/4% Senior Subordinated
          Notes Due 2012, dated as of April 23, 2002, by and among the
          Company, AMI Management Company and Wilmington Trust Company
          (incorporated by reference to Exhibit 4.2 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
  4.3     Supplemental Indenture governing the Company's 9 3/4% Senior
          Subordinated Notes Due 2012, dated as of May 10, 2002 by and among the Company, AMI Management Company, Alside, Inc. and
          Wilmington Trust Company (incorporated by reference to
          Exhibit 4.3 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
  4.4     Form of the Company's 9 3/4% Senior Subordinated Note Due
          2012 (incorporated by reference to Exhibit 4.4 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
  4.5     Form of Indenture governing the Company's 9 1/4% Senior
          Subordinated Notes due 2008, between the Company and The
          Bank of New York Trust Company of Florida, N.A. (as
          successor to U.S. Trust Company of Texas, N.A.)
          (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-1/A, File No. 333-42067,
          filed on January 30, 1998).
  4.6     First Supplemental Indenture governing the Company's 9 1/4%
          Senior Subordinated Notes due 2008, dated as of April 4,
          2002, by and among the Company and The Bank of New York
          Trust Company of Florida, N.A (as successor to U.S. Trust
          Company of Texas, N.A.) (incorporated by reference to
          Exhibit 4.6 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
  4.7     Form of 9 1/4% Senior Subordinated Note due 2008
          (incorporated by reference to Exhibit A of 4.1 to the
          Company's Registration Statement on Form S-1/A, Commission
          File No. 333-42067, filed on January 30, 1998).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.1     Credit Agreement, dated as of April 19, 2002, by and among the Company, Associated Materials Holdings Inc., the various financial institutions and other Persons from time to time parties thereto, UBS AG, Stamford Branch, as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, CIBC World Markets Corp., as
          documentation agent, and UBS Warburg LLC and Credit Suisse
          First Boston Corporation, as joint lead arrangers (the
          "Credit Agreement") (incorporated by reference to Exhibit
          10.1 to the Company's Registration Statement on Form S-4,
          Commission File No. 333-92010, filed on July 3, 2002).
 10.2     Borrower Security and Pledge Agreement of the Company, dated as of April 19, 2002, by the Company, in favor of UBS AG,
          Stamford Branch, as administrative agent (incorporated by
          reference to Exhibit 10.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.3     Form of Subsidiary Security and Pledge Agreement, by each
          subsidiary of the Company from time to time party thereto in favor of UBS AG, Stamford Branch, as administrative agent, on behalf of the Secured Parties (as defined in the Credit
          Agreement) (incorporated by reference to Exhibit 10.3 to the
          Company's Registration Statement on Form S-4, Commission
          File No. 333-92010, filed on July 3, 2002).
 10.4     Form of Subsidiary Guaranty, by each subsidiary of the
          Company from time to time party thereto in favor of UBS AG,
          Stamford Branch, as administrative agent, on behalf of the
          Secured Parties (as defined in the Credit Agreement)
          (incorporated by reference to Exhibit 10.4 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.5     Assumption Agreement, dated as of April 19, 2002, by and
          among the Company and AMI Management Company, as guarantors
          (incorporated by reference to Exhibit 10.5 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.6     Agreement of Sale, dated as of January 30, 1984, between USX
          Corporation (formerly United States Steel Corporation)
          ("USX") and the Company (incorporated by reference to
          Exhibit 10.1 to the Company's Registration Statement on Form
          S-1, Commission File No. 33-64788).
 10.7     Amendment Agreement, dated as of February 29, 1984, between
          USX and the Company (incorporated by reference to Exhibit
          10.2 to the Company's Registration Statement on Form S-1,
          File No. 33-64788).
 10.8     Form of Indemnification Agreement between the Company and
          each of the directors and executive officers of the Company
          (incorporated by reference to Exhibit 10.14 to the Company's
          Registration Statement on Form S-1, File No. 33-84110).
 10.9     Incentive Bonus Plan of the Company (incorporated by
          reference to Exhibit 10.10 to the Company's Annual Report on
          Form 10-K filed for December 31, 2000).
 10.10    Severance Agreement, dated December 27, 2001, between the
          Company and Robert F. Hogan, Jr. (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K
          filed for December 31, 2001).
 10.11    Management Agreement, dated as of April 19, 2002, by and
          between Harvest Partners, Inc. and the Company (incorporated by reference to Exhibit 10.11 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.12    Asset Purchase Agreement, dated as of June 24, 2002, between the Company and AmerCable Incorporated (incorporated by
          reference to Exhibit 10.12 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 10.13    Associated Materials Holdings Inc. 2002 Stock Option Plan
          (incorporated by reference to Exhibit 10.13 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on July 3, 2002).
 10.14    Employment Agreement, dated as of July 1, 2002, between the
          Company and Michael Caporale, Jr. (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on
          Form S-4/ A, Commission File No. 333-92010, filed on
          September 12, 2002).
 10.15    Employment Agreement, dated as of August 21, 2002, between the Company and D. Keith LaVanway (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on
          Form S-4/A, Commission File No. 333-92010, filed on
          September 12, 2002).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.16    Agreement, dated as of January 1, 1998, between Shintech
          Incorporated and the Alside division of the Company
          (incorporated by reference to Exhibit 10.16 to the Company's
          Registration Statement on Form S-4, Commission File No.
          333-92010, filed on October 16, 2002).*
 10.17    Associated Materials Holding Inc. Stock Option Award
          Agreement, dated September 4, 2002, between Associated
          Materials Holdings Inc. and Michael Caporale, Jr.
          (incorporated by reference to Exhibit 10.17 to the Company's
          Registration Statement on Form S-4/A, Commission File No.
          333-92010, filed on October 10, 2002).
 10.18    Associated Materials Holding Inc. Stock Option Award
          Agreement, dated September 4, 2002, between Associated
          Materials Holdings Inc. and Michael Caporale, Jr.
          (incorporated by reference to Exhibit 10.18 to the Company's
          Registration Statement on Form S-4/A, Commission File No.
          333-92010, filed on September 12, 2002).
 10.19    Employment Agreement, dated as of August 21, 2002, between the Company and Kenneth L. Bloom (incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on
          Form S-4/A, Commission File No. 333-92010, filed on October
          10, 2002).
 10.20    Employment Agreement, dated as of August 21, 2002, between the Company and Robert M. Franco (incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on
          Form S-4/ A, Commission File No. 333-92010, filed on October
          10, 2002).
 10.21    Severance Agreement, dated as of December 27, 2001, between the Company and Robert L. Winspear (incorporated by
          reference to Exhibit 10.14 to the Company's Annual Report on
          Form 10-K filed for December 31, 2001).
 21.1     Subsidiaries of the Company (incorporated by reference to
          Exhibit 21.1 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.1     Form of Letter of Transmittal (incorporated by reference to
          Exhibit 99.1 to the Company's Registration Statement on Form
          S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.2     Form of Notice of Guaranteed Delivery (incorporated by
          reference to Exhibit 99.2 to the Company's Registration
          Statement on Form S-4, Commission File No. 333-92010, filed on July 3, 2002).
 99.3     Certification of the Chief Executive Officer pursuant to 18
          U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**
 99.4     Certification of the Chief Financial Officer pursuant to 18
          U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

---------------

* Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment of information in accordance with Rule 406 of the Securities Act.

** This document is being furnished in accordance with SEC Release Nos. 33-8212 and 34-47551.

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 18, 2002)

                       ASSOCIATED MATERIALS INCORPORATED

                               OFFER TO EXCHANGE
              REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                                   FOR UP TO
           $165,000,000 OF 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                             ---------------------
    This prospectus supplement and the letter of transmittal relate to the proposed offer by Associated Materials Incorporated ("we," "us" or "our company") to exchange up to $165,000,000 in aggregate principal amount of our new 9 3/4% senior subordinated notes due 2012 for a like aggregate principal amount of our issued and outstanding 9 3/4% senior subordinated notes due 2012. We refer to the new notes we are issuing in this exchange offer as the exchange notes. We sometimes refer to the outstanding notes and the exchange notes collectively as the notes.

    This prospectus supplement supplements the prospectus dated October 18, 2002. Our unaudited financial results for the third quarter and nine months ended September 30, 2002 are added in the section captioned "Prospectus
Summary -- Recent Unaudited Third Quarter Financial Results" on pages 3 to 8 of this prospectus supplement.

    Material terms of the exchange offer:
    - The terms of the exchange notes we will issue in the exchange offer will be substantially identical to the terms of the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
    - The exchange offer expires at 5:00 p.m., New York City time, November 26, 2002, unless we extend it.
    - All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.
    - Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.
    - Any outstanding notes not validly tendered will remain subject to existing transfer restrictions.
    - There is no public market for the notes. We do not intend to have the notes listed on any securities exchange or quoted on any quotation system.
    - The exchange of outstanding notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Summary of Material United States Federal Income Tax Considerations" on page 135 for more information.
    - We will not receive any proceeds from the exchange offer and we will pay the expenses of the exchange offer.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus supplement, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus supplement available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Investing in the exchange notes involves risks. SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
          The date of this prospectus supplement is November 1, 2002.

                               TABLE OF CONTENTS

                                        PAGE                                                           PAGE
                                        ----                                                           ----
NOTICE TO NEW HAMPSHIRE RESIDENTS.....    i                    MANAGEMENT............................   75
MARKET DATA...........................   ii                    DESCRIPTION OF CAPITAL STOCK..........   81
PROSPECTUS SUMMARY....................    1                    CERTAIN RELATIONSHIPS AND RELATED
RISK FACTORS..........................   18                      TRANSACTIONS........................   82
FORWARD-LOOKING STATEMENTS............   26                    PRINCIPAL STOCKHOLDERS................   85
USE OF PROCEEDS.......................   27                    DESCRIPTION OF CERTAIN INDEBTEDNESS...   88
CAPITALIZATION........................   28                    DESCRIPTION OF THE NOTES..............   92
THE TRANSACTIONS......................   29                    BOOK-ENTRY, DELIVERY AND FORM.........  131
UNAUDITED PRO FORMA FINANCIAL                                  SUMMARY OF MATERIAL UNITED STATES
  INFORMATION.........................   30                      FEDERAL INCOME TAX CONSIDERATIONS...  135
SELECTED HISTORICAL FINANCIAL DATA....   37                    PLAN OF DISTRIBUTION..................  136
MANAGEMENT'S DISCUSSION AND ANALYSIS                           LEGAL MATTERS.........................  136
  OF FINANCIAL CONDITION AND RESULTS                           EXPERTS...............................  136
  OF OPERATIONS.......................   40                    AVAILABLE INFORMATION.................  137
BUSINESS..............................   55                    INDEX TO FINANCIAL STATEMENTS.........  F-1
THE EXCHANGE OFFER....................   64


                             ---------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON, OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE LETTER OF TRANSMITTAL. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED ("RSA 421-B"), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                  MARKET DATA

     Market data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Industry reports referred to herein are from the most recently available industry study prepared by Pure Strategy in 2002 and other independent industry sources. Although we believe these sources are reliable, we have not independently verified the information.

                               PROSPECTUS SUMMARY

     This summary highlights the material information contained elsewhere in this prospectus supplement, including cross-referenced sections. You should carefully read the entire prospectus supplement including the "Risk Factors" section and the financial data and related notes, before investing in the notes. Unless otherwise indicated, information presented on a pro forma basis for the six months ended June 30, 2002 and the twelve months ended December 30, 2001 was prepared as if the merger and related transactions discussed under "The Transactions" and the sale of the AmerCable division occurred on January 1, 2001. Unless the context otherwise requires, all references to "us," "we," "our" and "our company" refer to Associated Materials Incorporated both before and after the merger, in each case, with its subsidiaries.

                                COMPANY OVERVIEW

     We are a leading, vertically integrated manufacturer and nationwide distributor of exterior residential building products. These products are marketed through our Alside division on a wholesale basis to more than 35,000 professional contractors engaged in home repair and remodeling and new home construction. We distribute our products primarily through our nationwide network of 89 supply centers operating under the Alside(R) brand name. In 2001, Alside accounted for more than 88% of our total net sales and, following the sale of our AmerCable division, currently represents all of our operations. See "-- Recent Developments". For the twelve months ended December 31, 2001, on a pro forma basis, we generated total net sales and net income of $524.5 million and $8.5 million, respectively. As of June 30, 2002, the notes and the related guarantees were subordinated to approximately $96.5 million of our senior debt. In addition, $37.4 million of additional senior debt was available for borrowing under our new credit facility. We also had approximately $0.9 million of debt that ranked equally with the notes.

     The core products we manufacture and distribute are vinyl siding and vinyl windows which together comprised approximately 71% of Alside's 2001 net sales. We also manufacture and distribute vinyl fencing, decking and railing, and vinyl garage doors and distribute other complementary products which are manufactured by third parties. Approximately two thirds of Alside's products are sold to contractors engaged in the home repair and remodeling market with one third sold to the new construction market. Our supply centers provide "one stop" shopping to our contractor customers, carrying products, accessories and tools necessary to complete a vinyl siding or window project. In addition, our supply centers provide high quality product literature, product samples and installation training to these customers. We believe that the strength of our products and distribution network has developed strong brand loyalty and long-standing relationships with local contractors and has enabled us to consistently gain market share over the last five years. Approximately 80% of Alside's 2001 net sales were generated through our network of supply centers with the remainder sold through independent distributors primarily in markets where we currently do not have supply centers.

     Due to our vertically integrated distribution strategy, innovative new product development and operational excellence, we have consistently generated sales growth in excess of industry averages. From 1996 to 2001, Alside generated a compounded annual growth rate in net sales of 10.7%. In 2001, Alside's net sales grew by 20.6% over the prior year. We believe that our historical investment in manufacturing and distribution capabilities and our initiatives to reduce costs and enhance operating efficiencies throughout our production, distribution and supply chain provide us with a strong platform for future growth and profitability.

     For a more complete description of our business and industry, including information on our products, competitive strengths and business strategy, please see the section captioned "Business."

                                THE TRANSACTIONS

     On March 16, 2002, Associated Materials Incorporated, Associated Materials Holdings Inc. and its wholly owned subsidiary, Simon Acquisition Corp. entered into a merger agreement pursuant to which, among other things, each stockholder of Associated Materials Incorporated received $50.00 in cash for each share of Associated Materials Incorporated stock. Associated Materials Holdings Inc. is controlled by affiliates of Harvest Partners, Inc. In connection with the merger agreement and related documents, the following transactions were completed, which we refer to as the "transactions":

     - a cash tender offer by Simon Acquisition Corp. for 100% of the shares of common stock of Associated Materials Incorporated at a price of $50.00 per share;

     - an investment in Associated Materials Holdings Inc. made by affiliates of Harvest Partners, Inc. and other equity investors, including $7.2 million of rollover equity by certain members of management, totaling approximately $172 million;

     - the merger of Simon Acquisition Corp. into Associated Materials Incorporated, with Associated Materials Incorporated as the surviving corporation;

     - the borrowing by Associated Materials Incorporated of approximately $125 million in term loans under a new credit facility. The new credit facility includes a $40 million revolving credit facility for working capital and general corporate purposes;

     - a debt tender offer and consent solicitation by Associated Materials Incorporated for all $75 million aggregate principal amount of its 9 1/4% senior subordinated notes; and

     - the offering of $165 million aggregate principal amount of the outstanding notes.

     The equity tender offer expired on April 18, 2002. Over 90% of the outstanding shares of common stock of Associated Materials Incorporated were tendered and Simon Acquisition Corp. merged into Associated Materials Incorporated on April 19, 2002. Associated Materials Incorporated is now a wholly owned subsidiary of Associated Materials Holdings Inc.

     The debt tender offer expired on April 18, 2002. Approximately $74 million aggregate principal amount of the existing 9 1/4% notes was tendered. Subsequent to the merger, we commenced a change of control offer pursuant to the indenture governing the existing 9 1/4% notes to purchase the existing 9 1/4% notes not tendered in the debt tender offer. The change of control offer expired on June 21, 2002 and approximately $0.1 million aggregate principal amount of such notes was tendered and accepted. We intend to discharge the remaining approximate $0.9 million of 9 1/4% notes pursuant to the indenture governing such notes. We may also, from time to time, purchase such notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine. We expect that all discharged notes will be redeemed on or after March 1, 2003 at 104.625% of the principal amount of such notes ($1,046.25 per $1,000 principal amount of such notes), plus accrued and unpaid interest, if any, to the date of purchase.

     We have summarized below the sources and uses of funds for the above mentioned transactions (other than the change of control offer related to the existing 9 1/4% notes).

   SOURCES                         ($ IN MILLIONS)     USES                            ($ IN MILLIONS)
   -------                         ---------------     ----                            ---------------
   New credit facility...........      $125.0          Purchase of equity of
   9 3/4% senior subordinated                            Associated Materials
     notes due 2012(1)...........       165.0            Incorporated...............       $360.8
   Equity financing(2)...........       172.0          Debt tender offer(3).........         82.3
   Cash on hand..................         4.8          Transaction costs(4).........         23.7
                                       ------                                              ------
                                       $466.8                                              $466.8
                                       ======                                              ======

---------------

(1) The equity tender offer closed on April 19, 2002, prior to the closing of the offering of the notes on April 23, 2002, and we borrowed under a $215 million unsecured interim credit facility to complete the equity tender offer. The proceeds from the offering of the outstanding notes along with proceeds from the term loan under the new credit facility were used to repay the interim credit facility.

(2) Approximately $172 million of the equity financing was contributed by affiliates of Harvest Partners, Inc. and other equity investors, including members of management.

(3) Represents the purchase of approximately $74 million aggregate principal amount of the 9 1/4% senior subordinated notes plus a tender premium of $7.3 million and accrued interest.

(4) Includes discounts to the initial purchasers, bank fees, financial advisory fees and legal, accounting and other costs payable or reimbursable in connection with the transactions.

                              RECENT DEVELOPMENTS

     On June 24, 2002, we completed the sale of our AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for cash proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. We used the net proceeds to repay a portion of our new credit facility in accordance with certain terms thereof. AmerCable is a leading manufacturer of specialty electrical cable products primarily used in the mining, marine and offshore drilling industries. In 2001, AmerCable accounted for approximately 12% of our total net sales.

                            ------------------------

                RECENT UNAUDITED THIRD QUARTER FINANCIAL RESULTS

     Our unaudited third quarter 2002 net sales from continuing operations were $176.7 million, a 17.0% increase over $150.9 million for the same period in 2001. For the nine months ended September 30, 2002, net sales from continuing operations were $452.6 million or 19.1% higher than $380.1 million for the same period in 2001. Results of continuing operations for all periods presented exclude our AmerCable division, which was sold on June 24, 2002.

     EBITDA (as defined below) for the third quarter of 2002 was $22.2 million compared to $21.9 million for the same period in 2001. EBITDA and Adjusted EBITDA (as defined below) were the same for the third quarter of 2002. Adjusted EBITDA for the third quarter of 2001, excluding EBITDA of $2.1 million from our AmerCable division, was $19.8 million. EBITDA increased $2.4 million or 12.0% in the third quarter of 2002 compared to Adjusted EBITDA for the same period in the prior year. The increase in EBITDA is primarily a result of our increased sales volume.

     EBITDA for the nine months ended September 30, 2002 was $30.9 million compared to $41.0 million in the same period in 2001. EBITDA for the nine months ended September 30, 2002 includes $1.9 million of EBITDA relating to our AmerCable division, merger transaction costs of $9.3 million, pre-tax extraordinary expenses of $7.6 million and a cost of sales adjustment of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger on April 19, 2002. Adjusted EBITDA, excluding the amounts discussed above, was $47.8 million for the nine months ended September 30, 2002. EBITDA for the nine months ended September 30, 2001 includes EBITDA of $6.9 million relating to our AmerCable division and a charge of $2.4 million for the write-down of our investment in Amercord Inc. Adjusted EBITDA for the nine months ended September 30, 2001, excluding the amounts discussed above, was $36.5 million. Adjusted EBITDA increased $11.3 million or 31.1% for the nine months ended September 30, 2002 compared to the same period in the prior year. The increase in Adjusted EBITDA is primarily a result of our increased sales volume.

Results of Continuing Operations

     Unit sales of vinyl windows and vinyl siding increased 32% and 5%, respectively, for the third quarter of 2002 compared to the same period in 2001. The increased sales volume is a result of our marketing investment and our nationwide distribution network of supply centers. We also believe that the increased sales volume can be attributed to consumers' demand for professional remodeling services including vinyl replacement windows and vinyl siding as a means to enhance home values during a time of historically low interest rates. Gross profit increased to $53.9 million, or 30.5% of net sales, in the third quarter of 2002 compared to $46.1 million, or 30.5% of net sales, in the third quarter of 2001. Selling, general and administrative expense increased to $34.6 million, or 19.6% of net sales, for the third quarter of 2002 versus $28.6 million, or 19.0% of net sales, in the same period in 2001. SG&A expense increased as a result of seven new supply centers added during 2002, personnel added to support sales growth at existing supply centers, additional marketing investments to drive higher sales volume, and increased commissions resulting from the higher sales. Income from operations increased to $19.3 million, or 10.9% of net sales, for the third quarter of 2002 compared to $17.5 million, or 11.6% of net sales, for the same period in 2001.

     Unit sales of vinyl windows and vinyl siding increased 47% and 9%, respectively, for the nine months ended September 30, 2002 compared to the same period in 2001. We believe increased sales volume is a result of the reasons discussed above. Gross profit increased to $135.7 million, or 30.0% of net sales, for the nine months ended September 30, 2002 compared to $113.1 million, or 29.8% of net sales, for the same period in 2001. SG&A expense increased to $97.3 million, or 21.5% of net sales, for the nine months ended September 30, 2002 versus $83.4 million, or 21.9% of net sales, in the same period in 2001. SG&A expense increased for the reasons discussed above. Income from operations increased to $38.4 million, or 8.5% of net sales, for the nine months ended September 30, 2002 compared to $29.7 million, or 7.8% of net sales, for the same period in 2001.

Predecessor and Successor Results of Operations

     Accounting principles generally accepted in the United States require operating results prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger are presented as the Successor's results in the historical financial statements and include 165 days from April 19, 2002 to September 30, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are treated as discontinued operations due to the Successor's decision to sell this division.

     The Successor had net sales and net income of $290.6 million and $7.5 million, respectively, for the period from April 19, 2002 to September 30, 2002. The Successor's results include the loss from discontinued operations of $0.5 million, net of tax, for our AmerCable division and extraordinary items of $4.4 million, net of tax, for the extinguishment of substantially all of the Successor's assumed 9 1/4% senior subordinated notes and financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

     The Predecessor had net sales and a net loss of $180.2 million and $5.8 million for the period from January 1, 2002 to April 18, 2002. The Predecessor's results include $9.3 million of transaction costs associated with the Predecessor's strategic review process and merger.

Liquidity

     We had approximately $19.7 million of cash on hand at September 30, 2002 after repayment of $10 million of bank debt during the quarter using cash generated from operations. Capital expenditures from continuing operations for the third quarter of 2002 were $3.4 million or $8.7 million year to date. This compares to $2.3 million and $9.8 million for the prior year third quarter and year to date periods, respectively. We expect capital expenditures from continuing operations to be approximately $11.2 million in 2002.

                       ASSOCIATED MATERIALS INCORPORATED

          CONDENSED PREDECESSOR/SUCCESSOR STATEMENTS OF OPERATIONS (a)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                ONE
                                                                 ONE          HUNDRED
                                 THREE           THREE         HUNDRED      SIXTY-FIVE
                                MONTHS          MONTHS       EIGHT DAYS        DAYS         NINE MONTHS     NINE MONTHS
                                 ENDED           ENDED          ENDED          ENDED           ENDED           ENDED
                             SEPTEMBER 30,   SEPTEMBER 30,    APRIL 18,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                 2002            2001           2002           2002            2002            2001
                             -------------   -------------   -----------   -------------   -------------   -------------
                               SUCCESSOR      PREDECESSOR    PREDECESSOR     SUCCESSOR       COMBINED       PREDECESSOR
Net sales
  Alside...................    $176,673        $150,942       $161,959       $290,633        $452,592        $380,087
  AmerCable................          --          17,722         18,271             --          18,271          55,933
                               --------        --------       --------       --------        --------        --------
    Total..................     176,673         168,664        180,230        290,633         470,863         436,020
Gross profit
  Alside...................      53,893          46,075         47,102         88,562         135,664         113,139
  AmerCable................          --           3,517          2,777             --           2,777          10,916
                               --------        --------       --------       --------        --------        --------
    Total..................      53,893          49,592         49,879         88,562         138,441         124,055
Selling, general and
  administrative expense
  Alside...................      33,280          27,565         39,774         54,732          94,506          79,413
  Corporate................       1,277           1,042          1,306          1,492           2,798           3,988
                               --------        --------       --------       --------        --------        --------
    Subtotal...............      34,557          28,607         41,080         56,224          97,304          83,401
  AmerCable................          --           1,843          2,192             --           2,192           5,448
                               --------        --------       --------       --------        --------        --------
    Total..................      34,557          30,450         43,272         56,224          99,496          88,849
                               --------        --------       --------       --------        --------        --------
Income (loss) from
  operations
  Alside...................      20,613          18,510          7,328         33,830          41,158          33,726
  Corporate................      (1,277)         (1,042)        (1,306)        (1,492)         (2,798)         (3,988)
                               --------        --------       --------       --------        --------        --------
    Subtotal...............      19,336          17,468          6,022         32,338          38,360          29,738
  AmerCable................          --           1,674            585             --             585           5,468
                               --------        --------       --------       --------        --------        --------
    Total..................      19,336          19,142          6,607         32,338          38,945          35,206
Interest, net..............       6,002           1,721          2,068         10,983          13,051           5,154
                               --------        --------       --------       --------        --------        --------
Income from continuing
  operations before other
  non-operating expenses,
  income taxes and
  extraordinary items......      13,334          17,421          4,539         21,355          25,894          30,052
Merger transaction
  costs(b).................          --              --          9,319             --           9,319              --
Loss on writedown of
  Amercord Inc.............          --              --             --             --              --           2,393
                               --------        --------       --------       --------        --------        --------
Income (loss) from
  continuing operations
  before income taxes and
  extraordinary items......      13,334          17,421         (4,780)        21,355          16,575          27,659
Income taxes...............       5,535           6,707            977          8,863           9,840          10,649
                               --------        --------       --------       --------        --------        --------
Income (loss) from
  continuing operations
  before extraordinary
  items....................       7,799          10,714         (5,757)        12,492           6,735          17,010
Loss from discontinued
  operations...............          --              --             --           (521)           (521)             --
Extraordinary items, net of
  tax(c)...................          --              --             --         (4,434)         (4,434)             --
                               --------        --------       --------       --------        --------        --------
Net income (loss)..........    $  7,799        $ 10,714       $ (5,757)      $  7,537        $  1,780        $ 17,010
                               ========        ========       ========       ========        ========        ========

                                                                                ONE
                                                                 ONE          HUNDRED
                                 THREE           THREE         HUNDRED      SIXTY-FIVE
                                MONTHS          MONTHS       EIGHT DAYS        DAYS         NINE MONTHS     NINE MONTHS
                                 ENDED           ENDED          ENDED          ENDED           ENDED           ENDED
                             SEPTEMBER 30,   SEPTEMBER 30,    APRIL 18,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                 2002            2001           2002           2002            2002            2001
                             -------------   -------------   -----------   -------------   -------------   -------------
                               SUCCESSOR      PREDECESSOR    PREDECESSOR     SUCCESSOR       COMBINED       PREDECESSOR
Reconciliation of net
  income (loss) to
  EBITDA(d):
Net income (loss)..........    $  7,799        $ 10,714       $ (5,757)      $  7,537        $  1,780        $ 17,010
Interest -- Continuing
            operations.....       6,002           1,721          2,068         10,983          13,051           5,154
         -- Discontinued
            operations(e)...         --              --             --          1,213           1,213              --
Taxes    -- Continuing
            operations.....       5,535           6,707            977          8,863           9,840          10,649
         -- Extraordinary
            items..........          --              --             --         (3,145)         (3,145)             --
         -- Discontinued
            operations.....          --              --             --           (370)           (370)             --
Depreciation and
  amortization
         -- Continuing
            operations.....       2,849           2,797          3,969          4,246           8,215           8,146
         -- Discontinued
            operations.....          --              --             --            318             318              --
                               --------        --------       --------       --------        --------        --------
EBITDA.....................    $ 22,185        $ 21,939       $  1,257       $ 29,645        $ 30,902        $ 40,959
                               ========        ========       ========       ========        ========        ========
Reconciliation of EBITDA to
  Adjusted EBITDA(f):
EBITDA.....................    $ 22,185        $ 21,939       $  1,257       $ 29,645        $ 30,902        $ 40,959
Extraordinary items, pre-
  tax(c)...................          --              --             --          7,579           7,579              --
AmerCable's EBITDA(g)......          --          (2,139)        (1,220)          (640)         (1,860)         (6,863)
Loss on writedown of
  Amercord Inc.............          --              --             --             --              --           2,393
Merger transaction
  costs(b).................          --              --          9,319             --           9,319              --
Cost of sales
  adjustment(h)............          --              --             --          1,891           1,891              --
                               --------        --------       --------       --------        --------        --------
Adjusted EBITDA............    $ 22,185        $ 19,800       $  9,356       $ 38,475        $ 47,831        $ 36,489
                               ========        ========       ========       ========        ========        ========

---------------

(a) Operating results prior to the merger completed on April 19, 2002, are presented as the Predecessor's results of operations and include 108 days from January 1, 2002 to April 18, 2002. Operating results subsequent to the merger are presented as the Successor's results of operations and include 165 days from April 19, 2002 to September 30, 2002. AmerCable's results are included in continuing operations of the Predecessor prior to the merger. Subsequent to the merger, AmerCable's results are treated as discontinued operations due to the Successor's decision to sell this division.

(b) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the merger transaction with Harvest Partners, Inc.

(c) Extraordinary items include $4.9 million ($2.8 million net of tax) for the extinguishment of substantially all of the Successor's assumed 9 1/4% notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

(d) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. We have included EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, net income as an indicator of a company's operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. Therefore, EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies.

(e) Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the credit facility.

(f) Adjusted EBITDA represents EBITDA plus certain non-recurring items less AmerCable's operating results. We believe that Adjusted EBITDA presents a more meaningful discussion than EBITDA since Adjusted EBITDA corresponds to EBITDA as it is defined in our new credit facility and in the indenture governing the notes as it excludes non-recurring items. The new credit facility and indenture governing the notes have certain financial covenants that use ratios utilizing our Adjusted EBITDA. The definition of EBITDA under our new credit facility does not exclude the results of AmerCable. We have, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable will not be included in our ongoing operations. The nonrecurring items and results of AmerCable are expected to have no ongoing cash requirements and no impact on our ongoing operations. Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies.

(g) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

(h) The cost of sales adjustment is the expense of an inventory fair value adjustment recorded at the time of the merger.

                       ASSOCIATED MATERIALS INCORPORATED

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  AS OF          AS OF
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                                SUCCESSOR
                                                               (UNAUDITED)    PREDECESSOR
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 19,746        $ 28,869
  Accounts receivable, net..................................      79,872          65,784
  Inventory.................................................      68,159          74,574
  Other current assets......................................       4,172           3,394
  Income taxes receivable...................................       2,371              --
                                                                --------        --------
     Total current assets...................................     174,320         172,621
Property, plant and equipment, net..........................      99,134          77,733
Goodwill....................................................     199,348              --
Other intangible assets.....................................     107,190              --
Other assets................................................      12,440           3,953
                                                                --------        --------
     Total assets...........................................    $592,432        $254,307
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 50,869        $ 29,579
  Accrued liabilities.......................................      42,842          35,356
  Income taxes payable......................................          --           1,498
                                                                --------        --------
     Total current liabilities..............................      93,711          66,433
Deferred income taxes.......................................      62,886           5,091
Other liabilities...........................................       6,059           5,108
Long-term debt..............................................     252,408          75,000
Stockholders' equity........................................     177,368         102,675
                                                                --------        --------
     Total liabilities and stockholders' equity.............    $592,432        $254,307
                                                                ========        ========

                                  OUR SPONSOR

     Affiliates of Harvest Partners, Inc. control our board of directors. Harvest Partners, Inc., founded in 1981, is a private equity sponsor with approximately $1 billion of invested and committed capital. Harvest Partners, Inc., whose investments include Career Horizons, Inc., Global Power Equipment Group Inc. (NYSE: GEG), Home Care Industries, Inc., Home Care Supply, Inc., IntelliRisk Management Corp., and Symbol Technologies, Inc., focuses on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest Partners, Inc. has significant capital available through its managed funds, into which numerous U.S., European and Asian industrial corporations and financial institutions have invested.

                            ------------------------

     Our principal executive office is located at 3773 State Road, Cuyahoga Falls, Ohio 44223 and our telephone number there is (800) 257-4335. We were incorporated in Delaware in 1983.

                               THE EXCHANGE OFFER

     The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus supplement under the section entitled "The Exchange Offer."

The Exchange Offer............   We are offering to exchange all of our
                                 outstanding notes for $165 million principal amount of exchange notes. The terms of the exchange and outstanding notes are substantially identical in all respects, including principal amount, interest rate and maturity, except that the exchange notes are in general freely transferable and are not subject to any covenant regarding registration under the Securities Act. To be exchanged, an outstanding note must be properly tendered and accepted. Unless we terminate the exchange offer, all outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on November 26, 2002, unless we decide to extend this expiration date. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange
Offer.........................   We may terminate or amend the exchange offer
                                 if:

                                   - any legal proceeding or government action
                                     materially impairs our ability to complete the exchange offer, or

                                   - any SEC rule, regulation or interpretation
                                     materially impairs the exchange offer.

                                 We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened, and no governmental approvals are necessary to complete the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes tendered.

Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 notes at any time before the expiration date.

The Registration Rights
Agreement.....................   You have the right to exchange your outstanding
                                 notes for exchange notes with substantially identical terms. This exchange offer is being made to satisfy these rights. Except in limited circumstances described under "The Exchange
                                 Offer -- Background and Purpose of the Exchange
                                 Offer," after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Resales of the Exchange
Notes.........................   We believe that the exchange notes issued in
                                 the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                   - you are acquiring the exchange notes in the
                                     ordinary course of your business;

                                   - you are not participating, do not intend to
                                     participate and have no arrangement or
                                     understanding with any person to
                                     participate in the distribution of the
                                     exchange notes; and

                                   - you are not an "affiliate" of our company
                                     or any of our subsidiaries, as that term is defined in Rule 405 of the Securities Act. See "The Exchange Offer -- Resale of the Exchange Notes."

                                 The Commission, however, has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the Commission would make the same determination with this exchange offer as it has in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act. We do not assume, or indemnify you against, this liability.

                                 Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes which were acquired by it as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus supplement for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

                                 The exchange offer is not being made to, nor will we accept surrenders for exchange from, the following:

                                   - holders of outstanding notes in any
                                     jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the applicable securities or "blue sky" laws of that jurisdiction, and

                                   - holders of outstanding notes who are
                                     "affiliates" of our company or any of our subsidiaries.

Procedures for Tendering......   If you wish to tender outstanding notes, you
                                 must (a)(1) complete, sign and date the letter of transmittal, or a facsimile of it, according to its instructions and (2) send the letter of transmittal, together with your outstanding notes to be exchanged and other required documentation, to Wilmington Trust Company who is the exchange agent, at the address provided in the letter of transmittal; or (b) tender through DTC pursuant to DTC's Automated Tender
                                 Offer Program, or ATOP system. The letter of transmittal or a valid agent's message through ATOP must be received by Wilmington Trust
                                 Company by 5:00 p.m., New York City time, on the expiration date. See "The Exchange
                                 Offer -- Procedures for Tendering," and
                                 "-- Book-Entry Tender." By executing the letter of transmittal, you are representing to us that you are acquiring the exchange notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of exchange notes, and that you are not an "affiliate" of ours. See "The Exchange Offer --
                                 Procedures for Tendering," and "-- Book-Entry
                                 Tender."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose outstanding
                                 notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. See "The
                                 Exchange Offer -- Procedure if the Outstanding
                                 Notes Are Not Registered in Your Name," and
                                 "-- Beneficial Owner Instructions to Holders of
                                 Outstanding Notes."

                                 The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding notes
                                 and time will not permit your required
                                 documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver certificates for your outstanding notes on time, then before the expiration date you may tender your outstanding notes as described in this prospectus supplement under the heading "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Failure to Tender Outstanding
Notes.........................   If you are eligible to participate in the
                                 exchange offer and you do not tender your outstanding notes, you will not have any further registration or exchange rights and your outstanding notes will continue to have restrictions on transfer. Outstanding notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws or under an exemption from the Securities Act and applicable state securities laws. We do not currently plan to register the outstanding notes under the Securities Act after the completion of the exchange offer.
                                 Accordingly, the trading market for the
                                 outstanding notes could be adversely affected.

                                 In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the outstanding notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the outstanding notes. A smaller outstanding principal amount of notes available for trading may also tend to make the trading price more volatile.

Acceptance of Outstanding
Notes and Delivery of Exchange
  Notes.......................   In general, we will accept any and all
                                 outstanding notes that are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange offer will be considered consummated when we, as soon as practicable after the expiration date, accept for exchange the outstanding notes tendered, deliver them to the trustee for cancellation and issue the exchange notes. We will deliver the exchange notes as soon as practicable after the expiration date.

Interest on the Outstanding
Notes.........................   Interest will not be paid on outstanding notes
                                 that are tendered and accepted in the exchange offer.

Interest on the Exchange
Notes.........................   The exchange notes will bear interest at the
                                 rate of 9 3/4% per year, payable semi-annually in arrears on April 15 and October 15, commencing October 15, 2002.

Listing of the Exchange
Notes.........................   We do not intend to have the outstanding notes
                                 or the exchange notes listed on any securities exchange or arrange for quotation on any automated dealer quotation system.

Federal Income Tax
Considerations................   We believe that the exchange of outstanding
                                 notes for exchange notes generally will not be a taxable event for United States federal income tax purposes. Please see "Summary of Material United States Federal Income Tax
                                 Considerations" for more information.

Appraisal Rights..............   You do not have any appraisal or dissenters'
                                 rights in connection with this exchange offer.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes in the exchange offer.

Fees and Expenses.............   We will pay all of the expenses incident to the
                                 exchange offer.

Exchange Agent................   Wilmington Trust Company is serving as the
                                 exchange agent in connection with the exchange offer.

     Please review the information in the section captioned "The Exchange Offer" for more detailed information concerning the exchange offer.

                               THE EXCHANGE NOTES

Issuer........................   Associated Materials Incorporated

Notes Offered.................   We are offering up to a total of $165 million
                                 in principal amount of our 9 3/4% Senior
                                 Subordinated Notes due 2012, which have been registered under the Securities Act.

                                 The exchange notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the exchange notes are the same as the terms of the outstanding notes in all material respects except that the exchange notes:

                                   - have been registered under the Securities
                                     Act;

                                   - do not include rights to registration under
                                     the Securities Act; and

                                   - do not contain transfer restrictions
                                     applicable to the outstanding notes.

Maturity Date.................   April 15, 2012.

Interest......................   9 3/4% per year, payable semi-annually in
                                 arrears on April 15 and October 15, commencing
                                 October 15, 2002.

Ranking.......................   The exchange notes and the guarantees will
                                 rank:

                                   - junior to all of our and our guarantors'
                                     existing and future senior indebtedness and secured indebtedness, including any borrowings under our new credit facility;

                                   - equally with any of our and our guarantors'
                                     existing and future senior subordinated
                                     indebtedness, including trade payables;

                                   - senior to any of our and our guarantors'
                                     future subordinated indebtedness; and

                                   - effectively junior to all liabilities of
                                     our future subsidiaries that have not
                                     guaranteed the exchange notes.

                                 As of June 30, 2002, the notes and the related guarantees were subordinated to approximately $96.5 million of our senior debt. In addition, $37.4 million of senior debt was available for borrowing under our new credit facility. We also had approximately $0.9 million of debt that ranked equally with the notes.

Mandatory Redemption..........   There is no mandatory redemption or sinking
                                 fund payment with respect to the exchange notes.

Optional Redemption...........   Before April 15, 2005, we may redeem exchange
                                 notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued in one or more equity offerings, as long as:

                                   - we pay to holders of the exchange notes
                                     109.75% of the principal amount of notes plus accrued and unpaid interest;

                                   - we redeem the exchange notes within 90 days
                                     of completing the equity offering; and

                                   - at least 65% of the original principal
                                     amount of notes issued under the indenture remains outstanding afterward.

                                 We may redeem the exchange notes, in whole or in part, on or after April 15, 2007, at the redemption price set forth in this prospectus supplement under "Description of the
                                 Notes -- Optional Redemption."

Optional Redemption Upon a
Change
of Control....................   At any time on or prior to April 15, 2007, we
                                 may redeem the exchange notes upon a change of control at a price equal to 100% of the principal amount plus a make-whole premium. See
                                 "Description of the Notes -- Redemption Upon a
                                 Change of Control."

Change of Control.............   If a change of control occurs, we will be
                                 required to make an offer to purchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Subsidiary Guarantees.........   The exchange notes will be fully,
                                 unconditionally and jointly and severally guaranteed on a senior subordinated basis by our existing domestic subsidiary and certain of our future domestic subsidiaries.

Restrictive Covenants.........   The indenture contains covenants that limit our
                                 ability and that of our subsidiaries to:

                                   - incur additional indebtedness;

                                   - pay dividends or distributions on, or
                                     redeem or repurchase, our capital stock;

                                   - make investments;

                                   - engage in transactions with affiliates;

                                   - transfer or sell assets;

                                   - incur liens;

                                   - restrict dividend or other payments to us
                                     from our subsidiaries;

                                   - issue or sell capital stock of our
                                     subsidiaries; and

                                   - consolidate, merge or transfer all or
                                     substantially all of our assets and the
                                     assets of our subsidiaries.

                                 These covenants are subject to important exceptions and qualifications, which are described in "Description of the
                                 Notes -- Certain Covenants."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes.

Subordination.................   All payments on the notes and the related
                                 guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our designated senior debt.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of the factors you should carefully consider before deciding to invest in the notes.

                             SUMMARY FINANCIAL DATA

     Accounting principles generally accepted in the United States require operating results for our company prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger for our company are presented as the Successor's results in the historical financial statements and include 73 days from April 19, 2002 to June 30, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are presented as discontinued operations due to the Successor management's decision to sell this division.

     The following table sets forth our summary historical statement of operations data for the one hundred eight days ended April 18, 2002 and the seventy-three days ended June 30, 2002 and for the first six months of 2001 and for each of the three years in the period ended December 31, 2001. Also presented is our summary historical balance sheet data as of June 30, 2002 and December 31, 1999, 2000 and 2001. The statement of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 1999, 2000 and 2001 were derived from our audited financial statements included elsewhere in this prospectus supplement. The financial data for the one hundred eight days ended April 18, 2002 and the seventy-three days ended June 30, 2002 and the first six months of 2001 have been derived from our unaudited interim financial information included elsewhere in this prospectus supplement, which, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The operating results for any interim period are not necessarily indicative of the operating results for a full fiscal year.

     The following table also presents unaudited summary pro forma statement of operations data for the year ended December 31, 2001 and the six months ended June 30, 2002, which have been prepared assuming the transactions and the sale of AmerCable had occurred on January 1, 2001. The summary pro forma data does not purport to represent what our results of operations would have been if the transactions and the sale of AmerCable had occurred at any date, nor does this data purport to represent the results of operations for any future period. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

     The summary historical and pro forma financial data should be read in conjunction with "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the notes thereto included elsewhere herein.

                                                                       PRO FORMA         SIX       ONE HUNDRED
                                                                          YEAR         MONTHS      EIGHT DAYS
                                    YEAR ENDED DECEMBER 31,              ENDED          ENDED         ENDED
                            ---------------------------------------   DECEMBER 31,    JUNE 30,      APRIL 18,
                               1999          2000          2001           2001          2001          2002
                            -----------   -----------   -----------   ------------   -----------   -----------
                            PREDECESSOR   PREDECESSOR   PREDECESSOR                  PREDECESSOR   PREDECESSOR
                                                              (IN THOUSANDS)
INCOME STATEMENT DATA:
Total net sales...........   $455,268      $499,393      $595,819       $524,528      $267,356      $180,230
Cost of sales.............    317,596       353,994       425,366        369,289       192,893       130,351
                             --------      --------      --------       --------      --------      --------
Gross profit..............    137,672       145,399       170,453        155,239        74,463        49,879
Selling, general and
 administrative
 expenses.................     96,028       107,255       119,945        113,481        58,399        43,272
                             --------      --------      --------       --------      --------      --------
Income from operations....     41,644        38,144        50,508         41,758        16,064         6,607
Interest expense..........      6,779         6,046         6,795         24,800         3,433         2,068
Net income (loss).........     20,490        23,555        25,412          8,521         6,296        (5,757)
OTHER DATA:
Depreciation and
 amortization.............   $  8,519      $  9,550      $ 10,919       $  9,931      $  5,349      $  3,969
Capital expenditures......     18,915        11,925        15,022         11,663         9,803         3,817
EBITDA(1).................     48,826        55,706        59,034         49,296        19,020         1,257
Adjusted EBITDA(2)........     45,941        40,386        53,066         53,580        16,689         9,356
Pro forma interest
 expense..................                                                24,800
Ratio of Adjusted EBITDA
 to interest expense......                                                  2.2x
Ratio of earnings to fixed
 charges(3)...............       3.9x          4.3x          4.1x           1.5x          2.6x            --

                                            PRO FORMA
                                               SIX
                            SEVENTY-THREE    MONTHS
                             DAYS ENDED       ENDED
                              JUNE 30,      JUNE 30,
                                2002          2002
                            -------------   ---------
                              SUCCESSOR
                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
Total net sales...........    $ 113,960     $275,919
Cost of sales.............       79,291      191,755
                              ---------     --------
Gross profit..............       34,669       84,164
Selling, general and
 administrative
 expenses.................       21,667       63,295
                              ---------     --------
Income from operations....       13,002       20,869
Interest expense..........        4,981       11,561
Net income (loss).........         (262)       1,011
OTHER DATA:
Depreciation and
 amortization.............    $   1,715     $  4,894
Capital expenditures......        3,680        5,296
EBITDA(1).................        7,460       18,184
Adjusted EBITDA(2)........       16,290       25,763
Pro forma interest
 expense..................                    11,561
Ratio of Adjusted EBITDA
 to interest expense......                      2.2x
Ratio of earnings to fixed
 charges(3)...............         2.1x         1.6x

                                                                                            SIX       ONE HUNDRED
                                                                                          MONTHS      EIGHT DAYS    SEVENTY-THREE
                                                      YEAR ENDED DECEMBER 31,              ENDED         ENDED       DAYS ENDED
                                              ---------------------------------------    JUNE 30,      APRIL 18,      JUNE 30,
                                                 1999          2000          2001          2001          2002           2002
                                              -----------   -----------   -----------   -----------   -----------   -------------
                                              PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR     SUCCESSOR
                                                                                (IN THOUSANDS)
Cash provided by (used in) operating
 activities.................................     15,244        22,968        43,989         4,389       (18,258)         13,622
Cash used in investing activities...........    (17,619)       (5,538)       (9,861)       (4,715)       (3,597)       (352,724)
Cash provided by (used in) financing
 activities.................................     (9,157)       (4,983)      (21,138)      (12,186)         (245)        344,636

                                                                        AS OF DECEMBER 31,                 AS OF
                                                              ---------------------------------------    JUNE 30,
                                                                 1999          2000          2001          2002
                                                              -----------   -----------   -----------   -----------
                                                              PREDECESSOR   PREDECESSOR   PREDECESSOR    SUCCESSOR
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  3,432      $ 15,879      $ 28,869      $ 11,227
Working capital.............................................     85,878       102,064       106,188        84,376
Goodwill....................................................         --            --            --       201,590
Other intangibles...........................................         --            --            --       108,148
Total assets................................................    206,296       231,141       254,307       573,308
Total debt..................................................     75,000        75,000        75,000       262,408
Stockholders'('s) equity....................................     79,326        97,990       102,675       170,569

---------------

(1) EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of our operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies. The reconciliation of net income to EBITDA is as follows:

                                                                                                            ONE
                                                                                              SIX         HUNDRED
                                                                            PRO FORMA       MONTHS      EIGHT DAYS
                                               YEAR ENDED                   YEAR ENDED       ENDED         ENDED
                                 ---------------------------------------   DECEMBER 31,    JUNE 30,      APRIL 18,
                                    1999          2000          2001           2001          2001          2002
                                 -----------   -----------   -----------   ------------   -----------   -----------
                                 PREDECESSOR   PREDECESSOR   PREDECESSOR                  PREDECESSOR   PREDECESSOR
                                                                   (IN THOUSANDS)
Net income (loss)..............    $20,490       $23,555       $25,412       $ 8,521        $ 6,296       $(5,757)
Interest -- Continuing
            operations.........      6,779         6,046         6,795        24,800          3,433         2,068
         -- Discontinued
            operations.........         --            --            --            --             --            --
Taxes    -- Continuing
            operations.........     13,038        16,555        15,908         6,044          3,942           977
         -- Discontinued
            operations.........         --            --            --            --             --            --
         -- Extraordinary
            items..............         --            --            --            --             --            --
Depreciation and amortization
         -- Continuing
            operations.........      8,519         9,550        10,919         9,931          5,349         3,969
         -- Discontinued
            operations.........         --            --            --            --             --            --
                                   -------       -------       -------       -------        -------       -------
EBITDA.........................    $48,826       $55,706       $59,034       $49,296        $19,020       $ 1,257
                                   =======       =======       =======       =======        =======       =======


                                  SEVENTY-    PRO FORMA
                                 THREE DAYS   SIX MONTHS
                                   ENDED        ENDED
                                  JUNE 30,     JUNE 30,
                                    2002         2002
                                 ----------   ----------
                                 SUCCESSOR
                                     (IN THOUSANDS)
Net income (loss)..............   $  (262)     $ 1,011
Interest -- Continuing
            operations.........     4,981       11,561
         -- Discontinued
            operations.........     1,213           --
Taxes    -- Continuing
            operations.........     3,328        3,863
         -- Discontinued
            operations.........      (370)          --
         -- Extraordinary
            items..............    (3,145)      (3,145)
Depreciation and amortization
         -- Continuing
            operations.........     1,397        4,894
         -- Discontinued
            operations.........       318           --
                                  -------      -------
EBITDA.........................   $ 7,460      $18,184
                                  =======      =======

(2) Adjusted EBITDA represents EBITDA plus certain non-recurring items less AmerCable's operating results. We believe that Adjusted EBITDA presents a more meaningful discussion than EBITDA since Adjusted EBITDA corresponds to EBITDA as it is defined in our new credit facility and in the indenture governing the notes as it excludes non-recurring items. The new credit facility and indenture governing the notes have certain financial covenants that use ratios utilizing our Adjusted EBITDA. The definition of EBITDA under our new credit facility does not exclude the results of AmerCable. We have, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable will not be included in our ongoing operations. The nonrecurring items and results of AmerCable are expected to have no ongoing cash requirements and no impact on our ongoing operations. Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies. EBITDA reconciles to Adjusted EBITDA as follows:

                                                                                                            ONE
                                                                                              SIX         HUNDRED
                                                                            PRO FORMA       MONTHS      EIGHT DAYS
                                               YEAR ENDED                   YEAR ENDED       ENDED         ENDED
                                 ---------------------------------------   DECEMBER 31,    JUNE 30,      APRIL 18,
                                    1999          2000          2001           2001          2001          2002
                                 -----------   -----------   -----------   ------------   -----------   -----------
                                 PREDECESSOR   PREDECESSOR   PREDECESSOR                  PREDECESSOR   PREDECESSOR
                                                                   (IN THOUSANDS)
EBITDA.........................    $48,826       $55,706       $59,034       $49,296        $19,020       $ 1,257
Extraordinary items,
  pre-tax(a)...................         --            --            --            --             --            --
AmerCable's EBITDA(b)..........     (4,222)       (7,308)       (8,361)           --         (4,724)       (1,220)
Loss on writedown of Amercord
  Inc.(c)......................         --            --         2,393         2,393          2,393            --
Merger transaction costs(d)....         --            --            --            --             --         9,319
Cost of sales adjustment(e)....         --            --            --         1,891             --            --
Equity loss in Amercord,
  Inc.(f)......................      1,337            --            --            --             --            --
Gain on Sale of
  Ultracraft(g)................         --        (8,012)           --            --             --            --
                                   -------       -------       -------       -------        -------       -------
Adjusted EBITDA................    $45,941       $40,386       $53,066       $53,580        $16,689       $ 9,356
                                   =======       =======       =======       =======        =======       =======


                                  SEVENTY-    PRO FORMA
                                 THREE DAYS   SIX MONTHS
                                   ENDED        ENDED
                                  JUNE 30,     JUNE 30,
                                    2002         2002
                                 ----------   ----------
                                 SUCCESSOR
                                     (IN THOUSANDS)
EBITDA.........................   $ 7,460      $18,184
Extraordinary items,
  pre-tax(a)...................     7,579        7,579
AmerCable's EBITDA(b)..........      (640)          --
Loss on writedown of Amercord
  Inc.(c)......................        --           --
Merger transaction costs(d)....        --           --
Cost of sales adjustment(e)....     1,891           --
Equity loss in Amercord,
  Inc.(f)......................        --           --
Gain on Sale of
  Ultracraft(g)................        --           --
                                  -------      -------
Adjusted EBITDA................   $16,290      $25,763
                                  =======      =======

(a) Extraordinary items include $4.9 million ($2.8 million net of tax) for the extinguishment of substantially all of the Successor's assumed 9 1/4% notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

(b) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

(c) Represents the writedown of our investment in Amercord Inc. to its net realizable value.

(d) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the merger transaction with Harvest Partners.

(e) The cost of sales adjustment is the expense related to an inventory fair value adjustment recorded at the time of the merger.

(f) Represents the loss on our equity investment in Amercord Inc.

(g) Represents the gain we realized upon the sale of our Ultracraft cabinet division.

(3) The deficiency in the ratio of earnings to fixed charges is approximately $4.8 million for the one hundred eight days ended April 18, 2002.

                                    RISK FACTORS

     You should consider carefully the information set forth in this section along with all the other information provided to you in this prospectus supplement before tendering your outstanding notes for exchange notes in the exchange offer.

RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS ON THE NOTES.

     We have a substantial amount of indebtedness, which will require significant interest payments. As of June 30, 2002, we had approximately $262.4 million of indebtedness and our interest expense for the six months ended June 30, 2002 would have been approximately $11.6 million on a pro forma basis. Approximately $96.5 million of such debt is variable rate debt and the effect of a 1% increase or decrease in interest rates would increase or decrease such total annual interest expense by approximately $1.0 million. In addition, subject to restrictions in the indenture for the notes and our credit facilities, we may incur additional indebtedness.

     Our substantial level of indebtedness could have important consequences to you, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

     - we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as potential acquisitions and capital expenditures;

     - we are exposed to fluctuations in interest rates, because our new credit facility has a variable rate of interest;

     - we have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition;

     - we are more vulnerable to general economic downturns and adverse developments in our business; and

     - our failure to comply with financial and other restrictive covenants in the indenture governing the notes and our other debt obligations, some of which require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

     We expect to obtain money to pay our expenses and to pay the principal and interest on the notes, our new credit facility and other debt from cash flow from our operations. Our ability to meet our expenses depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We may not be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our credit facilities and the indenture, may restrict us from pursuing any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternative could significantly adversely affect the value of the notes.

WE WILL BE ABLE TO INCUR MORE INDEBTEDNESS AND THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE, INCLUDING OUR ABILITY TO SERVICE OUR INDEBTEDNESS, WILL INCREASE.

     The indenture relating to the notes and the credit agreement governing our new credit facility will permit us, subject to specified conditions, to incur a significant amount of additional indebtedness. In addition, we may incur an additional $40 million of indebtedness under our new revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND GUARANTEES IS SUBORDINATED TO OUR SENIOR DEBT.

     Payment on the notes and guarantees are subordinated in right of payment to all of our and the guarantors' senior debt. As of June 30, 2002, the notes and the related guarantees were subordinated to approximately $96.5 million of our senior debt. In addition, $37.4 million of senior debt was available for borrowing under our new credit facility. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our guarantors or our or their property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the guarantees thereof. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of senior subordinated notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our designated senior debt.

     In connection with the transactions, we entered into a new credit facility which provided for a $125 million term loan, which was permanently reduced by $28.5 million from net proceeds from the sale of AmerCable and a $40 million revolving credit facility. Upon the closing of the merger, we borrowed approximately $2.0 million under our revolving credit facility in order to temporarily cash collateralize existing letters of credit in the amount of $2.6 million. As of June 30, 2002, we had availability of approximately $37.4 million under the new credit facility. We repaid such borrowings promptly thereafter and have been issued new letters of credit. In addition, the indenture governing the notes and our new credit facility permit us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt.

SOME OF OUR FUTURE SUBSIDIARIES MAY NOT BE GUARANTORS OF THE NOTES AND A BANKRUPTCY, LIQUIDATION OR REORGANIZATION OF ANY OF THE FUTURE NON-GUARANTOR SUBSIDIARIES WOULD LIMIT OUR ABILITY TO USE THE ASSETS OF SUCH SUBSIDIARIES TO SATISFY OUR OBLIGATIONS ON THE NOTES.

     Currently, our only subsidiary guarantees our obligations under the notes. In the future, only subsidiaries that guarantee our obligations under our new credit agreement are required to guarantee our obligations under the notes. Additionally, under certain circumstances discussed in the Description of Notes under the definition of "Unrestricted Subsidiary", we may be able to have subsidiaries that do not guarantee the notes. The notes are structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes in the future. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

IF WE FAIL TO MEET OUR PAYMENT OR OTHER OBLIGATIONS UNDER THE NEW CREDIT AGREEMENT, THE LENDERS UNDER OUR NEW CREDIT AGREEMENT COULD FORECLOSE ON, AND ACQUIRE CONTROL OF, SUBSTANTIALLY ALL OF OUR ASSETS.

     In connection with the incurrence of indebtedness under the new credit facility, the lenders under the new credit facility received a pledge of all of the equity interests of our existing domestic subsidiary and will receive a pledge of all of the equity interests of any future domestic subsidiaries and the voting stock of any of our future foreign subsidiaries that are held directly by us or our domestic subsidiary (but not to exceed in most cases 66 2/3% of the voting stock of such subsidiaries). Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the new credit facility, the lenders under the credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, the holders of the notes may lose a portion of or the entire value of their investment.

THE INDENTURE FOR THE NOTES AND OUR NEW CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON US, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES AND TAKING SOME CORPORATE ACTIONS.

     The indenture for the notes and our new credit facility impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions, among other things, limit our ability and that of our subsidiaries to:

     - incur or guarantee additional indebtedness;

     - pay dividends or make other distributions;

     - repurchase our stock;

     - make investments;

     - sell or otherwise dispose of assets including capital stock of subsidiaries;

     - create liens;

     - enter into agreements restricting our subsidiaries' ability to pay dividends;

     - enter into transactions with affiliates; and

     - consolidate, merge or sell all of our assets.

     These covenants may adversely affect our ability to finance our future operations or capital needs to pursue available business opportunities.

     In addition, our new credit facility requires us to maintain other specified financial ratios. These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

THE GUARANTEES MAY BE VOIDED UNDER SPECIFIC LEGAL CIRCUMSTANCES.

     The notes are guaranteed by our existing domestic restricted subsidiary and will be guaranteed by certain of our future domestic restricted subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued a guarantee of the notes, the guarantor:

     - issued the guarantee with the intent of hindering, delaying or defrauding current or future creditors;

     - was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied; or

     - received less than reasonably equivalent value or fair consideration for issuing the guarantee of the notes and such guarantor:

     - was insolvent or was rendered insolvent by reason of issuing the guarantee;

     - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could void the guarantee of such guarantor, subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

     - the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation;

     - the present fair saleable value of its assets at the time was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature; or

     - it could not pay its debts as they become due.

     If the guarantees of the notes were challenged, we cannot be sure as to the standard that a court would use to determine whether any of the guarantors was solvent at the relevant time or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantor's other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and that of our parent holding company, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a guarantee is voided as a fraudulent conveyance or otherwise found to be unenforceable, you will not have a claim against that guarantor but will remain a creditor of ours and any guarantor whose obligation was not set aside or found to be unenforceable.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

     Although holders of exchange notes who are not our "affiliates" within the meaning of the Securities Act may resell or otherwise transfer their exchange notes without compliance with the registration requirements of the Securities Act, there is currently no existing market for the exchange notes, and a public market for the exchange notes may not develop in the future or, if developed, may not continue. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, our ability to effect this exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers of the outstanding notes, that they intend to make a market in the exchange and the outstanding notes. However, they may cease their market-making at any time. There has also been no public market for the outstanding notes. To the extent that outstanding notes are tendered and accepted in the exchange offer, the market for the remaining untendered outstanding notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in trading prices and market liquidity. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance. We do not intend to have the outstanding notes or the exchange notes listed on any securities exchange or arrange for quotation on any automated dealer quotation system.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon a "change of control," as defined in the indenture, we will be required under certain circumstances to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our new credit facility. In addition, a change of control may constitute an event of default under our new credit facility. A default under our new credit facility would result in an event of default under the indenture governing the notes if the lenders were to accelerate the debt under our new credit facility.

     If the foregoing occurs, we may not have enough assets to satisfy all obligations under our new credit facility and the indenture related to the notes. The source of funds for any purchase of notes will be our available cash or cash generated from our operations or other sources, including borrowing, sales of assets or sales of equity. If we do not have sufficient cash on hand, we will seek to refinance the indebtedness under our new credit facility and the notes or obtain a waiver from the lenders or you, as a holder of the notes. We may not, however, be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our senior credit facility may limit our ability to repurchase all of the notes in such event. The financial effect of this repurchase could cause a default under our other debt, even if the event itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of such event to make the required repurchase of notes or that restrictions in our new credit facility will not allow such repurchases.

RISKS RELATING TO OUR COMPANY

THE EXTERIOR BUILDING PRODUCTS INDUSTRY IS CYCLICAL AND DOWNTURNS IN THE INDUSTRY OR THE ECONOMY COULD NEGATIVELY AFFECT OUR BUSINESS, OPERATING RESULTS AND THE VALUE OF THE NOTES.

     The exterior building products industry is cyclical and is significantly affected by changes in national and local economic and other conditions such as employment levels, migration trends, availability of financing, interest rates and consumer confidence. These factors can negatively affect the demand for and pricing of our products. A prolonged recession affecting the residential construction industry could also result in a significant decrease in our financial performance. The occurrence or continuation of any of the above items, many of which are outside our control, and the items described below could have a negative impact on our business and adversely affect the value of the notes.

INCREASES IN INTEREST RATES AND THE REDUCED AVAILABILITY OF FINANCING FOR HOME IMPROVEMENTS MAY CAUSE OUR SALES AND PROFITABILITY TO DECREASE.

     In general, demand for home improvement products is adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and consequently, the ability of prospective buyers to finance purchases of home improvement products and invest in new real estate is adversely affected, our sales, gross margins and cash flow may also be adversely impacted and the impact may be material.

WE HAVE SUBSTANTIAL FIXED COSTS AND, AS A RESULT, OUR OPERATING INCOME IS SENSITIVE TO CHANGES IN OUR NET SALES.

     A significant portion of our selling, general and administrative expenses are fixed costs, which do not fluctuate proportionately with sales. As a result, a percentage decline in our net sales has a greater percentage effect on our operating income. As a result, we may have less cash available for capital spending, debt and interest payments.

CHANGES IN RAW MATERIAL COSTS AND AVAILABILITY CAN ADVERSELY AFFECT OUR PROFIT MARGIN.

     Our principal raw material, vinyl resin, has been subject to rapid price changes, particularly in 1999 and 2000. We expect the price of vinyl resin to increase significantly in 2002. Through price increases to our customers, we have historically been able to pass on significant resin cost increases. The results of operations for individual quarters can and have been negatively impacted by a delay between the time of vinyl resin cost increases and price increases in our products. While we expect that any significant resin cost increases in 2002 will be offset by price increases to our customers, we may not be able to pass on any future price increases.

     Additionally, a major interruption in the delivery of vinyl resin to us would disrupt our operations and could have an adverse effect on our financial condition and results of operations. We have a contract which expires on December 31, 2002 with a vendor to supply substantially all of our vinyl resin requirements. In the event we are unable to renew the contract, we believe our requirements could also be met by other suppliers without a material impact on our operations.

SINCE OUR PRODUCTS ARE INTENDED FOR EXTERIOR USE, OUR QUARTERLY RESULTS ARE AFFECTED BY WEATHER CONDITIONS.

     Because most of our building products are intended for exterior use, sales tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year usually result in that quarter producing significantly less sales revenue than in any other period of the year. Consequently, we have historically had small profits or losses in the first quarter and reduced profits from operations in the fourth quarter of each calendar year.

WE FACE COMPETITION FROM OTHER VINYL BUILDING PRODUCT MANUFACTURERS AND ALTERNATIVE BUILDING MATERIALS.

     We believe that no other company within the vinyl building product market competes with us in both manufacturing and distribution, except for Owens Corning. However, we do compete with other manufacturers of vinyl building products. Some of these companies are larger and have greater financial resources than us. We also compete with Owens Corning and numerous large and small distributors of building products in our capacity as a distributor of these products. Additionally, our products face competition from alternative materials: wood and aluminum in the window market, and wood, masonry, fiber cement and metal in the siding market. An increase in competition by other building product manufacturers and alternative building materials may adversely impact our business and financial performance.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL STATUTES AND REGULATIONS, WHICH MAY RESULT IN SIGNIFICANT COSTS IN ENVIRONMENTAL COMPLIANCE AND REMEDIATION.

     Our operations are subject to various environmental statutes and regulations, including laws and regulations addressing materials used in the manufacturing of our products. In addition, certain of our operations are subject to federal, state and local environmental laws and regulations that impose limitations or other requirements on the discharge of pollutants into the air, water and soil, establish standards for the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. Such laws and regulations may also impact the availability of materials used in manufacturing our products. We believe we are in material compliance with applicable environmental requirements, and do not expect these requirements to result in material expenditures in the foreseeable future. However, additional future expenditures may be necessary as compliance standards and technology change, and unforeseen significant expenditures required to maintain compliance, including unforeseen liabilities, could have an adverse effect on our business and financial condition.

     We entered into a Consent Order dated August 25, 1992 with the United States Environmental Protection Agency pertaining to corrective action requirements associated with the use of hazardous waste storage facilities at our Akron, Ohio location. With the exception of a small container storage area, the use of these facilities was terminated prior to our acquisition of the Alside assets from USX Corporation in 1984. The effects of the past practices at this facility are continuing to be investigated (through continued groundwater monitoring) pursuant to the terms of the consent order. We believe that USX bears responsibility for substantially all of the direct costs of corrective action at these facilities under the relevant contract terms and under statutory and common law. To date, USX has reimbursed us for substantially all of the direct costs of corrective action at these facilities. We expect that USX will continue to reimburse us. Payments, however, may not continue to be made by USX or USX may not have adequate financial resources to fully reimburse us for these costs.

     Certain environmental laws, including the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, ("CERCLA"), and comparable state laws, impose strict, and in certain circumstances joint and several, liability upon specified responsible parties, which include certain former owners and operators of waste sites designated for clean up by environmental regulators. A facility formerly owned by our company in Lumber City, Georgia, which is now owned by Amercord Inc., a company in which we currently hold a minority interest, is currently undergoing soil and groundwater investigation, pursuant to a Consent Order entered into by Amercord Inc. with the Georgia Department of Natural Resources in 1994. We are not a party to these activities. We also understand that soil and groundwater in certain areas of the site (including in the area of two industrial waste landfills) are being investigated under CERCLA by the United Stated Environmental Protection Agency to determine whether remediation of those areas may be required and whether the site should be listed on the state or federal list of priority sites requiring remediation. Amercord Inc., the current site owner, may not have adequate financial resources to carry out additional remediation that may be required, or if substantial remediation is required, claims may be made against us, which could result in material expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Amercord Inc."

     Also, we cannot be certain that we have identified all environmental matters giving rise to potential liability. More stringent future environmental requirements or stricter enforcement of existing requirements, the discovery of unknown conditions, or our past use of hazardous materials could result in increased expenditures or liabilities which could have an adverse effect on our business and financial condition. Any judgment in an environmental proceeding entered against us or our subsidiary that is greater than $10.0 million and is not discharged, paid, waived or stayed within 60 days after becoming final and non-appealable would be an event of default in the indenture governing the exchange notes.

WE COULD FACE POTENTIAL PRODUCT LIABILITY CLAIMS RELATING TO PRODUCTS WE MANUFACTURE OR DISTRIBUTE.

     We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we may not be able to obtain such insurance on acceptable terms in the future, if at all, or any such insurance may not provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert management and other personnel for months or years regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects or our ability to make payments on the notes when due.

THE LOSS OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

     Our success largely depends on the continuing services of our key employees and our ability to attract new personnel. Although we intend to enter into employment agreements with various key officers, loss of their services could harm our business.

WE HAVE GROWN SIGNIFICANTLY DURING THE PAST FIVE YEARS WHICH HAS PLACED SIGNIFICANT DEMANDS ON OUR RESOURCES AND WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE GROWTH OR FUTURE GROWTH.

     We have grown significantly in recent years from total net sales of $400.0 million in 1997 to $595.8 million in 2001. During the same period, on a pro forma basis, we have grown from total net sales of $345.1 million in 1997 to $524.5 million in 2001. This historical growth and any future growth will continue to place demands on our resources. Accordingly, our future success and profitability will depend, in part, on our ability to enhance our management and operating systems, respond and adapt to rapid changes in technology, obtain financing for strategic acquisitions and investments in new supply centers, retain employees due to policy and procedural changes and retain customers due to our ability to manage change. We may not be able to successfully manage any significant expansion or obtain adequate financing on favorable terms to manage our growth.

WE HAVE SIGNIFICANT GOODWILL AND INTANGIBLE ASSETS.

     We have accounted for the merger using the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. The excess of cost over fair value of the new identifiable assets acquired has been recorded as goodwill. These allocations have been made based upon valuations and other studies that have not yet been finalized. As a result of the merger, we expect to have approximately $108.3 million of other intangible assets and $201.6 million of goodwill.

     Given the significant amount of goodwill and other intangible assets as a result of the merger, any future impairment of the goodwill and other intangible assets recorded could have an adverse effect on our results of operations and financial position; however, the extent of any such impairment, if any, cannot be predicted at this time.

WE ARE CONTROLLED BY AFFILIATES OF HARVEST PARTNERS, INC., WHOSE INTERESTS IN OUR BUSINESS MAY BE DIFFERENT THAN YOURS.

     By reason of Harvest Partners, Inc.'s and its affiliates ownership of us and the ability of Harvest Partners, Inc. and its affiliates, pursuant to a stockholders agreement among stockholders of Associated Materials Holdings Inc., to designate a majority of the members of the Board of Directors of Associated Materials Holdings Inc., Harvest Partners, Inc. will control actions to be taken by our stockholder and/or board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. You should consider that the interests of Harvest Partners, Inc. and its affiliates will likely differ from yours in material respects. For example, Harvest Partners, Inc. may cause us to pursue a growth strategy (including acquisitions which are not accretive to earnings), which could impact our ability to make payments under the indenture and the new credit facility or cause a change of control. In addition, to the extent permitted by the indenture and the new credit facility, Harvest Partners, Inc. may cause us to pay dividends rather than make capital expenditures.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus supplement, including, without limitation, statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and other statements located elsewhere in this prospectus supplement, in each case regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

     - changes in home building industry, economic, interest rates and other conditions;

     - changes in availability of consumer credit, employment trends, levels of consumer confidence and consumer preferences;

     - changes in raw material costs and availability;

     - changes in national and regional trends in new housing starts;

     - changes in weather conditions;

     - our ability to comply with certain financial covenants in our loan documents;

     - increase in competition from other manufacturers of vinyl building products as well as alternative building products;

     - increase in our indebtedness;

     - increase in costs of environmental compliance; and

     - the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus supplement.

All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to update these statements unless the securities laws require us to do so.

                                USE OF PROCEEDS

     We have summarized below the sources and uses of funds for the transactions.

                                SOURCES AND USES
                                ($ IN MILLIONS)

              SOURCES                                             USES
              -------                                             ----
New credit facility.................  $125.0      Purchase of equity of Associated
9 3/4% senior subordinated notes due                Materials Incorporated............  $360.8
  2012(1)...........................   165.0      Debt tender offer(3)................    82.3
Equity financing(2).................   172.0      Transaction costs(4)................    23.7
Cash on hand........................     4.8                                            ------
                                      ------                                            $466.8
                                      $466.8                                            ======
                                      ======

---------------

(1) The equity tender offer closed on April 19, 2002, prior to the closing of the offering of the notes on April 23, 2002, and we borrowed under a $215 million unsecured interim credit facility to complete the equity tender offer. The proceeds from the offering of the notes along with proceeds from the term loan under the new credit facility were used to repay the interim credit facility. The interim credit facility had a maturity date of April 19, 2003, subject to extension, and an interest rate per annum equal to the greatest of (i) 12.5%, (ii) the then applicable rate per annum on 10 year United States Treasury Notes plus 750 basis points and (iii) the 3-month LIBOR plus 1,050 basis points.

(2) Approximately $172 million of the equity financing was contributed by affiliates of Harvest Partners, Inc. and other equity investors, including members of management.

(3) Represents the purchase of approximately $74 million aggregate principal amount of the 9 1/4% senior subordinated notes plus a tender premium of $7.3 million and accrued interest.

(4) Includes discounts to the initial purchasers, bank fees, financial advisory fees and legal, accounting and other costs payable or reimbursable in connection with the transactions.

     The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement dated as of April 23, 2002. We will not receive any cash proceeds from this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus supplement, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. The issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2002, and reflects the Transactions and the sale of AmerCable. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the related notes thereto and our unaudited pro forma financial information and the related notes thereto, each included elsewhere herein.

                                                              AS OF JUNE 30,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 11,227
                                                                 ========
Long-term debt:
  Old Credit Agreement......................................     $     --
  New Credit Facility(1)....................................       96,500
  9 1/4% Senior Subordinated Notes(2).......................          908
  9 3/4% Senior Subordinated Notes..........................      165,000
                                                                 --------
     Total long-term debt...................................      262,408
Total stockholder's equity..................................      170,569
                                                                 --------
Total capitalization........................................     $432,977
                                                                 ========

---------------

(1) In connection with the transactions, we entered into a new credit facility which provided for a $125 million term loan, which was permanently reduced by $28.5 million from net proceeds from the sale of AmerCable, and a $40 million revolving credit facility. Upon the closing of the merger, we borrowed approximately $2.0 million under our revolving credit facility in order to temporarily cash collateralize existing letters of credit. We repaid such borrowings promptly thereafter and have been issued new letters of credit in the amount of $2.6 million. As of June 30, 2002, we had availability of approximately $37.4 million under the new credit facility.

(2) $74 million aggregate principal amount of our 9 1/4% senior subordinated notes was purchased in the debt tender offer. Subsequent to the merger, we commenced a change of control offer pursuant to the indenture governing the 9 1/4% notes to purchase the 9 1/4% notes not tendered in the debt tender offer. The change of control offer expired on June 21, 2002 and approximately $0.1 million aggregate principal amount of such notes was tendered and accepted. We intend to discharge the remaining approximate $0.9 million outstanding 9 1/4% notes pursuant to the indenture governing such notes. We may also, from time to time, purchase such notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine. We expect that all discharged notes will be redeemed on or after March 1, 2003 at 104.625% of the principal amount of such notes ($1,046.25 per $1,000 principal amount of such notes), plus accrued and unpaid interest, if any, to the date of purchase.

                                THE TRANSACTIONS

     On March 16, 2002, we entered into a merger agreement with Associated Materials Holdings Inc., a Delaware corporation, and Simon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Associated Materials Holdings Inc. Pursuant to the merger agreement, Simon Acquisition Corp. commenced a tender offer to purchase all of the outstanding shares of our common stock at a price of $50.00 per share. The merger was consummated on April 19, 2002. Our common stock was delisted from The Nasdaq National Market. The outstanding notes were issued in connection with the merger of Simon Acquisition Corp. with and into us. After the merger, we continued as the surviving corporation and became a wholly owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc. Our business and operations continued as they were being conducted prior to the merger.

     In addition, we commenced a tender offer and consent solicitation to purchase all of our outstanding 9 1/4% senior subordinated notes due March 1, 2008 and to receive consents from the holders of such notes to amend the terms of the indenture governing such notes. The debt tender offer expired on April 18, 2002. Approximately $74 million aggregate principal amount of the $75 million outstanding 9 1/4% notes was tendered. We amended the indenture governing the 9 1/4% notes to remove substantially all the restrictive covenants pursuant to a supplemental indenture dated as of April 4, 2002, which became effective on April 23, 2002. The indenture governing the 9 1/4% notes is subject to a "change of control" provision pursuant to which the notes outstanding after the completion of the debt and equity tender offers are redeemable at an amount equal to 101% of the principal amount of the 9 1/4% notes at the option of the holder, plus accrued and unpaid interest, if any, to the date of purchase. Subsequent to the merger, we commenced a change of control offer pursuant to such provision to purchase the 9 1/4% notes not tendered in the debt tender offer. The change of control offer expired on June 21, 2002 and approximately $0.1 million aggregate principal amount of the 9 1/4% notes was tendered and accepted. We intend to discharge the remaining approximate $0.9 million of 9 1/4% notes pursuant to the indenture governing the 9 1/4% notes. We may also, from time to time, purchase such notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine. We expect that all discharged notes will be redeemed on or after March 1, 2003 at 104.625% of the principal amount of such notes ($1,046.25 per $1,000 principal amount of such notes), plus accrued and unpaid interest, if any, to the date of purchase.

     The equity tender offer closed prior to the closing of the offering of the outstanding notes and we borrowed under a $215 million unsecured interim credit facility to complete the equity tender offer. In connection with the merger, we terminated our previous credit facility and entered into a new $165 million senior secured credit facility. The new credit facility consists of a $125 million term loan, which was permanently reduced by $28.5 million from the net proceeds from the sale of AmerCable, and a $40 million revolving loan. The proceeds from the offering of the outstanding notes along with proceeds from the term loan under the new credit facility were used to repay such interim credit facility.

     For more information regarding the merger agreement and the related agreements entered into in connection with the merger, see "Certain Relationships and Related Transactions."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to our historical financial statements included elsewhere in this prospectus supplement. The unaudited pro forma statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 give effect to the transactions and the sale of AmerCable as if the transactions and the sale of AmerCable had occurred as of January 1, 2001. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, and are described in the accompanying notes.

     Accounting principles generally accepted in the United States require operating results for our company prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger for our company are presented as the Successor's results in the historical financial statements and include seventy-three days from April 19, 2002 to June 30, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are presented as discontinued operations due to the Successor management's decision to sell this division.

     On March 16, 2002, Associated Materials Incorporated, Associated Materials Holdings Inc. and its wholly owned subsidiary, Simon Acquisition Corp., entered into a merger agreement pursuant to which, among other things, each of our stockholders received $50.00 in cash for each share of our stock. The equity tender offer expired on April 18, 2002, with over 90% of the outstanding shares of our common stock being tendered. Simon Acquisition Corp. merged with and into us on April 19, 2002, with Associated Materials Incorporated continuing as the surviving corporation and becoming a wholly owned subsidiary of Associated Materials Holdings Inc.

     The merger and related refinancing transactions required total cash of approximately $466.8 million, which was used to purchase our common stock in the equity tender offer, to consummate the debt tender offer for our 9 1/4% senior subordinated notes due 2008 and to pay fees and expenses related to the transactions. The transactions were financed through an equity contribution of approximately $172 million by Associated Materials Holdings Inc. (who received an equity contribution of approximately $164.8 million of cash from the equity investors and $7.2 million of rollover equity by certain members of management), cash on hand of approximately $4.8 million, a new term loan of $125 million from the new credit facility and proceeds from the issuance of the outstanding notes. The equity tender offer closed prior to the closing of the offering of the outstanding notes and we borrowed under a $215 million interim credit facility to complete the equity tender offer. The proceeds from the issuance of the outstanding notes along with proceeds from the term loan under the new credit facility were used to repay the interim credit facility. The net proceeds from the sale of AmerCable were used to permanently reduce borrowings under the new credit facility by $28.5 million in accordance with certain terms thereof.

     The acquisition was accounted for under the purchase method of accounting. The total cost of the transactions has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the transactions. The excess of the purchase price over the historical basis of the net assets acquired has been allocated based on preliminary valuation estimates and certain assumptions that management believes are reasonable. As a result, the actual allocation is subject to the valuation of our assets and liabilities being finalized. Therefore, the actual allocation of purchase price and the resulting effect on income from operations may differ from the pro forma amounts included herein.

     The pro forma statements should not be considered indicative of results that would have been achieved had the transactions or the sale of AmerCable been consummated on January 1, 2001 and do not purport to indicate results of operations for any future period. The unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," "Use of Proceeds," "Prospectus Summary -- Recent Developments" and the historical financial statements and the notes thereto included elsewhere in this prospectus supplement.

                       ASSOCIATED MATERIALS INCORPORATED

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
                                 (IN THOUSANDS)

                               ONE HUNDRED     SEVENTY-THREE
                                EIGHT DAYS         DAYS
                                  ENDED            ENDED
                              APRIL 18, 2002   JUNE 30, 2002     AMERCABLE      TRANSACTION
                               PREDECESSOR       SUCCESSOR       PRO FORMA       PRO FORMA
                                HISTORICAL      HISTORICAL     ADJUSTMENTS(a)   ADJUSTMENTS      PRO FORMA
                              --------------   -------------   --------------   -----------      ---------
Total net sales.............     $180,230        $113,960         $(18,271)       $    --        $275,919
Cost of sales...............      130,351          79,291          (15,494)        (2,393)(b)     191,755
                                 --------        --------         --------        -------        --------
Gross profit................       49,879          34,669           (2,777)         2,393          84,164
Selling, general and
  administrative expenses...       43,272          21,667           (2,192)           548 (b)      63,295
                                 --------        --------         --------        -------        --------
Income from operations......        6,607          13,002             (585)         1,845          20,869
Interest expense, net.......        2,068           4,981               --          4,512 (c)      11,561
Merger transaction costs....        9,319              --               --         (9,319)(d)          --
                                 --------        --------         --------        -------        --------
Income (loss) before
  taxes.....................       (4,780)          8,021             (585)         6,652           9,308
Income tax expense..........          977           3,328             (225)          (217)(e)       3,863
                                 --------        --------         --------        -------        --------
Income (loss) from
  continuing operations.....       (5,757)          4,693             (360)         6,869           5,445
Discontinued operations, net
  of tax....................           --            (521)             521             --              --
Extraordinary items, net of
  tax.......................           --          (4,434)              --             --          (4,434)
                                 --------        --------         --------        -------        --------
Net income (loss)...........     $ (5,757)       $   (262)        $    161        $ 6,869        $  1,011
                                 ========        ========         ========        =======        ========
Ratio of earnings to fixed
  charges(f)................           --             2.1x                                            1.6x

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
                                 (IN THOUSANDS)

     (a) These pro forma adjustments reflect Associated Materials Incorporated's sale of the AmerCable division and the resulting elimination of AmerCable's results of operations and results of discontinued operations. We completed the sale of AmerCable on June 24, 2002.

     (b) Details of the pro forma adjustments to cost of sales and selling, general and administrative expenses reflect the following: (i) the elimination of an expense included in the historical results of the Successor in the seventy-three days ended June 30, 2002 related to the liquidation of an inventory fair value adjustment recorded at the time of the transactions as this expense is reflected as an adjustment included in the unaudited pro forma statement of operations for the year ended December 31, 2001 and should not be reflected in expense twice as the inventory related to the fair value adjustment was liquidated over an approximate two month period, (ii) the elimination of compensation expense related to the corporate chief executive officer ("CEO") and the corporate chief financial officer ("CFO"), who were terminated upon consummation of the transactions, (iii) incremental depreciation and amortization of tangible and intangible assets recorded in conjunction with the acquisition, (iv) the annual management services fee payable to Harvest Partners for services including those historically provided by the CEO and corporate CFO and (v) elimination of historical amortization of deferred financing costs.

                                                              FOR THE SIX MONTHS ENDED
                                                                   JUNE 30, 2002
                                                              ------------------------
Cost of sales:
Elimination of expense related to an inventory fair value
  adjustment................................................          $(1,891)
Net decrease in depreciation and amortization...............             (502)
                                                                      -------
                                                                      $(2,393)
                                                                      =======
Selling, general and administrative expenses:
CEO and CFO compensation....................................          $  (367)
Increase in depreciation and amortization...................              734
Management services fee.....................................              250
Amortization of historical deferred financing costs.........              (69)
                                                                      -------
                                                                      $   548
                                                                      =======

     The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and the resulting goodwill and other intangible assets have been accounted for under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The estimated increase in fair value of property, plant and equipment is approximately $24.9 million, with estimated useful lives ranging between 5 and 25 years. In addition, we believe we have intangible assets related to patents and trademarks that will ultimately be assigned fair market values in the final purchase price allocation. Based on the preliminary purchase price allocation, the value assigned to patents is approximately $8.6 million with estimated useful lives of 10 years, the value assigned to trademarks with remaining useful lives of 15 years is $26.7 million and the value assigned to trademarks with indefinite lives is $73.0 million. The purchase price in excess of fair value of net assets acquired, including identifiable intangibles, has been recorded as goodwill. Based on the preliminary purchase price allocation, the value assigned to goodwill is approximately $201.6 million. The allocation of the purchase price, the related assignment of asset lives, and resulting depreciation and amortization expense are based on preliminary estimates, which may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets may impact future operating results.

     (c) The pro forma adjustments to interest expense reflect the following:

                                                              FOR THE SIX MONTHS
                                                                    ENDED
                                                                JUNE 30, 2002
                                                              ------------------
Commitment fee on revolving credit facility.................       $     99
Term loan...................................................          2,650
9 3/4% Senior Subordinated Notes............................          8,044
Existing 9 1/4% Senior Subordinated Notes not tendered......             42
Amortization of deferred financing costs....................            726
                                                                   --------
Pro forma interest expense..................................         11,561
Less: historical interest expense, net -- Predecessor.......         (2,068)
                                       -- Successor.........         (4,981)
                                                                   --------
Total adjustment............................................       $  4,512
                                                                   ========

     Interest expense was calculated as follows: (i) commitment fee on unused portion of the revolving credit facility of 1/2%; (ii) a rate of 5 4/10% (average London Interbank Offered Rate ("LIBOR") for the six months ended June 30, 2002 of 1 9/10% + 3 1/2%) on the new credit facility net of repayment using the proceeds from the AmerCable sale; (iii) one half of annual administration fee of $75,000 on the new credit facility; (iv) an interest rate of 9 3/4% on the notes; (v) an interest rate of 9 1/4% on the 9 1/4% notes not tendered; and
(vi) six months of amortization of deferred financing costs.

     The effect of a 1/8% increase or decrease in interest rates would increase or decrease total pro forma interest expense by approximately $60,000 for the six months ended June 30, 2002.

     (d) Represents the elimination of merger transaction costs including investment banking and legal fees incurred by the Predecessor in conjunction with the merger transaction.

     (e) As a result of relocating our corporate office from Texas to Ohio, our state and local income tax rate increased, raising our total effective tax rate to 41.5%. This amount represents the necessary adjustment to reflect a pro forma income tax provision of 41.5%.

     (f) The deficiency in the ratio of earnings to fixed charges is approximately $4.8 million on an historical basis for the one hundred eight days ended April 18, 2002.

                       ASSOCIATED MATERIALS INCORPORATED

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                              AMERCABLE      TRANSACTION
                                              HISTORICAL      PRO FORMA       PRO FORMA
                                              PREDECESSOR   ADJUSTMENTS(a)   ADJUSTMENTS     PRO FORMA
                                              -----------   --------------   -----------     ---------
Total net sales.............................   $595,819        $(71,291)      $     --       $524,528
Cost of sales...............................    425,366         (57,464)         1,387(b)     369,289
                                               --------        --------       --------       --------
Gross profit................................    170,453         (13,827)        (1,387)       155,239
Selling, general and administrative
  expenses..................................    119,945          (7,174)           710(b)     113,481
                                               --------        --------       --------       --------
Income from operations......................     50,508          (6,653)        (2,097)        41,758
Interest expense, net.......................      6,795              --         18,005(c)      24,800
Write-down of investment in Amercord Inc....      2,393              --             --          2,393
                                               --------        --------       --------       --------
Income before income taxes..................     41,320          (6,653)       (20,102)        14,565
Income tax expense..........................     15,908          (2,561)        (7,303)(d)      6,044
                                               --------        --------       --------       --------
Net income(e)...............................   $ 25,412        $ (4,092)      $(12,799)      $  8,521
                                               ========        ========       ========       ========
Ratio of earnings to fixed charges..........        4.1x                                          1.5x

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

     (a) These pro forma adjustments reflect Associated Materials Incorporated's sale of the AmerCable division and the resulting elimination of AmerCable's results of operations. We completed the sale of AmerCable on June 24, 2002.

     (b) Details of the pro forma adjustments to cost of sales and selling, general and administrative expenses reflect the following: (i) expense related to the liquidation of an inventory fair value adjustment recorded at the time of the merger as the inventory related to the fair value adjustment was liquidated over an approximate two month period, (ii) the elimination of compensation expense related to the corporate chief executive officer ("CEO") and the corporate chief financial officer ("CFO"), who were terminated upon consummation of the transactions, (iii) incremental depreciation and amortization of tangible and intangible assets recorded in conjunction with the acquisition, (iv) the annual management services fee payable to Harvest Partners for services including those historically provided by the CEO and corporate CFO, (v) increase in pension expense based on actuarial valuations and (vi) elimination of historical amortization of deferred financing costs.

                                                               FOR THE YEAR ENDED
                                                               DECEMBER 31, 2001
                                                               ------------------
Cost of sales:
Expense related to an inventory fair value adjustment.......        $ 1,891
Net decrease in depreciation and amortization...............           (504)
                                                                    -------
                                                                    $ 1,387
                                                                    =======
Selling, general and administrative expenses:
CEO and CFO compensation....................................        $(1,473)
Increase in depreciation and amortization...................          1,498
Management services fee.....................................            750
Increase in pension expense.................................            209
Amortization of historical deferred financing costs.........           (274)
                                                                    -------
                                                                    $   710
                                                                    =======

     The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and the resulting goodwill and other intangible assets have been accounted for under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The estimated increase in fair value of property, plant and equipment is approximately $24.9 million, with estimated useful lives ranging between 5 and 25 years. In addition, we believe we have intangible assets related to patents and trademarks that will ultimately be assigned fair market values in the final purchase price allocation. Based on the preliminary purchase price allocation, the value assigned to patents is approximately $8.6 million with estimated useful lives of 10 years, the value assigned to trademarks with remaining useful lives of 15 years is $26.7 million and the value assigned to trademarks with indefinite lives is $73.0 million. The purchase price in excess of fair value of net assets acquired, including identifiable intangibles, has been recorded as goodwill. Based on the preliminary purchase price allocation, the value assigned to goodwill is approximately $201.6 million. The allocation of the purchase price, the related assignment of asset lives, and resulting depreciation and amortization expense are based on preliminary estimates, which may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets may impact future operating results.

     (c) The pro forma adjustments to interest expense reflect the following:

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              ------------------
Commitment fee on revolving credit facility.................       $   200
Term loan...................................................         6,967
9 3/4% Senior Subordinated Notes............................        16,088
Existing 9 1/4% Senior Subordinated Notes not tendered......            91
Amortization of deferred financing costs....................         1,454
                                                                   -------
Pro forma interest expense..................................        24,800
Less: historical interest expense, net......................        (6,795)
                                                                   -------
Total adjustment............................................       $18,005
                                                                   =======

     Interest expense was calculated as follows: (i) commitment fee on unused portion of the revolving credit facility of 1/2%; (ii) a rate of 7 1/10% (average London Interbank Offered Rate ("LIBOR") for the year ended December 31, 2001 of 3 6/10% + 3 1/2%) on the new credit facility net of repayment using the proceeds from the AmerCable sale; (iii) administration fee of $75,000 on the new credit facility; (iv) an interest rate of 9 3/4% on the notes; (v) an interest rate of 9 1/4% on the 9 1/4% notes not tendered; and (vi) twelve months of amortization of deferred financing costs.

     The effect of a 1/8% increase or decrease in interest rates would increase or decrease total pro forma interest expense by approximately $0.1 million for the year ended December 31, 2001.

     (d) As a result of relocating our corporate office from Texas to Ohio, our state and local income tax rate increased, raising our total effective tax rate to 41.5%. This amount represents the necessary adjustment to reflect a pro forma income tax provision of 41.5%.

     (e) The pro forma statement of operations does not include pro forma adjustments for the write-off of debt issuance costs in connection with the unsecured interim credit facility, the accelerated amortization of the debt issuance costs related to the repayment of a portion of the new credit facility with the proceeds from the sale of AmerCable or the portion of the tender offer premium in excess of market value of the existing 9 1/4% senior subordinated notes. These costs represent non-recurring expenses which were recorded in the Successor's statement of operations in the seventy-three days ended June 30, 2002.

                       SELECTED HISTORICAL FINANCIAL DATA

     Accounting principles generally accepted in the United States require operating results for our company prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger for our company are presented as the Successor's results in the historical financial statements and include seventy-three days from April 19, 2002 to June 30, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are presented as discontinued operations due to the Successor management's decision to sell this division.

     The following table sets forth our selected historical statement of operations data for the one hundred eight days ended April 18, 2002 and the seventy-three days ended June 30, 2002 and for the first six months of 2001 and for each of the five years in the period ended December 31, 2001. Also presented is our selected historical balance sheet data as of June 30, 2002 and December 31, 1997, 1998, 1999, 2000 and 2001. The statement of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2000 and 2001 were derived from our audited financial statements included elsewhere in this prospectus supplement. The statement of operations data for the two years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997, 1998 and 1999 were derived from our audited financial statements that are not included in this prospectus supplement.

     The selected financial data presented below for the one hundred eight days ended April 18, 2002 and the seventy-three days ended June 30, 2002 and the first six months of 2001 have been derived from our unaudited interim financial information included elsewhere in this prospectus supplement, which, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The operating results for any interim period are not necessarily indicative of the operating results for a full fiscal year. No separate financial information for Simon Acquisition Corp. has been provided in this prospectus supplement because (1) Simon Acquisition Corp. was formed for the purposes of the transactions and did not conduct any operations and (2) Simon Acquisition Corp. had no material assets. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus supplement. Our historical results are not necessarily indicative of our future results.

                                                     YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                  1997          1998          1999          2000          2001
                               -----------   -----------   -----------   -----------   -----------
                               PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR
                                                (IN THOUSANDS, EXCEPT FOR RATIOS)
INCOME STATEMENT DATA:
Net sales(1).................   $399,974      $410,111      $455,268      $499,393      $595,819
Cost of sales(1).............    285,798       285,822       317,596       353,994       425,366
                                --------      --------      --------      --------      --------
Gross profit.................    114,176       124,289       137,672       145,399       170,453
Selling, general and
  administrative expenses....     81,142        88,727        96,028       107,255       119,945
Other income, net............         --         2,673            --            --            --
                                --------      --------      --------      --------      --------
Income from operations.......     33,034        38,235        41,644        38,144        50,508
Interest expense.............      9,795         7,565         6,779         6,046         6,795
Gain on the sale of
  UltraCraft.................         --            --            --         8,012            --
Merger transaction costs.....         --            --            --            --            --
Equity in loss of Amercord
  Inc........................        626         1,881         1,337            --            --
Write-down of Amercord
  Inc........................         --         4,351            --            --         2,393
                                --------      --------      --------      --------      --------
Income (loss) from continuing
  operations before income
  taxes......................     22,613        24,438        33,528        40,110        41,320
Income tax expense...........      9,524        11,382        13,038        16,555        15,908
                                --------      --------      --------      --------      --------
Income (loss) from continuing
  operations before
  extraordinary item.........     13,089        13,056        20,490        23,555        25,412
Loss from discontinued
  operations, net............         --            --            --            --            --

                                             ONE HUNDRED   SEVENTY-THREE
                               SIX MONTHS    EIGHT DAYS        DAYS
                                  ENDED         ENDED          ENDED
                                JUNE 30,      APRIL 18,      JUNE 30,
                                  2001          2002           2002
                               -----------   -----------   -------------
                               PREDECESSOR   PREDECESSOR     SUCCESSOR
                                   (IN THOUSANDS, EXCEPT FOR RATIOS)
INCOME STATEMENT DATA:
Net sales(1).................   $267,356      $180,230       $113,960
Cost of sales(1).............    192,893       130,351         79,291
                                --------      --------       --------
Gross profit.................     74,463        49,879         34,669
Selling, general and
  administrative expenses....     58,399        43,272         21,667
Other income, net............         --            --             --
                                --------      --------       --------
Income from operations.......     16,064         6,607         13,002
Interest expense.............      3,433         2,068          4,981
Gain on the sale of
  UltraCraft.................         --            --             --
Merger transaction costs.....         --         9,319             --
Equity in loss of Amercord
  Inc........................         --            --             --
Write-down of Amercord
  Inc........................      2,393            --             --
                                --------      --------       --------
Income (loss) from continuing
  operations before income
  taxes......................     10,238        (4,780)         8,021
Income tax expense...........      3,942           977          3,328
                                --------      --------       --------
Income (loss) from continuing
  operations before
  extraordinary item.........      6,296        (5,757)         4,693
Loss from discontinued
  operations, net............         --            --           (521)


                                                     YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                  1997          1998          1999          2000          2001
                               -----------   -----------   -----------   -----------   -----------
                               PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR
                                                (IN THOUSANDS, EXCEPT FOR RATIOS)
Extraordinary item, net......         --        (4,107)           --            --            --
                                --------      --------      --------      --------      --------
Net income (loss)............   $ 13,089      $  8,949      $ 20,490      $ 23,555      $ 25,412
                                ========      ========      ========      ========      ========
OTHER DATA:
EBITDA(2)....................   $ 38,929      $ 32,235      $ 48,826      $ 55,706      $ 59,034
Adjusted EBITDA(3)...........     33,373        38,497        45,941        40,386        53,066
Capital expenditures.........      8,758        14,261        18,915        11,925        15,022
Cash provided by (used in)
  operating activities.......     22,496        26,799        15,244        22,968        43,989
Cash used in investing
  activities.................     (7,941)      (14,712)      (17,619)       (5,538)       (9,861)
Cash provided by (used in)
  financing activities.......    (15,004)          942        (9,157)       (4,983)      (21,138)
Ratio of earnings to fixed
  charges(4).................       2.6x          3.0x          3.9x          4.3x          4.1x

                                             ONE HUNDRED   SEVENTY-THREE
                               SIX MONTHS    EIGHT DAYS        DAYS
                                  ENDED         ENDED          ENDED
                                JUNE 30,      APRIL 18,      JUNE 30,
                                  2001          2002           2002
                               -----------   -----------   -------------
                               PREDECESSOR   PREDECESSOR     SUCCESSOR
                                   (IN THOUSANDS, EXCEPT FOR RATIOS)
Extraordinary item, net......         --            --         (4,434)
                                --------      --------       --------
Net income (loss)............   $  6,296      $ (5,757)      $   (262)
                                ========      ========       ========
OTHER DATA:
EBITDA(2)....................   $ 19,020      $  1,257       $  7,460
Adjusted EBITDA(3)...........     16,689         9,356         16,290
Capital expenditures.........      9,803         3,817          3,680
Cash provided by (used in)
  operating activities.......      4,389       (18,258)        13,622
Cash used in investing
  activities.................     (4,715)       (3,597)      (352,724)
Cash provided by (used in)
  financing activities.......    (12,186)         (245)       344,636
Ratio of earnings to fixed
  charges(4).................       2.6x            --           2.1x

                                                                                                           AS OF
                                                           AS OF DECEMBER 31,                             JUNE 30,
                                   -------------------------------------------------------------------   ----------
                                      1997          1998          1999          2000          2001          2002
                                   -----------   -----------   -----------   -----------   -----------   ----------
                                   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   SUCCESSOR
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..................   $ 61,191      $ 79,225      $ 85,878      $102,064      $106,188      $ 84,376
Goodwill.........................         --            --            --            --            --       201,590
Other intangibles................         --            --            --            --            --       108,148
Total assets.....................    178,504       189,319       206,296       231,141       254,307       573,308
Total debt.......................     80,914        78,600        75,000        75,000        75,000       262,408
Stockholders'('s) equity.........     44,734        64,378        79,326        97,990       102,675       170,569

---------------

(1) Certain prior period amounts have been reclassified to conform with the current period presentation.

(2) EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of our operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies. The reconciliation of net income to EBITDA is as follows:

                                                                                                       SIX MONTHS
                                                             YEAR ENDED                                   ENDED
                                 -------------------------------------------------------------------    JUNE 30,
                                    1997          1998          1999          2000          2001          2001
                                 -----------   -----------   -----------   -----------   -----------   -----------
                                 PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR
                                                                  (IN THOUSANDS)
Net income (loss)..............    $13,089       $ 8,949       $20,490       $23,555       $25,412       $ 6,296
Interest -- Continuing
              operations.......      9,795         7,565         6,779         6,046         6,795         3,433
      -- Discontinued
           operations..........         --            --            --            --            --            --
Taxes -- Continuing
           operations..........      9,524        11,382        13,038        16,555        15,908         3,942
      -- Discontinued
           operations..........         --            --            --            --            --            --
      -- Extraordinary items...         --        (2,878)           --            --            --            --
Depreciation and amortization
      -- Continuing
           operations..........      6,521         7,217         8,519         9,550        10,919         5,349
      -- Discontinued
           operations..........         --            --            --            --            --            --
                                   -------       -------       -------       -------       -------       -------
EBITDA.........................    $38,929       $32,235       $48,826       $55,706       $59,034       $19,020
                                   =======       =======       =======       =======       =======       =======

                                 ONE HUNDRED   SEVENTY-THREE
                                 EIGHT DAYS        DAYS
                                    ENDED          ENDED
                                  APRIL 18,      JUNE 30,
                                    2002           2002
                                 -----------   -------------
                                 PREDECESSOR     SUCCESSOR
                                       (IN THOUSANDS)
Net income (loss)..............    $(5,757)       $  (262)
Interest -- Continuing
           operations..........      2,068          4,981
      -- Discontinued
           operations..........         --          1,213
Taxes  -- Continuing
           operations..........        977          3,328
      -- Discontinued
           operations..........         --           (370)
      -- Extraordinary items...         --         (3,145)
Depreciation and amortization
      -- Continuing
           operations..........      3,969          1,397
      -- Discontinued
           operations..........         --            318
                                   -------        -------
EBITDA.........................    $ 1,257        $ 7,460
                                   =======        =======

(3) Adjusted EBITDA represents EBITDA plus certain non-recurring items less AmerCable's operating results. We believe that Adjusted EBITDA presents a more meaningful discussion than EBITDA since Adjusted EBITDA corresponds to EBITDA as it is defined in our new credit facility and in the indenture governing the notes as it excludes non-recurring items. The new credit facility and indenture governing the notes have certain financial covenants that use ratios utilizing our Adjusted EBITDA. The definition of EBITDA under our new credit facility does not exclude the results of AmerCable. We have, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable will not be included in our ongoing operations. The nonrecurring items and results of AmerCable are expected to have no ongoing cash requirements and no impact on our ongoing operations. Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies. EBITDA reconciles to Adjusted EBITDA as follows.

                                                                                                                     SIX MONTHS
                                                                                                                        ENDED

                                                                           YEAR ENDED
                                               -------------------------------------------------------------------    JUNE 30,
                                                  1997          1998          1999          2000          2001          2001
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR   PREDECESSOR
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                                                                (IN THOUSANDS)
      EBITDA.................................    $38,929       $32,235       $48,826       $55,706       $59,034       $19,020
      Extraordinary Items, pre-tax(a)........         --         6,985            --            --            --            --
      AmerCable's EBITDA(b)..................     (6,182)       (6,955)       (4,222)       (7,308)       (8,361)       (4,724)
      Loss on writedown of Amercord
       Inc.(c)...............................         --         4,351            --            --         2,393         2,393
      Merger transaction costs(d)............         --            --            --            --            --            --
      Cost of sales adjustment(e)............         --            --            --            --            --            --
      Equity loss in Amercord, Inc.(f).......        626         1,881         1,337            --            --            --
      Gain on Sale of Ultracraft(g)..........         --            --            --        (8,012)           --            --
                                                 -------       -------       -------       -------       -------       -------
      Adjusted EBITDA........................    $33,373       $38,497       $45,941       $40,386       $53,066       $16,689
                                                 =======       =======       =======       =======       =======       =======

                                               ONE HUNDRED   SEVENTY-THREE
                                               EIGHT DAYS        DAYS
                                                  ENDED          ENDED

                                                APRIL 18,      JUNE 30,
                                                  2002           2002
                                               PREDECESSOR     SUCCESSOR
                                               -----------   -------------
                                                     (IN THOUSANDS)
      EBITDA.................................    $1,257         $ 7,460
      Extraordinary Items, pre-tax(a)........        --           7,579
      AmerCable's EBITDA(b)..................    (1,220)           (640)
      Loss on writedown of Amercord
       Inc.(c)...............................        --              --
      Merger transaction costs(d)............     9,319              --
      Cost of sales adjustment(e)............        --           1,891
      Equity loss in Amercord, Inc.(f).......        --              --
      Gain on Sale of Ultracraft(g)..........        --              --
                                                 ------         -------
      Adjusted EBITDA........................    $9,356         $16,290
                                                 ======         =======

     (a) Extraordinary items include $4.9 million ($2.8 million net of tax) for the extinguishment of substantially all of the Successor's assumed
         9 1/4% notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

     (b) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

     (c) Represents the writedown of our investment in Amercord Inc. to its net realizable value.

     (d) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the merger transaction with Harvest Partners.

     (e) The cost of sales adjustment is the expense related to an inventory fair value adjustment recorded at the time of the merger.

     (f) Represents the loss on our equity investment in Amercord Inc.

     (g) Represents the gain we realized upon the sale of our Ultracraft cabinet division.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes, income or loss from discontinued operations and extraordinary gains or losses, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and the interest component of rent expense. The deficiency in the ratio of earnings to fixed charges is approximately $4.8 million for the one hundred eight days ended April 18, 2002.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus supplement. You should read the following discussion with the sections of this prospectus supplement titled "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and our financial statements and related notes included elsewhere in this prospectus supplement.

OVERVIEW

GENERAL

     Prior to the merger and the sale of AmerCable, we consisted of two operating divisions, Alside and AmerCable. In addition, we own an interest in Amercord Inc., which was accounted for using the equity method until November 1999 when it was recapitalized, reducing our interest in Amercord Inc. from 50% to 9.9%. Since the recapitalization, we have accounted for Amercord Inc. under the cost method.

     On March 16, 2002, Associated Materials Incorporated, Associated Materials Holdings Inc. and its wholly owned subsidiary, Simon Acquisition Corp. entered into a merger agreement pursuant to which, among other things, each stockholder of Associated Materials Incorporated received $50.00 in cash for each share of Associated Materials Incorporated stock. Pursuant to the merger agreement, Simon Acquisition Corp. merged into Associated Materials Incorporated on April 19, 2002. Associated Materials Incorporated is now a wholly owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc. Subsequent to the merger, our business and operations continued as they were being conducted prior to the merger.

     On June 24, 2002, we completed the sale of our AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for cash proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. We used the net proceeds to repay a portion of our new credit facility in accordance with certain terms thereof. AmerCable is a leading manufacturer of specialty electrical cable products primarily used in the mining, marine and offshore drilling industries. In 2001, AmerCable accounted for approximately 12% of our total net sales.

     Accounting principles generally accepted in the United States require operating results for our company prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger for our company are presented as the Successor's results in the historical financial statements and include seventy-three days from April 19, 2002 to June 30, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are presented as discontinued operations due to the Successor management's decision to sell this division.

     Alside, which currently represents all of our operations, accounted for more than 87% of our net sales in each of the last three years. Because our residential building products are consumer durable goods, our sales are impacted by a number of factors, including the availability of consumer credit, consumer interest rates, employment trends, changes in levels of consumer confidence, national and regional trends in new housing starts and general economic conditions. Our sales are also affected by changes in consumer preferences with respect to types of building products. Our products are used in the repair and remodeling, as well as the new construction, sectors of the building industry. We believe that approximately two thirds of Alside's sales were made to the repair and remodeling sector in 2001, 2000 and 1999.

     We believe that vinyl building products continue to gain market share from metal and wood products due to vinyl's favorable attributes, which include its durability, lower maintenance cost and lower cost compared to wood and metal. We further believe that these increases in market share, together with our increased marketing efforts, will increase our sales of vinyl siding, vinyl windows and other complementary vinyl building products.

     We operate with significant operating and financial leverage, which increased substantially following the completion of the transactions contemplated by the merger agreement. Significant portions of our selling, general and administrative expenses are fixed costs that neither increase nor decrease proportionately with sales. As a result, a percentage change in our net sales will have a greater percentage effect on our income from operations. In addition, interest expense related to our long-term debt contains both fixed and variable components.

            CONDENSED PREDECESSOR/SUCCESSOR STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             ONE
                                      EIGHTEEN      SEVENTY-     THREE        THREE        HUNDRED      SEVENTY-
                                        DAYS       THREE DAYS    MONTHS      MONTHS      EIGHT DAYS    THREE DAYS   SIX MONTHS
                                        ENDED        ENDED       ENDED        ENDED         ENDED        ENDED        ENDED
                                      APRIL 18,     JUNE 30,    JUNE 30,    JUNE 30,      APRIL 18,     JUNE 30,     JUNE 30,
                                        2002          2002        2002        2001          2002          2002         2002
                                     -----------   ----------   --------   -----------   -----------   ----------   ----------
                                     PREDECESSOR   SUCCESSOR    COMBINED   PREDECESSOR   PREDECESSOR   SUCCESSOR     COMBINED
Net sales
  Alside...........................    $50,897      $113,960    $164,857    $139,206      $161,959      $113,960     $275,919
  AmerCable........................      6,135            --       6,135      19,539        18,271            --       18,271
                                       -------      --------    --------    --------      --------      --------     --------
    Total..........................     57,032       113,960     170,992     158,745       180,230       113,960      294,190
Gross profit
  Alside...........................     16,411        34,669      51,080      43,346        47,102        34,669       81,771
  AmerCable........................      1,048            --       1,048       3,920         2,777            --        2,777
                                       -------      --------    --------    --------      --------      --------     --------
    Total..........................     17,459        34,669      52,128      47,266        49,879        34,669       84,548
Selling, general and administrative
  expense
  Alside...........................     11,266        21,452      32,718      26,973        39,774        21,452       61,226
  Corporate........................        242           215         457       1,570         1,306           215        1,521
                                       -------      --------    --------    --------      --------      --------     --------
    Subtotal.......................     11,508        21,667      33,175      28,543        41,080        21,667       62,747
  AmerCable........................        545            --         545       1,729         2,192            --        2,192
                                       -------      --------    --------    --------      --------      --------     --------
    Total..........................     12,053        21,667      33,720      30,272        43,272        21,667       64,939
                                       -------      --------    --------    --------      --------      --------     --------
Income (loss) from operations
  Alside...........................      5,145        13,217      18,362      16,373         7,328        13,217       20,545
  Corporate........................       (242)         (215)       (457)     (1,570)       (1,306)         (215)      (1,521)
                                       -------      --------    --------    --------      --------      --------     --------
    Subtotal.......................      4,903        13,002      17,905      14,803         6,022        13,002       19,024
  AmerCable........................        503            --         503       2,191           585            --          585
                                       -------      --------    --------    --------      --------      --------     --------
    Total..........................      5,406        13,002      18,408      16,994         6,607        13,002       19,609
Interest, net......................        399         4,981       5,380       1,854         2,068         4,981        7,049
                                       -------      --------    --------    --------      --------      --------     --------
Income from continuing operations
  before other non-operating
  expenses, income taxes and
  extraordinary items..............      5,007         8,021      13,028      15,140         4,539         8,021       12,560
Merger transaction costs (a).......      7,317            --       7,317          --         9,319            --        9,319
Loss on writedown of Amercord
  Inc..............................         --            --          --          --            --            --           --
                                       -------      --------    --------    --------      --------      --------     --------
Income (loss) from continuing
  operations before income taxes
  and extraordinary items..........     (2,310)        8,021       5,711      15,140        (4,780)        8,021        3,241
Income taxes.......................      1,928         3,328       5,256       5,829           977         3,328        4,305
                                       -------      --------    --------    --------      --------      --------     --------
Income (loss) from continuing
  operations before extraordinary
  items............................     (4,238)        4,693         455       9,311        (5,757)        4,693       (1,064)
Loss from discontinued
  operations.......................         --          (521)       (521)         --            --          (521)        (521)
Extraordinary items, net of tax
  (b)..............................         --        (4,434)     (4,434)         --            --        (4,434)      (4,434)
                                       -------      --------    --------    --------      --------      --------     --------
Net income (loss)..................    $(4,238)     $   (262)   $ (4,500)   $  9,311      $ (5,757)     $   (262)    $ (6,019)
                                       =======      ========    ========    ========      ========      ========     ========


                                         SIX
                                       MONTHS
                                        ENDED
                                      JUNE 30,
                                        2001
                                     -----------
                                     PREDECESSOR
Net sales
  Alside...........................   $229,145
  AmerCable........................     38,211
                                      --------
    Total..........................    267,356
Gross profit
  Alside...........................     67,064
  AmerCable........................      7,399
                                      --------
    Total..........................     74,463
Selling, general and administrative
  expense
  Alside...........................     51,848
  Corporate........................      2,946
                                      --------
    Subtotal.......................     54,794
  AmerCable........................      3,605
                                      --------
    Total..........................     58,399
                                      --------
Income (loss) from operations
  Alside...........................     15,216
  Corporate........................     (2,946)
                                      --------
    Subtotal.......................     12,270
  AmerCable........................      3,794
                                      --------
    Total..........................     16,064
Interest, net......................      3,433
                                      --------
Income from continuing operations
  before other non-operating
  expenses, income taxes and
  extraordinary items..............     12,631
Merger transaction costs (a).......         --
Loss on writedown of Amercord
  Inc..............................      2,393
                                      --------
Income (loss) from continuing
  operations before income taxes
  and extraordinary items..........     10,238
Income taxes.......................      3,942
                                      --------
Income (loss) from continuing
  operations before extraordinary
  items............................      6,296
Loss from discontinued
  operations.......................         --
Extraordinary items, net of tax
  (b)..............................         --
                                      --------
Net income (loss)..................   $  6,296
                                      ========

                                                                                             ONE
                                      EIGHTEEN      SEVENTY-     THREE        THREE        HUNDRED      SEVENTY-
                                        DAYS       THREE DAYS    MONTHS      MONTHS      EIGHT DAYS    THREE DAYS   SIX MONTHS
                                        ENDED        ENDED       ENDED        ENDED         ENDED        ENDED        ENDED
                                      APRIL 18,     JUNE 30,    JUNE 30,    JUNE 30,      APRIL 18,     JUNE 30,     JUNE 30,
                                        2002          2002        2002        2001          2002          2002         2002
                                     -----------   ----------   --------   -----------   -----------   ----------   ----------
                                     PREDECESSOR   SUCCESSOR    COMBINED   PREDECESSOR   PREDECESSOR   SUCCESSOR     COMBINED
Reconciliation of net income (loss)
  to EBITDA (c):
Net income (loss)..................    $(4,238)     $   (262)   $ (4,500)   $  9,311      $ (5,757)     $   (262)    $ (6,019)
Interest  -- Continuing
             operations............        399         4,981       5,380       1,854         2,068         4,981        7,049
          -- Discontinued
             operations(d).........         --         1,213       1,213          --            --         1,213        1,213
Taxes     -- Continuing operations...    1,928         3,328       5,256       5,829           977         3,328        4,305
          -- Discontinued
             operations..............       --          (370)       (370)         --            --          (370)        (370)
          -- Extraordinary items.....       --        (3,145)     (3,145)         --            --        (3,145)      (3,145)
Depreciation and amortization
          -- Continuing operations...      990         1,397       2,387       2,688         3,969         1,397        5,366
          -- Discontinued
             operations..............       --           318         318          --            --           318          318
                                       -------      --------    --------    --------      --------      --------     --------
EBITDA.............................    $  (921)     $  7,460    $  6,539    $ 19,682      $  1,257      $  7,460     $  8,717
                                       =======      ========    ========    ========      ========      ========     ========
Reconciliation of EBITDA to
  Adjusted EBITDA (e):
EBITDA.............................    $  (921)     $  7,460    $  6,539    $ 19,682      $  1,257      $  7,460     $  8,717
Extraordinary items, pre-tax(b)....         --         7,579       7,579          --            --         7,579        7,579
AmerCable's EBITDA(f)..............       (661)         (640)     (1,301)     (2,656)       (1,220)         (640)      (1,860)
Loss on writedown of Amercord
  Inc..............................         --            --          --          --            --            --           --
Merger transaction costs(a)........      7,317            --       7,317          --         9,319            --        9,319
Cost of sales adjustment(g)........         --         1,891       1,891          --            --         1,891        1,891
                                       -------      --------    --------    --------      --------      --------     --------
Adjusted EBITDA....................    $ 5,735      $ 16,290    $ 22,025    $ 17,026      $  9,356      $ 16,290     $ 25,646
                                       =======      ========    ========    ========      ========      ========     ========


                                         SIX
                                       MONTHS
                                        ENDED
                                      JUNE 30,
                                        2001
                                     -----------
                                     PREDECESSOR
Reconciliation of net income (loss)
  to EBITDA (c):
Net income (loss)..................   $  6,296
Interest  -- Continuing
             operations............      3,433
          -- Discontinued
             operations(d).........         --
Taxes     -- Continuing operations.      3,942
          -- Discontinued
             operations............         --
          -- Extraordinary items...         --
Depreciation and amortization
          -- Continuing operations.      5,349
          -- Discontinued
             operations............         --
                                      --------
EBITDA.............................   $ 19,020
                                      ========
Reconciliation of EBITDA to
  Adjusted EBITDA (e):
EBITDA.............................   $ 19,020
Extraordinary items, pre-tax(b)....         --
AmerCable's EBITDA(f)..............     (4,724)
Loss on writedown of Amercord
  Inc..............................      2,393
Merger transaction costs(a)........         --
Cost of sales adjustment(g)........         --
                                      --------
Adjusted EBITDA....................   $ 16,689
                                      ========

---------------

(a) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the merger transaction with Harvest Partners.

(b) Extraordinary items include $4.9 million ($2.8 million net of tax) for the extinguishment of substantially all of the Successor's assumed 9 1/4% notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

(c) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. We have included EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, net income as an indicator of a company's operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with generally accepted accounting principles. Therefore, EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies.

(d) Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the credit facility.

(e) Adjusted EBITDA is calculated as EBITDA plus extraordinary items, merger transaction costs, writedown of Amercord Inc. and an adjustment to cost of sales. Adjusted EBITDA also excludes AmerCable's EBITDA. Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles. Therefore, adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies.

(f) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

(g) The cost of sales adjustment is the expense related to an inventory fair value adjustment recorded at the time of the merger.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2002 COMPARED TO THREE MONTHS ENDED JUNE 30, 2001

Alside and Corporate Expenses

     Subsequent to the merger transaction and sale of AmerCable, Alside and corporate expenses represent ongoing operations of our company.

     Net sales from continuing operations increased 18.4% to $164.9 million for the three months ended June 30, 2002 compared to $139.2 million for the same period in 2001 due to increased sales of vinyl windows and vinyl siding. Results from continuing operations exclude our AmerCable division, which was sold on June 24, 2002. Unit sales of vinyl windows and vinyl siding increased 48.5% and 9.1%, respectively, for the second quarter of 2002 compared to the same period in 2001. The increased sales are a result of our ability to capitalize on our national distribution network, provide industry leading products and drive operational excellence.

     Gross profit increased to $51.1 million, or 31.0% of net sales, in the second quarter of 2002 compared to $43.3 million, or 31.1% of net sales, in the second quarter of 2001. The increase in gross profit is due to the increased sales. Selling, general and administrative expense increased 16.2% to $33.2 million, or 20.1% of net sales, in the second quarter of 2002 versus $28.5 million, or 20.5% of net sales, in the same period in 2001. SG&A expense increased as a result of six new supply centers added in the second quarter as well as personnel added to support sales growth at existing supply centers. Income from operations increased 21.0% to $17.9 million for the second quarter of 2002 compared to $14.8 million for the same period in 2001.

EBITDA and Adjusted EBITDA

     EBITDA for the second quarter of 2002 was $6.5 million compared to $19.7 million in the same period in 2001. EBITDA for the second quarter of 2002 includes $1.3 million of EBITDA relating to our AmerCable division, merger transaction costs of $7.3 million, pre-tax extraordinary expenses of $7.6 million and a non-cash cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger. Adjusted EBITDA, excluding the amounts discussed above, was $22.0 million. Adjusted EBITDA for the second quarter of 2001, excluding EBITDA of $2.7 million from our AmerCable division, was $17.0 million. Adjusted EBITDA increased $5.0 million or 29.4% in the second quarter of 2002 compared to the same period in the prior year.

Successor and Predecessor Results

     The Successor had net sales and a net loss of $114.0 million and $0.3 million, respectively, for the period from April 19, 2002 to June 30, 2002. Interest expense during this period was $5.0 million and consisted primarily of interest on our 9 3/4% notes, term loan and revolving credit facility under the new credit facility, an interim credit facility temporarily utilized for the merger transaction and amortization of deferred financing costs. As a result of relocating our corporate office from Texas to Ohio, the Successor's state and local tax rate has increased, raising out total effective tax rate to 41.5% from 38.5%. The Successor's results include extraordinary items of $4.4 million, net of tax, for the premium paid to extinguish $74.0 million of the Successor's assumed 9 1/4% notes and financing fees related to an interim credit facility utilized for the merger transaction which was repaid shortly thereafter and the loss from discontinued operations of $0.5 million, net of tax, for our AmerCable division.

     The Predecessor had net sales and a net loss of $57.0 million and $4.2 million for the period from April 1, 2002 to April 18, 2002. The Predecessor's results include $7.3 million of transaction costs consisting of investment banking and legal fees associated with the merger transaction with Harvest Partners, Inc. Interest expense was $0.4 million and consisted primarily of interest on our 9 1/4% notes for the time period from April 1, 2002 to the date of the tender offer of these notes. In addition to recording income taxes at an effective rate of 38.5%, we have recorded an estimated tax provision for the portion of the Predecessor's merger transaction costs that are not deductible.

SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

Alside and Corporate Expenses

     Net sales increased 20.4% to $275.9 million for the six months ended June 30, 2002 compared to $229.1 million for the same period in 2001 due to increased sales of vinyl windows and vinyl siding. Unit sales of vinyl windows and vinyl siding increased 57.1% and 11.7%, respectively, for the six months ended June 30, 2002 compared to the same period in 2001. Gross profit increased to $81.8 million, or 29.6% of net sales, for the six months ended June 30, 2002 compared to $67.1 million, or 29.3% of net sales, for the same period in 2001. The increase in gross profit is due to the increased sales. SG&A expense increased 14.5% to $62.7 million, or 22.7% of net sales, for the six months ended June 30, 2002 versus $54.8 million, of 23.9% of net sales, in the same period in 2001. SG&A expense increased for the year-to-date period as a result of seven new supply centers added as well as personnel added to support sales growth at existing supply centers. Income from operations increased 55.0% to $19.0 million for the six months ended June 30, 2002 compared to $12.3 million for the same period in 2001.

EBITDA and Adjusted EBITDA

     EBITDA for the six months ended June 30, 2002 was $8.7 million compared to $19.0 million in the same period in 2001. EBITDA for the six months ended June 30, 2002 includes $1.9 million of EBITDA relating to our AmerCable division, merger transaction costs of $9.3 million, pre-tax extraordinary expenses of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger transaction. Adjusted EBITDA, excluding the amounts discussed above, was $25.6 million. EBITDA for the six months ended June 30, 2001 includes EBITDA of $4.7 million relating to our AmerCable division and a charge of $2.4 million for the write-down of our investment in Amercord Inc. Adjusted EBITDA for the six months ended June 30, 2001, excluding the amounts discussed above, was $16.7 million. Adjusted EBITDA increased $8.9 million or 53.7% for the six months ended June 30, 2002 compared to the same period in the prior year.

Successor and Predecessor Results

     The Successor's results of operations for the period from April 19, 2002 to June 30, 2002 are discussed in the three month comparison of results.

     The Predecessor had net sales and a net loss of $180.2 million and $5.8 million for the period from January 1, 2002 to April 18, 2002. Interest expense was $2.0 million and consisted primarily of interest on our company's 9 1/4% notes for the time period from January 1, 2002 to April 18, 2002. The Predecessor's results include $9.3 million of transaction costs consisting of investment banking and legal fees associated with the merger transaction. The Predecessor's results of operations for the six months ended June 30, 2001 include the $2.4 million charge for the write-down of our investment in Amercord Inc. In addition to recording income taxes at an effective rate of 38.5%, the Predecessor's tax provision for 2002 includes an estimate for $7.3 million of the merger transaction costs that may not be deductible for income tax purposes.

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

SEGMENT DATA

     Alside accounted for more than 87% of our net sales and income from operations in each of the last three years. In 2001, Alside accounted for approximately 88% of our income from operations exclusive of corporate selling, general and administrative expenses. Management believes that a discussion of our results and financial position for these periods is enhanced by presenting segment information for Alside and AmerCable. The tables below set forth for the periods indicated certain items from our financial statements:

                                                             YEAR ENDED DECEMBER 31
                                       ------------------------------------------------------------------
                                               2001                   2000                   1999
                                       --------------------   --------------------   --------------------
                                                                  PREDECESSOR
                                       ------------------------------------------------------------------
                                                    % OF                   % OF                   % OF
                                                  TOTAL NET              TOTAL NET              TOTAL NET
                                        AMOUNT      SALES      AMOUNT      SALES      AMOUNT      SALES
                                       --------   ---------   --------   ---------   --------   ---------
                                                                 (IN THOUSANDS)
CONSOLIDATED:
Net sales(1).........................  $595,819     100.0%    $499,393     100.0%    $455,268     100.0%
Gross profit.........................   170,453      28.6      145,399      29.1      137,672      30.2
Selling, general and administrative
  expenses(2)........................   119,945      20.1      107,255      21.5       96,028      21.1
                                       --------     -----     --------     -----     --------     -----
Income from operations...............    50,508       8.5       38,144       7.6       41,644       9.1
Interest expense.....................     6,795       1.1        6,046       1.2        6,779       1.5
Gain on the sale of UltraCraft.......        --        --        8,012       1.6           --        --
Equity in loss of Amercord Inc.......        --        --           --        --        1,337       0.3
Write-down of Amercord Inc...........     2,393       0.4           --        --           --        --
                                       --------     -----     --------     -----     --------     -----
Income before income taxes...........    41,320       7.0       40,110       8.0       33,528       7.3
Income tax expense...................    15,908       2.7       16,555       3.3       13,038       2.8
                                       --------     -----     --------     -----     --------     -----
Net income...........................  $ 25,412       4.3%    $ 23,555       4.7%    $ 20,490       4.5%
                                       ========     =====     ========     =====     ========     =====

                                                             YEAR ENDED DECEMBER 31
                                       ------------------------------------------------------------------
                                               2001                   2000                   1999
                                       --------------------   --------------------   --------------------
                                                                  PREDECESSOR
                                       ------------------------------------------------------------------
                                                    % OF                   % OF                   % OF
                                                  TOTAL NET              TOTAL NET              TOTAL NET
                                        AMOUNT      SALES      AMOUNT      SALES      AMOUNT      SALES
                                       --------   ---------   --------   ---------   --------   ---------
                                                                 (IN THOUSANDS)
ALSIDE:
Net sales(1).........................  $524,528     100.0%    $434,845     100.0%    $410,107     100.0%
Gross profit.........................   156,626      29.8      131,704      30.3      129,996      31.7
Selling, general and administrative
  expenses...........................   107,737      20.5       95,404      22.0       87,588      21.4
                                       --------     -----     --------     -----     --------     -----
Income from operations...............  $ 48,889       9.3%    $ 36,300       8.3%    $ 42,408      10.3%
                                       ========     =====     ========     =====     ========     =====
Total Assets.........................  $189,142               $165,990               $167,024

                                                             YEAR ENDED DECEMBER 31
                                       ------------------------------------------------------------------
                                               2001                   2000                   1999
                                       --------------------   --------------------   --------------------
                                                                  PREDECESSOR
                                       ------------------------------------------------------------------
                                                    % OF                   % OF                   % OF
                                                  TOTAL NET              TOTAL NET              TOTAL NET
                                        AMOUNT      SALES      AMOUNT      SALES      AMOUNT      SALES
                                       --------   ---------   --------   ---------   --------   ---------
                                                                 (IN THOUSANDS)
AMERCABLE:
Net sales(1).........................  $ 71,291     100.0%    $ 64,548     100.0%    $ 45,161     100.0%
Gross profit.........................    13,827      19.4       13,695      21.2        7,676      17.0
Selling, general and administrative
  expenses...........................     7,174      10.1        7,880      12.2        4,801      10.6
                                       --------     -----     --------     -----     --------     -----
Income from operations...............  $  6,653       9.3%    $  5,815       9.0%    $  2,875       6.4%
                                       ========     =====     ========     =====     ========     =====
Total Assets.........................  $ 34,054               $ 34,255               $ 26,673

---------------

(1) Certain prior period amounts have been reclassified to conform with the current period presentation.

(2) Consolidated selling, general and administrative expenses include corporate expenses of $5.0 million, $4.0 million and $3.6 million for the years 2001, 2000 and 1999, respectively.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000 -- PREDECESSOR

General

     Our net sales increased $96.4 million or 19.3% to a record high of $595.8 million for the year ended 2001 as compared to the 2000 period due primarily to strong sales at our Alside division. Income from operations increased $12.4 million or 32.4% to $50.5 million for the 2001 period compared to $38.1 million for the 2000 period due primarily to higher operating profits at Alside. Net income increased 7.9% to $25.4 million or $3.46 per share in 2001 compared to $23.6 million or $2.85 per share in 2000. The 2001 results include the $2.4 million write-down of our Amercord Inc. investment while the 2000 period results included the $8.0 million pre-tax gain on the sale of our UltraCraft cabinet operations and an additional $1.1 million in income tax expense recorded due to an adjustment to a deferred tax asset. Excluding these items, our net income and earnings per share were $26.9 million or $3.67 per share in 2001 and $19.7 million or $2.39 per share in 2000. In April 2001, we repurchased 1.0 million shares of our outstanding Class B common stock. Our weighted average shares outstanding were 7.3 million in 2001 and 8.3 million in 2000. Exclusive of the repurchase of the shares of Class B common stock, our weighted average shares outstanding and earnings per share for 2001 were 8.0 million and $3.20, respectively.

Alside

     Alside's net sales increased 20.6% to $524.5 million in 2001 compared to $434.8 million in the 2000 period due to higher sales volume of vinyl windows, vinyl siding and complementary building products, such as roofing, foam insulation, tools and other materials manufactured by third parties and sold through Alside's supply centers. Unit sales of vinyl windows increased 48.1% for the 2001 period compared to the 2000 period, exclusive of the operations of Alpine, which were acquired in October 2000. Vinyl window unit sales increased 83.5% including the Alpine operations. Unit sales of vinyl siding increased 11.1% for the 2001 period while we believe that the vinyl siding industry as a whole decreased slightly. Gross profit increased 18.9% to $156.6 million for the 2001 period compared to $131.7 million for the same period in 2000, but decreased as a percentage of sales to 29.8% in 2001 from 30.3% in 2000 due to changes in product mix to lower margin vinyl windows. Gross profit margins on vinyl siding and windows each increased over 2000 due to lower raw material costs and improved manufacturing efficiencies. Selling, general and administrative expense increased to $107.7 million in 2001 compared to $95.4 million in 2000, but decreased as a percentage of sales. The increase was due to higher personnel costs and higher supply center expenditures. The increase in personnel costs was due to normal salary increases, an increase in the number of salaried personnel due to the Alpine acquisition in 2000, higher incentive compensation due to increased profitability at Alside and higher severance expense. Supply center costs increased due to higher personnel costs due to an increase in number of supply center personnel, higher incentive compensation and increased lease expense due to the opening of additional locations and increased lease expense at existing locations. Income from operations increased 34.7% to $48.9 million as higher gross profits were partially offset by higher selling, general and administrative expense.

AmerCable

     Net sales increased 10.4% to $71.3 million for the 2001 period compared to $64.5 million for the same period in 2000 due to higher sales of marine and mining cable products which were partially offset by lower sales of industrial cable products, including telecommunications cable products. Gross profit increased to $13.8 million in 2001 compared to $13.7 million in 2000 but decreased as a percentage of sales due to higher labor and overhead costs and unfavorable fixed cost absorption. Selling, general and administrative expense was $7.2 million for the period ended 2001 compared to $7.9 million for the same period in 2000 as lower bad debt expense was partially offset by higher personnel costs. In 2000, AmerCable recorded $1.4 million in additional bad debt expense as the result of a customer bankruptcy. Income from operations increased 14.4% to $6.7 million in 2001 compared to $5.8 million for the same period in 2000 due to slightly higher gross profit and lower selling, general and administrative expense due to the additional $1.4 million in bad debt expense recorded in 2000.

Other

     Net interest expense increased $749,000 or 12.4% in 2001 compared to 2000 due primarily to a decrease in our investment income. Our average investment balance decreased during 2001 as compared to 2000 due to our repurchase of 1.0 million shares of our Class B common stock at an aggregate cost of $19.5 million in April 2001. The overall decrease in interest rates during 2001 also contributed to lower investment income. We recorded interest income of $377,000 in 2001 as compared to $1.1 million in 2000. Corporate selling, general and administrative expense increased to $5.0 million for 2001 compared to $4.0 million for the 2000 period due to the cost associated with obtaining a fairness opinion in connection with the repurchase of our Class B common stock and additional compensation expense recorded due to a modification of certain outstanding stock options.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999 -- PREDECESSOR

General

     Our net sales increased 9.7% to $499.4 million in 2000 as compared to $455.3 million in 1999 due to higher sales at our Alside and AmerCable divisions. Income from operations decreased 8.4% to $38.1 million in 2000 as compared to $41.6 million in 1999 as higher operating profits from our AmerCable division were offset by lower operating profits at Alside. Net income increased to $23.6 million in 2000 as compared to $20.5 million in 1999. The increase in net income was due to the sale of our UltraCraft cabinet operations in June 2000, which resulted in a pre-tax gain of $8.0 million.

Alside

     Net sales at Alside increased to $434.8 million in 2000 as compared to $410.1 million in 1999 due to higher sales prices in vinyl siding and higher sales volume in vinyl windows and vinyl fencing. Vinyl siding sales increased in 2000 as compared to 1999 as higher sales prices which were implemented to offset higher vinyl resin costs were partially offset by a slight decrease in siding unit volume. Vinyl window sales increased 9.7% in 2000 due primarily to a 6.5% increase in unit sales volume while sales of vinyl fencing, decking and railing increased 28.5% due to higher sales volume. Gross profit increased to $131.7 million in 2000 but decreased as a percentage of sales as Alside was unable to recover any incremental margin on the selling price increases that resulted due to higher vinyl resin prices. Selling, general and administrative expense increased to $95.4 million in 2000 as compared to $87.6 million in 1999 due to the opening of eight additional supply centers as well as higher personnel costs and higher legal expense. Income from operations decreased to $36.3 million in 2000 from $42.4 million in 1999 as higher gross profits were more than offset by higher selling, general and administrative expense.

AmerCable

     AmerCable's net sales increased 42.9% to $64.5 million in 2000 as compared to $45.2 million in 1999 due to higher volume across all product lines. Sales increased by 86% in the industrial segment as sales of power cable to the telecommunications industry were very strong. Gross profit increased to $13.7 million in 2000 up from $7.7 million in 1999 due to higher sales and improved fixed cost absorption. Gross profit as a percentage of sales increased to 21.2% as compared to 17.0% in 1999. Selling, general and administrative expense increased to $7.9 million in 2000 as compared to $4.8 million in 1999. The increase was due to a $1.4 million increase in bad debt expense as well as higher personnel costs and higher incentive compensation. Bad debt expense increased by $1.4 million in 2000 as a result of a large customer that filed for bankruptcy. Income from operations increased to $5.8 million in 2000 as compared to $2.9 million in 1999 due to higher gross profits, which were offset in part by higher selling, general and administrative expense.

Other

     Net interest expense decreased $733,000 or 10.8% in 2000 as compared to 1999 primarily due to an increase in our investment income. We recorded interest income of $1.1 million in 2000 as compared to $329,000 in 1999. We recorded $1.1 million in additional income tax expense due to an adjustment to a 1986 deferred tax asset recorded pursuant to the spin-off of the tire cord division into Amercord Inc. This adjustment increased the effective tax rate from 38.5% to 41.3%.

Amercord Inc.

     In November 1999, Amercord Inc. was recapitalized, and in that transaction our interest in Amercord Inc. was reduced from 50% to 9.9%. As a result of the recapitalization, we received $1.2 million in cash (net of related expenses) and a subordinated note for $1.5 million due November 2004. We have the right to require Amercord Inc. to purchase our remaining 9.9% interest for $2.0 million in November 2003. For the reasons described in the following paragraph, we do not presently expect Amercord Inc. will have the financial ability to meet these obligations.

     Amercord Inc.'s operating results and financial position deteriorated during the first quarter 2001. We believed we would not recover our investment in Amercord Inc. and wrote off our $2.4 million investment in Amercord Inc. during the first quarter of 2001. Amercord Inc. ceased operations during the second quarter of 2001.

QUARTERLY FINANCIAL DATA

GENERAL

     Because most of Alside's building products are intended for exterior use, our sales and operating profits tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year historically result in that quarter producing significantly less sales revenue than in any other period of the year. As a result, we have historically had small profits or losses in the first quarter, and reduced profits in the fourth quarter of each calendar year due to the significant impact of Alside on our performance.

     Our quarterly sales and operating profit data for the six months ended June 30, 2002 and quarterly results for years 2001 and 2000 are shown in the table below:

                                                 THREE MONTHS   EIGHTEEN DAYS   SEVENTY-THREE
                                                    ENDED           ENDED        DAYS ENDED
                                                   MARCH 31       APRIL 18         JUNE 30
                                                 PREDECESSOR     PREDECESSOR      SUCCESSOR
                                                 ------------   -------------   -------------
2002
Net sales -- Alside............................    $111,062        $50,897        $113,960
Net sales -- AmerCable.........................      12,136          6,135              --
                                                   --------        -------        --------
Total net sales................................     123,198         57,032         113,960
Gross profit...................................      32,420         17,459          34,669
Income from operations.........................       1,201          5,406          13,002
Net loss.......................................      (1,519)        (4,238)           (262)

                                                        THREE MONTHS ENDED
                                         -------------------------------------------------
                                         MARCH 31   JUNE 30    SEPTEMBER 30    DECEMBER 31
                                         --------   --------   -------------   -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                            PREDECESSOR
                                         -------------------------------------------------
2001
Net sales -- Alside....................  $ 89,939   $139,206     $150,942       $144,441
Net sales -- AmerCable.................    18,672     19,539       17,722         15,358
                                         --------   --------     --------       --------
Total net sales........................   108,611    158,745      168,664        159,799
Gross profit...........................    27,197     47,266       49,592         46,398
Income (loss) from operations..........      (930)    16,994       19,142         15,302
Net income (loss)......................    (3,015)     9,311       10,714          8,402
                                                            PREDECESSOR
                                         -------------------------------------------------

2000
Net sales -- Alside....................  $ 87,141   $119,135     $118,715       $109,854
Net sales -- AmerCable.................    16,278     15,246       16,096         16,928
                                         --------   --------     --------       --------
Total net sales........................   103,419    134,381      134,811        126,782
Gross profit...........................    28,593     39,733       40,277         36,796
Income from operations.................     4,310     12,715       13,155          7,964
Net income.............................     1,591     11,894        5,967          4,103

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2002, we had cash and cash equivalents of $11.2 million and available borrowing capacity of approximately $37.4 million under our credit facility. Our outstanding letters of credit as of June 30, 2002, totaled $2.6 million securing various insurance letters of credit.

     For the one hundred eight days ended April 18, 2002, net cash used in operations of the Predecessor was $18.3 million. For the seventy-three days ended June 30, 2002 net cash provided by operations of the Successor was $13.6 million. Cash flows from operations of the Predecessor also include the working capital needs of AmerCable for the period from January 1, 2002 to April 18, 2002. AmerCable's cash flows for the period from April 19, 2002 to June 24, 2002 are shown as net cash used in discontinued operations. The net $4.7 million use of cash from operations ($18.3 million of cash used in the Predecessor less $13.6 million of cash provided by the Successor) for the six months ended June 30, 2002 compares to $4.4 million of cash provided by operations of the Predecessor for the same period in 2001. The decrease in cash from operations in 2002 was due primarily to the payment of merger transaction costs by the Predecessor and increases in inventory from opening seven new supply centers and to support increased sales partially offset by the improved operating results.

     Cash flows from the Successor's investing activities also include the merger transaction for $377.8 million and net proceeds from the sale of AmerCable totaling $28.3 million.

     Cash flows from the Successor's financing activities include: (1) the issuance of $165 million of 9 3/4% notes due 2012, (2) $125 million from a new $165 million credit facility, (3) $164.8 million cash contribution from Associated Materials Holdings Inc. and (4) cash of approximately $4.6 million, representing a portion of our company's total cash on hand of $6.8 million to finance the merger transaction of $377.8 million, tender offer of the 9 1/4% notes of $74.0 million and debt extinguishment costs of $7.6 million. The tender offer premium paid for the 9 1/4% notes was approximately $7.3 million, of which $4.9 million is included as an extraordinary item representing the portion of the premium in excess of the fair market value of the 9 1/4% notes. The tender offer closed on April 19, 2002, prior to the closing of the offering of the outstanding notes on April 23, 2002. We borrowed under a $215 million unsecured interim credit facility to complete the tender offer. The proceeds from the offering of the outstanding notes along with proceeds from the term loan under the new credit facility were used to repay such interim credit facility. Upon completion of the merger transaction, we were then obligated to make a change of control offer for the approximate $1.0 million of remaining outstanding 9 1/4% notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. The change of control offer was completed on June 21, 2002 with an additional approximate $0.1 million of the 9 1/4% notes being tendered. Net proceeds from the sale of AmerCable were subsequently used to permanently reduce borrowings under the term loan by $28.5 million.

     Our 9 3/4% notes pay interest semi-annually. Our credit facility includes $96.5 million of outstanding term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly, and up to $40 million of available borrowings provided by revolving loans, which expire in 2007. We have one subsidiary, which is a wholly owned subsidiary having no assets, liabilities or operations. This subsidiary fully and unconditionally guarantees our 9 3/4% notes.

     The new credit facility and the indenture governing the 9 3/4% notes contain restrictive covenants that, among other things, limit our ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell our assets or declare dividends. In addition, under the new credit facility we will be required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense beginning September 30, 2002. See "Description of Certain Indebtedness -- New Credit Facility".

     Net cash provided by operating activities was $44.0 million, $23.0 million and $15.2 million in 2001, 2000 and 1999, respectively. Cash flows from operations increased $21.0 million in 2001 compared to 2000 due to higher operating profits and higher accounts payable and accrued liabilities which were partially offset by higher accounts receivable. The increase in accounts payable was due to higher fourth quarter sales and the timing of vendor payments while the increase in accrued liabilities was due to higher commission and profit sharing accruals in our Alside division. Sales for the fourth quarter of 2001 were 26% higher than the same period in 2000 resulting in an increase in accounts receivable for 2001 compared to the 2000 period. Inventory levels have not increased proportionately with sales due to improved inventory management and the significant increase in vinyl window sales, which have relatively small amounts of finished goods inventory due to the fact that our window products are custom fabricated to the customer's specifications. Cash flows from operations increased in 2000 as compared to 1999 due primarily to lower working capital requirements.

     For the one hundred eight days ended April 18, 2002, capital expenditures of the Predecessor totaled $3.8 million, which includes AmerCable's capital expenditures of $1.9 million. For the seventy-three days ended June 30, 2002, capital expenditures of the Successor totaled $3.3 million. The combined capital expenditures of the Predecessor, excluding AmerCable, and the Successor totaled $5.2 million for the six months ended June 30, 2002. This compares to capital expenditures of $7.6 million ($9.8 million less $2.2 million of AmerCable's capital expenditures) for the same period in 2001. Capital expenditures in the

2002 period were primarily for the production of new casement window tooling, related production line expenditures and leasehold improvements for the opening of seven new supply centers. Our 2002 budget includes expenditures to replace existing window tooling to facilitate the manufacture of new products, increase window and siding capacity to meet anticipated sales growth, expand our existing supply center network and approximately $400,000 for the ERP system implementation. We believe that capital expenditures ranging from $8.0 million to $10.0 million represent a base level of spending needed to maintain our manufacturing facilities as well as provide for modest increases in capacity and further automation.

     Capital expenditures totaled $15.0 million, $11.9 million and $18.9 million in 2001, 2000 and 1999, respectively. Alside's 2001 expenditures were used primarily to increase window and fencing capacity and for the new ERP system, which will be implemented over the next two years at a total cost of approximately $12.0 million. Capital expenditures associated with the ERP implementation totaled $3.1 million in 2001 and 2000. Expenditures at AmerCable were used to expand manufacturing capacity. Capital expenditures in 2000 were used primarily to increase extrusion capacity for window profiles, fencing and siding products, improve window efficiency and upgrade window information systems at Alside and increase capacity and processing efficiency at AmerCable. Expenditures in 1999 were primarily used to complete the new vinyl siding manufacturing facility in Freeport, Texas, expand extrusion capacity for window profiles and vinyl fencing, expand capacity and increase manufacturing efficiency for semi-custom cabinets and increase production flexibility and capacity at AmerCable. Capital expenditures for the new vinyl siding manufacturing plant were $9.8 million in 1999. We have historically funded these capital expenditure requirements out of cash generated from operating activities or borrowings under our bank credit facility.

     We have commitments for future minimum lease payments under noncancelable operating leases, principally for manufacturing and distribution facilities and certain equipment. The minimum commitments under these leases for 2002, 2003, 2004, 2005, 2006 and thereafter are $13.5 million, $11.4 million, $8.8 million, $6.1 million, $3.4 million and $5.4 million, respectively.

     In connection with the recapitalization of Amercord Inc. in November 1999, we guaranteed a $3.0 million note secured by Amercord Inc.'s real property. Amercord Inc. ceased operations in the second quarter of 2001. As of the date of this prospectus supplement, the lender has not requested us to make payment under the guarantee. Should the guarantee be exercised by Amercord Inc.'s lender, we and Ivaco Inc., another stockholder of Amercord Inc., have the option to assume the loan. Ivaco Inc. has indemnified us for 50% of any loss under the guarantee up to $1.5 million. Based on a third party appraisal of Amercord Inc.'s real property, we believe that we are adequately secured under our guarantee of the $3.0 million Amercord Inc. note such that no loss is anticipated with respect to this guarantee.

     Effective October 1, 1998, we established an Employee Stock Purchase Plan, or "ESPP". Employees participating in the ESPP can purchase shares of our common stock at a 15% discount to fair market value through payroll deductions of up to 25% of their eligible compensation. We initially registered 250,000 shares of common stock with the Commission for issuance pursuant to the ESPP and registered an additional 250,000 shares during 2001. During 2001, 2000 and 1999, we issued 60,679, 65,873 and 80,919 shares of common stock pursuant to the ESPP, resulting in net proceeds of approximately $875,000, $848,000 and $851,000, respectively. Our Board of Directors approved the suspension of the ESPP effective December 31, 2001.

     On October 27, 1998 our Board of Directors approved a program to repurchase up to 800,000 shares of common stock in open market transactions depending on market, economic and other factors. On November 28, 2000 our Board of Directors authorized the repurchase of an additional 800,000 shares under the program for a total of 1.6 million shares. At December 31, 2001, we had repurchased 1.0 million shares of common stock under this program at a cost of $13.9 million. The Class B common stock repurchase described below was not part of this stock repurchase program.

     On April 29, 2001, we repurchased 1,000,000 shares of our Class B common stock from The Prudential Insurance Company of America, or Prudential, and its wholly owned subsidiary, PCG Finance Company II, LLC, or "PCG", at $19.50 per share, or $19.5 million in the aggregate, which has been

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

reflected primarily as a reduction to retained earnings. The share purchase was financed through available cash and borrowings under our existing credit facility. Following the purchase, Prudential and PCG converted the remaining 550,000 shares of Class B common stock held by these entities into 550,000 shares of common stock pursuant to the terms of our certificate of incorporation. We have retired all 1,550,000 previously authorized shares of Class B common stock.

     We believe that available cash and cash flow from operations, together with borrowings under the new credit facility, will be sufficient to cover our working capital, capital expenditures and debt service needs for the foreseeable future. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness, or to fund planned capital expenditures, will depend on our future performance, which is subject to general economic conditions, competition in the building product environment and other factors. We may not generate sufficient cash flow from operations, realize anticipated revenue growth and operating improvements or obtain future capital in a sufficient amount or on acceptable terms, to enable us to service our indebtedness or to fund our other liquidity needs.

     We intend to discharge the remaining approximate $0.9 million of 9 1/4% notes pursuant to the indenture governing such notes on or after March 1, 2003. We expect the remaining 9 1/4% notes will be redeemed at 104.625% of the principal amount of such notes plus accrued and unpaid interest through the date of purchase.

EFFECTS OF INFLATION

     We believe that the effects of inflation have not been material to our operating results for each of the past three years, including interim periods. Our principal raw material, vinyl resin, has been subject to rapid price changes. Through price increases, we have historically been able to pass on significant resin cost increases. The results of operations for individual quarters can and have been negatively impacted by a delay between the time of vinyl resin cost increases and price increases in our products. However, over longer periods of time, the impact of the cost increases in vinyl resin has historically not been material. While we expect that any significant resin cost increases in 2002 will be offset by price increases to our customers, should we be unable to pass on any future price increases, our profitability could be impacted.

FINANCIAL ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" which has eliminated the pooling of interests method for mergers and acquisitions. The purchase method of accounting is required for all business combinations initiated after June 30, 2001. SFAS No. 141 supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." As discussed in the "Unaudited Pro Forma Financial Information" section of this prospectus supplement, the merger has been accounted for under the purchase method of accounting proscribed under this Statement.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be reviewed annually for impairment using a fair-value based approach. Intangible assets that have a finite life will continue to be amortized over their respective estimated useful lives. The Statement is effective for fiscal years beginning after December 15, 2001. As discussed in the "Unaudited Pro Forma Financial Information" section of this prospectus supplement, the merger has resulted in a purchase price allocation to tangible and intangible assets with both finite and indefinite lives. On an annual basis, we will test goodwill and those intangible assets with indefinite lives for impairment.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs and

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

establishes consistent accounting treatment for these items. This Statement is effective for fiscal years beginning after June 15, 2002. We believe the adoption of this Statement will not have a material effect on our financial position, results of operations or cash flows.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial reporting and accounting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This Statement is effective for fiscal years beginning after December 15, 2001. We have accounted for the sale of our AmerCable division under the provisions of this Statement and as such AmerCable's results are presented as "Discontinued Operations" subsequent to the merger.

     In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified. We recorded extraordinary items of $4.4 million, net of tax, related to debt extinguishment. We are required to adopt the provisions of this standard in our fiscal year beginning on January 1, 2003.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

     Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to customer programs and incentives, bad debts, inventories, income taxes and pensions and benefits. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

REVENUE RECOGNITION

     Revenues are recorded net of estimated customer programs and incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known.

BAD DEBT

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on review of the overall condition of accounts receivable balances and review of significant past due accounts. If the financial condition of our customers were to deteriorate, resulting in an impairment of our ability to make payments, additional allowances may be required.

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

INVENTORY

     We value our inventories at the lower of cost (first-in, first-out) or market. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

INCOME TAXES

     We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We review the recoverability of any tax assets recorded on the balance sheet and provide any necessary allowances as required.

PENSION

     Our pension costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. In selecting these assumptions, management considers current market conditions, including changes in interest rates. Changes in the related pension benefit costs may occur in the future due to changes in assumptions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     We have outstanding borrowings under the term loan of our new credit facility and may borrow under the revolving credit facility from time to time for general corporate purposes, including working capital and capital expenditures. Interest under the new credit facility is based on the variable London Interbank Offered Rate (LIBOR). At June 30, 2002, we had borrowings of $96.5 million under the term loan. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense for the six months ended June 30, 2002 by approximately $60,000.

FOREIGN CURRENCY EXCHANGE RATE RISK

     Our revenues are primarily from domestic customers and are realized in U.S. dollars. Accordingly, we believe our direct foreign currency exchange rate risk is not material. In the past, we have hedged against foreign currency exchange rate fluctuations on specific sales or equipment purchasing contracts. At June 30, 2002 we had no currency hedges in place.

COMMODITY PRICE RISK

     See "-- Effects of Inflation" for a discussion of the market risk related to our principal raw material, vinyl resin.

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

                                    BUSINESS

COMPANY OVERVIEW

     We are a leading, vertically integrated manufacturer and nationwide distributor of exterior residential building products. These products are marketed through our Alside division on a wholesale basis to more than 35,000 professional contractors engaged in home repair and remodeling and new home construction. We distribute our products primarily through our nationwide network of 89 supply centers operating under the Alside(R)brand name. In 2001, Alside accounted for more than 88% of our total net sales.

     The core products we manufacture and distribute are vinyl siding and vinyl windows which together comprised approximately 71% of Alside's 2001 net sales. We also manufacture and distribute vinyl fencing, decking and railing, and vinyl garage doors and distribute other complementary products which are manufactured by third parties. Approximately two thirds of Alside's products are sold to contractors engaged in the home repair and remodeling market with one third sold to the new construction market. Our supply centers provide "one stop" shopping to our contractor customers, carrying products, accessories and tools necessary to complete a vinyl siding or window project. In addition, our supply centers provide high quality product literature, product samples and installation training to these customers. We believe that the strength of our products and distribution network has developed strong brand loyalty and long-standing relationships with local contractors and has enabled us to consistently gain market share over the last five years. Approximately 80% of Alside's 2001 net sales were generated through our network of supply centers with the remainder sold through independent distributors primarily in markets where we currently do not have supply centers.

     Due to our vertically integrated distribution strategy, innovative new product development and operational excellence, we have consistently generated sales growth in excess of industry averages. From 1996 to 2001, Alside generated a compounded annual growth rate in net sales of 10.7%. In 2001, Alside's net sales grew by 20.6% over the prior year. We believe that our historical investment in manufacturing and distribution capabilities and our initiatives to reduce costs and enhance operating efficiencies throughout our production, distribution and supply chain provide us with a strong platform for future growth and profitability.

INDUSTRY OVERVIEW

     Demand for residential building products is driven by a number of factors, including consumer confidence, availability of credit, new housing starts and general economic cycles. Historically, the demand for repair and remodeling products, where we are primarily focused, has been less cyclical than demand for new home construction and is less sensitive to these factors. Drivers of repair and remodeling demand include:

     - Favorable demographics. The segment of the population age 55 years and above, which favors professionally installed, low maintenance home improvements, is estimated to grow by 25% over the next five years and 50% over the next ten years.

     - Aging of the housing stock. The average home age increased from 23 years in 1985 to 29 years in 2000, and over 70% of the current housing stock was built prior to 1980.

     - Increase in average home size. The average home size increased over 25% from 1,785 square feet in 1985 to 2,306 square feet in 2000.

In addition, repair and remodeling projects tend to utilize a greater mix of premium products with higher margins than those used in new construction projects.

     We estimate that the residential vinyl siding and vinyl window markets are approximately $1.7 billion and $3.4 billion in size, respectively. Vinyl comprises the largest share of the residential siding and window markets. Vinyl has greater durability, requires less maintenance and provides greater energy efficiency than many competing siding and window products. According to industry reports, based on unit sales, vinyl accounted for approximately 44% of the exterior siding market and approximately 58% of the residential
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

window market in 2001. More recently, vinyl siding has achieved increasing acceptance in the new construction market, as builders and home buyers have recognized vinyl's low maintenance, durability and price advantages. Vinyl windows also have achieved increased acceptance in the new construction market, as a result of builders and home buyers recognizing vinyl's favorable attributes, the enactment of local legal or building code requirements that mandate more energy efficient windows and the increased development and promotion of vinyl window products by national window manufacturers. We believe that vinyl siding and vinyl windows will continue to gain market share in the new residential construction market while remaining the preferred product of the remodeling marketplace. Vinyl competes with wood, masonry, fiber cement and metal in the siding market and wood and aluminum in the window market.

OUR COMPETITIVE STRENGTHS

     The following competitive strengths have contributed to our growth and have enabled us to gain market share over the last five years within the U.S. siding and window markets.

     Nationwide Distribution Network of Company-Owned Supply Centers. We are one of only two major vinyl siding manufacturers in the United States that markets our products primarily through a company-owned distribution network. Our national distribution network offers us a dedicated channel compared to most of our competitors who rely on local third party distributors who generally carry an assortment of brands and may not focus on any particular brand. We believe that distributing our vinyl siding and window products through our nationwide network of 89 Alside supply centers helps us to: (1) build long-standing customer relationships and Alside brand loyalty, (2) develop comprehensive, customized marketing programs to assist our contractor customers, (3) closely monitor developments in local customer preferences, and (4) ensure product availability through integrated logistics between our manufacturing and distribution. Our supply center network has enabled us to grow substantially faster than the industry. Our vinyl siding unit sales grew at a five year compounded annual growth rate of 9.2% as compared to an industry average of 2.0% over the same period and our vinyl window unit sales grew at a five year compounded annual growth rate of 12.7% as compared to an industry average of 5.8%.

     Broad Product Offering. We offer a diverse mix of vinyl siding and vinyl window products to both the repair and remodeling and new construction markets across all price points: premium, standard and economy. Including our manufactured products and products manufactured by third parties, our supply centers sell more than 2,000 building and remodeling products. Our broad product offering enables us to meet the specialized needs of our customers and diversify our sales across all segments of the market. Most of these products are sold under the Alside brand and are recognized for their quality and durability. Our product offering includes the well-known Charter Oak, Preservation, Seneca, Conquest and Landscape vinyl siding products, and the UltraMaxx, Excalibur, Centurion and Alpine vinyl window products.

     Low-Cost and Vertically Integrated Operations. We believe that we are a low-cost manufacturer as a result of our manufacturing expertise, state-of-the-art technology and economies of scale. Our Alside division has seven manufacturing facilities that produce vinyl siding and windows and other vinyl products. During the last three years, we invested approximately $35 million of capital in Alside, most of which was used in upgrading our manufacturing facilities. This has resulted in significant operating efficiency and increased capacity for meeting future growth needs. Within our window operations, our ability to produce vinyl extrusions, coupled with our high-speed welding and cleaning equipment, provides us with cost and quality advantages over other vinyl window manufacturers.

BUSINESS STRATEGY

     We seek to distinguish ourselves from other suppliers of residential building products and to sustain our profitability momentum through a business strategy focused on the following:

     Increase Sales at Existing Supply Centers. We plan to increase sales at each of our supply centers by continuing to: (1) enhance the vinyl siding and window product offering and expand third party
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

     products to offer a comprehensive package to appeal to a broad range of market segments; (2) utilize our highly trained sales force to maximize opportunities with existing customers and identify and capture new customers; and (3) allow supply centers to quickly respond to local market dynamics and take advantage of local market opportunities.

     Expand Supply Center Network. We intend to selectively expand our distribution network. We will continue to open additional supply centers in markets where we already have a presence, allowing us to gain additional market share in these attractive markets.

     Increase Focus on other Distributed Products. We will continue to focus on maximizing incremental revenue and margin opportunities from products which Alside does not manufacture. As part of this strategy we plan to identify additional products to sell through our supply centers to better serve our contractor customers. In addition, we intend to leverage our purchasing power by centralizing the purchasing decisions for high-volume distributed products.

     Develop Innovative Products. We plan to capitalize on our vinyl manufacturing expertise by continuing to develop and introduce innovative new products that offer performance, cost and other advantages. These efforts have led to several new product introductions in recent years including Preservation, the first bundled vinyl siding and vinyl window program in the industry; CenterLock, a vinyl siding product with a unique locking mechanism; Eclipse, the industry's only flat-seam vinyl siding; and Landscape, an economy vinyl siding product with enhanced rigidity providing the appearance of a higher end product. Our strong customer relationships provide valuable insight into the latest consumer preferences and product attributes that appeal to contractors.

     Drive Operational Excellence. We will continue to capitalize on opportunities to reduce costs, increase customer service levels and reduce lead times. We have historically identified similar opportunities and have subsequently executed strategic initiatives that resulted in increased profitability and revenue growth. For example, in 2000 and 2001 we targeted process efficiency opportunities in our window operations through system upgrades, flow realignment, and personnel-related initiatives. The successful implementation of this strategy raised our on-time deliveries to over 98% while increasing unit volume by over 48% (excluding our acquisition of Alpine) in 2001.

PRODUCTS

     Our principal product offerings are vinyl siding and vinyl windows, which together accounted for approximately 71% of Alside's 2001 net sales. We also manufacture a variety of other products including vinyl fencing, decking and railing, as well as vinyl garage doors.

     The vinyl siding market consists of three segments: economy, standard and premium. Vinyl siding quality is determined by its rigidity, resistance to fading, thickness and ease of installation as well as other factors. Beginning with our introduction of Charter Oak in 1995, we have established ourselves as a leader in product innovation within all segments of the vinyl siding industry, most recently in the premium and economy segments.

     We believe that our innovation in product development was key to establishing us as a leader in the industry and will continue to be a principal factor in our sales growth in future years. For example, in late 1995, we introduced our Charter Oak siding, which enabled us to penetrate the premium segment of the vinyl siding market. We believe that Charter Oak continues to set the standard for premium vinyl siding products today. We introduced our Conquest siding product in 1997, which has enabled us to achieve additional market penetration in the economy segment of the siding industry. During 1998, we introduced CenterLock, a patented product positioned in the premium market segment. In 1999, we introduced Odyssey Plus, an improved and updated version of our popular Odyssey siding product. We introduced our Seneca and Landscape products in order to broaden our offerings for the standard and economy segments in 2000. During 2001, we introduced three new premium siding products:
Preservation, Eclipse and Board and Batten. In addition to these products, we have increased the number of colors and profiles offered within our existing siding products and continue to increase and improve upon the breadth of our vinyl

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siding product lines. We offer limited warranties ranging from 50-year warranties to lifetime warranties with our siding products.

     We divide our window products into the economy, standard and premium categories. Product quality within the vinyl window industry is determined by a number of competitive features including method of construction and materials used. We custom manufacture substantially all of our windows to fit existing window openings. Custom fabrication provides our customers with a product that is less expensive to install and more attractive after installation. Our custom windows are used primarily in the repair and remodeling market. In October 2000, we strengthened our position in the new construction segment of the window market through the purchase of substantially all the assets of Alpine Industries, Inc., which primarily manufactures new construction windows. New construction is one of the fastest growing segments of the vinyl window market and the acquisition of Alpine has positioned us to take advantage of this high growth market segment. This acquisition also gives us a presence in the western United States. Substantially all of our window products are accompanied by a limited lifetime warranty.

     A summary of our vinyl siding and window product offerings is presented in the table below according to our product line classification:

PRODUCT LINE          SIDING PRODUCTS       WINDOW PRODUCTS
------------          ---------------       ---------------
Premium               Preservation          Preservation
                      Charter Oak           UltraMaxx
                      CenterLock            Alpine 9000 Series
                      Eclipse
                      Board and Batten
                      Williamsport
Standard              Odyssey Plus          Geneva
                      Seneca                Excalibur
                                            Alpine 8000 Series
Economy               Conquest              Performance Series
                      Landscape             Centurion
                                            Alpine 7000 Series

     In addition to vinyl siding and windows, we produce vinyl fencing, decking and railing under the brand name UltraGuard and vinyl garage doors under the brand name Premium Garage Doors. We primarily market our fencing, decking and railing and garage doors through independent dealers.

     To complete our line of vinyl siding and window products in our supply centers, we also distribute building products manufactured by other companies. These products include metal siding, roofing materials, insulation, cabinets and installation equipment and tools.

MARKETING AND DISTRIBUTION

     Traditionally, most vinyl siding has been sold to the home remodeling marketplace through independent distributors. We are one of only two major vinyl siding manufacturers that markets products primarily through company-owned distribution centers. We have a nationwide distribution network of 89 Alside supply centers through which we market Alside manufactured products and other complementary building products to over 35,000 professional home improvement and new construction contractors. The supply centers range in size from 6,000 square feet to 50,000 square feet depending on sales volume and the breadth and type of products offered at each location. We believe that our supply centers provide "one stop" shopping to meet the specialized needs of our contractor customers by distributing over 2,000 building and remodeling products, including a broad range of our manufactured vinyl siding and vinyl windows as well as products manufactured by others. In 2001, approximately 80% of Alside's sales were made through its supply centers. In addition to sales and promotional support, contractors look to their local supply centers to provide a broad range of specialty product offerings in order to maximize their ability to attract remodeling and homebuilding customers.

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

     We believe that distributing products through our supply centers provides us with certain competitive advantages such as (1) build long-standing customer relationships, (2) develop comprehensive, customized marketing programs to assist our contractor customers, (3) closely monitor developments in local customer preferences, and (4) ensure product availability through integrated logistics between our manufacturing and distribution. Many of our contractor customers have established long-standing relationships with their local supply centers based on individualized service, quality products, timely delivery, breadth of product offerings, strong sales and promotional programs and competitive prices. We support our contractor customer base with marketing and promotional programs that include product sample cases, sales literature, product videos and other sales and promotional materials. Professional contractors use these materials to sell remodeling construction services to their prospective customers. The customer generally relies on the professional contractor to specify the brand of siding or window to be purchased, subject to the customer's price, color and quality requirements. Our daily contact with our contractor customers also enables us to closely monitor activity in each of the remodeling and new construction markets in which we compete. This direct presence in the marketplace permits us to obtain current local market information, providing us with the ability to recognize trends in the marketplace earlier and adapt our product offerings on a location-by-location basis.

     Many of our contractor customers install both vinyl siding and vinyl windows. Because we manufacture and distribute both vinyl siding and vinyl windows, our contractor customers can acquire both products from a single source, which we believe provides us with a competitive advantage in marketing these products to our target customer base. Furthermore, we have the ability to achieve economies of scale in sales and marketing by developing integrated programs on either a national or local basis for our vinyl siding and vinyl window products. In 2000, we introduced Preservation as the industry's first bundled premium siding and window marketing program. Our unique position as a manufacturer and distributor of both vinyl siding and windows has enabled us to offer Preservation to select dealers.

     Each of our supply centers is evaluated as a separate profit center, and compensation of supply center personnel is based in part on the supply center's operating results. Decisions to open new supply centers, and to close or relocate existing supply centers, are based on our continuing assessment of market conditions and individual location profitability. During 2001, we added five supply centers to our distribution network. We have also opened seven new supply centers in 2002. We have developed formal training and recruiting programs for supply center personnel which we expect to improve our ability to staff new locations.

     Through certain of our supply centers, our Alside Installed Services Division provides full-service product installation of our vinyl siding products, principally to new homebuilders who value the importance of installation services. We also provide installation services for vinyl replacement windows through certain of our supply centers.

     We sell our manufactured products to large direct dealers and distributors, generally in those areas where no supply center currently exists. These sales accounted for approximately 20% of Alside's 2001 net sales. Despite their aggregate lower percentage of total sales, our largest individual customers are our large direct dealers and independent distributors. We continue to expand our network of independent distributors in strategic areas to improve our penetration into certain markets.

MANUFACTURING

     We manufacture our vinyl siding products at our Ennis and Freeport, Texas facilities. We added the Freeport facility, which was completed in 1999, in order to provide the necessary capacity to meet our sales expectations for our siding products. We are able to add incremental extrusion capacity sufficient to increase our capacity by approximately 50% over 2001 levels without the need for an additional facility or the expansion of the Freeport facility. We operate a vinyl extrusion facility in West Salem, Ohio to produce vinyl window extrusions as well as vinyl fencing, decking and railing and garage door panels. The Ennis, Texas plant also produces vinyl fencing. We operate three window fabrication plants which each use vinyl extrusions manufactured by us for the majority of their production requirements and utilize high speed welding and cleaning equipment for their welded window products. By producing our own vinyl extrusions, we believe we achieve significant cost savings and higher product quality compared to purchasing these materials from third-party suppliers. In October 2000, we purchased substantially all of the assets of Alpine, including its leased window fabrication facility located in Bothell, Washington. The Bothell facility produces its glass inserts, but has a long-term contract to purchase its vinyl extrusions from a third-party supplier.

     Our vinyl extrusion plants generally operate on a three-shift basis to optimize equipment productivity and utilize additional equipment to increase capacity to meet higher seasonal needs. Our window plants generally operate on a single shift basis utilizing both a second shift and increased numbers of leased production personnel to meet higher seasonal needs.

RAW MATERIALS

     The principal raw materials used by us are vinyl resins, resin stabilizers and pigments, packaging materials, window hardware and glass, all of which are available from a number of suppliers. We have a contract with our resin supplier to supply substantially all of our vinyl resin requirements, which expires on December 31, 2002. We believe that we will be able to extend this contract. In the event we are unable to renew the contract, we believe our requirements could also be met by other suppliers. The price of vinyl resin has been, and may continue to be, volatile. We expect the price of vinyl resin to increase significantly in 2002. We generally have been able to pass through price increases in raw materials to our customers. While we expect that any significant resin cost increases in 2002 will be offset by price increases to our customers, should we be unable to pass on any future price increases, our profitability could be impacted.

COMPETITION

     We believe that no company within the residential siding industry competes with us on both the manufacturing and distribution levels except for Owens Corning. There are, however, numerous small and large manufacturers of vinyl siding products, some of whom are larger in size and have greater financial resources than us. We compete with numerous large and small distributors of building products in our capacity as a distributor of these products. We believe that Alside is the fifth largest manufacturer of vinyl siding with approximately 8% of the U.S. market. The market for vinyl replacement windows is highly fragmented. We believe that the window fabrication industry will continue to experience consolidation due to the increased capital requirements for manufacturing welded vinyl windows. The trend towards welded windows, which require more expensive production equipment as well as more sophisticated information systems, has driven these increased capital requirements. We generally compete on price, product performance, and sales and service support to professional contractors. Competition varies by region. We also face competition from alternative materials: wood, masonry, fiber cement and metal in the siding market and wood and aluminum in the window market.

ACQUISITIONS AND DIVESTITURES

     On June 24, 2002, we completed the sale of our AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of management of the AmerCable division and Wingate Partners III, L.P., for net proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. Following the completion of the sale, we no longer own the assets of, or operate, the AmerCable division.

     The asset purchase agreement in connection with the sale contained customary representations and warranties by AmerCable Incorporated to us, as well as certain limited representations and warranties by us to AmerCable Incorporated.

     The asset purchase agreement provides that following the asset sale, Associated Materials Incorporated and AmerCable Incorporated each will indemnify and hold harmless the other party and certain related parties and advisors for the inaccuracy of any representation or warranty, the failure to perform any covenant or comply with applicable bulk transfer or bulk sale laws and the incurrence of
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

losses in connection with liabilities allocated to each party pursuant to the asset purchase agreement. Our obligation to indemnify AmerCable Incorporated is subject to various timing and monetary limitations and can in no event exceed the purchase price.

     In October 2000, we acquired substantially all of the assets of Alpine for $7.6 million in cash and the assumption of certain payroll related and property tax liabilities. Included in the acquired assets is Alpine's leased window fabrication facility located in Bothell, Washington. This facility manufactures vinyl windows primarily for the new construction market. In addition to new construction windows, Alpine manufactures premium sound control windows. This acquisition significantly increased our presence on the West Coast. The acquisition was accounted for using the purchase method of accounting.

     We completed the sale of our UltraCraft operation, a manufacturer of semi-custom frameless cabinets, in June 2000. Pre-tax net proceeds from the sale were $18.9 million after working capital adjustments and transaction costs. We recorded a pre-tax gain of $8.0 million on the sale. UltraCraft represented approximately 5% of our 1999 net sales.

TRADEMARKS AND PATENTS

     We have registered and nonregistered trade names and trademarks covering the principal brand names and product lines under which our products are marketed. Although we consider each of these items to be valuable, we do not currently believe this property, other than the Alside(R) trademark, to be material. We have obtained patents on certain claims associated with our siding, fencing, decking and railing, and garage door products, which we believe distinguish our products from those of our competitors.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     Our operations are subject to various environmental statutes and regulations, including laws and regulations addressing materials used in the manufacturing of our products. In addition, certain of our operations are subject to federal, state and local environmental laws and regulations that impose limitations or other requirements on the discharge of pollutants into the air, water and soil, establish standards for the treatment, transport, storage and disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. Such laws and regulations may also impact the availability of materials used in manufacturing our products. We believe we are in material compliance with applicable environmental requirements, and do not expect these requirements to result in material expenditures in the foreseeable future. However, additional future expenditures may be necessary as compliance standards and technology change, and unforeseen significant expenditures required to maintain compliance, including unforeseen liabilities, could have an adverse effect on our business and financial condition.

     We entered into a consent order dated August 25, 1992 with the United States Environmental Protection Agency pertaining to corrective action requirements associated with the use of hazardous waste storage facilities at our Akron, Ohio location. With the exception of a small container storage area, the use of these facilities was terminated prior to our acquisition of the Alside assets from USX in 1984. The effects of the past practices at this facility are continuing to be investigated (through continued groundwater monitoring) pursuant to the terms of the consent order. We believe that USX bears responsibility for substantially all of the direct costs of corrective action at these facilities under the relevant contract terms and under statutory and common law. To date, USX has reimbursed us for substantially all of the direct costs of corrective action at these facilities. We expect that USX will continue to reimburse us. However, there can be no assurance that payments will continue to be made by USX or that it will have adequate financial resources to fully reimburse us for these costs.

     Certain environmental laws, including CERCLA and comparable state laws, impose strict, and in certain circumstances joint and several, liability upon specified responsible parties which include certain former owners and operators of waste sites designated for clean up by environmental regulators. A facility formerly owned by our company in Lumber City, Georgia, which is now owned by Amercord Inc., a company in which we currently hold a minority interest, is currently undergoing soil and groundwater investigation pursuant to a Consent Order entered into by Amercord Inc. with the Georgia Department of
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

Natural Resources in 1994. We are not a party to these activities. We also understand that soil and groundwater in certain areas of the site (including in the areas of two industrial waste landfills) are being investigated under CERCLA by the United States Environmental Protection Agency to determine whether remediation of those areas may be required and whether the site should be listed on the state or federal list of priority sites requiring remediation. There can be no assurance that Amercord Inc., the current site owner, would have adequate financial resources to carry out additional remediation that may be required, or that if substantial remediation is required, claims will not be made against us which could result in material expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Amercord Inc."

     Also, we cannot be certain that we have identified all environmental matters giving rise to potential liability. More stringent future environmental requirements or stricter enforcement of existing requirements, the discovery of unknown conditions, or our past use of hazardous materials could result in increased expenditures or liabilities which could have an adverse effect on you.

PROPERTIES

     Our operations include both owned and leased facilities as described below:

LOCATION                 PRINCIPAL USE                                        SQUARE FEET
--------                 -------------                                        -----------
Akron, Ohio              Associated Materials Incorporated and Alside            70,000
                         Headquarters
                         Vinyl Windows, Vinyl Fencing, Decking and Railing      577,000
                         and Vinyl Garage Doors
Ennis, Texas             Vinyl Siding Products, Vinyl Fencing, Decking and      301,000
                         Railing
Freeport, Texas          Vinyl Siding Products                                  120,000
West Salem, Ohio         Vinyl Window Extrusions, Fencing and Garage Door       173,000
                         Panels
Kinston, North Carolina  Vinyl Windows                                          319,000(1)
Cedar Rapids, Iowa       Vinyl Windows                                          128,000(1)
Bothell, Washington      Vinyl Windows                                          159,000(1)

---------------

(1) Leased facilities.

     Our management believes that our facilities are generally in good operating condition and are adequate to meet anticipated requirements in the near future.

     Except for one owned location in Akron, Ohio, we lease our supply centers for terms generally ranging from five to seven years with renewal options.

     The leases for Alside's window plants extend through 2011 for the Bothell location and 2005 for the Cedar Rapids and Kinston locations. Each lease is renewable at our option for an additional five-year period. Following the merger, we moved our corporate headquarters to our location in Akron, Ohio.

EMPLOYEES

     Our employment needs vary seasonally with sales and production. As of June 30, 2002, we had approximately 2,429 full-time employees, including approximately 1,330 hourly workers. We believe that our employee relations are good. The West Salem, Ohio plant is our only unionized manufacturing facility, employing approximately 120 covered workers as of June 30, 2002. The collective bargaining agreement for the West Salem facility was successfully renegotiated in November 2001 for a three-year term. Additionally, approximately 74 hourly workers in certain supply center locations are covered by collective bargaining agreements.

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

     We utilize leased employees to supplement our own workforce at our vinyl window fabrication plants located in Akron, Ohio; Kinston, North Carolina; and Cedar Rapids, Iowa. We believe that the employee leasing program provides us with scheduling flexibility for seasonal production requirements. The aggregate number of leased employees in the window plants ranges from approximately 300 to 650 people based on seasonality.

LEGAL PROCEEDINGS

     We are involved from time to time in litigation arising in the ordinary course of our business, none of which, after giving effect to our existing insurance coverage, is expected to have a material adverse effect on us.

     From time to time, we are involved in a number of proceedings and potential proceedings relating to environmental and product liability matters. We handle these claims in the ordinary course of our business and maintain product liability insurance covering certain types of claims. Although it is difficult to estimate our potential exposure to these matters, we believe that the resolution of these matters will not have a material adverse effect on our financial position, results of operations or liquidity.

                               THE EXCHANGE OFFER

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

     We issued the outstanding notes on April 23, 2002, in a private placement to a limited number of qualified institutional buyers and to persons in offshore transactions in reliance on Regulation S. In connection with this issuance, we entered into the indenture and the registration rights agreement, pursuant to which we agreed to, subject to certain exceptions:

     - within 90 days after the issue date of the outstanding notes, file an exchange offer registration statement with the Commission with respect to a registered offer to exchange the outstanding notes for exchange notes of our company having terms substantially identical in all material respects of the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

     - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the issue date of the outstanding notes;

     - as soon as practicable after the effectiveness of the exchange offer registration statement, offer the exchange notes in exchange for surrender of the outstanding notes; and

     - keep the exchange offer open for not less than 40 days (or longer if required by applicable law) after the date of notice of the exchange offer is mailed to holders of the outstanding notes.

     Except as discussed below, upon the consummation of the exchange offer, we will have no further obligations to register your outstanding notes. As soon as practicable after 5:00 p.m., New York City time on November 26, 2002, unless we decide to extend this expiration date, the exchange offer will be consummated when we:

     - accept for exchange your outstanding notes tendered and not validly withdrawn pursuant to the exchange offer; and

     - deliver to the trustee for cancellation all your outstanding notes accepted for exchange and issue to you exchange notes equal in principal amount to the principal amount of the outstanding notes surrendered by you.

     Each broker dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

REPRESENTATIONS

     We need representations from you before you can participate in the exchange offer. To participate in the exchange offer, we require that you represent to us that:

     - you are acquiring the exchange notes in the ordinary course of your business;

     - neither you nor any other person acting on your behalf is engaging in or intends to engage in a distribution of your exchange notes;

     - neither you nor any other person acting on your behalf has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - neither you nor any other person acting on your behalf is an "affiliate" of us or any of our subsidiaries, as defined under Rule 405 of the Securities Act; and

     - if you or any other person acting on your behalf is a broker-dealer, you will receive exchange notes for your own account in exchange for your outstanding notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes.

RESALE OF THE EXCHANGE NOTES

     Based on interpretations by the Commission's staff, as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), we believe that the exchange notes issued under the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act, of our company;

     - the exchange notes are acquired in the ordinary course of your business; and

     - you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in any manner, in the distribution of the exchange notes.

     If you are engaged in or intend to engage in, or have any arrangement or understanding with any person to participate in any manner, in a distribution of the exchange notes or if you are an affiliate of our company:

     - you cannot rely on the position of the Commission's staff mentioned above; and

     - you must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale of the exchange notes.

TERMS OF THE EXCHANGE OFFER

     We will accept any validly tendered outstanding notes which are not withdrawn before 5:00 p.m., New York City time, on the expiration date. Exchange notes will be issued in denominations of $1,000 principal amount and integral multiples of $1,000 in exchange for each $1,000 principal amount of outstanding notes. You may tender some or all of your outstanding notes in the exchange offer.

     The form and terms of the exchange notes will be the same as the form and terms of your outstanding notes except that:

     - interest on the exchange notes will accrue from the last interest payment date on which interest was paid on your outstanding notes; and

     - the exchange notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

     The exchange notes will evidence the same indebtedness as the outstanding notes, which they replace. The exchange notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the outstanding notes. As a result, both the exchange notes and the outstanding notes will be treated as a single class of debt securities under the indenture. The exchange offer does not depend upon any minimum aggregate principal amount of outstanding notes being surrendered for exchange.

     This prospectus supplement, together with the letter of transmittal you received with the prospectus, is being sent to you and to others believed to have beneficial interests in the outstanding notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture governing your outstanding notes. We intend to conduct the exchange offer in compliance with the requirements of the Exchange Act and the rules and regulations of the Commission.

     We will have accepted your validly tendered outstanding notes when we have given oral or written notice to the exchange agent, which will occur as soon as practicable after the expiration date. The exchange agent will act as agent for you for the purpose of receiving the exchange notes from us. If we do not accept your tendered outstanding notes for exchange because of an invalid tender or other valid reason, we will return the certificates, if any, without expense, to you as promptly as practicable after the expiration date. Certificates, if any, for exchange notes will likewise be sent to you as promptly as practicable following our acceptance of the tendered outstanding notes following the expiration date.

     You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your outstanding notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offer.

     In consideration for issuing the exchange notes as contemplated in this prospectus supplement, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on November 26, 2002, unless we extend the expiration date. In any event, we will hold the exchange offer open for at least forty days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting your outstanding notes;

     - to extend the exchange offer;

     - to terminate the exchange offer if any of the conditions have not been satisfied by giving oral or written notice of any delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

CONDITIONS TO THE EXCHANGE OFFER

     We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered outstanding notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all outstanding notes not properly tendered or reject any outstanding notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of outstanding notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your outstanding notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of outstanding notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We reserve the right to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     These conditions are for our sole benefit, and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights will not be a waiver of our rights.

     We will not accept for exchange any outstanding notes you tender, and no exchange notes will be issued to you in exchange for your outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the exchange notes under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     In all cases, issuance of exchange notes to you will be made only after timely receipt by the exchange agent of:

     - a book entry confirmation of your outstanding notes into the exchange agent's account at the book-entry transfer facility or certificates for your outstanding notes;

     - with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal or a properly completed and duly executed letter of transmittal; and

     - all other required documents.

     In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described below, your non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility. If we do not accept any of your tendered outstanding notes for a valid reason or if you submit your outstanding notes for a greater principal amount than you desire to exchange, we will return any unaccepted or non-exchanged outstanding notes to you at our expense. This will occur as promptly as practicable after the expiration or termination of the exchange offer for your outstanding notes.

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes to you in exchange for, any of your outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of your outstanding notes for exchange or the exchange of the exchange notes for your outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

PROCEDURES FOR TENDERING

     Only you may tender your outstanding notes in the exchange offer. Except as stated under "-- Book-Entry Transfer," to tender your outstanding notes in the exchange offer, you must:

     - complete, sign and date the enclosed letter of transmittal, or a copy of it;

     - have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

     - mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

     In addition, either:

     - the exchange agent must receive a timely confirmation of a book-entry transfer of your outstanding notes, if that procedure is available, into the account of the exchange agent at DTC (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below before the expiration date;

     - the exchange agent must receive certificates for your outstanding notes and the letter of transmittal before the expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     For your outstanding notes to be tendered effectively, the exchange agent must receive a valid agent's message through DTC's Automatic Tender Offer Program, or ATOP system, or a letter of transmittal and other required documents before the expiration date.

     If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in compliance with the terms and conditions in this prospectus supplement and in the letter of transmittal.

     THE METHOD OF DELIVERY OF YOUR OUTSTANDING NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND A LETTER OF TRANSMITTAL OR OUTSTANDING NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

PROCEDURE IF THE OUTSTANDING NOTES ARE NOT REGISTERED IN YOUR NAME

     If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

BOOK-ENTRY TENDER

     The exchange agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of the prospectus. If you are a financial institution that is a participant in the book-entry transfer facility's systems, you may make book-entry delivery of your outstanding notes being tendered by causing the book-entry transfer facility to transfer your outstanding notes into the exchange agent's account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your outstanding notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the expiration date or the guaranteed delivery below must be complied with.

     DTC's ATOP is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your outstanding notes.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

     Unless you are a registered holder who requests that your exchange notes be mailed to you and issued in your name or unless you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion

Program or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Institution.

     If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of outstanding notes and desire to tender your outstanding notes, and the procedure for book-entry transfer cannot be completed on a timely basis, your outstanding notes are not immediately available or time will not permit your outstanding notes or other required documents to reach the exchange agent before the expiration date, you may tender your outstanding notes if:

     - the tender is made through an Eligible Institution;

     - before the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, in the form provided by us;

     - a book-entry confirmation or the certificates for all physically tendered outstanding notes, in proper form for transfer, and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery; and

     - the notice of guaranteed delivery states your name and address and the amount of outstanding notes you are tendering, that your tender is being made thereby and you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation or the certificates for all physically tendered outstanding notes, in proper form for transfer, and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent.

BENEFICIAL OWNER INSTRUCTIONS TO HOLDERS OF OUTSTANDING NOTES

     Only a holder whose name appears on a DTC security position listing as a holder of outstanding notes, or the legal representative or attorney-in-fact of this holder, may execute and deliver the letter of transmittal.

     Holders of outstanding notes who are not registered holders of, and who seek to tender, outstanding notes should (1) obtain a properly completed letter of transmittal for such outstanding notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal outstanding notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an Eligible Institution or (2) effect a record transfer of such outstanding notes and comply with the requirements applicable to registered holders for tendering outstanding notes before 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any outstanding notes from the name of the registered holder of the note if we do not accept these outstanding notes for exchange.

     Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest in cash on the outstanding notes, certificates evidencing exchange notes and/or certificates evidencing outstanding notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the outstanding notes, exchange notes or outstanding notes not accepted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the outstanding notes tendered.

     Issuance of exchange notes in exchange for outstanding notes will be made only against deposit of the tendered outstanding notes.

     We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered outstanding notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all outstanding notes not properly tendered or reject any outstanding notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of outstanding notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your outstanding notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of outstanding notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     As further described in and otherwise qualified by this prospectus supplement, we will accept all outstanding notes validly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn. The acceptance for exchange of outstanding notes validly tendered and not validly withdrawn and the delivery of exchange notes and the payment of any accrued and unpaid interest on the outstanding notes will be made as promptly as practicable after the expiration date. Subject to rules promulgated pursuant to the Exchange Act, we expressly reserve the right to delay acceptance of any of the outstanding notes or to terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted if any of the conditions set forth under the heading "-- Conditions to the Exchange Offer" shall not have been satisfied or waived by us. We will deliver exchange notes and make payments in cash of accrued and unpaid interest on the outstanding notes in exchange for outstanding notes pursuant to the exchange offer promptly following acceptance of the outstanding notes. In all cases, exchange for outstanding notes accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of outstanding notes (or confirmation of book-entry transfer thereof) and a properly completed and validly executed letter of transmittal (or a manually signed facsimile thereof) or, in the case of book-entry transfer, an agent's message and any other documents required thereby.

     For purposes of the exchange offer, we shall be deemed to have accepted validly tendered and not properly withdrawn outstanding notes when, as and if we give oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and transmitting new notes to the tendering holders. Under no circumstances will any additional amount be paid by us or the exchange agent by reason of any delay in making such payment or delivery.

     If, for any reason whatsoever, acceptance for exchange of any outstanding notes tendered pursuant to the exchange offer is delayed, or we are unable to accept for exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may nevertheless, on behalf of us and subject to rules promulgated pursuant to the Exchange Act, retain tendered outstanding notes, and such outstanding notes may not be withdrawn except to the extent that the tendering holder of such outstanding notes is entitled to withdrawal rights as described herein. See
"-- Withdrawal Rights."

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted outstanding notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the expiration date or the termination of the applicable exchange offer therefor.

     No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a letter of transmittal, or facsimile thereof, waives all rights to receive notice of acceptance of such holder's outstanding notes for exchange.

WITHDRAWAL RIGHTS

     You may withdraw your tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal must be received by the exchange agent at its address found in this prospectus supplement before 5:00 p.m., New York City time, on the expiration date.

     Your notice of withdrawal must:

     - specify your name;

     - identify your outstanding notes to be withdrawn, including the certificate number or numbers, if any, and principal amount of your outstanding notes;

     - be signed by you in the same manner as the original signature on the letter of transmittal by which your outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of your outstanding notes register the transfer of your outstanding notes into your name; and

     - specify the name in which your outstanding notes are to be registered, if you do not want your outstanding notes registered in your name.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of your notice, and our determination will be final and binding on all parties. Any outstanding notes you withdraw will not be considered to have been validly tendered. We will return your outstanding notes which have been tendered but not exchanged for any reason without cost to you as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn outstanding notes by following one of the above procedures before the expiration date.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any outstanding notes not tendered under the exchange offer will remain outstanding and continue to accrue interest. The outstanding notes will remain "restricted securities" within the meaning of the Securities Act and will remain subject to existing transfer restrictions. Accordingly, before the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding notes, the outstanding notes may be resold only

          (1) to us or our affiliates;

          (2) to a person whom you reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

          (3) inside the United States to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to such transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the outstanding notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of outstanding notes at the time of transfer of less than $250,000, an opinion of counsel acceptable to us;

          (4) outside the United States in a transaction complying with the provisions of Rule 903 or Rule 904 under the Securities Act;

          (5) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available); or

          (6) pursuant to an effective registration statement under the Securities Act.

In each of cases (1) through (6) above, such sale shall be in accordance with any applicable securities laws of any state of the United States.

     As a result, the liquidity of the market for non-tendered outstanding notes could be adversely affected upon completion of the exchange offer.

ADDITIONAL REGISTRATION RIGHTS

     Under some circumstances, we may be required to file a shelf registration statement covering resales of the outstanding notes. This requirement will be triggered if:

     - applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer;

     - for any other reason we do not consummate the exchange offer within 220 days of April 23, 2002;

     - an initial purchaser of the outstanding notes notifies us following consummation of the exchange offer that the outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

     - certain holders are prohibited by law or Commission policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

     - promptly file a shelf registration statement with the Commission covering resales of the outstanding notes or the exchange notes, as the case may be;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the date on which the shelf registrations statement is required to be filed; and

     - keep the shelf registration statement effective until the earliest of (1) the time when the outstanding notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (2) two years from the effective date of the shelf registration statement and (3) the day on which all outstanding notes registered thereunder are disposed of in accordance therewith.

We will, in the event a shelf registration statement is filed, among other things,

     - provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement,

     - notify each such holder when the shelf registration statement has become effective, and

     - take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be.

     A holder selling such outstanding notes or exchange notes pursuant to the shelf registration statement generally

     - would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and

     - will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     We will pay additional cash interest on the applicable outstanding notes and exchange notes, subject to certain exceptions,

     - if we fail to file an exchange offer registration statement with the Commission on or prior to the 90th day after the issue date of the outstanding notes,

     - if the exchange offer registration statement is not declared effective by the Commission on or prior to the 180th day after the issue date of the outstanding notes,

     - if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective,

     - if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the Commission on or prior to the 60th day after the date on which the obligation to file a shelf registration statement arises,

     - if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 180th day after the date on which the obligation to file a shelf registration statement arises, or

     - after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event a registration default);

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

     The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured at which point it will reset the coupon rate, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

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

EXCHANGE AGENT

     You should direct all executed letters of transmittal to the exchange agent. Wilmington Trust Company is the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus supplement or a letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified      By Hand/Overnight Delivery:     By Facsimile Transmission:
  Mail:
Wilmington Trust Company        Wilmington Trust Company        (For Eligible Institutions
                                                                only)
DC-1615 Reorganization          Corporate Trust Reorganization  (302) 636-4145
Services
PO Box 8861                     Services                        Confirm by telephone:
Wilmington, DE 19899-8861       Rodney Square North             (302) 636-6472
                                1100 North Market Street
                                Wilmington, DE 19890-1615

FEES AND EXPENSES

     We currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

     Our estimated cash expenses incurred in connection with the exchange offer will be paid by us and are estimated to be $0.15 million in the aggregate. This amount includes fees and expenses of the trustees for the exchange and outstanding notes, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     If you tender outstanding notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of or request that your outstanding notes not tendered or not accepted in the exchange offer be returned to a person other than you, you will be responsible for the payment of any transfer tax owed.

LOST OR MISSING CERTIFICATES

     If a holder of outstanding notes desires to tender a outstanding note pursuant to the exchange offer, but the outstanding note has been mutilated, lost, stolen or destroyed, such holder should write to or telephone the trustee under the indenture at the address listed below, concerning the procedures for obtaining replacement certificates for such outstanding note, arranging for indemnification or any other matter that requires handling by such trustee.

Trustee:
Wilmington Trust Company
Corporate Trust Administration
1100 N. Market Street
Wilmington, DE 19890
Telecopier: (302) 636-4145
Telephone: (302) 636-6453

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth information about our directors, executive officers and key employees.

NAME                              AGE                      POSITION(S)
----                              ---                      -----------
Ira D. Kleinman.................  46    Director
Michael J. Caporale, Jr.........  51    President, Chief Executive Officer and Director
D. Keith LaVanway...............  38    Vice President -- Chief Financial Officer,
                                        Treasurer and Secretary
Kenneth L. Bloom................  39    President of Alside Siding & Windows
Robert M. Franco................  49    President of Alside Supply Centers
Benjamin L. McGarry.............  55    Alside Group Vice President -- Vinyl Manufacturing
Thomas W. Arenz.................  44    Director
Jonathan C. Angrist.............  31    Director

     Set forth below is a brief description of the business experience of each of our directors, executive officers and key employees.

     Ira D. Kleinman, Age 46. Mr. Kleinman has been a director since the merger. Mr. Kleinman is Chairman of the Board and a director of Associated Materials Holdings Inc. Mr. Kleinman has been a General Partner of Harvest Partners for more than five years and is currently a member of Harvest Associates III, LLC and Harvest Associates IV, LLC. Mr. Kleinman is also as a director for Global Power Equipment Group Inc.

     Michael J. Caporale, Jr., Age 51. Mr. Caporale has been the President and Chief Executive Officer of our company and a director since the merger. Mr. Caporale was named Chief Executive Officer of the Alside division and became a director in February 2001. Mr. Caporale joined our company in January 2000 as President of the Alside Window Company, became President and Chief Operating Officer of our Alside division in April 2000 and was named a Vice President of our company in August 2000. Mr. Caporale is President and Chief Executive Officer and a director of Associated Materials Holdings Inc. Prior to joining our company, Mr. Caporale was the President of Great Lakes Window, Inc., a subsidiary of Nortek, Inc., where he had been employed since 1995.

     D. Keith LaVanway, Age 38. Mr. LaVanway has been Vice President -- Chief Financial Officer, Treasurer and Secretary of our company since the merger. Mr. LaVanway joined our company in February 2001 as Vice President -- Chief Financial Officer of Alside and was also named a Vice President of our company. Mr. LaVanway is Vice President -- Finance of Associated Materials Holdings Inc. Prior to joining us, Mr. LaVanway was employed by Nortek, Inc. from 1995 to 2001, most recently as Vice President -- Chief Financial Officer of Peachtree Doors and Windows Company.

     Kenneth L. Bloom, Age 39. Mr. Bloom joined our company in July 2000 as Alside's Vice President of Window Manufacturing. In March 2001, Mr. Bloom was named President of Alside Window Company. Mr. Bloom was named President of Alside Siding & Windows in August 2002. Prior to joining us, Mr. Bloom was Corporate Vice President of Field Container Co., L.P., where he had been employed since 1996.

     Robert M. Franco, Age 49. Mr. Franco joined our company in August 2002 as President of Alside's Supply Centers. Prior to joining us, Mr. Franco was most recently Vice President of the Exterior Systems Business of Owens-Corning, Inc., where he had worked in a variety of key management positions for over twenty years.

     Benjamin L. McGarry, Age 55.  Mr. McGarry was named Group Vice
President -- Vinyl Manufacturing of Alside in 1997. From 1984 to 1996, Mr. McGarry was Senior Vice President -- Manufacturing of Alside. Mr. McGarry joined Alside in 1980.

     Thomas W. Arenz, Age 44. Mr. Arenz has been a director since shortly after the merger. Mr. Arenz is Treasurer, Assistant Secretary and a director of Associated Materials Holdings Inc. Mr. Arenz joined Harvest Partners, Inc. in November 1996 and became a Principal in October 1997. Mr. Arenz has over 16 years of private equity investment and corporate finance experience. From 1995 to 1996, Mr. Arenz was with the North American subsidiary of Preussag AG, a German multinational corporation, most recently as President. From 1991 to 1995, Mr. Arenz was a Principal at Joseph Littlejohn & Levy, a management buyout firm. Mr. Arenz was also in the corporate finance departments at Kidder, Peabody & Co. from 1990 to 1991 and Drexel Burnham Lambert from 1986 to 1990.

     Jonathan C. Angrist, Age 31. Mr. Angrist has been a director since the merger. Mr. Angrist is Secretary, Assistant Treasurer and a director of Associated Materials Holdings Inc. Mr. Angrist is also currently Vice President of Harvest Partners. From 1993 to 1997, Mr. Angrist was a consultant of Sibson & Company. Mr. Angrist is also a director for IRMC Holdings, Inc.

     All of our directors will be elected annually with terms expiring as of the next annual meeting of stockholders. All of our officers serve at the discretion of the Board of Directors. We may expand the size of our Board of Directors so that it is the same as the board of our parent company. See "Certain Relationships and Related Transactions -- The Stockholders Agreement."

     Mr. McGarry is considered a key employee because of his responsibilities in the capacity indicated. We, however, do not consider Mr. McGarry to be an executive officer. Mr. McGarry has announced his retirement effective on October 31, 2002.

EXECUTIVE COMPENSATION AND COMPENSATION AND INCENTIVE PROGRAMS

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation paid by us for services rendered in 2001, 2000 and 1999 by our chief executive officer and each of our other executive officers during such time.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                     -------------------------
                                                      ANNUAL COMPENSATION              SHARES
                                             -------------------------------------   UNDERLYING
                                    FISCAL                          OTHER ANNUAL      OPTIONS/     ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS     COMPENSATION(1)    SARS(2)     COMPENSATION
---------------------------         ------   --------   --------   ---------------   ----------   ------------
William W. Winspear(4)............   2001    $530,833   $667,185            --              0      $   44,800(3)
  Chairman of the Board, President   2000    $507,500   $612,870            --              0      $   39,450
  and Chief Executive Officer        1999    $492,917   $512,500            --              0      $   36,000
Michael J. Caporale, Jr.(5).......   2001    $412,504   $354,409       $66,271              0      $  214,731(6)
  President and Chief Executive      2000    $335,417   $140,000       $53,157        100,000      $   74,282
  Officer of our Alside division
Robert F. Hogan, Jr.(7)...........   2001    $262,500   $177,930            --              0      $    6,800(8)
  President and Chief Executive      2000    $249,167   $158,435            --              0      $    5,950
  Officer of our AmerCable
  division                           1999    $238,750   $ 42,985            --              0      $    5,600
Robert L. Winspear(9).............   2001    $208,333   $ 66,719            --              0      $    6,800(8)
  Vice President and Chief
  Financial                          2000    $197,500   $ 61,287            --              0      $    5,950
  Officer                            1999    $181,667   $ 51,251            --              0      $    5,600

---------------

(1) Includes amounts for the payment of income taxes relating to relocation expenses paid by us in 2001 and 2000 and taxable to Mr. Caporale. Perquisites and other personal benefits received by our other executive officers are not included in the Summary Compensation Table because the aggregate amount of this compensation, if any, did not meet disclosure thresholds established under current SEC regulations.

(2) In January 2000, Mr. Caporale was granted an option to purchase 50,000 shares of common stock at $14.4375 per share, the fair market value on the grant date. In March 2000, Mr. Caporale was granted an option to purchase an additional 50,000 shares of common stock at $13.875 per share, the fair market value on the grant date. These options vested 50% on the date of grant and the balance vests on the second anniversary of the grant date.

(3) Includes directors fees of $38,000 and amounts accrued or allocated under a defined contribution plan of $6,800.

(4) Mr. W. Winspear retired from our company upon completion of the equity tender offer.

(5) Mr. Caporale joined us in January 2000.

(6) Includes directors fees of $25,500, amounts accrued or allocated under a defined contribution plan of $6,800, a cash payment of $100,002 made under the terms of Mr. Caporale's employment agreement in consideration of the cancellation of stock options granted by his previous employer and moving expenses of $82,429 incurred by Mr. Caporale and paid by us under the terms of his employment agreement.

(7) Following the sale of AmerCable in June 2002, Mr. Hogan ceased to be an officer our company and became the president, chief executive officer and chairman of the board of the newly-formed entity that acquired our AmerCable division.

(8) Represents amounts accrued or allocated under a defined contribution plan.

(9) Mr. R. Winspear ceased to be the vice president and chief financial officer of our company following the merger.

COMPENSATION AND INCENTIVE PROGRAMS

Incentive Bonus Plan

     We maintain an Incentive Bonus Plan providing for annual bonus awards to certain key employees, including each of our executive officers. Bonus amounts are based on our pre-tax profits or, in the case of Alside personnel, the pre-tax profits or return on invested capital of these divisions. This Plan is administered by the Compensation Committee, none of the members of which are eligible for a bonus award under this plan. Bonus payments under the Incentive Bonus Plan are not guaranteed. Cash bonuses accrued in 2001, 2000 and 1999 to each of our executive officers are set forth in the Summary Compensation Table.

Employment Agreements

     Mr. Caporale has entered into a new employment agreement with us effective as of the equity tender offer completion date. Under the terms of his new employment agreement, Mr. Caporale serves as our President, Chief Executive Officer and a member of our board of directors. Mr. Caporale's new employment agreement provides for an initial base salary of $500,000, an annual incentive bonus based on growth in the equity value of Associated Materials Holdings Inc., certain perquisites and participation in employee benefit programs made available to other senior executives. The initial term of the new employment agreement is three years. The terms of the new employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the new employment agreement will automatically extend by one year unless we deliver to Mr. Caporale a notice not to extend the employment term. The terms of the new employment agreement provide that if Mr. Caporale's employment is involuntarily terminated by us without cause or if Mr. Caporale resigns for good reason, he will be entitled to severance equal to $1,000,000 per year, together with continued health and dental benefits, for two years, plus a pro rata incentive bonus for the year of termination.

     Mr. LaVanway has entered into an employment agreement with us effective as of the equity tender offer completion date. Under the terms of his employment agreement, Mr. LaVanway serves as our Vice President-Chief Financial Officer. Mr. LaVanway's employment agreement provides for an initial base salary of $275,000 and an annual incentive bonus based on growth in the equity value of Associated Materials Holdings Inc. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless we give to Mr. LaVanway a notice not to extend the employment term. The employment agreement provides that if Mr. LaVanway's employment is involuntarily terminated by us without cause within two years following the equity tender offer completion date, Mr. LaVanway is entitled to the following severance compensation and benefits: (1) two times Mr. LaVanway's base pay at the highest rate in effect for any period to his termination, (2) two times his cash bonus (equal to the highest applicable cash bonus earned during the three years immediately preceding the calendar year 2002 in control occurred), (3) if the termination of employment occurs after June 30 in any year, a prorated bonus for that calendar year, (4) health, life insurance and other employee welfare benefits substantially similar to those provided prior to termination, subject to reduction to the extent comparable benefits are actually received by Mr. LaVanway from another employer during this period, and (5) certain outplacement services. If Mr. LaVanway's employment is involuntarily terminated by us without cause after the two-year period following the equity tender offer completion date, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Mr. Bloom has entered into an employment agreement with us effective as of the equity tender offer completion date. Under the terms of his employment agreement, Mr. Bloom serves as the President of Alside Siding and Window Company. Mr. Bloom's employment agreement provides for an initial base salary of $220,000 and an annual incentive bonus pursuant to a plan established by us. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless we give Mr. Bloom a notice not to extend the employment term. The employment agreement provides that if Mr. Bloom's employment is involuntarily terminated by us without cause, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Mr. Franco has entered into an employment agreement with us effective as of the equity tender offer completion date. Under the terms of his employment agreement, Mr. Franco serves as the President of Alside Supply Centers. Mr. Franco's employment agreement provides for an initial base salary of $250,000 and an annual incentive bonus based on growth in the equity value of Associated Materials Holdings Inc. The initial term of the employment agreement is two years. The terms of the employment agreement provide that on the first anniversary of the equity tender offer completion date and each successive anniversary thereof, the term of the employment agreement will automatically extend by one year unless we give Mr. Franco a notice not to extend the employment term. The employment agreement provides that if Mr. Franco's employment is involuntarily terminated by us without cause, he will be entitled to severance equal to his annual base salary for twelve months or the remaining employment term, whichever is longer, plus a pro rata bonus for the year of termination.

     Each of the executive officers' employment agreements include non-competition, non-solicitation, confidentiality and other restrictive covenants.

Committees of the Board of Directors

     Our Board of Directors does not currently have any standing committees.

Director Compensation

     Prior to the merger, directors, including directors who were employees of Associated Materials Incorporated, received an annual retainer of $16,000 plus $3,500 for each Board meeting and $1,000 for each committee meeting attended in person or $1,000 for each such meeting in which participation was by telephone. Directors were reimbursed for reasonable travel expenses incurred in attending Board and committee meetings. Following the merger, we will reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. No directors receive compensation for attendance at meetings or for other services as members of the board of directors.

Option/SAR Grants in 2001

     No stock options or stock appreciation rights were granted to our executive officers in 2001.

Aggregated Option/SAR Exercises in 2001 and December 31, 2001 Option/SAR Values

     The following table provides information regarding the exercise of options during 2001 and unexercised options held as of December 31, 2001 for our executive officers.

                                                       NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS/SARS AT               OPTIONS/SARS AT
                                                     DECEMBER 31, 2001(1)          DECEMBER 31, 2001(2)
                             SHARES     VALUE     ---------------------------   ---------------------------
NAME                        ACQUIRED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        --------   --------   -----------   -------------   -----------   -------------
William W. Winspear.......      0        $ 0             0              0       $        0     $        0
Michael J. Caporale,
  Jr.(3)..................      0        $ 0        50,000         50,000       $1,169,688     $1,169,688
Robert F. Hogan, Jr.(3)...      0        $ 0        24,000          6,000       $  685,200     $  171,300
Robert L. Winspear(3).....      0        $ 0        36,000          4,000       $1,149,300     $  114,200

---------------

(1) We have not granted stock appreciation rights.

(2) Based on a price of $37.55 per share of common stock, the closing sale price on December 31, 2001, multiplied by the number of shares of common stock issuable upon exercise of these options.

(3) In connection with the merger agreement and the sale of the AmerCable business none of these options are still outstanding. Options held by Michael J. Caporale, Jr. were rolled over into options for stock of Associated Materials Holdings Inc.

New Stock Option Plan

     Associated Materials Holdings Inc. adopted a new stock option plan shortly after the closing of the merger. Associated Materials Holdings Inc. may issue additional shares of common stock and preferred stock, subject to adjustment if particular capital changes affect the common stock and preferred stock, upon the exercise of options granted under the new option plan. The exercise price of an option granted under the new option plan will be determined by the Compensation Committee of the Board of Directors of Associated Materials Holdings Inc. An option holder may pay the exercise price of an option by any legal manner that the Compensation Committee permits. The Compensation Committee, or the Board of Directors, will administer the new option plan. The Compensation Committee will select eligible executives, employees and consultants of Associated Materials Holdings Inc. and its affiliates, including our company, to receive options and will determine the number and type of shares of stock covered by options granted under the new option plan, the terms under which options may be exercised, and other terms and conditions of options in accordance with the provisions of the new option plan. Option holders generally may not transfer their options except in the event of death. If Associated Materials Holdings Inc. undergoes a change in control, as defined in the new option plan, all outstanding options may immediately become fully exercisable, and the Compensation Committee may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by its stockholders in the transaction. Subject to particular limitations specified in the new option plan, the Board of Directors may amend or terminate the new option plan, and the Compensation Committee may amend options outstanding under the new option plan. The new option plan will terminate no later than 10 years following its effective date; however, any options outstanding under the new option plan will remain outstanding in accordance with their terms.

     Selected employees of Associated Materials Incorporated who held options immediately prior to the merger to purchase shares of Associated Materials Incorporated common stock have converted such options into options to purchase shares of Associated Materials Holdings Inc. common stock, preferred stock or both. Selected employees of Associated Materials Incorporated may also receive new options to purchase shares of common stock of Associated Materials Holdings Inc. Mr. Caporale may require Associated Materials Holdings Inc. to repurchase shares of stock of Associated Materials Holdings Inc. that have been purchased through the exercise of certain options granted to him upon the occurrence of specified events.

                          DESCRIPTION OF CAPITAL STOCK

     We amended our certificate of incorporation and bylaws following the consummation of the merger. The following is a summary description of our capital stock. The information contained herein is subject to the detailed provisions of our amended certificate of incorporation and bylaws.

     Under our amended certificate of incorporation, we will have the authority to issue 1,000 shares of common stock, par value $.01 per share.

     Holders of shares of common stock are entitled to one vote per share in the election of directors and all other matters submitted to a vote of stockholders. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. The outstanding shares of common stock are fully paid and non-assessable.

     All shares of common stock are entitled (1) to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors, and (2) upon our dissolution, to receive pro rata any of our assets after the satisfaction of corporate liabilities.

     Payment of cash dividends is restricted by covenants in our new credit agreement and the indenture governing the notes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE MERGER

THE MERGER AGREEMENT. On March 16, 2002, we, Simon Acquisition Corp. and Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) entered into an agreement and plan of merger pursuant to which Simon Acquisition Corp. commenced a tender offer to purchase all of the issued and outstanding shares of common stock of Associated Materials Incorporated, at a price of $50.00 per share, net to the seller in cash. Following the completion of the merger, Simon Acquisition Corp. merged into our company and we continued as the surviving corporation.

     The merger agreement contained customary representations and warranties by us to Simon Acquisition Corp. and Associated Materials Holdings Inc., as well as customary representations and warranties by Simon Acquisition Corp. and Associated Materials Holdings Inc. to us.

     The merger agreement provides that from and after the effective time of the merger, as the surviving corporation, we will indemnify and hold harmless each person who is now, at any time has been or becomes prior to the effective time of the merger, a director or officer of our company, and their heirs and personal representatives, against liabilities and expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to the effective time of the merger (including, without limitation, any proceeding which arises out of or relates to the transactions contemplated by the merger agreement).

     Pursuant to the merger agreement, promptly following the commencement of the equity tender offer, we commenced a tender offer for our 9 1/4% senior subordinated notes and a solicitation of consents from holders of the existing notes to amend certain terms of the related indenture to facilitate the financings contemplated by the merger agreement, including the offering of the outstanding notes.

     On April 19, 2002, following our merger with Simon Acquisition Corp., we became a wholly owned subsidiary of Associated Materials Holdings Inc. As a result, Associated Materials Holdings Inc. has the right to appoint all of our directors.

NON-COMPETITION AGREEMENT. In connection with the execution of the merger agreement, Mr. William W. Winspear, who was our Chairman, President and Chief Executive Officer prior to the completion of the equity tender offer, entered into a non-competition agreement with us. Mr. Winspear has agreed that he will not directly or indirectly own, operate, manage, control, consult with, provide services for, or in any manner engage in the building products/siding and windows business or the electrical cable manufacturing business in competition with us within the United States for a period of three years beginning on the offer completion date, which we will refer to as the "restricted period." Mr. Winspear has also agreed that during the restricted period he will not directly or indirectly (1) induce any of our employees to leave our employ, (2) hire any person who is our employee, or (3) induce any customer, supplier, distributor or other person having a significant business relationship with us to cease doing business with us, or otherwise intentionally adversely interfere with such a relationship. Mr. Winspear retired from our company upon completion of the equity tender offer.

NON-SOLICITATION AGREEMENT. In connection with the execution of the merger agreement, Mr. Robert L. Winspear, who was our Vice President and Chief Financial Officer prior to the merger, entered into a non-solicitation agreement with us. Mr. Robert Winspear has agreed that he will not, directly or indirectly, for a period of two years following the completion of the equity tender offer: (1) induce any of our employees that was party to an employment or severance agreement with us on March 16, 2002 to leave our employ, (2) hire any such person, or (3) induce any customer, supplier, distributor or other person having a significant business relationship with us to cease doing business with us or otherwise intentionally adversely interfere with such a relationship.

TENDER AND VOTING AGREEMENT. In connection with the execution of the merger agreement, Mr. William W. Winspear, who, at the time, was the Chairman of the Board, President and Chief Executive Officer of Associated Materials Incorporated and who beneficially owned at the time of the merger agreement 3,097,242 shares of common stock of Associated Materials Incorporated, representing approximately 42% of the outstanding shares of common stock of Associated Materials Incorporated on a fully diluted basis, entered into a tender and voting agreement with Simon Acquisition Corp. and Associated Materials Holdings Inc. Mr. Winspear agreed to validly tender all of his shares and, until the termination of the tender and voting agreement, to vote or cause to be voted all of the shares which Mr. Winspear has the right to vote in favor of the merger and the approval of the terms of the merger agreement and in favor of each of the other transactions contemplated by the merger agreement, and against any other action that could adversely affect the transactions contemplated by the merger agreement. Mr. Winspear made customary representations and warranties relating to ownership of shares of Associated Materials Incorporated, power and authority, execution and delivery, no conflicts, no finder's fees, and reliance by Associated Materials Holdings Inc.

THE STOCKHOLDERS AGREEMENT

     The stockholders of Associated Materials Holdings Inc. have entered into a stockholders agreement which governs certain relationships among, and contains certain rights and obligations of, such stockholders. The stockholders agreement, among other things, (1) limits the ability of the stockholders to transfer their shares in Associated Materials Holdings Inc. except in certain permitted transfers as defined therein; (2) provides for certain tag-along obligations and certain bring-along rights; (3) provides for certain registration rights; and (4) provides for certain preemptive rights.

     The stockholders agreement provides that the parties thereto must vote their shares to elect a board of directors consisting of four persons designated by the stockholders who are affiliates of Harvest Partners, Inc., our chief executive officer, a person designated by PPM America Private Equity Fund, LP and a person designated by Weston Presidio Service Company, LLC. Pursuant to the stockholders agreement, Harvest Partners, Inc. will have the power to control the amendment of the certificate of incorporation of Associated Materials Holdings Inc., excluding changes that would disproportionately and adversely affect the rights of any stockholder (other than stockholders who are affiliates of Harvest Partners, Inc.). In addition, all stockholders of Associated Materials Holdings Inc. have granted the Harvest funds the right, in certain circumstances, to require such stockholders to sell their shares in Associated Materials Holdings Inc. in a sale of substantially all of the assets of Associated Materials Holdings Inc. or a majority of the common stock of Associated Materials Holdings Inc. or our company, to any party other than an affiliate of Harvest Partners, Inc.

     Pursuant to the stockholders agreement, the stockholders (other than stockholders that are affiliates of Harvest Partners, Inc.) are granted "tag-along" rights under which such stockholders have the option of participating in certain sales of capital stock of Associated Materials Holdings Inc. by the stockholders who are affiliates of Harvest Partners, Inc. at the same price and other terms as such affiliates.

     Pursuant to the stockholders agreement, the stockholders are entitled to certain rights with respect to registration under the Securities Act of certain shares held by them including, in the case of affiliates of Harvest Partners, Inc., certain demand registration rights. The stockholders agreement also provides for certain preemptive rights. Subject to certain conditions, the preemptive rights grant the right to purchase shares in a share issuance of Associated Materials Holdings Inc.

     The stockholders agreement provides that it shall terminate, except with respect to the registration rights of the stockholders, upon the closing of an underwritten registered public offering of common stock of Associated Materials Holdings Inc.

MANAGEMENT AGREEMENT

     We entered into a management agreement with Harvest Partners, Inc. Under the management agreement, Harvest Partners, Inc. will receive a one time fee of $5.0 million in connection with structuring and implementing the acquisition of our company. In addition, Harvest Partners, Inc. will provide us with financial advisory and strategic planning services. For these services, Harvest Partners, Inc. will receive an annual fee of $750,000, payable on a quarterly basis in advance, beginning on the date of execution of this agreement. The fee will be adjusted on a yearly basis in accordance with the U.S. Consumer Price Index. The agreement also provides that Harvest Partners, Inc. will receive transaction fees in connection with financings, acquisitions and divestitures of our company. Such fees will be a percentage of the applicable transaction. Harvest Partners, Inc. will be reimbursed by us for all out-of-pocket expenses. The management agreement has a term of five years from its date of execution and will automatically be renewed on a yearly basis, beginning in 2004, unless otherwise specified by Harvest Partners, Inc.

STOCK OPTIONS

     Mr. Caporale has entered into an agreement with Associated Materials Holdings Inc. to convert his prior options to purchase shares of our common stock held immediately prior to the merger into options to purchase shares of preferred and common stock of Associated Materials Holdings Inc. with approximately the same aggregate exercise price and aggregate value, and on the same general terms and conditions, as his prior options. Mr. Caporale also received new options to purchase shares of common stock of Associated Materials Holdings Inc. at a per share exercise price equal to the price per share paid by other equity investors of Associated Materials Holdings Inc.

REPURCHASE OF CLASS B COMMON STOCK

     On April 29, 2001, we repurchased 1,000,000 shares of our Class B common stock from the Prudential Insurance Company of America and its wholly owned subsidiary, PCG Finance Company II, LLC. The purchase price was $19.50 per share of Class B common stock, or $19,500,000 in the aggregate. We financed this stock repurchase through available cash and borrowings under our existing bank credit facility. Following the purchase, Prudential and PCG converted their remaining 550,000 shares of Class B common stock into 550,000 shares of common stock. We retired all 1,550,000 previously authorized shares of Class B common stock.

RELOCATION LOAN

     In connection with his joining us, Mr. Caporale moved to the Akron, Ohio area, where our Alside division is located. As part of his relocation benefits, on November 16, 2000, we made a non-interest bearing loan to Mr. Caporale in the amount of $270,407 for the purchase of a new home. Mr. Caporale repaid this loan in full on February 16, 2001.

AMERCABLE

     On June 24, 2002, we completed the sale of our AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for net proceeds of approximately $28.3 million in cash and the assumption of certain liabilities pursuant to an asset purchase agreement dated as of the same date. Robert F. Hogan, Jr., president and chief executive officer of our AmerCable division and vice president of our company prior to the sale, is the president, chief executive officer and chairman of the board of AmerCable Incorporated.

                             PRINCIPAL STOCKHOLDERS

     We are a wholly owned subsidiary of Associated Materials Holdings Inc. The capital stock of Associated Materials Holdings Inc. consists of preferred stock, par value $0.01 per share (the "preferred stock"), class A common stock, par value $0.01 per share (the "class A common stock") and class B non-voting common stock, par value $0.01 per share ("class B common stock" and collectively with the class A common stock, the "common stock"). The preferred stock is senior in right of payment to the common stock. Holders of preferred stock have no voting rights except as required by law. Harvest Funds (as defined in footnote 3 below) owns approximately 30.7% of the voting stock of Associated Materials Holdings Inc. and is party to a stockholders agreement dated as of March 22, 2002, regarding the ownership and voting of the common stock of Associated Materials Holdings Inc. By virtue of such stock ownership and stockholders agreement, Harvest Funds will have the ability to designate a majority of the Board of Directors of Associated Materials Holdings Inc. and to control actions to be taken by our stockholder and/or board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets.

     The following table sets forth certain information as of October 1, 2002 regarding the beneficial ownership of:

     - Harvest Funds in Associated Materials Holdings Inc.;

     - the directors and named executive officers of our company; and

     - all executive officers and directors of our company as a group.

     We determined beneficial ownership in accordance with the rules of the Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within sixty days through the exercise of any options. Except as otherwise indicated, the address for each of the named individuals is c/o Associated Materials Incorporated, 280 Park Avenue, New York, New York 10017.

                                 CLASS A COMMON STOCK       PREFERRED STOCK         VOTING SECURITIES
                                ----------------------   ----------------------   ----------------------
                                NUMBER OF                NUMBER OF                NUMBER OF
                                 SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE
                                ---------   ----------   ---------   ----------   ---------   ----------
Harvest Funds(1)(2)(3)........   500,000       30.7%      450,000       30.3%      500,000       30.7%
Ira D. Kleinman(4)............   500,000       30.7%      450,000       30.3%      500,000       30.7%
Michael J. Caporale, Jr.
  (5).........................    59,226        3.5%       46,415        3.0%       59,226        3.5%
D. Keith LaVanway(6)..........    11,981          *         4,678          *        11,981          *
Thomas W. Arenz(7)............   500,000       30.7%      450,000       30.3%      500,000       30.7%
Jonathan C. Angrist(8)........        --         --            --         --            --         --
Kenneth L. Bloom(9)...........    10,651          *         4,665          *        10,651          *
Robert M. Franco(10)..........     2,923          *            --         --         2,923          *
All directors and executive
  officers as a group (7
  persons)....................   584,780       34.1%      505,758       32.9%      584,780       34.1%

---------------

  *  Less than 1%.

 (1) Associated Materials Holdings Inc. is controlled by Harvest Funds, by reason of their collective right to designate a majority of the members of the board of directors of Associated Materials Holdings Inc. Harvest Funds are Harvest Partners III, L.P., Harvest Partners III Beteilingungsgesellschaft Burgerlichen Rechts (mit Haftungsbeschrankung) ("Harvest Partners III, GbR"), Harvest Partners IV, L.P. and Harvest Partners IV GmbH & Co. KG ("Harvest Partners IV KG"). Harvest Associates III, L.L.C., which has six members, is the general partner of Harvest Partners III, L.P. and Harvest Partners III, GbR. Harvest Associates IV, L.L.C., which has six members, is the general partner of Harvest Partners IV, L.P. and Harvest Partners IV KG. Harvest Partners, Inc. provides management services for Harvest Associates III, L.L.C. in connection with Harvest Partners III, L.P. and Harvest Partners III, GbR and for Harvest Associates IV, L.L.C. in connection with Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (2) Includes 131,978 shares of common stock and 118,780 shares of preferred stock owned by Harvest Partners III, L.P. and 18,022 shares of common stock and 16,220 shares of preferred stock owned by Harvest Partners III, GbR for each of which Harvest Associates III, L.L.C. is the general partner. Harvest Funds may hold two classes of preferred stock or notes convertible into preferred stock. Harvest Associates III, L.L.C. has six members, each of whom has equal voting rights and who may be deemed to share beneficial ownership of the shares of common stock of Associated Materials Incorporated. The six members are Ira Kleinman, Harvey Mallement, Stephen Eisenstein, Harvey Wertheim, William Kane and Thomas Arenz. Mr. Kleinman and Mr. Mallement are on our board of directors. Each of Messrs. Kleinman, Mallement, Eisenstein, Wertheim, Kane and Arenz disclaims beneficial ownership of the shares of common stock owned by Harvest Partners III, L.P. and Harvest Partners III GbR.

 (3) Includes 273,000 shares of common stock and 245,700 shares of common stock owned by Harvest Partners IV, L.P. and 77,000 shares of common stock and 69,300 shares of preferred stock owned by Harvest Partners IV GmbH & Co. KG or Harvest Partners IV KG, for each of which Harvest Associates IV, L.L.C. is the general partner. Harvest Associates IV, L.L.C. has six members, each of whom has equal voting rights and who may be deemed to share beneficial ownership of the shares of common stock of Associated Materials Incorporated beneficially owned by it. The six members are Ira Kleinman, Harvey Mallement, Stephen Eisenstein, Harvey Wertheim, William Kane and Thomas Arenz. Mr. Kleinman and Mr. Mallement are on our board of directors. Each of Messrs. Kleinman, Mallement, Eisenstein, Wertheim, Kane and Arenz disclaims beneficial ownership of the shares of common stock owned by Harvest Partners IV, L.P., Harvest Partners IV KG. Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG are collectively referred to as the "Harvest Funds." The address of the named entities is 280 Park Avenue, 33rd Floor, New York, New York 10017.

 (4) Includes shares of class A common stock and preferred stock owned by Harvest Partners III, L.P. and shares of class A common stock and preferred stock owned by Harvest Partners III GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Also includes shares of class A common stock and preferred stock owned by Harvest Partners IV, L.P. and Harvest Partners IV KG, for each of which Harvest Partners IV, L.L.C. is the general partner. Mr. Kleinman is a member of Harvest Associates, III, L.L.C. and Harvest Partners IV, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock of Associated Materials Incorporated beneficially owned by them. Mr. Kleinman disclaims beneficial ownership of common shares owned by Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (5) Includes options to purchase 59,226 shares of class A common stock and 46,415 shares of preferred stock. This reflects the conversion of options held by Mr. Caporale to purchase shares of common stock of Associated Materials Incorporated prior to the merger into options to purchase shares of common and preferred stock of Associated Materials Holdings Inc.

 (6) Includes options to purchase 11,981 shares of class A common stock and 4,678 shares of preferred stock. This reflects the conversion of options held by Mr. LaVanway to purchase shares of common stock of Associated Materials Incorporated prior to the merger into options to purchase shares of common and preferred stock of Associated Materials Holdings Inc.

 (7) Includes shares of class A common stock and preferred stock owned by Harvest Partners III, L.P. and shares of class A common stock and preferred stock owned by Harvest Partners III GbR, for each of which Harvest Associates III, L.L.C. is the general partner. Also includes shares of class A common stock and preferred stock owned by Harvest Partners IV, L.P. and Harvest Partners IV KG, for each of which Harvest Partners IV, L.L.C. is the general partner. Mr. Arenz is a member of Harvest Associates, III, L.L.C. and Harvest Partners IV, L.L.C. and may be deemed to share beneficial ownership of the shares of common stock of Associated Materials Incorporated beneficially owned by them. Mr. Arenz disclaims beneficial ownership of common shares owned by Harvest Partners III, L.P., Harvest Partners III GbR, Harvest Partners IV, L.P. and Harvest Partners IV KG.

 (8) Mr. Angrist is a director of our company.

 (9) Includes options to purchase 10,651 shares of class A common stock and 4,665 shares of preferred stock. This reflects the conversion of options held by Mr. Bloom to purchase shares of common stock of Associated Materials Incorporated prior to the merger into options to purchase shares of common and preferred stock of Associated Materials Holdings Inc.

(10) Includes options to purchase 2,923 shares of class A common stock.

None of Harvest Funds, the directors or the executive officers owns shares of class B common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     The new credit facility provides for the following:

          (1) a seven year $125 million term loan which was drawn at closing to finance the transactions, and

          (2) a five year $40 million revolving credit facility, which includes letters of credit (subject to a $10 million sublimit), which may be used for, among other things, general corporate purposes including working capital.

     The term loan will amortize beginning six months after closing in quarterly installments over the six and one-half year amortization period in an aggregate amount equal to 1% annually for the first five and one-half years of such amortization period with the balance to be paid in the final year in four equal installments.

     UBS Warburg LLC and Credit Suisse First Boston act as joint-lead arrangers, UBS AG, Stamford Bank acts as administrative agent, Credit Suisse First Boston acts as syndication agent and CIBC World Markets Corp. acts as documentation agent for the syndicate of lenders providing the new credit facility.

     Subject to certain exceptions, the new credit facility requires mandatory repayments and mandatory reductions thereunder with the proceeds from (1) asset sales, (2) the issuance of debt and equity securities, (3) insurance and condemnation awards and (4) annual excess cash flow. Voluntary prepayments of the new credit facility will be permitted at any time, subject to certain notice requirements and to the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of "Eurodollar Loans" (as defined in the new credit facility) prior to the end of the applicable interest period.

     The new credit facility bears interest at the sum of the (1) applicable margin and (2) at our option, either the "Alternate Base Rate" (as defined in the new credit facility) or the "Eurodollar Rate" (as defined in the new credit facility). The Alternate Base Rate will be the higher of (1) the rate that UBS AG, Stamford Branch announces from time to time as its prime commercial lending rate, as in effect from time to time and (2) one-half of 1% in excess of the federal funds rate, as published by the Federal Reserve Bank of New York. The applicable interest margin is initially a percentage per annum equal to (1) in the case of the term loans maintained as (a) Alternate Base Rate Loans (as defined in the new credit facility), 2.50%, and (b) Eurodollar Loans (as defined in the new credit facility), 3.50% and (2) in the case of revolving loans maintained as (a) Base Rate Loans, 2.00%, and (b) Eurodollar Loans, 3.00%, in each case with respect to revolving loans subject to adjustments based on certain levels of financial performance.

     With respect to Eurodollar Loans, (1) we may elect interest periods of 1, 2, 3, 6 or, if available, 9 or 12 months and (2) interest will be payable in arrears at the earlier of (a) the end of an applicable interest period and (b) quarterly. With respect to Alternate Base Rate Loans, interest will be payable quarterly on the last business day of each fiscal quarter. Additionally, we will pay a commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the new credit facility, subject to adjustments based on certain levels of financial performance.

     The new credit facility contains certain covenants which impose material restrictions on our business (and the business of our subsidiaries). Such restrictions include:

          Business Activities: A prohibition on engaging in businesses other than businesses which we were engaged in on April 19, 2002 (the closing of the new credit facility), businesses which are reasonable extensions thereof and businesses reasonably incidental or complimentary thereto or expansions thereof;

          Debt: A prohibition on the creation, assumption or incurrence of indebtedness other than categories of indebtedness including, without limitation, (1) indebtedness in respect of the new credit facility, (2) indebtedness between and among us and our subsidiaries, (3) indebtedness arising from permitted acquisitions, and (4) permitted subordinated indebtedness;

          Liens: A prohibition on the creation, assumption or incurrence of liens upon any of our property, revenues or assets other than categories of liens including, without limitation, (1) liens securing payment in respect of the new credit facility, (2) liens arising from permitted acquisitions and (3) liens arising from permitted indebtedness;

          Investments: A prohibition on the creation, assumption or incurrence of investments other than categories of investments including, without limitation, (1) investments in cash and cash equivalents, (2) permitted capital expenditures, (3) investments by way of contributions to the capital of our subsidiaries that are guarantors of the new credit facility and (4) investments in respect of permitted acquisitions;

          Restricted Payments: A prohibition on the payment of cash dividends to, or the redemption of stock from, stockholders other than categories of such payments or redemptions including, without limitation, (1) to or from Associated Materials Holdings Inc. for the payment of reasonable administrative fees and other fees to non-affiliated non-officer directors arising in the ordinary course and (2) to or from Associated Materials Holdings Inc. as necessary for the payment by Associated Materials Holdings Inc. of permitted qualifying subordinated debt;

          Capital Expenditures: A prohibition on the making of or the entering into a commitment to make capital expenditures in any fiscal year in an aggregate amount greater than $17,500,000 for such fiscal year, which amount may be increased in connection with permitted acquisitions, casualty proceeds, net disposition proceeds, net equity proceeds or excess cash flow;

          Prepayment of Subordinated Debt: A prohibition on the payment or prepayment of any subordinated debt (including the notes) other than scheduled payments of such debt or payments permitted by the new credit facility or the documents governing such subordinated debt;

          Capital Stock: A prohibition on the issuance of any capital stock other than capital stock issued to Associated Materials Holdings Inc. and pledged pursuant to the Holdings Pledge Agreement (as defined in the new credit facility);

          Consolidation, Merger, Acquisitions, etc.: A prohibition on the liquidation or dissolution, consolidation with, or merger into or with any entity, or other consummation of any acquisition of any entity or all or substantially all of the assets of any entity other than (1) the dissolution or merger of any of our subsidiaries into us, (2) the purchase by us of the assets or capital stock of any of our subsidiaries and (3) permitted negotiated mergers or acquisitions;

          Dispositions: A prohibition on the asset dispositions other than categories of asset dispositions including, without limitation, dispositions in respect of permitted (1) sales, (2) leasebacks, (3) consolidations, (4) mergers and (5) acquisitions;

          Modification of Certain Agreements: A prohibition on the modification of, or entering into a forbearance from exercising our rights with respect to our subordinated indebtedness, other than a modification or forbearance to (1) extend the date of payment, (2) reduce the required payment or (3) make the covenants, events of default or remedies less restrictive on us;

          Transactions with Affiliates: A prohibition on transactions with our affiliates, other than transactions on terms customary for similar arms-length transactions and otherwise in compliance with the terms and conditions of the new credit facility;

          Restrictive Agreements: A prohibition on entering into any agreement prohibiting (1) the creation or assumption of any lien upon any of our properties, revenues or assets for the benefit of a

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     secured party under the new credit facility and (2) our ability to amend or otherwise modify the new credit facility;

          Sales and Leasebacks: A prohibition on entering into any sale and leaseback transaction with a present value of lease payments greater than $2,500,000; and

          Take or Pay Contracts: A prohibition on entering into take or pay contracts, other than take or pay contracts entered in the ordinary course of business and consistent with our past practices.

     In addition, the new credit facility contains the following financial covenants:

          Leverage Ratio: Our leverage ratio (which is approximately equal to the ratio of (1) the sum of our total debt and the total debt of our subsidiaries to (2) the sum of our EBITDA and the EBITDA of our subsidiaries) may not be greater than a maximum ratio that ranges from 5.00:1 for the third fiscal quarter of the 2002 fiscal year to 3.50:1 for the second fiscal quarter of the 2005 fiscal year and each fiscal quarter thereafter;

          Interest Coverage Ratio: Our interest coverage ratio (which is approximately equal to the ratio of (1) the sum of our EBITDA and the EBITDA of our subsidiaries to (2) the sum of our interest expense and the interest expense of our subsidiaries) may not be less than a minimum ratio that ranges from 2.20:1 for the third fiscal quarter of the 2002 fiscal year to 2.75:1 for the first fiscal quarter of the 2005 fiscal year and each fiscal quarter thereafter; and

          Fixed Charge Coverage Ratio: Our fixed charge coverage ratio (which is approximately equal to the ratio of (1) the sum of our EBITDA and the EBITDA of our subsidiaries to (2) the sum of (A) our interest expenses and the interest expenses of our subsidiaries, (B) scheduled principal repayments of indebtedness by us and our subsidiaries and (C) all income taxes paid by us and our subsidiaries) may not be less than a minimum ratio that ranges from 1.00:1 for the third fiscal quarter of the 2002 fiscal year to 1.30:1 for the first fiscal quarter of the 2005 fiscal year and each fiscal quarter thereafter.

     In the new credit facility, "EBITDA" means, for any applicable period, the sum of

          (a) Our net income, plus

          (b) to the extent deducted in determining net income, the sum of (i) all non-cash charges, (ii) income tax expense (whether paid or deferred),
     (iii) interest expense and non-cash interest expense, (iv) fees, costs, expenses and prepayment premiums paid by our parent company or any of its subsidiaries in respect of the transactions (discussed on page 23) in an amount not exceeding $32,500,000, (v) amounts attributable to amortization and depreciation of assets and (vi) extraordinary cash charges related to the extinguishment or repayment of Indebtedness, minus

          (c) to the extent included in net income, non-cash credits; provided that, we are deemed to have been a subsidiary of our parent company for all applicable fiscal quarters included in the calculation of EBITDA under the new credit facility.

     The new credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other debt, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted failure of any guaranty or security document supporting the new credit facility to be in full force and effect and change of control. If such a default occurs, the lenders under the new credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under the new credit facility and requiring that all such amounts be immediately paid in full.

     All obligations under the new credit facility are jointly and severally guaranteed by Associated Materials Holdings Inc. and all of our direct and indirect wholly owned domestic subsidiaries. The debt under the new credit facility is secured by a pledge of our capital stock and the capital stock of our subsidiaries (but not to exceed 66 2/3 of the voting stock of foreign subsidiaries), and a perfected lien and
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security interest in substantially all of our owned real and personal assets
(tangible and intangible) and the owned real and personal assets (tangible and intangible) of Associated Materials Holdings Inc. and each of our direct and indirect wholly owned domestic subsidiaries. Our future wholly owned domestic subsidiaries will be required to guarantee the new credit facility and to secure such guarantee with substantially all of their owned real and personal assets (tangible and intangible).

     The new credit facility, including the terms and conditions described above, is subject to modification, amendment and waiver by the parties thereto.

OUR 9 1/4% SENIOR SUBORDINATED NOTES

     We currently have outstanding senior subordinated notes due March 1, 2008. The principal amount of these senior subordinated notes bears annual interest at 9 1/4%. These existing notes are governed by an indenture between us and Bank of New York Trust Company of Florida, N.A. (formerly U.S. Trust Company of Texas, N.A.).

     We commenced a tender offer and consent solicitation to purchase all of our $75 million outstanding 9 1/4% notes and to receive consents from holders of such notes to amend the terms of the indenture governing such notes. The debt tender offer expired on April 18, 2002. Approximately $74 million aggregate principal amount of the 9 1/4% notes was tendered. We amended the indenture governing the 9 1/4% notes to remove substantially all the restrictive covenants pursuant to a supplemental indenture dated as of April 4, 2002.

     Subsequent to the merger, we commenced a change of control offer pursuant to the indenture governing the 9 1/4% notes to purchase the 9 1/4% notes not tendered in the debt tender offer. The change of control offer expired on June 21, 2002 and approximately $0.1 million aggregate principal amount of such notes was tendered and accepted. We intend to discharge the remaining approximately $0.9 million outstanding 9 1/4% notes pursuant to the indenture governing such notes. We may also, from time to time, purchase such notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine. We expect that all discharged notes will be redeemed on or after March 1, 2003 at 104.625% of the principal amount of such notes ($1,046.25 per $1,000 principal amount of such notes), plus accrued and unpaid interest, if any, to the date of purchase.

AMERCORD INC. GUARANTEE

     In connection with the recapitalization of Amercord Inc. in November 1999, we guaranteed a $3.0 million note secured by Amercord Inc.'s real property. To date, the lender has not requested us to make payment under the guarantee. Should the guarantee be exercised by Amercord Inc.'s lender, we and Ivaco Inc., another stockholder of Amercord Inc., have the option to assume the loan. Ivaco Inc. has indemnified us for 50% of any loss under the guarantee up to $1.5 million. Based on a third party appraisal of Amercord Inc.'s real property, we believe that we are adequately secured under our guarantee of the $3.0 million Amercord Inc. note such that no losses are anticipated with respect to this guarantee.

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                            DESCRIPTION OF THE NOTES

     We issued the outstanding notes under an indenture (the "Indenture") among us and Wilmington Trust Company, as trustee, in a private transaction that was exempt from the registration requirements of the Securities Act. We will issue the exchange notes under the same indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to this exchange offer registration statement. As used in this section, the term "Notes" refers collectively to the outstanding notes and the exchange notes, and the term "Company" refers only to Associated Materials Incorporated ("Associated Materials"), and does not refer to any of our subsidiaries.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions."

     The terms of the outstanding notes and the exchange notes are identical, both of which are governed by the Indenture described herein. The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture, because it, not this description, defines your rights as holders of these Notes. You may request copies of this agreement at our address set forth under the heading "Available Information."

BRIEF DESCRIPTION OF THE NOTES

THE NOTES

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company; and

     - are subject to registration with the SEC pursuant to the Registration Rights Agreement.

EACH SUBSIDIARY GUARANTY

     - unconditionally guarantees the obligations of the Company under the Notes; and

     - is a senior subordinated obligation of the relevant Subsidiary Guarantor.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued the Notes initially with a maximum aggregate principal amount of $165.0 million. The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on April 15, 2012. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness," we are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

     Interest on these Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2002. We will make each interest payment to the holders of record of these Notes on the immediately preceding April 1 and October 1.

     Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.
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

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to April 15, 2007.

     On and after April 15, 2007, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the related record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

PERIOD                                                         REDEMPTION PRICE
------                                                         ----------------
2007........................................................       104.875%
2008........................................................       103.250
2009........................................................       101.625
2010 and thereafter.........................................       100.000%

     In addition, before April 15, 2005, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 109.75%, plus accrued and unpaid interest to the redemption date with the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Associated Materials Holdings, Inc. ("Parent"), a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided that

          (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

     We cannot predict with any certainty whether we will redeem the Notes or the criteria that we will use in determining whether to redeem the Notes. In addition, many of the factors that may influence our decision are likely to be beyond our control. The general economic environment, our capitalization, the interest rate environment, refinancing options and our cash flow are just a few of the many factors that may influence our decision at the time. We may, for example, be more likely to redeem the Notes if interest rates are low, favorable refinancing alternatives are available or if we have substantial excess cash flow.

REDEMPTION UPON A CHANGE OF CONTROL

     At any time on or prior to April 15, 2007, the Notes may also be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, notice of which is sent no later than 30 days after the occurrence of such Change of Control by notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (the "Change of Control Redemption Date").

     "Applicable Premium" means, with respect to a Note at any Change of Control Redemption Date, the greater of:

          (1) 1.0% of the principal amount of such Note; or

          (2) the excess of

              (a) the present value at such time of:

                   (x) the redemption price of such Note at April 15, 2007 (such redemption price being described under "-- Optional Redemption"), plus

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                   (y) all required interest payments (excluding accrued but
              unpaid interest) due on such Note through April 15, 2007

              computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

              (b) the principal amount of such Note.

     "Treasury Rate" means the yield to maturity at the Change of Control Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to April 15, 2007, provided, however, that if the period from the Change of Control Redemption Date to April 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Change of Control Redemption Date to April 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. Except as required under "-- Escrow of Proceeds; Mandatory Redemption," we will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     Except as set forth above under "-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock," we are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. We may at any time and from time to time purchase Notes in the open market or otherwise.

SUBSIDIARY GUARANTIES

     Each Subsidiary Guarantor will jointly and severally guarantee, on an unsecured senior subordinated basis, our obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent the guarantee of that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk
Factors -- The guarantees may be voided under specific legal circumstances."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
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

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- The guarantees may be voided under specific legal circumstances."

     Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into or transfer all or substantially all its assets to any other Person to the extent described below under "-- Certain Covenants -- Merger and Consolidation"; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, unless such merger or transfer occurs as part of an Asset Disposition of such Subsidiary Guarantor in accordance with the applicable provisions of the Indenture.

          The Subsidiary Guaranty of a Subsidiary Guarantor will be released

          (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

          (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

          (3) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

          (4) at such time as such Subsidiary Guarantor no longer Guarantees or otherwise has outstanding any other Indebtedness of the Company or another Subsidiary Guarantor;

in the case of paragraphs (1) and (2), other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

RANKING

SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guaranty and all other Subordinated Note Obligations will be subordinate in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, including all Bank Indebtedness of the Company and such Subsidiary Guarantor under the Credit Agreement.

     As of June 30, 2002, the Company and its Subsidiary had $96.5 million of Senior Indebtedness all of which is secured.

     In addition, the Company would have had additional availability of $37.4 million for borrowing of Senior Indebtedness under the Credit Agreement after completion of the Transactions and the sale of the Company's AmerCable division.

     Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

     We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior

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

Subordinated Indebtedness of such person. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

PAYMENT OF NOTES

     We are not permitted to pay principal of, premium, if any, or interest on the Notes or pay any other Subordinated Note Obligation or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default")

          (1) any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full according to its terms. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we will not be permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the Bank Indebtedness or, if no Bank Indebtedness is outstanding, the Representative of such other Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated

          (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full according to its terms.

     Notwithstanding the provisions described above, unless a Payment Default exists, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to our Designated Senior Indebtedness during such period.

     Upon any payment or distribution upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property,

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company is paid in full in cash or cash equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

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

          (3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

     The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Subsidiary Guarantor pursuant to a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder shall have the right to require that the Company purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (directly or indirectly) one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) of the Exchange Act shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 the Exchange Act), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this provision), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this provision), directly or indirectly, in the aggregate a lesser percentage of the voting
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     power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

          (2) individuals who after the first board meeting after the consummation of the Merger constituted the Board of Directors of Parent or the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent or the Company was approved by a vote of a majority of the directors of the Parent or the Company then still in office who were either directors after the first board meeting after the consummation of the Merger or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent or the Company then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, unless we have exercised our option to redeem all the Notes as described under "Redemption Upon a Change of Control", we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     If the terms of the Credit Agreement or any other Senior Indebtedness prohibit the Company from making a Change of Control Offer or from purchasing the Notes pursuant thereto, prior to the mailing of the notice to noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

          (1) repay in full all Indebtedness outstanding under the Credit Agreement and such other Senior Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

          (2) obtain the requisite consent under the Credit Agreement and such other Senior Indebtedness to permit the purchase of the Notes as described above.

     The Company must first comply with the covenant described above before it will be required to purchase Notes in the event of a Change of Control; provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer
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because of any such failure shall constitute a Default described in clause (4)
under "-- Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

     Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement will prohibit us from purchasing any Note and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to holders of notes.

     Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

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Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries will be entitled to Incur Indebtedness (including Additional Notes issued after the Issue Date) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness ("Permitted Indebtedness"):

          (1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $165.0 million less the sum of all mandatory principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" (which principal payments in the case of revolving loans are accompanied by a corresponding permanent commitment reduction) and (B) the sum of (x) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and
     (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary or to the holder of a Lien permitted under the Indenture) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness and the holders of Bank Indebtedness do not have a security interest therein or the obligee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (3) the Notes, the Exchange Notes and related Guarantees (other than any Additional Notes);

          (4) Indebtedness outstanding on the Issue Date and/or the Merger Date (other than Indebtedness described in clause (1) or (3) of this covenant);

          (5) Refinancing Indebtedness;

          (6) Hedging Obligations of the Company or any Restricted Subsidiary not for the purpose of speculation;

          (7) obligations in respect of letters of credit, performance, bid, surety, appeal and other similar bonds and completion guarantees, payment obligations in connection with self-insurance or similar

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     requirements provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however,that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (9) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (9) and then outstanding, does not exceed $5.0 million (including any Refinancing Indebtedness with respect thereto);

          (10) Indebtedness Incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or assumed by the Company or a Restricted Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line of another Person) (other than Indebtedness Incurred in connection with or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (10) and then outstanding does not exceed $5.0 million;

          (11) any Guarantee (including the Subsidiary Guaranties) by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

          (12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company; and

          (13) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed $12.5 million (which amount may, but need not be, incurred in whole or in part under clause (b)(1) above).

     (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) (other than (b)(1) above or under the Credit Agreement pursuant to (b)(13) above) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness (for borrowed money including
Capital Lease Obligations) that is not Senior Indebtedness of such Person (other than Indebtedness solely between or among the Company and a Subsidiary Guarantor or between or among the Subsidiary Guarantors) unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guaranty,
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as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (e) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and
(3) the Company will be entitled from time to time to reclassify any Indebtedness Incurred pursuant to any clause in paragraph (b) above such that it will be deemed as having been Incurred under another clause in paragraph (b). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

     (f) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if, at the time the Company or such Restricted Subsidiary makes such Restricted Payment,

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (the amount expended for such purpose if other than in cash, having the fair market value of such property as determined in good faith by the Company) would exceed the sum of (without duplication)

           (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first fiscal quarter ending after the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus
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             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in the Investments made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

     (b) The preceding provisions will not prohibit

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or a Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided however that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of, shares of, or options to purchase shares of, common stock or preferred stock of the Parent or the Company or any of its Subsidiaries by the Company or any of its Subsidiaries (or payments paid to the Parent to consummate such repurchases or other acquisitions in accordance with the provisions of this clause (4)) from employees, former employees, directors, consultants, former consultants or former directors of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such employees, directors or consultants, pursuant to the terms of the agreements (including employment and consulting agreement or amendments thereto) or plans approved by the Board of Directors; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (A) $2.5 million in any fiscal year and (B) the cash proceeds of any "key man" life insurance policies that are used to make such repurchases; provided, however, that amounts not used pursuant to this clause (4) in a year may be carried forward for use in future years; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;
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          (5) the Transactions; provided, however, that Restricted Payments used to effect the Transactions will be excluded in the calculation of the amount of Restricted Payments;

          (6) dividends, loans, advances or other distributions to Parent to be used by Parent solely (a) to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees, directors fees, indemnification obligations, professional fees and expenses) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $750,000 in any calendar year; provided, further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

          (7) payments to Parent in respect of Federal, state, foreign and local taxes attributable to (or arising as a result of) the operations of the Company and its Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of Federal, state, foreign and local taxes for such fiscal year were the Company to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by Parent for such purposes); provided, further, however,that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (8) repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the statutory minimum taxes payable by such employee upon such grant or award; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments; or

          (9) Restricted Payments not exceeding $7.5 million in the aggregate; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Indenture and the Credit Agreement);

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the Indebtedness referred to in any of the foregoing clauses and restrictions contained in Indebtedness incurred after the date hereof in accordance with the terms of the Indenture; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the applicable instrument governing such indebtedness as in effect on the date
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     of the Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date;

          (iv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (v) any such encumbrance or restriction consisting of customary non-assignment provisions in contracts or in leases governing leasehold interest and in intellectual property contracts and licenses;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets (including Capital Stock) of such Restricted Subsidiary permitted by the Indenture pending the closing of such sale or disposition;

          (vii) any restriction arising under applicable law, regulation or order;

          (viii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (ix) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Company, or in the case of an Asset Disposition in excess of $10 million, by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) pursuant to one or more of the following:

             (A) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company (including cash collateralization of letters of credit and similar credit transactions constituting Senior Indebtedness) or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (or, in the case of a revolving credit facility, effect a permanent reduction in availability thereunder regardless of the fact that no prepayment may be required) (in each case other than Indebtedness owed to the Company or a Subsidiary of the Company) or repay Indebtedness secured by such asset within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) to the extent of the balance of such Net Available Cash after application (if any) in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other

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        Senior Subordinated Indebtedness of the Company designated by the
        Company) to purchase Notes at 100% of their principal amount thereof (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions set forth in paragraph (b) below;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in a manner not prohibited by the Indenture and/or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of clause (a)(2) above of this covenant, any of the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

          (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after the date of such Asset Disposition (to the extent of the cash received); and

          (3) any Additional Assets (so long as such Additional Assets are acquired for fair market value in connection with the transaction giving rise to such Asset Disposition, as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as applicable).

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro ratabasis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each offer to purchase Notes pursuant to this covenant, the amount of Net Available Cash will be reset to zero.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.
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LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, a majority of the Board of Directors of the Company have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not apply to

          (1) any Investment (including a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

          (3) loans or advances to employees or consultants in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

          (4) the payment of reasonable fees and compensation to, the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries;

          (5) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

          (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and loans or advances to employees to purchase Capital Stock;

          (7) any agreement with the Company or any Restricted Subsidiary as in effect as of the Issue Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date;

          (8) the payment of management, consulting and advisory fees and related expenses made pursuant to the Harvest Management Services Agreement as in effect on the Issue Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date;

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          (9) any consulting or employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with the past practice of the Company or such Restricted Subsidiary; and

          (10) any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and other Person (including Parent) with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the Indenture.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of a Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary), and

          (2) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Restricted Subsidiary), unless

             (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

             (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition; or

             (C) the sale or issuance of Capital Stock if the proceeds therefrom are applied in accordance with "-- Limitation on Sales of Assets and Subsidiary Stock".

MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; and

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

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that (i) the Company may effect the Transactions, and (ii) clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or the Subsidiary Guarantor) unless

          (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

FUTURE SUBSIDIARY GUARANTORS

     The Company will cause each domestic Restricted Subsidiary that guarantees or incurs any Indebtedness under the Credit Agreement to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing and commencing with the effectiveness of the Exchange Offer or Shelf Registration Statement) and will in any event provide the Trustee and Noteholders within 15 days after it files with the SEC with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in
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which event the Company will make available such information to the Trustee and
Holders of Notes within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

     In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," or "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries";

          (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $10.0 million is entered against the Company or any Significant Subsidiary, and is not discharged, paid, waived or stayed within 60 days after same becomes final and non-appealable (the "judgment default provision"); or

          (9) any Subsidiary Guaranty of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) for 30 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guaranty.

     However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default (and demand that same be remedied) and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will

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ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (6) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or such Event of Default shall have been cured or waived by the holders of such Indebtedness and written notice of such discharge, cure or waiver, as the case may be, shall have been given to the Trustee by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes and (a) no Person shall have commenced judicial proceedings to foreclose upon assets of the Company or any of its Restricted Subsidiaries or shall have exercised any right under applicable law or applicable security documents to take ownership of any of such assets in lieu of foreclosure and (b) no other Event of Default with respect to the Notes shall have occurred which has not been cured or waived during such 30-day period.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

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AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (voting as a single class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things,

          (1) reduce the amount of Notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or extend the Stated Maturity of any Note;

          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" or shall be redeemed as described under "-- Escrow of Proceeds; Special Mandatory Redemption" above;

          (5) make any Note payable in money other than that stated in the Note;

          (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

          (9) make any change in any Guaranty that would adversely affect the Noteholders in any material respect.

     Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture

          (1) to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

          (5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then

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

outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the Notes, the Guaranties and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants," the operation of clauses (3) and (4) of the first paragraph under "-- Defaults," the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes and the guarantees may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), or (7) (with respect only to Significant Subsidiaries) above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain
Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). In addition, in order to exercise our defeasance option, the defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a breach or violation of the Indenture resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), the Credit Agreement or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or is bound.

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CONCERNING THE TRUSTEE

     Wilmington Trust Company is to be the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, member, incorporator or stockholder of the Company, Parent or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Notes. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means

          (1) any property, plant, equipment or other assets used or usable in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on

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Restricted Payments," and "-- Certain Covenants -- Limitation on Affiliate
Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

          (A) a disposition or transfer by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (B) for purposes of the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment or (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation";

          (C) sales or other dispositions of obsolete, uneconomical, negligible, damaged, worn-out or surplus assets in the ordinary course of business (including but not limited to equipment, inventory and intellectual property);

          (D) a disposition of assets with a fair market value of less than or equal to $1.0 million, not to exceed $5.0 million in the aggregate in any 12 month period;

          (E) sale or discount of accounts receivable in connection with the compromise or collection thereof;

          (F) sale or exchange of equipment in connection with the purchase or other acquisition of equipment; and

          (G) sales or grants of licenses to use intellectual property.

provided, however, that a disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger and Consolidation" and not by the provisions described above under the caption
"-- Limitation on Sales of Assets and Subsidiary Stock" covenant.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease
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Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Facilities" means the bank facilities under to the Credit Agreement.

     "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

     "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period);

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

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          (3) if since the beginning of such period the Company or any
     Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets (including Capital Stock), the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Exchange Act or as otherwise acceptable to the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

          (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments or receipts pursuant to Hedging Obligations;

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          (7) dividends declared and paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Wholly Owned Subsidiary in each case other than dividends payable in Qualified Stock;

          (8) interest incurred in connection with Investments in discontinued operations; and

          (9) interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or a Restricted Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust, and less, to the extent included in such interest expense the amortization during such period of capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5.0% of the aggregate amount of the financing giving rise to such capitalized financing costs.

     "Consolidated Net Income" means, for any period, the sum of (1) net income of the Company and its Subsidiaries and (2) to the extent deducted in calculating net income of the Company and its Subsidiaries, any non-recurring fees, expenses or charges related to the Transactions; provided, however, that there shall not be included in such Consolidated Net Income

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that

             (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
        (2) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (2) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that

             (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (3) any gain or loss (and the related tax effects) realized upon the sale or other disposition of any assets of the Company, its consolidated Restricted Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;
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          (4) extraordinary, non-cash or non-recurring gains, losses or charges, including (i) those related to impairment of goodwill and other intangible assets and (ii) the write-off of deferred financing costs and related premiums paid in connection with any early extinguishment of Indebtedness and the related tax effects;

          (5) the cumulative effect of a change in accounting principles; and

          (6) any net income or loss attributable to discontinued operations.

Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Credit Agreement" means the Credit Agreement dated as of April 19, 2002, by and among the Company, the lenders referred to therein, UBS AG, Stamford Branch, as Administrative Agent, Credit Suisse First Boston, as Syndication Agent and CIBC World Markets Corp., as Documentation Agent, together with the related documents thereto (including any guarantees and security documents, whether in effect on the Issue Date or entered into thereafter), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" with respect to a Person means

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, that portion of any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event

          (1) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees
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of the Company or its Subsidiaries or by any such plan to such employees, such
Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy obligations as a result of such employee's death or disability; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes as described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
     "-- Certain Covenants -- Change of Control."

     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Financing" means the financing by Parent of at least $172.0 million of equity capital to provide a portion of the funds for the Equity Tender Offer and the Merger.

     "Equity Offering" means a primary offering of common stock or common equity of Parent or the Company.

     "Equity Tender Offer" means the cash tender offer for 100% of the shares of common stock of the Company at a price of $50.00 per share.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

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          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranty" means each Subsidiary Guaranty, as applicable.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or similar Agreement.

     "Holder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

          (1) the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Per son under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

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          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Interest Rate Agreement" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments",

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

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     "Issue Date" means April 23, 2002.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lenders" means the lenders from time to time party to the Credit
Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Merger" means the merger of Simon Acquisition Corp. with and into the Company pursuant to the Merger Agreement.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of March 16, 2002 by and among Simon Acquisition Corp., Parent and the Company.

     "Merger Date" means April 19, 2002.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of

          (1) all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any current or contingent liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Tender Offer" means the tender offer by the Company of all of our existing 9 1/4% senior subordinated notes due 2008 of the Company, including the change of control offer required pursuant to the indenture governing the existing notes and the defeasance of any remaining existing notes after such change of control offer.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Officer" means the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

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     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Parent" means Associated Materials Holdings, Inc., a Delaware corporation, and its successors.

     "Permitted Holders" means Harvest Partners, Inc., and its affiliates and funds managed by Harvest Partners, Inc. and/or its affiliates.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however,that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however,that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, moving, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees, directors or consultants made in the ordinary course of business in an aggregate amount not to exceed $2.0 million at any time outstanding;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) Hedging Obligations of the Company's or any Restricted Subsidiary's business and not for the purpose of speculation;

          (11) Investments existing on the Issue Date and any such Investment that replaces or refinances such Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

          (12) Guarantees of Indebtedness otherwise permitted under the Indenture;

          (13) Investments the payment of which consists of Qualified Stock of Parent or the Company;

          (14) Investments in the Notes;

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

          (15) Investments consisting of obligations of one or more consultants, officers, directors or other employees of the Company or any of its Subsidiaries in connection with such consultants, officers', directors' or employees' acquisition of shares of capital stock of Parent or the Company so long as no cash is paid by the Company or any of its Subsidiaries to such consultants, officers, directors or employees in connection with the acquisition of any such obligations; and

          (16) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $2.5 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to paragraph (a) of the covenant "Limitation on Indebtedness" or subclause (3),
(4), (5), (7), (8) or (10) of paragraph (b) of the covenant "Limitation on Indebtedness"; provided, however, that

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement among the Company, Credit Suisse First Boston Corporation, UBS Warburg LLC and CIBC World Markets Corp. entered into in connection with the issuance of the Notes.

     "Related Business" means any business in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date and any business reasonably related, ancillary or complementary to any business of the Company or any of its Restricted Subsidiaries in which the Company was engaged on the Issue Date or a reasonable expansion thereof.

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

     "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, re purchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor for borrowed money that is secured by a Lien on an asset of the Company or a Subsidiary Guarantor.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, including, and together with, all Obligations under the Credit Agreement; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for borrowed money, including, and together with, all Obligations under the Credit Agreement, (B) Hedging Obligations and (C) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include

          (1) any obligation of such Person to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by such Person;
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

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, except to the extent that the Indebtedness so incurred was extended by the lenders thereof in reliance on a certificate executed and delivered by the president, chief executive officer or chief financial or accounting officer of the Company in which certificate such officer certified that the incurrence of such Indebtedness was permitted under the proviso in paragraph (a) or clause (1) or (13) in paragraph (b) under the caption "Certain Covenants -- Limitation on Indebtedness."

     "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Note Obligations" means all Obligations with respect to the Notes, including, without limitation, principal, premium (if any), interest payable pursuant to the terms of the Notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock or is at the time owned or controlled, directly or indirectly, by

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each domestic Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other domestic Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

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     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group;

          (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and

          (6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kind described in clauses (1) through (5) of this definition.

     "Transactions" means, collectively, the Merger, the Equity Tender Offer, the Note Tender Offer, the Equity Financing, the Bank Facilities and this Offering.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Issue Date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Trustee" means Wilmington Trust Company until a successor replaces it and, thereafter, means the successor.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "-- Certain Covenants -- Limitation on Indebtedness", whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

                                       128
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     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Unrestricted Subsidiary" means

          (1) any Subsidiary of an Unrestricted Subsidiary; and

          (2) any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary by a board resolution of the Board of Directors of the Company;

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

          (A) such designation is in compliance with "-- Certain Covenants -- Limitation on Restricted Payments" above;

          (B) immediately after giving effect to such designation, the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "Certain Covenants -- Limitation on Indebtedness" above;

          (C) no Default or Event of Default has occurred and is continuing or results therefrom; and

          (D) neither the Company nor any Restricted Subsidiary will at any time

             (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

             (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary or

             (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) to the extent

             (i) that the Company or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to "-- Certain Covenants -- Limitation on Indebtedness" above and

             (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments" above.

The Trustee will be provided with an officers' certificate stating that such designation is permitted and setting forth the basis upon which the calculations required by this definition were computed, together with a copy of the board resolution adopted by the Board of Directors of the Company making such designation.

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

                                       129
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     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and other legally required qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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                         BOOK-ENTRY, DELIVERY AND FORM

     The outstanding notes were offered and sold to qualified institutional buyers in reliance on Rule 144A and in offshore transactions in reliance on Regulation S. Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

THE GLOBAL NOTES

     Except as described below, we initially issued the outstanding notes and we will initially issue the exchange notes in the form of one or more notes in registered, global form without interest coupons. These global notes will be deposited upon issuance with, or on behalf of, DTC and registered in the name of DTC, or its nominee, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. All interests in global notes, including those held through Euroclear Bank SA/N.V., as operator of the Euroclear System, or Clearstream Banking, societe anonyme may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of these systems.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. You may hold your beneficial interests in the global notes directly through DTC if you have an account with DTC or directly through organizations that have an account with DTC.

     Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in this global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global note for as long as it remains such an interest.

DEPOSITARY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or its participants directly to discuss these matters.

     DTC has advised us that it is

     - a limited purpose trust company organized under the laws of the State of New York,

     - a "banking organization" within the meaning of the New York Banking Law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     - a "clearing agency" registered pursuant to Section 17A of the Exchange
       Act.

     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers of the outstanding notes; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that, pursuant to procedures established by it,

          (1) upon deposit of the global notes, DTC will credit the accounts of participants with an interest in the global notes; and

          (2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE GLOBAL NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF GLOBAL NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of Notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of these holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the global notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the global notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us.

Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the global notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants, in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive notes in registered certificated form if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

          (3) there has occurred and is continuing a default or event of default with respect to the notes.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

      SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following section summarizes the material anticipated U.S. federal income tax consequences relating to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. This description is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, existing administrative pronouncements and judicial decisions, each as available and in effect as of the date hereof. All of the foregoing are subject to change, and any such change could be retroactive and could affect the continuing validity of this description.

     This description deals only with exchange notes held as capital assets by holders that acquire the exchange notes pursuant to the exchange offer. This description does not discuss all of the tax consequences that may be relevant to holders that are subject to special tax rules, such as (1) certain financial institutions, (2) real estate investment trusts, (3) regulated investment companies, (4) grantor trusts, (5) insurance companies, (6) dealers or traders in securities or currencies, (7) persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, or (8) persons who have ceased to be United States citizens or to be taxed as resident aliens. This description also does not address the U.S. federal estate and gift tax consequences or any applicable foreign, state or local tax laws.

     Holders should consult their tax advisors with regard to the application of U.S. federal income and estate tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

EXCHANGE OFFER

     The exchange of outstanding notes by a holder for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. A holder will not recognize gain or loss upon the receipt of exchange notes pursuant to the exchange offer and will be required to treat the exchange notes and any payments thereon for U.S. federal income tax purposes as if the exchange offer had not occurred. A holder's holding period for exchange notes will include the holding period for the outstanding notes exchanged pursuant to the exchange offer and a holder's adjusted basis in exchange notes will be the same as such holder's adjusted basis in such outstanding notes.

ORIGINAL ISSUE DISCOUNT

     As discussed under "Description of the Notes -- Change of Control," a holder of exchange notes shall have the right to require that we purchase such holder's exchange notes at a price equal to 101% of the principal amount thereof upon a Change of Control of our company (as defined therein). Generally, if we are obligated to redeem exchange notes at more than such exchange notes' adjusted issue price (as determined under the Code), the exchange notes may be treated as having original issue discount ("OID"). However, under the Treasury regulations, if our obligation to redeem the exchange notes at a premium is a remote contingency, then such contingent obligation will not generate OID. We believe that a Change of Control, and thus our obligation to redeem exchange notes at a premium, is a remote contingency. Accordingly, a holder's right to put its exchange notes to us at a premium should not give rise to OID.

     THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER OR THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE EXCHANGE NOTES. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, OR OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus supplement, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus supplement, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 16, 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of outstanding notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concession received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus supplement and any amendment or supplement to this prospectus supplement to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for us by White & Case LLP, New York, New York.

                                    EXPERTS

     The financial statements of Associated Materials Incorporated at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus supplement forming part of a registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     This prospectus supplement forms a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, on Form S-4 under the Securities Act of 1933, as amended, in connection with the offering of the exchange notes. You will find additional information about us and the exchange notes in the registration statement.

     We are currently not subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, but will become subject to those requirements in connection with the exchange offer. Accordingly, we will file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the Commission as long as we are required to do so under the Exchange Act. You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also will be available to the public from commercial document retrieval services and at the Internet world wide website maintained by the Commission at http:www.sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing or telephoning us at: Associated Materials Incorporated, 3773 State Road, Cuyahoga Falls, Ohio 44223, telephone number: (800) 257-4335 (Attention: Corporate Secretary).

     Our common stock was traded on The Nasdaq National Market (Symbol: SIDE). Following the completion of the merger, our common stock was delisted from The Nasdaq National Market. On April 19 and April 24, 2002, we filed a Form 15 with the Commission suspending our obligations to file reports under Section 12(g) and 15(d) of the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements:
  Report of Independent Auditors............................   F-2
  Balance Sheets at December 31, 2001 and 2000..............   F-3
  Statements of Operations for the years ended December 31,
     2001, 2000 and 1999....................................   F-4
  Statements of Stockholders' Equity for the years ended
     December 31, 2001, 2000 and 1999.......................   F-5
  Statements of Cash Flows for the years ended December 31,
     2001, 2000 and 1999....................................   F-6
  Notes to Financial Statements.............................   F-7
Unaudited Financial Statements:
  Balance Sheets at June 30, 2002 -- Successor and December
     31, 2001 -- Predecessor................................  F-20
  Statements of Operations..................................  F-21
     Three months ended June 30, 2001 -- Predecessor........  F-21
     Eighteen days ended April 18, 2002 -- Predecessor......  F-21
     Seventy-three days ended June 30, 2002 -- Successor....  F-21
     Six months ended June 30, 2001 -- Predecessor..........  F-21
     One hundred eight days ended April 18,
      2002 -- Predecessor...................................  F-21
     Seventy-three days ended June 30, 2002 -- Successor....  F-21
  Statements of Cash Flows..................................  F-22
     Six months ended June 30, 2001 -- Predecessor..........  F-22
     One hundred eight days ended April 18,
      2002 -- Predecessor...................................  F-22
     Seventy-three days ended June 30, 2002 -- Successor....  F-22
  Notes to Financial Statements.............................  F-23

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Associated Materials Incorporated

     We have audited the accompanying balance sheets of Associated Materials Incorporated as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Materials Incorporated at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 8, 2002

                       ASSOCIATED MATERIALS INCORPORATED

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 28,869    $ 15,879
  Short term investment.....................................        --       5,019
  Accounts receivable, net of allowance for doubtful
     accounts of $5,117 and $6,168 at December 31, 2001 and
     2000, respectively.....................................    65,784      50,853
  Inventories...............................................    74,574      74,429
  Income taxes receivable...................................        --         453
  Other current assets......................................     3,394       4,213
                                                              --------    --------
Total current assets........................................   172,621     150,846
Property, plant and equipment, net..........................    77,733      73,917
Investment in Amercord Inc..................................        --       2,393
Other assets................................................     3,953       3,985
                                                              --------    --------
          Total assets......................................  $254,307    $231,141
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 29,579    $ 19,273
  Accrued liabilities.......................................    35,356      29,509
  Income taxes payable......................................     1,498          --
                                                              --------    --------
Total current liabilities...................................    66,433      48,782
Deferred income taxes.......................................     5,091       3,927
Other liabilities...........................................     5,108       5,442
Long-term debt..............................................    75,000      75,000
Commitments and Contingencies
Stockholders' equity:
  Preferred stock, $.01 par value:
     Authorized shares -- 100,000 shares at December 31,
      2001 and 2000
     Issued shares -- 0 at December 31, 2001 and 2000.......        --          --
  Common stock, $.0025 par value:
     Authorized shares -- 15,000,000 at December 31, 2001
      and 2000
     Issued shares -- 7,842,003 at December 31, 2001 and
      7,164,024 at December 31, 2000........................        19          18
  Common stock Class B, $.0025 par value:
     Authorized and issued shares -- 0 at December 31, 2001
      and 1,550,000 at December 31, 2000....................        --           4
  Less: Treasury stock, at cost -- 1,078,476 shares at
     December 31, 2001 and 955,170 at December 31, 2000.....   (14,476)    (12,425)
  Capital in excess of par..................................    17,124      14,862
  Retained earnings.........................................   100,008      95,531
                                                              --------    --------
Total stockholders' equity..................................   102,675      97,990
                                                              --------    --------
Total liabilities and stockholders' equity..................  $254,307    $231,141
                                                              ========    ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                2001          2000          1999
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................................   $595,819      $499,393      $455,268
Cost of sales..............................................    425,366       353,994       317,596
                                                              --------      --------      --------
Gross profit...............................................    170,453       145,399       137,672
Selling, general and administrative expenses...............    119,945       107,255        96,028
                                                              --------      --------      --------
Income from operations.....................................     50,508        38,144        41,644
Interest expense, net......................................      6,795         6,046         6,779
                                                              --------      --------      --------
                                                                43,713        32,098        34,865
Gain on the sale of UltraCraft.............................         --         8,012            --
Equity in loss of Amercord Inc.............................         --            --         1,337
Write-down of investment in Amercord Inc...................      2,393            --            --
                                                              --------      --------      --------
Income before income taxes.................................     41,320        40,110        33,528
Income tax expense.........................................     15,908        16,555        13,038
                                                              --------      --------      --------
Net income.................................................   $ 25,412      $ 23,555      $ 20,490
                                                              ========      ========      ========
Earnings Per Common Share -- Basic:
  Net income...............................................   $   3.62      $   2.94      $   2.52
                                                              ========      ========      ========
Earnings Per Common Share -- Assuming Dilution:
  Net income...............................................   $   3.46      $   2.85      $   2.46
                                                              ========      ========      ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     CLASS B                           CAPITAL
                                COMMON STOCK      COMMON STOCK      TREASURY STOCK       IN                     TOTAL
                               ---------------   ---------------   -----------------   EXCESS    RETAINED   STOCKHOLDERS'
                               SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT    OF PAR    EARNINGS      EQUITY
                               ------   ------   ------   ------   ------   --------   -------   --------   -------------
                                                                     (IN THOUSANDS)
Balance at December 31,
  1998.......................  6,939     $17      1,550    $  4       88    $ (1,048)  $12,273   $ 53,132     $ 64,378
  Net income and total
    comprehensive income.....     --      --         --      --       --          --        --     20,490       20,490
  Cash dividends ($0.10 per
    share)...................     --      --         --      --       --          --        --       (845)        (845)
  Exercise of common stock
    options and related tax
    benefits.................      5      --         --      --       --          --        30         --           30
  Purchase of treasury
    shares...................     --      --         --      --      467      (5,578)       --         --       (5,578)
  Common stock issued under
    Employee Stock Purchase
    Plan.....................     81      --         --      --       --          --       851         --          851
                               -----     ---     ------    ----    -----    --------   -------   --------     --------
Balance at December 31,
  1999.......................  7,025      17      1,550       4      555      (6,626)   13,154     72,777       79,326
  Net income and total
    comprehensive income.....     --      --         --      --       --          --        --     23,555       23,555
  Cash dividends ($0.10 per
    share)...................     --      --         --      --       --          --        --       (801)        (801)
  Exercise of common stock
    options and related tax
    benefits.................     73      --         --      --       --          --       860         --          860
  Purchase of treasury
    shares...................     --      --         --      --      400      (5,799)       --         --       (5,799)
  Common stock issued under
    Employee Stock Purchase
    Plan.....................     66       1         --      --       --          --       848         --          849
                               -----     ---     ------    ----    -----    --------   -------   --------     --------
Balance at December 31,
  2000.......................  7,164      18      1,550       4      955     (12,425)   14,862     95,531       97,990
  Net income and total
    comprehensive income.....     --      --         --      --       --          --        --     25,412       25,412
  Cash dividends ($0.20 per
    share)...................     --      --         --      --       --          --        --     (1,438)      (1,438)
  Exercise of common stock
    options and related tax
    benefits.................     67      --         --      --       --          --     1,387         --        1,387
  Purchase of treasury
    shares...................     --      --         --      --      123      (2,051)       --         --       (2,051)
  Common stock issued under
    Employee Stock Purchase
    Plan.....................     61      --         --      --       --          --       875         --          875
  Retirement of Class B
    common stock.............     --      --     (1,000)     (3)      --          --        --    (19,497)     (19,500)
  Conversion of Class B
    common stock to common
    stock....................    550       1       (550)     (1)      --          --        --         --           --
                               -----     ---     ------    ----    -----    --------   -------   --------     --------
Balance at December 31,
  2001.......................  7,842     $19         --    $ --    1,078    $(14,476)  $17,124   $100,008     $102,675
                               =====     ===     ======    ====    =====    ========   =======   ========     ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $25,412   $23,555   $20,490
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................   10,919     9,550     8,519
  Deferred income taxes.....................................    1,164     1,691      (380)
  Provision for losses on accounts receivable...............    1,468     2,884     2,323
  Equity in loss of Amercord Inc............................       --        --
  Write-down of investment in Amercord Inc..................    2,393        --        --
  Loss on sale of assets....................................       43       558        51
  Gain on the sale of UltraCraft............................       --              (8,012)
  Tax benefit from stock option exercises...................      411        92        15
  Changes in operating assets and liabilities:
    Accounts receivable.....................................  (16,022)   (3,492)   (9,150)
    Inventories.............................................     (145)   (5,180)  (13,406)
    Other current assets....................................      818      (677)     (300)
    Accounts payable........................................   10,306     1,882     5,220
    Accrued liabilities.....................................    5,847     2,556     1,536
    Income taxes receivable/payable.........................    1,951      (227)     (808)
    Other assets............................................     (242)   (1,804)      (38)
    Other liabilities.......................................     (334)     (408)     (165)
                                                              -------   -------   -------
Net cash provided by operating activities...................   43,989    22,968    15,244

INVESTING ACTIVITIES
Additions to property, plant and equipment..................  (15,022)  (11,925)  (18,915)
Proceeds from sale of assets................................      142        86        65
Purchase of Alpine Industries, Inc. assets..................       --    (7,565)       --
Proceeds from the sale of UltraCraft........................       --    18,885        --
(Purchase)/sale of short-term investment....................    5,019    (5,019)       --
Proceeds from sale of Amercord interest.....................       --        --     1,231
                                                              -------   -------   -------
Net cash used in investing activities.......................   (9,861)   (5,538)  (17,619)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock..................      875       849       851
Principal payments of long-term debt........................       --        --    (3,600)
Repurchase of Class B common stock..........................  (19,500)       --        --
Options exercised...........................................      976       768        15
Dividends paid..............................................   (1,438)     (801)     (845)
Treasury stock acquired.....................................   (2,051)   (5,799)   (5,578)
                                                              -------   -------   -------
Net cash used in financing activities.......................  (21,138)   (4,983)   (9,157)
                                                              -------   -------   -------
Net increase (decrease) in cash.............................   12,990    12,447   (11,532)
Cash at beginning of period.................................   15,879     3,432    14,964
                                                              -------   -------   -------
Cash at end of period.......................................  $28,869   $15,879   $ 3,432
                                                              =======   =======   =======
Supplemental Information:
  Cash paid for interest....................................  $ 7,176   $ 7,177   $ 7,108
                                                              =======   =======   =======
  Cash paid for income taxes................................  $12,633   $15,292   $14,313
                                                              =======   =======   =======

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

  LINE OF BUSINESS

     Associated Materials Incorporated (the "Company") consists of two operating divisions, Alside and AmerCable. Alside is engaged principally in the manufacture and distribution of exterior residential building products to professional contractors throughout the United States. AmerCable manufactures jacketed electrical cable utilized in a variety of industrial applications. The Company also owns an interest in Amercord Inc. ("Amercord"), which was accounted for using the equity method until November 1999 when Amercord was recapitalized, reducing the Company's interest in Amercord from 50% to 9.9%. Since the recapitalization, the Company has accounted for Amercord under the cost method. See Note 2.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Product sales are recognized at the time of shipment and when payment is reasonably certain. Revenues are recorded net of estimated customer programs and incentive offerings including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts that give rise to the revision become known.

  INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets which are as follows:

Building and improvements...................................   7 to 30 years
Computer equipment..........................................   3 years
Machinery and equipment.....................................   3 to 15 years

 INCOME TAX

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

 CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                       ASSOCIATED MATERIALS INCORPORATED

 SHORT-TERM INVESTMENT

     At December 31, 2000 the Company had a $5.0 million commercial paper investment, with an original maturity of six months, reported as a short-term investment on the balance sheet. The Company classified the investment as held-to-maturity as the Company had the intent and held the investment to maturity. The investment was carried at amortized cost.

 DERIVATIVES

     From time to time the Company hedges its position with respect to raw material or currency fluctuations on specific contracts by entering into forward contracts or purchase options, the cost of which are realized upon the completion of the contract as cost of sales. The contracts effectively meet risk reduction and correlation criteria and are recorded using hedge accounting. No such contracts were in place at December 31, 2001 or 2000.

 INTEREST INCOME

     Interest income was $377,000, $1.1 million and $329,000 in 2001, 2000 and 1999, respectively, and is included in interest expense, net.

 MARKETING AND ADVERTISING

     The Company expenses marketing and advertising costs as incurred. Marketing and advertising expense was $9.9 million, $9.2 million and $8.5 million in 2001, 2000 and 1999, respectively.

 RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current period presentation.

 LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell.

 NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" which has eliminated the pooling of interests method for mergers and acquisitions. All business combinations initiated after June 30, 2001 are required to be accounted for using the purchase method of accounting. SFAS No. 141 supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." The Company has not made any acquisitions that were accounted for by the pooling of interests method. The Company believes the adoption of this Statement will not have a material effect on the Company's financial position, results of operations or cash flows.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 requires

                       ASSOCIATED MATERIALS INCORPORATED
goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be reviewed annually for impairment using a fair-value based approach. Intangible assets that have a finite life will continue to be amortized over their respective estimated useful lives. The Statement is effective for fiscal years beginning after December 15, 2001. The Company has not recorded goodwill or other intangible assets with respect to any acquisition. The Company believes the adoption of this Statement will not have a material effect on the Company's financial position, results of operations or cash flows.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs and establishes consistent accounting treatment for these items. This Statement is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will not have a material effect on the Company's financial position, results of operations or cash flows.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial reporting and accounting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This Statement is effective for fiscal years beginning after December 15, 2001. The Company believes the adoption of this Statement will not have a material effect on the Company's financial position, results of operations or cash flows.

     In September 2000, the Emerging Issues Task Force issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs" which was effective for the fourth quarter of 2000. The EITF concluded that amounts billed to a customer in a sale transaction related to shipping and handling should be classified as revenue. The EITF also concluded that if costs incurred related to shipping and handling are significant and not included in cost of sales, an entity should disclose both the amount of such costs and the line item on the income statement that includes such costs. Prior to implementing EITF 00-10, the Company classified shipping and handling amounts billed to a customer as revenue. Costs incurred related to shipping and handling were classified as a reduction of revenue. The Company has reclassified prior period information to conform with the provisions of EITF 00-10.

2.  INVESTMENT IN AMERCORD

     The Company owns a 9.9% interest in Amercord, a manufacturer of steel tire cord and tire bead wire used in the tire manufacturing industry.

     During the fourth quarter of 1999, Amercord was recapitalized, reducing the Company's interest in Amercord from 50% to 9.9%. As a result of the recapitalization, the Company received cash of $1.2 million (net of related expenses) and a subordinated note for $1.5 million due November 2004. In addition, the Company has the right to require Amercord to purchase the Company's remaining 9.9% interest for $2.0 million in November 2003. After Amercord's recapitalization, the Company accounted for Amercord using the cost method of accounting. Prior to Amercord's recapitalization, the Company accounted for Amercord using the equity method of accounting. The Company recorded equity in the losses of Amercord of $1.3 million in 1999.

                       ASSOCIATED MATERIALS INCORPORATED

     Amercord's operating results and financial position deteriorated during the first quarter 2001. The Company believed it would not recover its investment in Amercord and wrote off its $2.4 million investment in Amercord during the first quarter of 2001. Amercord ceased operations during the second quarter of 2001.

     In connection with the recapitalization of Amercord in November 1999, the Company guaranteed a $3.0 million note secured by Amercord's real property. To date, the lender has not requested the Company to make payment under the guaranty. Should the guaranty be exercised by Amercord's lender, the Company and Ivaco Inc., another stockholder of Amercord, have the option to assume the loan. Ivaco Inc. has indemnified the Company for 50% of any loss under the guaranty up to $1.5 million. Based on a third party appraisal of Amercord's real property, the Company believes that it is adequately secured under its guaranty of the $3.0 million Amercord note such that no losses are anticipated with respect to this guaranty.

3.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the allowance for doubtful accounts on accounts receivable for the years ended December 31 consist of (in thousands):

                                                              2001     2000     1999
                                                             ------   ------   ------
Balance at beginning of period.............................  $6,168   $4,864   $4,159
Provision for losses.......................................   1,468    2,884    2,323
Losses sustained (net of recoveries).......................   2,519    1,358    1,618
Allowance for UltraCraft receivables sold..................      --      222       --
                                                             ------   ------   ------
Balance at end of period...................................  $5,117   $6,168   $4,864
                                                             ======   ======   ======

     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on review of the overall condition of accounts receivable balances and review of significant past due accounts. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

4.  INVENTORIES

     Inventories at December 31 consist of (in thousands):

                                                               2001      2000
                                                              -------   -------
Raw materials...............................................  $21,102   $23,229
Work-in-progress............................................    4,597     5,101
Finished goods and purchased stock..........................   48,875    46,099
                                                              -------   -------
                                                              $74,574   $74,429
                                                              =======   =======

                       ASSOCIATED MATERIALS INCORPORATED

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 consist of (in thousands):

                                                                2001       2000
                                                              --------   --------
Land........................................................  $  1,878   $  1,878
Buildings...................................................    30,231     29,601
Construction in process.....................................     2,970      1,985
Machinery and equipment.....................................   119,151    106,596
                                                              --------   --------
                                                               154,230    140,060
Less accumulated depreciation...............................    76,497     66,143
                                                              --------   --------
                                                              $ 77,733   $ 73,917
                                                              ========   ========

6.  ACCRUED LIABILITIES AND OTHER LIABILITIES

     Accrued liabilities at December 31 consist of (in thousands):

                                                               2001      2000
                                                              -------   -------
Employee compensation.......................................  $15,648   $12,450
Sales promotions and incentives.............................    8,929     6,813
Employee benefits...........................................    3,747     3,450
Interest....................................................    2,322     2,313
Other.......................................................    4,710     4,483
                                                              -------   -------
                                                              $35,356   $29,509
                                                              =======   =======

     Other liabilities of $5,108,000 and $5,442,000 at December 31, 2001 and 2000, respectively, consist primarily of accruals for retiree medical benefits related to the 1989 closure of the Company's metal plant.

7.  DEBT

     In May 1999, the Company amended its $50 million credit agreement with KeyBank, N.A. ("Credit Agreement") to extend the term to May 31, 2002. Available borrowings under the Credit Agreement are limited to the lesser of the total facility less unused letters of credit or availability based on percentages of eligible accounts receivable and inventories. Unused letters of credit totaled $1,898,000 at December 31, 2001, primarily related to insurance coverage. The Company's available borrowing capacity at December 31, 2001 was approximately $48,102,000. The Credit Agreement includes covenants that require the maintenance of certain financial ratios and net worth and that place restrictions on the repurchase of common stock and the payment of dividends. One covenant in the Credit Agreement requires the Company to maintain a minimum ratio of cash inflows to cash outflows determined for the preceding twelve-month period at the end of each calendar quarter. During 2001, the Company repurchased
1.0 million shares of its Class B common stock at an aggregate cost of $19.5 million. In order to complete the Class B common stock repurchase, the Company obtained a waiver under the Credit Agreement to exclude the Class B common stock repurchase from the covenant calculation of cash inflows to cash outflows. The Company was in compliance with all Credit Agreement covenants at December 31, 2001. Outstanding borrowings under the Credit Agreement are secured by substantially all of the assets of the Company other than the Company's real property, equipment and its interest in Amercord.

                       ASSOCIATED MATERIALS INCORPORATED

     Interest is payable on borrowings under the revolving credit facility at either the prime commercial rate (4.75% at December 31, 2001) or LIBOR plus 1.00% at the option of the Company and on the unused credit facility at a rate of .20%. Letter of credit fees of 1.125% are paid at origination.

     The weighted average interest rate for borrowings under the revolving credit facility was 5.9% and 8.4% for the years ended December 31, 2001 and 2000, respectively.

     Long-term debt at December 31, 2001 and 2000 consists of $75 million of 9 1/4% Senior Subordinated Notes due 2008. The fair value of the 9 1/4% Notes at December 31, 2001 was $76.6 million based upon quoted market price.

     The Company's ability to make restricted payments, such as the repurchase of stock and the payment of dividends, is restricted by covenants in its Credit Agreement and the Indenture pursuant to which the Company's 9 1/4% Senior Subordinated Notes were issued. At December 31, 2001, the Company had the ability to make restricted payments of up to $15.7 million under the terms of the Indenture, the more restrictive of the two agreements.

8.  ACQUISITIONS AND DIVESTITURES

     On October 6, 2000, the Company acquired substantially all of the assets of Alpine Industries, Inc. for $7.6 million in cash and the assumption of certain payroll related and property tax liabilities. Included in the acquired assets is Alpine's leased window fabrication facility located in Bothell, Washington. This facility manufactures vinyl windows for the new construction and remodeling markets. The Company accounted for the acquisition using the purchase method of accounting and the results of operations have been included in the Company's income statement from the date of acquisition.

     The Company completed the sale of its UltraCraft operation, a manufacturer of semi-custom frameless cabinets, in June 2000. Pre-tax net proceeds from the sale were $18.9 million after working capital adjustments and transaction costs. The Company recorded a pre-tax gain on the sale of $8.0 million. UltraCraft represented approximately 5% of the Company's 1999 net sales.

     Under the terms of the 9 1/4% Note Indenture, the Company was obligated to make an offer to repurchase the 9 1/4% Notes using the after-tax net proceeds from the UltraCraft sale, to the extent the Company did not use these net proceeds within one year of the sale to repay senior indebtedness or to acquire assets used in, or other businesses similar to, the business currently conducted by the Company. As a result of the Company's acquisition of the Alpine assets together with other capital expenditures, the Company believes that it was not obligated to make an offer to repurchase the 9 1/4% Notes.

9.  COMMITMENTS

     Commitments for future minimum lease payments under noncancelable operating leases, principally for manufacturing and distribution facilities and certain equipment, are as follows (in thousands):

2002........................................................   $13,961
2003........................................................    11,624
2004........................................................     8,933
2005........................................................     6,168
2006........................................................     3,423
Thereafter..................................................     5,410

     Lease expense was approximately $17,859,000, $14,673,000 and $13,141,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's lease agreements typically contain renewal options.

                       ASSOCIATED MATERIALS INCORPORATED

10.  INCOME TAXES

     Income tax expense for the years ended December 31 consists of (in thousands):

                                      2001                 2000                 1999
                               ------------------   ------------------   ------------------
                               CURRENT   DEFERRED   CURRENT   DEFERRED   CURRENT   DEFERRED
                               -------   --------   -------   --------   -------   --------
Federal income taxes.........  $13,835    $  948    $13,800    $1,510    $11,776    $(364)
State income taxes...........      909       216      1,064       181      1,642      (16)
                               -------    ------    -------    ------    -------    -----
                               $14,744    $1,164    $14,864    $1,691    $13,418    $(380)
                               =======    ======    =======    ======    =======    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes as of December 31 are as follows (in thousands):

                                                               2001      2000
                                                              -------   -------
Deferred tax assets:
  Medical benefits..........................................  $ 1,966   $ 2,095
  Bad debt expense..........................................    1,914     1,979
  Inventory costs...........................................      763     1,108
  Capital loss on Amercord Inc..............................      472       472
  Other.....................................................    1,222       616
                                                              -------   -------
Total deferred tax assets...................................    6,337     6,270
Deferred tax liabilities:
  Depreciation..............................................    9,889     8,975
  Pension expense...........................................      779       302
  Other.....................................................      760       920
                                                              -------   -------
Total deferred tax liabilities..............................   11,428    10,197
                                                              -------   -------
Net deferred tax liabilities................................  $(5,091)  $(3,927)
                                                              =======   =======

     The reconciliation of the statutory rate to the Company's effective income tax rate for the years ended December 31 follows:

                                                              2001   2000   1999
                                                              ----   ----   ----
Statutory rate..............................................  35.0%  35.0%  35.0%
State income tax, net of federal income tax benefit.........   1.8    2.0    3.2
Other.......................................................   1.7    4.3    0.7
                                                              ----   ----   ----
Effective rate..............................................  38.5%  41.3%  38.9%
                                                              ====   ====   ====

     During the third quarter 2000, the Company recorded $1.1 million in additional income tax expense due to an adjustment to a deferred tax asset, which was recorded in 1986 pursuant to the spin-off of the Company's tire cord operation into Amercord. The effect of this adjustment is included in the other category in the rate reconciliation. Exclusive of this adjustment, the Company's effective tax rate would have been 38.5%.

                       ASSOCIATED MATERIALS INCORPORATED

11.  STOCKHOLDERS' EQUITY

     In October 1998 the Company's Board of Directors approved a stock repurchase program that authorized the Company to purchase up to 800,000 shares of common stock in open market transactions depending on market, economic and other factors. In November 2000, the Board authorized the repurchase of an additional 800,000 shares of common stock under the Company's stock repurchase program, bringing the total number of shares under the plan to 1,600,000 shares. During 2001, 2000 and 1999, the Company repurchased 123,306, 399,774 and 467,000 shares of its common stock under the stock repurchase program at a cost of $2,051,000, $5,799,000 and $5,578,000. The repurchase of the Company's Class B common stock described below was not part of this stock repurchase program.

     On April 29, 2001, the Company repurchased 1,000,000 shares of its Class B common stock from The Prudential Insurance Company of America ("Prudential") and its wholly owned subsidiary, PCG Finance Company II, LLC ("PCG") at $19.50 per share, or $19.5 million in the aggregate, which has been reflected primarily as a reduction to retained earnings. The share purchase was financed through available cash and borrowings under the Company's $50,000,000 credit facility. Following the purchase, Prudential and PCG converted the remaining 550,000 shares of Class B common stock held by these entities into 550,000 shares of common stock pursuant to the terms of the Company's Certificate of Incorporation. The Company has retired all 1,550,000 previously authorized shares of Class B common stock.

12.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
                                                             (IN THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
Numerator:
  Numerator for basic and diluted earnings per common
     share -- Net income................................  $25,412   $23,555   $20,490
Denominator:
  Denominator for basic earnings per common share --
     weighted-average shares............................    7,023     8,007     8,126
  Effect of dilutive securities:
     Employee stock options.............................      311       251       218
                                                          -------   -------   -------
  Denominator for diluted earnings per common share --
     adjusted weighted-average shares...................    7,334     8,258     8,344
                                                          =======   =======   =======
Basic earnings per common share.........................  $  3.62   $  2.94   $  2.52
                                                          =======   =======   =======
Diluted earnings per common share.......................  $  3.46   $  2.85   $  2.46
                                                          =======   =======   =======

     Options to purchase 50,000 and 40,000 shares of common stock with a weighted average exercise price of $16.11 and $16.00 per share were outstanding for the years ended December 31, 2000 and December 31, 1999, respectively, but were excluded from the diluted earnings per share calculation because the option exercise price was greater than the average market price of the common stock during the period.

                       ASSOCIATED MATERIALS INCORPORATED

13.  STOCK PLANS

     The Company has a stock option plan, whereby it grants stock options to certain directors, officers and key employees. The Company has authorized 1,200,000 shares of common stock to be issued under the plan. Options were granted at fair market value on the grant date and are exercisable for ten years. Options vest by either of the following methods: 50% vests upon the grant date with the other 50% vesting after two years or 20% vests upon the grant date with an additional 20% vesting each year commencing on the first anniversary of the grant date. All outstanding options granted under the stock option plan are non-statutory stock options.

     Transactions during 1999, 2000 and 2001 under this plan are summarized below:

                                                                          WEIGHTED AVERAGE
                                           SHARES          PRICE           EXERCISE PRICE
                                           -------   ------------------   ----------------
Options outstanding at December 31,
  1998...................................  572,300     $2.925 to $16.00       $  8.45
Exercised................................   (5,000)              $2.925       $ 2.925
                                           -------   ------------------       -------
Options outstanding at December 31,
  1999...................................  567,300     $2.925 to $16.00       $  8.50
Exercised................................  (73,486)    $5.00 to $11.875       $  9.57
Granted..................................  167,500   $11.875 to $16.563       $ 13.50
Expired or canceled......................  (26,514)    $9.00 to $11.875       $  9.72
                                           -------   ------------------       -------
Options outstanding at December 31,
  2000...................................  634,800    $2.925 to $16.563       $  9.65
Exercised................................  (67,300)   $2.925 to $11.875       $  5.76
Granted..................................   20,000              $17.875       $17.875
Expired or canceled......................  (19,000)    $9.00 to $11.875       $  9.45
                                           -------   ------------------       -------
Options outstanding at December 31,
  2001...................................  568,500    $2.925 to $17.875       $ 10.41
                                           =======

     Options to purchase 456,000, 476,800 and 407,800 shares were exercisable at December 31, 2001, 2000 and 1999, respectively. The weighted average exercise price of options outstanding was $10.41, $9.65 and $8.50 at December 31, 2001, 2000 and 1999, respectively.

     The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2001:

                                            OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                     ----------------------------------   --------------------
                                                 WEIGHTED      WEIGHTED              WEIGHTED
                                                  AVERAGE      AVERAGE                AVERAGE
                                                 REMAINING     EXERCISE              EXERCISE
RANGE                                SHARES    LIFE IN YEARS    PRICE      SHARES      PRICE
-----                                -------   -------------   --------   --------   ---------
$2.925 to $5.00....................  105,500       2.21        $ 3.328    105,500     $ 3.328
$9.00 to $12.00....................  293,000       6.20        $10.196    252,500     $10.268
$13.875 to $17.875.................  170,000       7.61        $15.169     98,000     $15.159

     The Company has adopted the disclosure provisions of SFAS No. 123 but continues to measure stock-based compensation in accordance with APB No. 25. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The weighted average fair value at date of grant for options granted during 2001 and 2000 using the Black-Scholes method was $8.39 and $12.58 per option, respectively. No options were granted in 1999. The fair value of the options was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions for 2001 and 2000, respectively: dividend yield of .95% and .67%, volatility factor of the

                       ASSOCIATED MATERIALS INCORPORATED
expected market price of the stock of .330 and .307, a weighted-average risk free interest rate of 5.10% and 6.38% and an expected life of the option of 10 years.

     Stock based compensation costs would have reduced net income by $344,000, $977,000 and $475,000 or $0.05, $0.12 and $0.06 per basic and diluted share in 2001, 2000 and 1999, respectively, if the fair values of the options granted in that year had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. The pro forma effect on net income for 2001, 2000 and 1999 may not be representative of the pro forma effect on net income in future years.

     Effective October 1, 1998 the Company established an Employee Stock Purchase Plan ("ESPP"). The ESPP allows employees to purchase the Company's common stock at 85% of the lower of the fair market value on the first day of the purchase period or the last day of the purchase period. The Company has registered 500,000 shares of common stock for issuance under the ESPP. Employees purchased 60,679, 65,873, and 80,919 shares under the ESPP at average prices of $14.42, $12.87 and $10.52 per share during 2001, 2000 and 1999, respectively.
The Company's Board of Directors approved the suspension of the ESPP effective December 31, 2001.

14.  BUSINESS SEGMENTS

     The Company has two reportable segments: building products and electrical cable products. The principal business activities of the building products segment are the manufacture of vinyl siding, vinyl windows and the wholesale distribution of these and other complementary building products principally to professional home remodeling and new construction contractors. The principal business activity of the electrical cable segment is the manufacture and sale of jacketed electrical cable.

     The Company evaluates performance and allocates resources based on operating profit, which is net sales less operating costs and expenses.

     Comparative financial data by reportable segment for the years ended December 31 are as follows (in thousands):

                                                         2001       2000       1999
                                                       --------   --------   --------
Net sales:
  Building products..................................  $524,528   $434,845   $410,107
  Electrical cable products..........................    71,291     64,548     45,161
                                                       --------   --------   --------
                                                       $595,819   $499,393   $455,268
                                                       ========   ========   ========
Operating profits (losses):
  Building products..................................  $ 48,889   $ 36,300   $ 42,408
  Electrical cable products..........................     6,653      5,815      2,875
  Corporate expense..................................    (5,034)    (3,971)    (3,639)
                                                       --------   --------   --------
                                                       $ 50,508   $ 38,144   $ 41,644
                                                       ========   ========   ========
Identifiable assets:
  Building products..................................  $189,142   $165,990   $167,024
  Electrical cable products..........................    34,054     34,255     26,673
  Corporate..........................................    31,111     30,896     12,599
                                                       --------   --------   --------
                                                       $254,307   $231,141   $206,296
                                                       ========   ========   ========

                       ASSOCIATED MATERIALS INCORPORATED

                                                         2001       2000       1999
                                                       --------   --------   --------
Depreciation and amortization:
  Building products..................................  $  8,901   $  7,767   $  6,900
  Electrical cable products..........................     1,708      1,493      1,347
  Corporate..........................................       310        290        272
                                                       --------   --------   --------
                                                       $ 10,919   $  9,550   $  8,519
                                                       ========   ========   ========
Additions to property, plant and equipment:
  Building products..................................  $ 11,652   $  7,936   $ 16,018
  Electrical cable products..........................     3,359      3,708      2,897
  Corporate..........................................        11        281         --
                                                       --------   --------   --------
                                                       $ 15,022   $ 11,925   $ 18,915
                                                       ========   ========   ========

     Identifiable assets by segment are those used in the Company's operations in each segment. Corporate assets are principally the Company's cash and cash equivalents and short-term investments. The Company operates principally in the United States. Neither aggregate export sales nor sales to a single customer have accounted for 10% or more of consolidated net sales in any of the years presented.

15.  RETIREMENT PLANS

     The Company sponsors a defined benefit pension plan, The Premium Building Products Company Hourly Employees Pension Plan ("Premium Plan"), which covers approximately 250 participants. The Company froze the Alside defined benefit retirement plan ("Alside Plan") effective December 31, 1998 and replaced it with a defined contribution plan effective January 1, 1999. As a result of the plan freeze, the Company recorded a $5,951,000 curtailment gain in 1998. Prepaid pension and accrued pension liabilities are included in other assets and accrued liabilities in the accompanying balance sheets.

     Information regarding the Company's defined benefit plans is as follows:

                                              2001                         2000
                                   --------------------------   --------------------------
                                   ALSIDE PLAN   PREMIUM PLAN   ALSIDE PLAN   PREMIUM PLAN
                                   -----------   ------------   -----------   ------------
CHANGE IN PROJECTED BENEFIT
  OBLIGATION
Projected benefit obligation at
  beginning of year..............  $25,733,225    $1,099,907    $26,322,987    $  990,155
Service cost.....................      209,068        37,396        221,534        41,091
Interest cost....................    1,887,103        77,462      1,814,543        74,301
Plan amendments..................           --        42,605             --            --
Actuarial (gain) loss............    1,101,555        (1,618)    (1,608,232)        7,202
Benefits paid....................   (1,307,134)      (21,265)    (1,017,607)      (12,842)
                                   -----------    ----------    -----------    ----------
Projected benefit obligation at
  end of year....................  $27,623,817    $1,234,487    $25,733,225    $1,099,907
                                   ===========    ==========    ===========    ==========

                       ASSOCIATED MATERIALS INCORPORATED

                                              2001                         2000
                                   --------------------------   --------------------------
                                   ALSIDE PLAN   PREMIUM PLAN   ALSIDE PLAN   PREMIUM PLAN
                                   -----------   ------------   -----------   ------------
CHANGE IN PLAN ASSETS
Fair value of assets at beginning
  of year........................  $32,413,729    $  880,459    $34,346,364    $  918,140
Actual return on plan assets.....   (2,374,681)      (57,095)      (915,028)      (24,839)
Employer contributions...........           --       205,000             --            --
Benefits paid....................   (1,307,134)      (21,265)    (1,017,607)      (12,842)
                                   -----------    ----------    -----------    ----------
Fair value of assets at end of
  year...........................   28,731,914     1,007,099     32,413,729       880,459
Funded status....................    1,108,097      (227,388)     6,680,504      (219,448)
Unrecognized:
  Transition obligation..........           --        14,200             --        21,301
  Prior service costs............           --        80,488             --        44,125
  Cumulative net (gain) loss.....      875,940        42,592     (5,681,834)     (102,245)
                                   -----------    ----------    -----------    ----------
  Accrued pension asset
     (liability).................  $ 1,984,037    $  (90,108)   $   998,670    $ (256,267)
                                   ===========    ==========    ===========    ==========
KEY ASSUMPTIONS AS OF DECEMBER 31
Discount rate....................         7.25%         7.25%          7.50%         7.50%
Long-term rate of return on
  assets.........................         9.00%         9.00%          9.00%         9.00%
Salary increases.................          N/A           N/A            N/A           N/A
NET PERIODIC PENSION (BENEFIT)
  COST
Service cost.....................  $   209,068    $   37,396    $   221,534    $   41,091
Interest cost....................    1,887,103        77,462      1,814,543        74,301
Expected return on assets........   (2,863,811)      (84,314)    (3,040,376)      (82,002)
Amortization of unrecognized:
  Transition obligation..........           --         7,101             --         7,101
  Prior service costs............           --         6,242             --         6,242
  Cumulative net gain............     (217,727)       (5,046)      (609,625)      (10,239)
                                   -----------    ----------    -----------    ----------
Net periodic pension (benefit)
  cost...........................  $  (985,367)   $   38,841    $(1,613,924)   $   36,494
                                   ===========    ==========    ===========    ==========

     The Company sponsors two defined contribution plans (the "401(k) Plans") intended to provide assistance in accumulating personal savings for retirement. The 401(k) Plans are qualified as a tax-exempt plan under Sections 401(a) and 401(k) of the Internal Revenue Code. The Alside 401(k) Plan covers all full-time, non-union employees of Alside and matches up to 4.0% of eligible compensation. For the years ended December 31, 2001, 2000 and 1999, the Company's pre-tax contribution to the Alside 401(k) Plan was $2.1 million, $2.0 million and $2.1 million, respectively. The AmerCable 401(k) Plan covers all full-time employees of AmerCable and matches up to 4.0% of eligible compensation (3.5% of eligible compensation prior to 2001). For the years ended December 31, 2001, 2000 and 1999, the Company's pre-tax contributions to the AmerCable 401(k) Plan were $281,000, $238,000 and $215,000, respectively.

16.  CONTINGENCIES

     The Company entered into a consent order dated August 25, 1992 with the United States Environmental Protection Agency pertaining to corrective action requirements associated with the use of hazardous waste storage facilities at its Akron, Ohio location. With the exception of a small container storage area, the use of these facilities was terminated prior to the acquisition of the facilities by the

                       ASSOCIATED MATERIALS INCORPORATED

Company from USX Corporation ("USX") in 1984. The Company believes that USX bears financial responsibility for substantially all of the direct costs of corrective action at these facilities under relevant contract terms and under statutory and common law. The effects of the past practices of these facilities are continuing to be investigated pursuant to the terms of the consent order and as a result the Company is unable to reasonably estimate a reliable range of the aggregate cost of corrective action at this time. To date, USX has reimbursed the Company for substantially all of the direct costs of corrective action at these facilities. The Company expects that USX will continue to reimburse the Company for substantially all of the direct costs of corrective action at these facilities. As a result, the Company believes that any material claims resulting from this proceeding will not have a material adverse effect on the Company.

                       ASSOCIATED MATERIALS INCORPORATED

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  2001          2002
                                                              ------------   -----------
                                                                              SUCCESSOR
                                                              PREDECESSOR    (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 28,869      $ 11,227
  Accounts receivable, net..................................      65,784        76,888
  Inventories...............................................      74,574        64,723
  Income taxes receivable...................................          --           765
  Other current assets......................................       3,394         4,402
                                                                --------      --------
Total current assets........................................     172,621       158,005
Property, plant and equipment, net..........................      77,733        92,437
Goodwill....................................................          --       201,590
Other intangible assets, net................................          --       108,148
Other assets................................................       3,953        13,128
                                                                --------      --------
Total assets................................................    $254,307      $573,308
                                                                ========      ========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $ 29,579      $ 42,459
  Accrued liabilities.......................................      35,356        31,170
  Income taxes payable......................................       1,498            --
                                                                --------      --------
Total current liabilities...................................      66,433        73,629
Deferred income taxes.......................................       5,091        60,729
Other liabilities...........................................       5,108         5,973
Long-term debt..............................................      75,000       262,408
Stockholder's equity........................................     102,675       170,569
                                                                --------      --------
Total liabilities and stockholder's equity..................    $254,307      $573,308
                                                                ========      ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                            EIGHTEEN     SEVENTY-THREE                 ONE HUNDRED   SEVENTY-THREE
                            THREE MONTHS      DAYS           DAYS        SIX MONTHS    EIGHT DAYS        DAYS
                               ENDED          ENDED          ENDED          ENDED         ENDED          ENDED
                              JUNE 30,      APRIL 18,      JUNE 30,       JUNE 30,      APRIL 18,      JUNE 30,
                                2001          2002           2002           2001          2002           2002
                            ------------   -----------   -------------   -----------   -----------   -------------
                            PREDECESSOR    PREDECESSOR     SUCCESSOR     PREDECESSOR   PREDECESSOR     SUCCESSOR
Net sales.................    $158,745       $57,032       $113,960       $267,356      $180,230       $113,960
Cost of sales.............     111,479        39,573         79,291        192,893       130,351         79,291
                              --------       -------       --------       --------      --------       --------
Gross profit..............      47,266        17,459         34,669         74,463        49,879         34,669
Selling, general and
  administrative
  expense.................      30,272        12,053         21,667         58,399        43,272         21,667
                              --------       -------       --------       --------      --------       --------
Income from operations....      16,994         5,406         13,002         16,064         6,607         13,002
Interest expense, net.....       1,854           399          4,981          3,433         2,068          4,981
                              --------       -------       --------       --------      --------       --------
Income from continuing
  operations before other
  non-operating expenses,
  income taxes and
  extraordinary items.....      15,140         5,007          8,021         12,631         4,539          8,021
Merger transaction
  costs...................          --         7,317             --             --         9,319             --
Loss on writedown of
  Amercord Inc. ..........          --            --             --          2,393            --             --
                              --------       -------       --------       --------      --------       --------
Income (loss) from
  continuing operations
  before income taxes and
  extraordinary items.....      15,140        (2,310)         8,021         10,238        (4,780)         8,021
Income tax expense........       5,829         1,928          3,328          3,942           977          3,328
                              --------       -------       --------       --------      --------       --------
Income (loss) from
  continuing operations...       9,311        (4,238)         4,693          6,296        (5,757)         4,693
Loss from discontinued
  operations..............          --            --           (521)            --            --           (521)
Extraordinary items, net
  of tax..................          --            --         (4,434)            --            --         (4,434)
                              --------       -------       --------       --------      --------       --------
Net income (loss).........    $  9,311       $(4,238)      $   (262)      $  6,296      $ (5,757)      $   (262)
                              ========       =======       ========       ========      ========       ========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  SIX       ONE HUNDRED
                                                                MONTHS      EIGHT DAYS    SEVENTY-THREE
                                                                 ENDED         ENDED       DAYS ENDED
                                                               JUNE 30,      APRIL 18,      JUNE 30,
                                                                 2001          2002           2002
                                                              PREDECESSOR   PREDECESSOR     SUCCESSOR
                                                              -----------   -----------   -------------
OPERATING ACTIVITIES
Income (loss) from continuing operations....................   $  6,296      $ (5,757)      $   4,693
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided by (used in) operating
  activities:
  Depreciation and amortization.............................      5,349         3,969           1,397
  Loss on the write-down of Amercord Inc. ..................      2,393            --              --
  Tax benefit from stock option exercise....................         --           113              --
  Cost of sales expense related to an inventory fair value
    purchase accounting adjustment..........................         --            --           1,891
  Amortization of deferred financing costs..................         --            --             309
  Changes in operating assets and liabilities:
    Accounts receivable, net................................    (22,156)       (6,246)        (12,958)
    Inventories.............................................     (6,811)       (5,170)         (3,225)
    Income taxes receivable/payable.........................      3,879          (616)          2,958
    Accounts payable and accrued liabilities................     15,415        (4,326)         18,761
    Other...................................................         24          (225)           (204)
                                                               --------      --------       ---------
Net cash provided by (used in) operating activities.........      4,389       (18,258)         13,622
INVESTING ACTIVITIES
Acquisition of Predecessor's equity.........................         --            --        (377,796)
Proceeds from sale of AmerCable.............................         --            --          28,332
Proceeds from sale of short-term investment.................      5,019            --              --
Proceeds from sale of assets................................         69           220              --
Additions to property, plant and equipment..................     (9,803)       (3,817)         (3,260)
                                                               --------      --------       ---------
Net cash used in investing activities.......................     (4,715)       (3,597)       (352,724)
FINANCING ACTIVITIES
Net increase in revolving line of credit....................      8,400            --              --
Net proceeds from issuance of common stock..................        487            --              --
Repurchase of Class B shares................................    (19,500)           --              --
Dividends paid..............................................       (765)         (339)             --
Equity contribution from Holdings...........................         --            --         164,807
Proceeds from issuance of 9 3/4% Senior Subordinated
  Notes.....................................................         --            --         165,000
Proceeds from borrowings under term loan....................         --            --         125,000
Repayments of term loan.....................................         --            --         (28,500)
Repayment of 9 3/4% Senior Subordinated Notes...............         --            --         (74,092)
Debt extinguishment costs...................................         --            --          (7,579)
Treasury stock acquired.....................................     (1,803)           --              --
Stock options, other........................................        588            --              --
Stock options exercised.....................................        407            94              --
                                                               --------      --------       ---------
Net cash provided by (used in) financing activities.........    (12,186)         (245)        344,636
                                                               --------      --------       ---------
Net increase (decrease) in cash from continuing
  operations................................................    (12,512)      (22,100)          5,534
Net cash used in discontinued operations....................         --            --          (1,076)
Cash at beginning of period.................................     15,879        28,869           6,769
                                                               --------      --------       ---------
Cash at end of period.......................................   $  3,367      $  6,769       $  11,227
                                                               ========      ========       =========
Supplemental information:
Cash paid for interest......................................   $  3,622      $  4,479       $   1,756
                                                               ========      ========       =========
Cash paid for income taxes..................................   $    753      $  2,254       $     252
                                                               ========      ========       =========

                            See accompanying notes.

                       ASSOCIATED MATERIALS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The unaudited financial statements of Associated Materials Incorporated (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial reporting, the instructions to Form 10-Q, and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Predecessor's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included.

     The Company's results of operations prior to the date of the merger transaction (see Note 2) are presented as the results of the Predecessor. The results of operations, including the merger transaction and results thereafter, are presented as the results of the Successor and include seventy-three days from April 19, 2002 to June 30, 2002. In addition, as discussed in Note 3, the Company completed the sale of its AmerCable division on June 24, 2002. AmerCable's results through April 18, 2002 are included in the results of continuing operations of the Predecessor. Subsequent to April 18, 2002, AmerCable's results are presented as discontinued operations of the Successor as it was the Successor's decision to divest this division.

     The Company is a manufacturer of exterior residential building products, which are distributed through eighty-nine company-owned Supply Centers across the United States. The Company produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, vinyl decking and vinyl garage doors. Because most of the Company's building products are intended for exterior use, the Company's sales and operating profits tend to be lower during periods of inclement weather. Therefore the results of operations for any interim period are not necessarily indicative of the results of operations for a full year. The Company's net income and comprehensive income are the same for all periods presented.

2.  MERGER TRANSACTION

     On March 16, 2002, the Company entered into a merger agreement ("Merger Agreement") with Associated Materials Holdings, Inc. ("Holdings") and its wholly owned subsidiary, Simon Acquisition Corp. The Merger Agreement provided for the acquisition of all shares of the Company's then outstanding common stock through a cash tender offer for $50.00 per share. The Merger Agreement also required that the Company commence a tender offer to purchase all of its outstanding
9 1/4% Senior Subordinated Notes due March 1, 2008 ("9 1/4% Notes").

     On April 19, 2002, the cash tender offer for the Company's then outstanding common stock and the cash tender offer for approximately $74.0 million of the Company's then outstanding 9 1/4% Notes was completed. Simon Acquisition Corp. was then merged with and into the Company with the Company continuing as a privately held, wholly owned subsidiary of Holdings (which is controlled by affiliates of Harvest Partners, Inc.). Following the completion of the merger transaction, the Company's then outstanding shares were delisted from NASDAQ.

     The merger has been accounted for using the purchase method of accounting. The total purchase consideration of $377.8 million has been allocated to tangible and intangible assets acquired and liabilities assumed based on respective fair values at the date of acquisition based on preliminary valuation estimates and certain assumptions. The preliminary allocation of purchase price has resulted in $201.6 million in goodwill and $108.3 million in other intangibles, including $8.6 million of patents with estimated useful

                       ASSOCIATED MATERIALS INCORPORATED
lives of 10 years and $99.7 million assigned to trademarks of which $26.7 million have remaining useful lives of 15 years and $73.0 million have indefinite lives (See Note 6). The preliminary allocation of purchase price is reflected in the June 30, 2002 balance sheet; however, it is subject to adjustment as the allocation is based on a preliminary valuation and certain estimates. The purchase consideration of $377.8 million, tender offer of the 9 1/4% Notes of $74.0 million and debt extinguishment costs of $7.6 million were financed through: (1) the issuance of $165 million of 9 3/4% Senior Subordinated Notes due 2012 ("9 3/4% Notes"), (2) $125 million from a new $165 million credit facility ("credit facility"), (3) $164.8 million cash contribution from Holdings and (4) cash of approximately $4.6 million, representing a portion of the Company's total cash on hand of $6.8 million.

     In connection with the merger, the Predecessor incurred merger related costs, including legal and investment banking fees, which have been classified as merger transaction costs in the Predecessor's accompanying statements of operations.

3.  SALE OF AMERCABLE

     On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by members of AmerCable management and Wingate Partners III, L.P., for net proceeds of approximately $28.3 million and the assumption of certain liabilities pursuant to an asset purchase agreement. The Company used the net proceeds to repay a portion of its credit facility. No gain or loss on the sale of AmerCable was recorded in the statements of operations, as the fair value assigned to AmerCable's net assets acquired in the merger transaction approximated the net proceeds received from the subsequent sale of AmerCable.

4.  PRO FORMA INFORMATION

     The following pro forma information for the three and six months ended June 30, 2002 and 2001 was prepared as if the merger transaction and sale of AmerCable occurred as of the beginning of each period presented. On a pro forma basis, the Company would have had (in thousands):

                                              THREE      THREE       SIX        SIX
                                              MONTHS     MONTHS     MONTHS     MONTHS
                                              ENDED      ENDED      ENDED      ENDED
                                             JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                               2002       2001       2002       2001
                                             --------   --------   --------   --------
Net sales..................................  $164,857   $139,206   $275,919   $229,145
Income (loss) before extraordinary items...     6,945      3,928      4,339     (2,726)
Net income (loss)..........................     2,511      3,928        (95)    (2,726)

     The pro forma information is not necessarily indicative of the results that would have occurred had the merger transaction and sale of AmerCable occurred at the beginning of the periods presented, nor is it necessarily indicative of future results. The pro forma results of operations for all periods presented include a $1.9 million expense related to an inventory fair value adjustment recorded at the time of the merger transaction. In addition, the pro forma results of operations for the three and six months ended June 30, 2001 include a $2.4 million loss on the writedown of Amercord Inc.

                       ASSOCIATED MATERIALS INCORPORATED

5.  INVENTORIES

     Inventories are valued at the lower of cost (first in, first out) or market. Inventories consisted of the following (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  2001         2002
                                                              PREDECESSOR    SUCCESSOR
                                                              ------------   ---------
Raw materials...............................................    $21,102       $15,258
Work-in-process.............................................      4,597         2,964
Finished goods and purchased stock..........................     48,875        46,501
                                                                -------       -------
                                                                $74,574       $64,723
                                                                =======       =======

6.  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill of $201.6 million consists of the purchase price for the merger transaction in excess of the fair value of the tangible and intangible net assets acquired. Other intangible assets consist of the Company's trademarks and tradename of $99.7 million and patents of approximately $8.6 million. The Company has determined one trademark and the Alside tradename totaling $73.0 million have an indefinite useful life. The remaining $26.7 million of trademarks are being amortized on a straight-line basis over their estimated remaining useful lives of fifteen years. Patents are being amortized on a straight-line basis over their estimated useful lives of ten years. Accumulated amortization and amortization expense was approximately $0.2 million through June 30, 2002. Estimated annual amortization expense is approximately $2.6 million. The Company is required to test goodwill and intangible assets with indefinite lives for impairment on an annual basis or more frequently if events or circumstances change that would impact the value of these assets.

7.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  2001         2002
                                                              PREDECESSOR    SUCCESSOR
                                                              ------------   ---------
9 3/4% Notes................................................    $    --      $165,000
Term loan under credit facility.............................         --        96,500
9 1/4% Notes................................................     75,000           908
                                                                -------      --------
                                                                $75,000      $262,408
                                                                =======      ========

     In connection with the merger transaction, on April 23, 2002 the Company issued $165 million of the 9 3/4% Notes due in 2012 that pay interest semi-annually. In conjunction with the merger, the Company entered into a new $165 million credit facility, which included $125 million of term loans due through 2009 that bear interest at the London Interbank Offered Rate (LIBOR) plus 3.50%, payable quarterly, and up to $40 million of available borrowings provided by revolving loans which expire in 2007. Net proceeds from the sale of AmerCable were subsequently used to permanently reduce borrowings under the term loan by $28.5 million. This resulted in $0.8 million of accelerated amortization of deferred financing costs, which are included in the loss from discontinued operations in the statements of operations.

     The credit facility and the indenture governing the 9 3/4% Notes contain restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In

                       ASSOCIATED MATERIALS INCORPORATED
addition, under the credit facility the Company will be required to achieve certain financial ratios relating to leverage, coverage of fixed charges and coverage of interest expense.

     The Company has one subsidiary, which is a wholly owned subsidiary having no assets, liabilities or operations. This subsidiary fully and unconditionally guarantees the Company's 9 3/4% Notes.

     In connection with the merger transaction, on April 19, 2002 the Company completed a cash tender offer for approximately $74.0 million of the Company's
9 1/4% Notes. The tender offer premium paid for the 9 1/4% Notes was approximately $7.3 million, of which $4.9 million is included as an extraordinary item representing the portion of the premium in excess of the fair market value of the 9 1/4% Notes. The Company was then obligated to make a change of control offer for the approximate $1.0 million of remaining outstanding 9 1/4% Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. The change of control offer was completed on June 21, 2002 with an additional approximate $0.1 million of notes being tendered.

8.  STOCKHOLDER'S EQUITY

     As discussed in Note 2, the Company is a wholly owned subsidiary of Holdings. The Company has the authority to issue 1,000 shares of $.01 par value common stock, of which 100 shares are issued and outstanding at June 30, 2002.

9.  INCOME TAXES

     As a result of relocating the Company's corporate office from Texas to Ohio, the Successor's state and local income tax rate increased, raising the Company's total effective tax rate to 41.5% from 38.5%. In addition, the Predecessor's tax provision includes an estimate for $7.3 million of merger transaction costs that may not be deductible for income tax purposes.

10.  EXTRAORDINARY ITEMS

     Extraordinary items include $4.9 million ($2.8 million net of tax) for the premium paid to extinguish substantially all of the Successor's assumed 9 1/4% Notes and $2.7 million ($1.6 million net of tax) for the financing fees related to an interim credit facility utilized for the merger transaction which was repaid shortly thereafter.

11.  IMPACT OF RECENTLY ISSUED BUT NOT ADOPTED ACCOUNTING STANDARDS

     In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, ("SFAS No.
145") -- "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented be reclassified. The Successor recorded extraordinary items of $4.4 million, net of tax, related to debt extinguishment. The Company is required to adopt the provisions of this standard in its fiscal year beginning on January 1, 2003.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               (ASSOCIATED LOGO)

                       ASSOCIATED MATERIALS INCORPORATED

                               OFFER TO EXCHANGE
              REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                                   FOR UP TO
           $165,000,000 OF 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012

              ----------------------------------------------------

                             PROSPECTUS SUPPLEMENT
              ----------------------------------------------------

                                November 1, 2002

     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus supplement or the letter of transmittal. This prospectus supplement and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful. The information contained in this prospectus supplement is current as of November 1, 2002.

     Until January 16, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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